As publicly filed with the Securities and Exchange Commission on August 20, 2026

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWGENIVF GROUP LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	8090	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wing Fung Alfred Siu

Chief Executive Officer

36/39-36/40, 13th Floor, PS Tower
Sukhumvit 21 Road (Asoke)
Khlong Toei Nuea Sub-district
Watthana District, Bangkok 10110
Thailand

Tel: +1 (212) 537-4406

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Lin, Esq. Han Kun Law Offices LLP Rooms 4301-10, 43/F., Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 2820 5600	Anthony W. Basch, Esq. Alexander W. Powell Jr., Esq. Chunyan Shuai, Esq. Kaufman & Canoles P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, Virginia 23219 Tel: +1 (804) 771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 20, 2026

Up to [●] Class A Ordinary Shares

[●] Pre-Funded Warrants to Purchase Up to [●] Class A Ordinary Shares

Up to [●] Class A Ordinary Shares Underlying the Pre-Funded Warrants

NewGenIvf Group Limited

We are offering, on a “best efforts” basis, up to [●] Class A Ordinary Shares (the “Class A Ordinary Shares”) at an assumed public offering price of $[●] per share, which was the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on [●], 2026. We are also offering to each purchaser whose purchase of Class A Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Class A Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, in lieu of Class A Ordinary Shares, pre-funded warrants to purchase Class A Ordinary Shares (the “Pre-Funded Warrants”). The purchase price of each Pre-Funded Warrant will equal the public offering price per Class A Ordinary Share less the $0.00001 per share exercise price of the Pre-Funded Warrant. The Pre-Funded Warrants will be immediately exercisable, subject to the beneficial ownership limitation described herein, and may be exercised at any time until exercised in full. For each Pre-Funded Warrant we sell, the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis. See “Description of Securities We Are Offering.”

Pursuant to the registration statement of which this prospectus forms a part, we are also registering up to [●] Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants offered hereby. No units, common warrants or other securities are being offered in this offering.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. The number of Class A Ordinary Shares and Class B Ordinary Shares currently issued and outstanding was 6,367,870 and 37,925 as of August 19, 2026. Each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to one hundred (100) votes. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

The public offering price for the offered securities will be determined at the time of pricing and may be at a discount to the current market price at the time. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us, the placement agent and the investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

This is a best-efforts offering and the placement agent does not have an obligation to purchase any securities. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

This offering will terminate on [●], 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per Class A Ordinary Share and per Pre-Funded Warrant will be fixed for the duration of this offering. The offering will settle delivery versus payment (“DVP”). Accordingly, we and the placement agent have not made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

Upon completion of this offering, and assuming that the Pre-Funded Warrants, if any, are exercised in full, our issued and outstanding shares will consist of [●] Class A Ordinary Shares and 37,925 Class B Ordinary Shares.

Further issuances of Class B Ordinary Shares may be dilutive to holders of our Class A Ordinary Shares. It could have the effect of increasing the overall voting power of Class B Shareholders relative to Class A Shareholders, diluting, and diminishing the influence and control of Class A Shareholders over our company’s affairs.

Our Class A Ordinary Shares currently trade on The Nasdaq Capital Market under the symbol “NIVF.” The last reported closing price of our Class A Ordinary Shares August 19, 2026 was $0.56.

We qualify as a “foreign private issuer,” as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, thus we are eligible for reduced public company reporting requirements, and are permitted to rely on certain exemptions from Nasdaq corporate governance rules.

NewGenIvf Group Limited (“NewGenIvf,” “Company,” “our,” “we,” or “us”) is a British Virgin Islands holding company with our operations conducted through our subsidiaries in the Cayman Islands (our wholly-owned subsidiary, NewGenIvf Limited), British Virgin Islands (our wholly-owned subsidiaries, NewGenDigital Limited and NewGenProperty Limited) and the United States of America (our wholly-owned subsidiary, Microsort Lab Services LLC) and in Asia (Hong Kong, Thailand, Kyrgyzstan, and the Kingdom of Cambodia). Under this holding company structure, investors are purchasing equity interests in NewGenIvf, a British Virgin Islands holding company, and obtaining indirect ownership interests in our Cayman Islands, British Virgin Islands, United States of America and Asian operating subsidiaries. Substantially all of NewGenIvf’s operations and assets are based in Thailand, Cambodia and Kyrgyzstan. As a result, its businesses and operations are subject to the changing economic conditions prevailing from time to time in such countries.

On November 21, 2024, the Company received a notice from the Staff of Nasdaq notifying the Company that its securities are subject to delisting due to the MVPHS Deficiency and MLVS Deficiency. The Company requested a hearing to appeal the delisting determination before the Nasdaq Hearings Panel (the “Panel”) on November 27, 2024. On November 29, 2024, the Company received a formal notice from Nasdaq that the Panel will consider its appeal at an oral hearing on January 28, 2025 (the “Hearing”). On February 19, 2025, the Company received written decision from the Panel, which granted an extension, allowing the Company additional time to regain compliance with the Nasdaq Stock Market’s continued listing requirements, subject to meeting specific compliance criteria within designated timeframes. As of the date of this prospectus, in accordance with the Panel’s extension, the Company has already made progress on its compliance plan, including carrying out a 1-for-20 reverse stock split of its issued and unissued shares which was effected on February 11, 2025. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the minimum bid price rule. In addition, on February 27, 2025, the Company received a confirmation from Nasdaq that its application to transfer its listing to the Nasdaq Capital Market had been approved and that the Company’s securities would be transferred to the Nasdaq Capital Market at the opening of business on February 28, 2025.

On May 5, 2025, the Company effected a 1-for-10 reverse stock split of its issued and unissued shares. On August 4, 2025, the Company carried out a 1-for-5 reverse stock split of its issued and unissued shares. On December 1, 2025, the Company carried out a 1-for-5 reverse stock split of its issued and unissued shares. On January 26, 2026, the Company effected a 1-for-3 reverse stock split of its issued and unissued shares. On March 16, 2026, the Company effected a 1-for-4 reverse stock split of its issued and unissued shares. On July 6, 2026, the Company effected a 1-for-3 reverse stock split of its issued and unissued shares. On September 1, 2026, the Company will be effecting a 1-for-3 reverse stock split of its issued and unissued shares.

The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” starting on page 32 to read about the factors you should consider before buying the Ordinary Shares.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER CLASS A ORDINARY SHARE	PER PRE-FUNDED WARRANT	TOTAL GROSS PROCEEDS(4)
Public offering price(1)	$		$
Placement Agent Fees(2)	$		$
Proceeds to the Company before expenses(3)	$		$

(1)	Offering price per Class A Ordinary Share is assumed to be US$[●], which is the last reported sale price of our Class A Ordinary Share, as reported on the Nasdaq Capital Market on [●], 2026.

(2)	The placement agent for this offering is Aegis Capital Corp. We have agreed to pay Aegis Capital Corp. a cash placement fee equal to eight percent (8.0%) of the gross proceeds of this offering. We have also agreed to reimburse the placement agent for certain of its expenses. See “Plan of Distribution” for a description of the compensation payable to the placement agent.

(3)	The total amount of expenses related to this offering is set forth in the section titled “Expenses Relating to This Offering”.

(4)	Total gross proceeds are calculated assuming the sale of all of the securities being offered in this offering, including any Pre-Funded Warrants sold in lieu of Class A Ordinary Shares. Gross proceeds do not include the nominal exercise price of $0.00001 per share payable upon exercise of the Pre-Funded Warrants.

If we complete this offering, net proceeds will be delivered to us on the closing date. We expect to deliver the securities against payment in U.S. dollars in New York, NY to investors on or about [●], 2026, subject to satisfaction of certain customary closing conditions.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Aegis Capital Corp.

The date of this prospectus is       , 2026.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the placement agent have authorized anyone to provide you with different information. Neither we nor the placement agent are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for ordinary shares is made to the public in the Cayman Islands.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our” and the “Company” refer to NewGenIvf Group Limited and its subsidiaries including but not limited to, NewGenIvf Limited, a Cayman Islands company.

Our reporting currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The number of Class A Ordinary Shares and Class B Ordinary Shares currently issued and outstanding was 6,367,870 and 37,925 as of August 19, 2026.

GLOSSARY OF DEFINED TERMS

In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

“ASCA” means A SPAC I Acquisition Corp., a British Virgin Islands business company.

“A SPAC I Mini Acquisition Corp.” means A SPAC I Mini Acquisition Corp., a British Virgin Islands business company.

“Business Combination” means the transactions contemplated by the Merger Agreement, pursuant to which (i) ASCA reincorporated to the British Virgin Islands by merging with and into the Company; and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company.

“BVI” means British Virgin Islands.

“BVI Act” means BVI Business Companies Act (As Revised).

“Class A Ordinary Share” means Class A ordinary shares of the Company, no par value per share.

“Class B Ordinary Share” means (x) the Company’s Class B ordinary shares with no par value per share, and (y) any shares into which such ordinary shares shall have been changed or any shares resulting from a reclassification of such ordinary shares.

“Closing” means the consummation of the Business Combination, which occurred on April 3, 2024.

“Company” means NewGenIvf Group Limited, a British Virgin Islands business company, the surviving entity of the Business Combination.

“First Reverse Stock Split” means the 1-for-20 reverse stock split effected by the Company on February 11, 2025.

“Fourth Reverse Stock Split” means the 1-for-5 reverse stock split effected by the Company on December 1, 2025.

“Fifth Reverse Stock Split” means the 1-for-3 reverse stock split effected by the Company on January 26, 2026.

“Legacy NewGenIvf” means NewGenIvf Limited, a Cayman Islands exempted company, which became a wholly owned subsidiary of ASCA upon the Closing.

“Merger Agreement” means the Merger Agreement entered into on February 15, 2023, and as amended on June 12, 2023 and December 6, 2023, between ASCA, A SPAC I Mini Acquisition Corp., Merger Sub, Legacy NewGenIvf, and certain shareholders of Legacy NewGenIvf, pursuant to which the Reincorporation Merger and Acquisition Merger were consummated.

“Merger Sub” means A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and former wholly-owned subsidiary of A SPAC I Mini Acquisition Corp.

“Memorandum and Articles of Association” means the Company’s Amended and Restated Memorandum and Articles of Association, as and restated on July 4, 2025.

“NewGenIvf” means NewGenIvf Group Limited, a British Virgin Islands business company, the surviving entity of the Business Combination, unless the context so requires.

“Ordinary Shares” means the Class A Ordinary Shares and Class B Ordinary Shares.

“Preferred Shares” means preferred shares of the Company, no par value per share.

“Reincorporation Merger” means the first step of the Business Combination which occurred pursuant to the Merger Agreement, in which ASCA reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp.

“Reverse Stock Splits” means the First Reverse Stock Split, the Second Reverse Stock Split, the Third Reverse Stock Split, the Fourth Reverse Stock Split, the Fifth Reverse Stock Split, the Sixth Reverse Stock Split, and the Seventh Reverse Stock Split. In this registration statement, where we state historical share and per-share numbers, we have, where appropriate, reflected a retroactive adjustment due to the Reverse Stock Splits in parentheses.

“Second Reverse Stock Split” means the 1-for-10 reverse stock split effected by the Company on May 5, 2025.

“Seventh Reverse Stock Split” means the 1-for-3 reverse stock split effected by the Company on July 6, 2026.

“Sixth Reverse Stock Split” means the 1-for-4 reverse stock split effected by the Company on March 16, 2026.

“Third Reverse Stock Split” means the 1-for-5 reverse stock split effected by the Company on August 4, 2025.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Unless the context otherwise requires, all references in this Prospectus Summary to “NewGenIvf,” “we,” “our,” and “us” refer to Legacy NewGenIvf and its subsidiaries including those that existed prior to the Closing if described in relation to a date prior to April 3, 2024. Any references to “NewGenIvf,” “we,” “our,” and “us” with respect to the present time, a future time, or a date after April 3, 2024 refers to NewGenIvf, a British Virgin Islands company, and its subsidiaries, whose existence continued after the Closing.

Overview

We are an assisted reproductive services (“ARS”) provider in Asia-Pacific. Since the opening of our first clinic in Thailand in 2014, we have established ourselves as a long-standing ARS provider in this region. Our strategic presence in Thailand, Cambodia, and Kyrgyzstan positions us to take advantage of opportunities across Asia-Pacific. According to China Insights Consultancy (“CIC”), from 2014 to 2022, there was a rising number of women in the key ARS-targeted age group (ages 15 to 49) in Asia Pacific and a growing trend towards later maternal age. The number of married women of reproductive age in Asia Pacific has risen from 816.4 million in 2014 to 833.2 million in 2022. Additionally, according to CIC, there was increasing social acceptance of ARS use in Asia Pacific countries such as China, India, and Thailand during the same period. For example, the number of ARS users in China has risen from 136.8 thousand in 2017 to 184.9 thousand in 2022 approximately and that in Japan has risen from 98.0 thousand in 2017 to 128.5 thousand in 2022.

According to CIC, the prevalence of infertility in Asia-Pacific developing countries is substantial. For example, the infertility rate in Thailand, India and China was about 15.4%, 13.8% and 17.8%, respectively, in 2022. In India, the infertility rate in 2020 was approximately 13.1%, representing an annual growth of 2.6%. The infertility rate in China was around 17.6% in 2020, representing an annual growth of 0.6%. Infertility is increasingly gaining society’s attention as individuals are more openly discussing their struggles. Despite the prevalence of infertility, access to treatment is often limited in the Asia Pacific region. According to CIC, financial challenges, costs of treatment, and limited availability or capacity of fertility medical care are some of the main challenges in the fertility marketplace in Asia-Pacific region. Religious, social and cultural roadblocks can also prevent hopeful couples from realizing their dream to have children. We believe that we can help address some of these key challenges of Asia-Pacific fertility industry.

History and Development of the Company

Prior to the Business Combination, on April 29, 2021, A SPAC I Acquisition Corp. (“ASCA”), was incorporated as a British Virgin Islands business company, specifically a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

The Business Combination

On February 15, 2023, ASCA entered into the Merger Agreement (as amended on June 12, 2023 and December 6, 2023, the “Merger Agreement,” and the transactions contemplated thereunder, the “Business Combination”) with A SPAC I Mini Acquisition Corp., Merger Sub, NewGenIvf Limited, a Cayman Islands exempted company (“Legacy NewGenIvf”) and certain shareholders of Legacy NewGenIvf. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) ASCA was reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp. (such transaction, the “Reincorporation Merger”); and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company (such second step in isolation, the “Acquisition Merger”). The surviving entity of the Business Combination, together with its subsidiaries is referred to in this prospectus as “NewGenIvf,” the “Company,” “we,” “our,” or “us,” unless the context otherwise requires.

On June 12, 2023, the parties to the Merger Agreement entered into the First Amendment to Merger Agreement (the “First Amendment”), pursuant to which Legacy NewGenIvf agreed to provide non-interest bearing loans in an aggregate principal amount of up to $560,000 (the “Loan”) to ASCA to fund any amount that would be required in order to further extend the period of time available for ASCA to consummate a business combination and for ASCA’s working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by ASCA and Legacy NewGenIvf. Such loans were to become repayable upon the closing of the Acquisition Merger. In addition, pursuant to the First Amendment, subject to receipt of at least $140,000 as part of the Loan from NewGenIvf, ASCA agreed to waive its termination rights and the right to receive any break-up fee due to Legacy NewGenIvf’s failure to deliver audited financial statements by no later than February 28, 2023.

On December 6, 2023, the parties to the Merger Agreement entered into the Second Amendment to the Merger Agreement (the “Second Amendment”) which amended and modified the Merger Agreement to, among other things, (i) reduce the size of NewGenIvf’s board of directors following the consummation of the Business Combination to five (5) directors, two (2) of whom would be executive directors designated by NewGenIvf and three (3) of whom will be designated by NewGenIvf to serve as independent directors in accordance with Nasdaq requirements, (ii) provide for the conversion of NewGenIvf shares issued by NewGenIvf following the original date of the Merger Agreement into Class A Ordinary Shares in connection with the Acquisition Merger, and (iii) remove the condition that ASCA have in excess of $5,000,000 in net tangible assets immediately after the consummation of the Business Combination.

On April 3, 2024, the Business Combination was consummated with the Company as the surviving entity.

NewGenIvf’s Business

With a focus on providing fertility treatments to fulfil the dreams of building families, NewGenIvf mainly offers two services, namely: (i) in vitro fertilization (“IVF”) treatment service, comprising traditional IVF and egg donation; and (ii) surrogacy and ancillary caring services. Currently, we have three clinics: one clinic in Thailand, one clinic in Cambodia, and one clinic in Kyrgyzstan.

●	IVF treatment service: For the years ended December 31, 2025 and 2024, we generated approximately 82.6% and 100% respectively of our revenue from IVF treatments. We primarily provide our clients with conventional IVF/intracytoplasmic sperm injection (“ICSI”) and embryo transfer services. As technology has progressively advanced, we have been able to, through technologies and facilities provided by MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases. IVF treatment involves the performance of a series of medical treatment and procedures that are not separately distinct and only brings benefits to clients when embryo is successfully implanted, therefore revenue from IVF treatment is recognized at a point in time when it is completed in clinic. The completion of this treatment is evidenced by a written IVF report indicating successful embryo implantation.

●	Fertility referral services: We also generate revenue from fertility referral services in Kyrgyzstan. For the years ended December 31, 2025 and 2024, we generated approximately 17.4% and Nil %, of our revenue from fertility referral services. For customers who were interested in surrogacy services in Kyrgyzstan, we referred the customers to our agents and the surrogacy mother services were provided by our agents independently while we received the referral commission from our agents. We believe that this arrangement enabled us to avoid the risk of surrogacy business while we could enjoy the referral income.

For the years ended December 31, 2024 and 2025, NewGenIvf’s revenue was US$5,433,375 and US$4,726,433, and its net income/(loss) was US$(474,101) and US$9,728,723, respectively.

Competitive Strengths

NewGenIvf believes that the following competitive strengths have positioned it to meet growing opportunities in the fertility market across Asia-Pacific, and have differentiated it from its competitors:

Broad-range Assisted Reproductive Service (“ARS”) Provider Offering Comprehensive Fertility Treatment Services

With almost a decade of experience in the fertility market, NewGenIvf has built a reputation in the IVF industry in Asia-Pacific. NewGenIvf has reinforced its long-standing position through expanding its service offerings and locations to address the evolving clients’ needs or requests.

NewGenIvf’s comprehensive fertility treatment offerings in Thailand, Cambodia, and Kyrgyzstan, primarily including IVF, egg donation (in Cambodia) and surrogacy services (in Kyrgyzstan), make it convenient for clients in Asia-Pacific market to have access to various fertility services but with a relatively low cost, as compared with the US market. Meanwhile, the average cost per IVF cycle by NewGenIvf is around US$7,000 (excluding medication). Each of NewGenIvf’s clinics in Thailand, Cambodia, and Kyrgyzstan has its own specialty, and together, NewGenIvf is able to provide more flexibility and options to its patients. For example, NewGenIvf’s Thailand clinic focuses on IVF and related ancillary services including HIV sperm washing, egg freezing, and chromosome screening. The clinic in Cambodia specializes in providing both IVF services and egg donation services. NewGenIvf opened the clinic in Kyrgyzstan in 2019, which broadened NewGenIvf’s services by being legally qualified/received approval letter from The Ministry of Health of Kyrgyzstan to offer surrogacy services.

NewGenIvf attributes its track record of success to its experienced physicians and its ability to provide comprehensive ARS services, allowing it to meet patients’ increasing demand for advanced, high-end, and sophisticated ARS, a higher standard and a wider range of advanced services.

NewGenIvf has extensive experience serving Asia-Pacific patients and a deep understanding of their general profiles. In particular, NewGenIvf has personnel speaking multiple languages, including nurses, facilitators, and translators, who are familiar with the health condition and culture of Asia-Pacific patients from different countries in the region. NewGenIvf believes that it is therefore well-positioned to benefit from market growth driven by Asia-Pacific patients travelling to its clinics for treatment.

Attractive Market with Significant Demand and Fast Growth

NewGenIvf operates in the ARS market in Asia Pacific, positioning it to leverage on an attractive market with compelling underlying growth potential.

Built on years of experience, NewGenIvf has established a strong reputation in its industry, which in turn attracted potential business partners to approach NewGenIvf to negotiate cooperations and referrals. Over the years, NewGenIvf sends representatives to medical expos mostly held in the PRC to approach potential business partners and establish new partnerships by entering into agency agreements with each agent. NewGenIvf has become a significant partner with agents and sub-agents throughout China and India. Normally, each agency agreement has a maximum term of one year, which is renewable upon mutual agreement. Agents typically market and promote NewGenIvf’s services by word-to-mouth referrals and other measures and NewGenIvf pays the agents commission at a range of 10% to 25% of the treatment fees upon the completion of client’s treatment. Normally, agents provide potential clients’ contact information to the sales team of NewGenIvf, who then approach potential clients and provide consultation on services. With its partnerships in various countries, NewGenIvf believes it is able to better benefit from the growing market opportunities.

Exclusively Owned and Licensed Technology for Family Planning and Access to Mature Fertility Technologies

NewGenIvf believes that its licenses and/or access to mature technologies contribute to its ability to identify and tailor ARS services to individual patient’s needs. These technologies include:

●	MicroSort Technology: NewGenIvf acquired the MicroSort Business from Genetics & IVF Institute, Inc. (“GIVF”) pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”). As such NewGenIvf exclusively owns the MicroSort Technology. Prior to the closing of the MicroSort Acquisition, NewGenIvf held an exclusive license granted by a division of the Genetics & IVF Institute, Inc. to use MicroSort technology in Thailand and Cambodia. MicroSort technology is a form of pre-conception gender selection technology for humans. MicroSort technology aims to separate male sperm cells based on which gender chromosome they contain, which results in separated semen samples that contain a higher percentage of sperm cells that carry the same gender chromosome. The technology ultimately helps couples choose the gender of their future child by choosing semen samples that predominately contain sperm with the X chromosome for a female or Y chromosome for a male. Traditionally and naturally, gender selection occurs after conception, meaning after the eggs are fertilized. As a result, some fertilized eggs will go unused. However, with MicroSort technology, NewGenIvf is able to increase the ratio of male or female embryos, based on the patient’s preference. Eggs are more likely to be fertilized according to the preferences of the parents. Other improvements that MicroSort treatment could help achieve include prevention of certain gender-related hereditary diseases.

●	Preimplantation Genetic Screening (“PGS”): PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

●	Next-Generation Sequencing (“NGS”): NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid (“DNA”) or ribonucleic acid (“RNA”) to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

●	Preimplantation Genetic Diagnosis (“PGD”): Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a process more enhanced than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women better achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

Well Established Brand with Reliable Reputation

The founders of NewGenIvf entered the fertility market as agents in 2011 by introducing patients in need to a Thailand clinic for fertility treatments. The founders of NewGenIvf started to operate their own clinic in Thailand in 2014 and subsequently added clinics in Cambodia and Kyrgyzstan. Since then, NewGenIvf has attracted clients from countries throughout Asia-Pacific, including Mainland China, Hong Kong, India, Thailand, Australia and Taiwan.

NewGenIvf benefits from the favourable geographic locations of its clinics, especially its clinic in Thailand. Located in central Bangkok and situated in one of the biggest shopping malls of the city, the clinic is located in close proximity to various transportation facilities and popular tourist attractions, such as the Erawan Shrine. In this regard, NewGenIvf believes that its business has benefited from, and will continue to benefit from, the convenience of its locations.

NewGenIvf has developed a relatively replicable and scalable operating model that supports high productivity at its assisted reproductive medical facilities in Asia. Under this model, NewGenIvf’s medical facilities have established standardized operating procedures to select the treatment process according to each patient’s profile. NewGenIvf’s medical and operational personnel are organized into specialized teams according to the different stages of the treatment process and different patient profiles. When patients are initially admitted or would like to seek additional medical services later on, they are assigned to one of the optimal medical teams, which NewGenIvf believes is better suited after taking into account the patient’s diagnosis and preferences. NewGenIvf believes that this model allows each team to improve its efficiency and arrange suitable physicians for patients.

The physicians of NewGenIvf have also developed and employed an operating model that seeks to increase the effectiveness of physicians by utilizing standardized workflows and operating procedures with teams of supporting nurses and medical assistants. This helps to increase the number of IVF treatment cycles that physicians can perform while providing treatment customized based on patient conditions.

With its established client service history, accumulated experience as well as its continuous upgrades and development of treatment models, NewGenIvf believes that it will be able to better monetize its brands through its business.

Experienced Management Team

The NewGenIvf management team has considerable experience in the ARS market and the broader healthcare industry. A considerable number of NewGenIvf’s management are physicians or laboratory technicians who possess extensive experience in the ARS industry and are experts in their respective fields. NewGenIvf’s Chief Executive Officer, Mr. Alfred Siu, has more than 13 years of experience in the fertility service market. Dr. Wiphawee Luangtangvarodom had over 8 years of experience as an obstetrician and gynecologist. NewGenIvf’s two lab supervisors, Ms. Anussara Phinyong, and Ms. Araya Boonchaisitthipong, each had over eight years of experience in the embryologist field. These individuals have extensive experience in managing assisted reproductive medical facilities. NewGenIvf is also led by other members of the professional management team, who are intimately involved in the operational and financial management of NewGenIvf’s Group. Leveraging their experience, NewGenIvf believes that it is well positioned to expand its network and aims to become a leader in the Asia Pacific ARS market.

Strategies

NewGenIvf’s vision is to provide tailored ARS solutions to fulfil patients’ dreams of becoming a parent. To realize this vision, NewGenIvf plans to adopt the following strategies:

Offer Broad Fertility Services for Fertility Tourists across Asia Pacific

NewGenIvf intends to provide broad fertility services for fertility tourists seeking high quality, cost effective and comprehensive fertility solutions. According to CIC, the demand for fertility tourism is driven by a variety of factors including the prevalence of infertility, the introduction of the Three-Child policy in China, the improved understanding of assisted reproductive technology and increased affordability of ARS. To address these needs, NewGenIvf plans to offer its customers a “hassle-free”, seamless and integrated ARS and hospitality arrangement experience. To complement its fertility services, NewGenIvf intends to integrate its offerings with additional services for traveling patients, most of whom are first-time fertility tourists, such as translation service, hotel arrangement and airport pickup services. NewGenIvf plans to enhance its customers’ experience by entering into exclusive cooperation arrangements with local premium hospitality providers.

Continue to Invest in Laboratories and Facilities

NewGenIvf believes laboratories and treatment facilities are critical to supporting its future research, development and clients experience. NewGenIvf currently operates two laboratories that offer IVF services, one in Thailand and one in Cambodia, and plans to continue to scale up its existing laboratories. NewGenIvf plans to continue to invest in upgrading its laboratories and facilities to complement its growth and expansion, which it believes will help NewGenIvf maintain an edge over its competitors with regard to technology, operational efficiency, scalability, and client experience.

NewGenIvf intends to develop advanced facilities for its existing laboratories, which will be conducting research on ARS related basic science and experiments relating to emerging technologies to improve ARS success rates and lower costs. NewGenIvf also plans to correlate its data on patient treatment protocols to the embryo physiologic data and the pregnancy success rate-related data to identify better treatment protocols to increase ARS success rates. NewGenIvf intends to continue to actively promote technological cooperation with tertiary institutions to discover ways to improve its IVF success rates. Furthermore, NewGenIvf seeks to actively deploy the technology that it possesses to expand the services it provides.

NewGenIvf has accumulated experience in treating patients over 40 years old with premature ovarian failure and patients who have had recurrent ARS implementation failure, by, for the example, injecting platelet rich plasma into the ovaries to stimulate and support growth of the follicles. NewGenIvf is also implementing certain technological advancements relevant to the ARS industry, including microfluidics, automated sperm analysers, time lapsed incubators, non-invasive preimplantation genetic testing (“PGT”) of cell-free DNA in spent media, automated systems for oocyte/embryo vitrification to reduce reagent consumption and decrease labor intensity, mitochondria replacement therapy to reconstruct oocytes by nuclear transfer of polar body genome from an MII oocyte into an enucleated donor MII cytoplasm, to increase the number of oocytes available for the treatment of infertile women, preimplantation methylome screening. There are also breakthrough developments in science including organ culture systems, induced pluripotent stem cells, embryonic stem cells, spermatogonial stem cells for creation of functional gametes, but these techniques are not yet ready for human clinical trials.

NewGenIvf also intends to develop clinically customised interior design concepts for its medical facilities, including improved service rooms, consultation rooms, reception areas, nutrition food areas, and traditional Chinese medicine (such as acupuncture) facilities.

Increase Brand Awareness and Market Share

NewGenIvf intends to maintain and strengthen its brand awareness and market share in Asia Pacific. In order to expand its reach and increase patient numbers, NewGenIvf plans to collaborate with local hospitals, companies, premium hospitality providers and other key players in the ARS industry in Asia Pacific. Additionally, NewGenIvf intends to increase brand awareness through social media promotions and marketing initiatives, and is establishing its business development team with the goal of attracting new patients and partners across Asia Pacific. Meanwhile, NewGenIvf intends to provide innovative treatment services to attract more clients. For example, NewGenIvf plans to introduce IVF mental health services, which allows clients who fail in IVF treatments to access online consultation for further treatment plans such as egg donation and surrogacy. These new treatments services aim to enable NewGenIvf to attract potential clients. By adopting a comprehensive strategy to expand its market share, NewGenIvf aims to strengthen its reputation as a long-standing ARS provider and capture additional market share of the growing ARS market in Asia-Pacific.

Expand Service Reach Through Acquisitions and Partnerships

Leveraging its reputation and footprint in its current markets, NewGenIvf intends to expand its reach, services offering and client base through strategic acquisitions and/or partnerships in Asia Pacific. Acquisitions of or by companies offering similar services could not only allow NewGenIvf to diversify its client base but also allow it to benefit from potential economies of scale and increasing efficiency through consolidation. NewGenIvf could also leverage the acquired or acquiring company’s customer base, reputation and expertise to further improve its offerings and operations. NewGenIvf intends to focus on ARS providers in Asia Pacific which possess all conventional licenses and locally recognized brands. For the global market beyond Asia Pacific, NewGenIvf intends to expand its footprint through partnerships with other IVF clinics.

In addition, NewGenIvf plans to explore expanding its client base by offering its fertility services as part of corporate benefit programs in Asia. NewGenIvf believes that there is potential in Asia in offering fertility treatments as a benefit for employees, particularly in companies with a large number of female employees of childbearing age. By partnering with corporate clients to provide fertility benefits, NewGenIvf can increase its market reach, enhance its brand reputation, and drive client growth. NewGenIvf’s broad range of fertility services, including IVF and egg freezing, can help corporate partners differentiate their employee benefits in the competitive employment landscape, which could make them more attractive to potential employees. Additionally, by offering these services, companies can help address the growing concern of delayed childbearing, which is becoming more common among women according to CIC. NewGenIvf plans to collaborate with potential corporate clients to develop customized fertility benefit programs that cater to their specific needs, and to provide comprehensive support and counselling throughout the process.

Meanwhile, NewGenIvf also intends to attract more clients by establishing its “home country gynecologist partnership program”. Under the program, NewGenIvf may, subject to its discretion and screening process, offer treatment services to clients with reduced time requirements to be spent overseas. Depending on local laws, the potential clients may be able to complete their treatments with gynecologists NewGenIvf partners with, in their home countries.

On February 28, 2025, NewGenIvf completed its acquisition of the MicroSort Business from Genetics & IVF Institute, Inc. (“GIVF”). Pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”), NewGenIvf purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort Business (as defined in the Purchase Agreement) from GIVF for a cash consideration of $750,000 and a share consideration of 125,000 Class A Ordinary Shares (equivalent to 14 Class A Ordinary Shares adjusted for the Reverse Stock Splits) (“MicroSort Acquisition”).

On July 24, 2025, NewGenIvf signed a Purchase Agreement to acquire certain tangible assets, company domain and six patents from Nodexus Inc. The technology associated with the patents is related to cell sorting to be performed via a device called NX One and could be applied in different fields including In Vitro Fertilization. The Patents would allow NewGenIvf to penetrate the IVF market in the United States by leasing the NX One to clinics that provide IVF treatments in the United States. The clinics would utilize the NX One to perform gender selection services and detect potential genetic diseases during the IVF process and charge a service fee from customers.

On May 15, 2026, NewGenIvf signed a strategic investment agreement (“PredicXion Agreement”) with PredicXion Group Limited (“PredicXion”) and Kong Yiu Cheung, PredicXion’s sole shareholder (the “Seller”)for the acquisition of up to a 10% equity interest in PredicXion (the “PredicXion Acquisition”) at a pre-money valuation of US$100,000,000. On May 28, 2026, the Company entered into a share purchase agreement with PredicXion, and the Seller (“First PredicXion SPA”) for the acquisition of a 2% equity interest in PredicXion (“PredicXion Initial Acquisition”). The consideration payable for the PredicXion Initial Acquisition was a combination of: (i) cash consideration of US$1,000,000 or an equivalent amount in stablecoin, or Solana; and (ii) 666,667 newly issued class A ordinary shares of the Company (equivalent to 222,222 Class A Ordinary Shares adjusted for Reverse Stock Split) at a share price of US$1.50 per share (equivalent to US$4.5 per Class A Ordinary Shares adjusted for Reverse Stock Split). Pursuant to the First PredicXion SPA, the Company shall have an option exercisable at any time within three months after signing the First PredicXion SPA, to acquire an additional 8% of PredicXion’s fully diluted equity at the same pre-money valuation of US$100,000,000 (“Top-up Option”). On June 2, 2026, NewGenIvf exercised its Top-up Option to acquire an additional 4% equity interest in PredicXion (“Top-Up Acquisition”). Pursuant to the share purchase agreement (“First PredicXion Top-Up SPA”) among NewGenIvf, PredicXion, and the Seller for the Top-Up Acquisition, the Company shall acquire a 4% equity interest for an aggregate consideration of US$4,000,000, consisting of (i) US$2,000,000 payable in cash or in digital assets, and (ii) 1,500,000 Class A ordinary shares of the Company (equivalent to 500,000 Class A Ordinary Shares adjusted for Reverse Stock Split). The Company paid a cash deposit of US$300,000 upon signing of the Top-Up SPA, and shall pay the balance of $1,700,000 by August 30, 2026. On June 18, 2026, NewGenIvf exercised its Top-up Option to acquire an additional 4% equity interest in PredicXion (“Second Top-Up Acquisition”). Pursuant to the share purchase agreement (“Second PredicXion Top-Up SPA”) among NewGenIvf, PredicXion, and the Seller for the Second Top-Up Acquisition, the Company shall acquire a 4% equity interest for an aggregate consideration of US$4,000,000, consisting of (i) US$2,000,000 payable in cash or in digital assets, and (ii) 1,500,000 Class A ordinary shares of the Company (equivalent to 500,000 Class A Ordinary Shares adjusted for Reverse Stock Split). The parties agreed that the aggregate cash deposit to be paid pursuant to the First PredicXion Top-Up SPA and the Second PredicXion Top-Up SPA shall be US$800,000, payable upon the signing of the Second PredicXion Top-Up SPA, and the balance of $1,000,000 of First PredicXion Top-Up SPA and the balance of $1,900,000 of the Second PredicXion Top-Up SPA shall be paid by the Company to the Seller by August 31, 2026 and September 30, 2026 respectively. On July 27, 2026, NewGenIvf entered into a definitive agreement to acquire an additional 3% equity interest in PredicXion at a US$250 million equity valuation. The aggregate consideration of US$7,500,000 consists of (i) US$3,750,000 payable in cash or in digital assets, and (ii) 2,500,000 Class A ordinary shares of the Company at a share price of US$1.50 per share. As of the date of this prospectus, the acquisition of 2% of the equity interest in PredicXion has been completed, and the total committed but not yet paid consideration for the acquisition of 11% of the equity interest in PredicXion is US$6,462,500.

White Lion Transaction

On November 21, 2024, the Company entered into a Common Shares Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC (“White Lion”) and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to One Hundred Million Dollars ($100,000,000) in aggregate gross purchase price of newly issued Class A Ordinary Shares, with an automatic increase to Three Hundred Million Dollars ($300,000,000) upon any substantial M&A or Material Transaction (as defined in the White Lion Purchase Agreement) and a further option to increase to Five Hundred Million Dollars ($500,000,000) after Two Hundred and Fifty Million Dollars ($250,000,000) has been issued and sold to White Lion under the White Lion Purchase Agreement, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of the registration statement registering the resale of the shares issuable pursuant to the White Lion Purchase Agreement, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until (i) 36 months from the date of execution of the White Lion Purchase Agreement, or (ii) at the Company’s option, until 65 months from the date of the execution of the White Lion Purchase Agreement in the event that $100,000,000 of purchases under the White Lion Purchase Agreement have been completed prior to the 36 month anniversary of the Execution Date (the “Commitment Period”).

During the Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may exercise its right to sell its Class A Ordinary Shares to White Lion. The Company may deliver a Regular Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company can require White Lion to purchase up to a number of Ordinary Shares equal to the lesser of (i) $3,000,000 divided by the highest closing price of the Ordinary Shares over the most recent five (5) Business Days immediately preceding the Purchase Notice, or (ii) 40% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement), subject to a maximum Investment Limit of $3,000,000.

The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company may require White Lion to purchase up to a number of Ordinary Shares equal to $3,000,000 divided by the highest closing price of the Ordinary Shares over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to a Regular Purchase Notice, the purchase price per share will be the lower of (i) the closing price of Ordinary Shares prior to the receipt of the applicable Purchase Notice, or (ii) the product of (a) the lowest daily VWAP of the Ordinary Shares during the Regular Purchase Valuation Period (as defined in the White Lion Purchase Agreement), and (b) 98%.

For shares being issued pursuant to a Rapid Purchase Notice, the Company may opt for the purchase price per share to be (i) equal to the lowest traded price of the Ordinary Shares on the date that the notice is delivered, or (ii) 97% of the lowest traded price of the Ordinary Shares one hour following White Lion’s written confirmation of the acceptance of the Rapid Purchase Notice.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 4.99% (subject to increase, in the sole discretion of White Lion, to 9.99%) of the number of Class A Ordinary Shares outstanding immediately prior to the issuance of Class A Ordinary Shares issuable pursuant to a purchase notice.

The Company has the right to terminate the White Lion Purchase Agreement in the event of a material breach of the White Lion Purchase Agreement by White Lion. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the Commitment Period and (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

In consideration for the commitments of White Lion, as described above, the Company agreed to issue to White Lion 700,000 Class A Ordinary Shares (“Commitment Shares” and equivalent to 4 Class A Ordinary Shares adjusted for the Reverse Stock Splits). Additional Class A Ordinary Shares may be issued to White Lion under certain conditions, including in connection with material transactions or upon achieving specified investment thresholds. The Commitment Shares will be fully earned by White Lion regardless of termination of the White Lion Purchase Agreement.

The White Lion Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

On October 31, 2025, the Company entered into a binding term sheet (“Term Sheet”) with White Lion setting out the principal terms and conditions for a Digital Assets Purchase Agreement. Pursuant to the Term Sheet, NewGen will have the option, but not the obligation, to sell to White Lion shares of common stock of the Company up to a total amount equivalent to the value of 600,000 Solana tokens over an initial period of 24 months. Upon a sale of shares, the Company will be compensated by White Lion in Solana tokens rather than cash. There can be no assurance that any sales of the Company’s common stock to White Lion will occur under the Term Sheet or any definitive agreement that may be entered into. The Company is not obligated to sell any shares, and White Lion is not obligated to purchase shares until and unless a definitive Digital Assets Purchase Agreement is executed and all conditions thereunder are satisfied. In addition, any compensation to the Company would be in the form of Solana tokens rather than cash, and the value, availability, and transferability of such digital assets are subject to significant market volatility and regulatory uncertainty. Accordingly, there is no guarantee that the Company will receive any proceeds or Solana tokens pursuant to the contemplated arrangement.

Business Model

With a focus on providing fertility treatments to fulfil couples and individuals’ dreams of raising children, NewGenIvf offers mainly two services, namely: (i) IVF treatment service, comprising traditional IVF and egg donation; and (ii) surrogacy and ancillary caring services. The following table sets forth NewGenIvf’s revenue by service offerings and as a percentage of total revenue for the periods indicated:

	For the Year ended December 31,
	2025		2024
	US$	%	US$	%
IVF Treatment Service	3,905,863	82.6%	5,433,375	100.0
Surrogacy and Ancillary Caring Services	-	-	-	-
Fertility referral services	820,570	17.4%	-	-
Total Revenue	4,726,433	100.0	5,433,375	100.0

IVF Treatment Service

NewGenIvf primarily provides its clients with conventional IVF/ICSI and embryo transfer services. NewGenIvf is also able to, through MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases.

IVF treatments that NewGenIvf provides address tubal factor, ovulatory dysfunction, diminished ovarian reserve, endometriosis, uterine factor, male factor, unexplained infertility and other causes. IVF bypasses the function of the fallopian tube by achieving fertilization within a laboratory environment. Ovarian hyper-stimulation is common with IVF treatments to recruit numerous follicles to increase the chances for success. Follicles are retrieved trans-vaginally using a vaginal probe and ultrasound guidance. Anaesthesia is frequently used due to the number of follicles retrieved and the resulting discomfort experienced by the patient. The eggs are identified in the follicular fluid and combined with sperm and culture medium in culture dishes, which are placed in an incubator with a temperature and gas environment designed to mimic the condition of the fallopian tubes. Once the embryos develop, typically over a 3-to-5-day period, they are transferred to the uterine cavity.

For the years ended December 31, 2024 and 2025, the revenue from NewGenIvf’s IVF treatments was US$5,433,375 and US$3,905,863, respectively, representing 100% and 82.6% of its total revenue in the corresponding periods.

IVF Treatments Process

A typical IVF treatment process mainly includes two stages, the pre-IVF treatment stage and the IVF treatment stage. During the IVF treatment process, NewGenIvf also provides support services such as nutrition guidance and psychological counselling. The flow chart below shows the stages involved in a typical IVF treatment process:

At the pre-IVF treatment stage, clients attend an initial consultation, undergo pre-IVF tests, and undergo treatment for gynaecological and andrological diseases, if needed. At the initial consultation, a physician reviews the clients’ detailed medical history to collect more information relating to the potential cause of their infertility. The client then undergoes various pre-IVF tests, which may include, among other things, blood pressure, hormone level, ultrasound, infectious disease screening, uterine evaluation and male fertility test. The physician will then design treatment plans based on the client’s medical history and results of the tests. If the client is satisfied with treatment plan and the test results are acceptable to the physician, the physician will prescribe medications and start stimulation treatment.

The first step of the cycle is to boost egg production through injecting synthetic hormones. Over about one week of ovarian stimulation, clients are monitored on a regular basis with blood test and transvaginal ultrasound. If follicles have reached at least 10 mm in size, an additional antagonist drug will be added into the daily injection schedule. This is used to prevent ovulation before ovum pickup time. After another few days of ovarian simulation, if follicle growth is consistent and majority of follicles are around 16 mm to 17 mm, the final injection of a human chorionic gonadotropin will be administered. The trigger injection is the final step of the stimulation process and is for the maturation of the eggs in the follicles before they are collected. The next major step is to retrieve the eggs with a minor surgical procedure called Trans Vaginal Follicle Aspiration conducted under anaesthesia. At the same time the male partner collects the sperms for fertilizing the eggs in the laboratory by a process known as intracytoplasmic sperm injection. The fertilized embryos are cultured in the laboratory for two to six days. Embryos that grow well are biopsied and tested by PGT to detect potential genetic diseases.

The final step is to transfer the embryos into the uterus using a catheter. Within eight days after the embryo transfer, a blood test can be conducted to detect whether the implantation was successful.

MicroSort Technology

MicroSort technology is a preconception process developed by the Genetics & IVF Institute, Inc (“GIVF”). that aims to improve the chances that the baby to be conceived will be of the desired gender and prevents certain gender-related hereditary diseases.

Semen samples usually contain equal amounts of sperm carrying the Y chromosome (which will produce a boy), and sperm carrying the X chromosome (which will produce a girl). During the MicroSort process, the sperm sample is washed to remove seminal liquid and nonmotile cells. After the washing, the sample is stained with a special fluorescent material that attaches to the DNA contained in the sperm. The stained sperm cells are analyzed one by one by a flow cytometer, in which cells pass through a laser to make the stain attach to the DNA fluoresce. The sperm containing the X chromosome (which have more DNA and therefore more stain) will shine brighter than the sperm containing the Y chromosome. The flow cytometer uses a special software to identify X and Y chromosome sperm based on their fluorescence signature. The sperm carrying the chromosome that will produce the desired gender are separated from the rest of the sample -resulting in an enriched sperm sample ready for use.

NewGenIvf held an exclusive license granted by a division of GIVF, MicroSort International, to use the MicroSort technology in Thailand and Cambodia. MicroSort’s licenses for NewGenIvf’s operation in Thailand and Cambodia were each provided under a lease and service agreement. In April 2019, First Fertility PGS entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Thailand and in March 2019, Phnom Penh Center entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Cambodia (together, the “Lease and Services Agreements”). Pursuant to the Lease and Services Agreements, First Fertility PGS and Phnom Penh Center each had the exclusive right to utilize the MicroSort equipment and to market and sell MicroSort sperm sorting services in Thailand and Cambodia, respectively. MicroSort International was responsible for the maintenance of MicroSort equipment and technical and engineering support. The term of each Lease and Service Agreements was initially from 2019 to 2024, which shall be automatically renewed for one year unless a written notice of at least 180 days prior to the intended termination date is provided. The consideration under each of the Lease and Services Agreements was US$9,000 per month after six months. On February 28, 2025, NewGenIvf completed its acquisition of the MicroSort technology from Genetics & IVF Institute, Inc. (“GIVF”).

On January 21, 2025, the Company entered into a Purchase Agreement with Genetics & IVF Institute, Inc. (“Purchase Agreement”), pursuant to which the Company purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort Business (as defined in the Purchase Agreement) from Genetics & IVF Institute, Inc. for a cash consideration of $750,000 and a share consideration of 125,000 Class A Ordinary Shares (“Share Consideration” and equivalent to 14 Class A Ordinary Shares adjusted by the Reverse Stock Splits). The Purchase Agreement is filed as Exhibit 10.30 in this registration statement. MicroSort Lab Services, LLC (“MicroSort”) was incorporated by Genetics & IVF Institute, Inc. in January 2025 to hold all of the Assets (as defined in the Purchase Agreement) to be transferred to the Company at closing. The Company’s acquisition of MicroSort was completed on February 28, 2025, and the Share Consideration was issued to GIVF in May 2025.

The flow chart below shows the process involved in MicroSort:

Nodexus Technology

During 2025, NewGenIvf acquired patents and machines from Nodexus Inc, which is a biotechnology company revolutionizing live cell analysis and isolation through its advanced microfluidic technology. The company’s flagship NX One platform is an automated, benchtop system designed to make high-precision cell sorting more accessible and affordable for a wide range of laboratories, from academic institutions to biopharma firms. Unlike traditional, high-pressure sorters that can damage fragile cells, Nodexus utilizes a proprietary technology that operates at incredibly low pressures (under 1 psi), ensuring high cell viability during the sorting process. The system employs single-use, closed cartridges that maintain sterility, prevent cross-contamination, and support the sorting of diverse particle types, from small yeast cells and nuclei to large, delicate organoids up to 200 micrometers in size. This versatile and gentle approach has critical applications in cutting-edge research areas, including CRISPR gene editing, stem cell therapy development, cancer biology, and single-cell genomics. This technology can facilitate the gender selection as well as avoiding genetic diseases in the IVF treatment.

Preimplantation Genetic Screening

PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

Next-Generation Sequencing

NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid DNA or RNA to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

Preimplantation Genetic Diagnosis

Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a more enhanced process than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

Egg Freezing Service

NewGenIvf also provides egg freezing services which is a fertility preservation service that allows individuals to freeze and store their eggs for future use. The process begins with hormonal stimulation to encourage multiple egg production, followed by a minor surgical procedure to retrieve the eggs under sedation. The eggs are then rapidly frozen using vitrification, a technique that prevents ice crystal formation, and stored in liquid nitrogen at ultra-low temperatures. This service is ideal for those delaying childbearing due to career, medical reasons (like cancer treatment), or personal choice. When ready to conceive, the eggs can be thawed, fertilized with sperm, and transferred as embryos. While success rates vary by age and clinic, egg freezing offers a proactive option for preserving fertility.

Fertility Referral Services

NewGenIvf also generated revenue from fertility referral services in Kyrgyzstan. For the year ended December 31, 2025 and the year ended December 31, 2024, we generated approximately 17.4% and Nil %, of our revenue from fertility referral services. For customers who were interested in surrogacy services in Kyrgyzstan, we referred the customers to our agents and the surrogacy mother services were provided by our agents independently while we received the referral commission from our agents. We believe that this arrangement enabled us to avoid the risk of surrogacy business while we could enjoy the referral income.

Network of Facilities

As of December 31, 2025, NewGenIvf had one accounting and general administrative support office located in Hong Kong and four clinics located in Thailand, in Cambodia, and in Kyrgyzstan, respectively. In the United States, we have not had office yet but acquired MicroSort Lab Services LLC from Genetic IVF Institute during 2025. The integration of the medical facilities in Thailand help NewGenIvf provide a more seamless one-stop experience to its clients. Set out below is an illustration of the locations of NewGenIvf’s clinics and accounting/general administrative office:

The following table sets forth the approximate aggregate average gross floor area (“G.F.A.”) of each of NewGenIvf’s clinics that were under lease and actively used for client service as of December 31, 2025:

As of December 31, 2025
(Square Feet)
Thailand
First Fertility PGS Center Co., Ltd. – PS Tower (“First Fertility PGS Center”)	14,750
First Fertility PGS Center Co., Ltd – Erawan Hotel (“First Fertility PGS Center”) * closed upon expiration of lease on April 1, 2026	2,615

Cambodia
First Fertility Phnom Penh Center (“Phnom Penh Center”)	18,567

Kyrgyzstan
Bi Clinic Limited Liability Company (“Bi Clinic”)	2,164

Aggregate G.F.A	38,096

Currently, IVF treatments are performed in its Thailand and Cambodia clinics, egg donation services are provided in its Cambodia clinic, and surrogacy services are provided in its Kyrgyzstan clinic. The following table summarises the services available at NewGenIvf’s clinics:

	IVF Treatments	Surrogacy Services
Thailand
First Fertility PGS Centers	√	×

Cambodia
Phnom Penh Center	√	×

Kyrgyzstan
Bi Clinic	√	√

√	—	Yes

×	—	No

The following table sets forth a breakdown of revenue from services performed at NewGenIvf’s medical centers for the years indicated:

	For the Year ended December 31,
	2024		2025
	US$	%	US$	%
HK SAR	-	-	-	-
Thailand	2,175,253	40.0	1,691,862	43.3
Cambodia	601,526	11.1	676,743	17.4
Kyrgyzstan	2,656,596	48.9	1,491,778	38.2
Other third party clinics	-	-	45,480	1.1
Total Revenue	5,433,375	100.0	3,905,863	100.0

Thailand Clinic

As of December 31, 2025, NewGenIvf had two clinics in Thailand. At the clinic in Thailand, NewGenIvf offers its clients customized fertility treatment solutions including IVF/ICSI, embryo culture, hormonal blood tests, infectious diseases tests, chromosome screening by PGT, hysteroscopy, sperm analysis, sorting, washing and freezing, and egg freezing. Its medical and operational personnel are organized into specialized teams according to the different stages of the IVF treatment process and different patient profiles. When clients are admitted, they are assigned to a team which NewGenIvf believes is better suited the clients after taking into account the clients’ diagnosis and preferences. Furthermore, NewGenIvf also provides related value-added services such as nutrition guidance, psychological counselling, acupuncture, and translation interpreters to supplement the IVF treatment. NewGenIvf prides itself on providing quality and customized treatment to its clients on a day-to-day basis.

As of December 31, 2025, the clinic in Thailand had 8 nurses, 8 full time lab physicians and embryologists, 22 administrative staff, totaling 38 staff members.

Cambodia Clinic

NewGenIvf has one clinic, Phnom Penh Center, in Cambodia. Phnom Penh Center is staffed with 3 Cambodian physician, 2 embryologists, 8 nurses and 12 other staff, and offers similar IVF treatments as in Thailand and egg donation services. Phnom Penh Center operates under a license issued by Cambodia MOH for the Cambodian physician, who has entered into an agreement with Phnom Penh Center for the exclusive use of such license.

After more than ten years of development since its opening in 2015, Phnom Penh Center has become one of the long-standing ARS providers in Cambodia. Phnom Penh Center’s IVF philosophy concentrates on three key points in the treatment process: the mother’s wellbeing, the technology used to assist mothers deliver a strong and healthy baby and the medical science used to ensure every chance of success for women in various age spectrums.

Clinic in Kyrgyzstan

Through Bi Clinic, NewGenIvf also provide fertility referral services by referring customers who are interested in surrogacy services which are legal in Kyrgyzstan.

Although Physician at Bi Clinic has expertise in sourcing surrogate mothers, techniques of embryo transfers, prenatal care, baby delivery, and postnatal care, NewGenIvf refers customers to independent agents for fertility service like surrogacy so as to reduce the operation risks in Kyrgyzstan.

As of December 31, 2025, Bi Clinic had 1 full-time physician, 1 embryologist, 1 nurse, and 7 other staff.

Professionals

Licensed Physicians

As of December 31, 2025, NewGenIvf employed five licensed physicians, among which one was based in Cambodia, one was based in Kyrgyzstan and the other three were based in Thailand. Most of NewGenIvf’s physicians had over 10 years of experience or above. The following table summarizes the number and types of such licensed physicians as of December 31, 2025.

Country	Licensed physician	Licenses and Approvals	Effective Period	Issuing Authority
Cambodia	Mr. Keut Serey	Decision on permission for beauty treatment operation	December 14, 2022 – December 14, 2026	The Ministry of Health of Cambodia

Thailand	Dr Keatthisak Boonsimma	Number 31801 Medical Practitioner License	April 1, 2005 – Indefinite	Royal Thai College of Obstetricians and Gynaecologists of Thailand

		Number 22624/2554 OB-Gyn License	July 1, 2014 – Indefinite	Medical Council of Thailand
		Number 40962/2563 Reproductive Medicine Diploma	July 1, 2020 – Indefinite	Medical Council of Thailand

Thailand	Dr. Anurach Kulvanitchaiyanunt	Practice License No. 11755	February 1 2025 – Indefinite	Medical Council of Thailand

Thailand	Dr Wiphawee Luangtangvarodom	Number 38347/2562 OB-Gyn License	August 1, 2019 – Indefinite	Medical Council of Thailand
		Number 43217/2564 Reproductive Medicine License	July 1, 2021 – Indefinite	Medical Council of Thailand
		Number 48510 Medical Practitioner License	April 1, 2014 – Indefinite	Medical Council of Thailand

Kyrgyzstan	Dr Myrzalymbekova A.B.	Number & numero; CO170001836 Medical Certificate	June 23. 2017 - Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0002953 Medical Practitioner	25 April 2018 - Indefinite	Medical Council of Kyrgyzstan
		Number &numero;11373\2565 Medical Certificate	16 August 2024 - Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0003447 Medical Certificate	12 April 2023 - Indefinite	Medical Council of Kyrgyzstan

Customers

For the years ended December 31, 2024 and 2025, the majority of NewGenIvf’s clients were from China (including mainland China and Hong Kong). NewGenIvf enters into a verbal contract with each of its customers that outline, among other things, the scope of services, service fees, payment terms and rights, responsibilities and obligations of each party. Consent is obtained from the patients prior to the provision of the various treatments. Customers are not entitled to enjoy the relevant services until outstanding amounts have been settled pursuant to the relevant contract. Sales to individual consumers did not vary significantly and none of the customers contribute more than 10% of NewGenIvf’s revenue for the years ended December 31, 2024 and 2025.

In addition to significant customers using NewGenIvf’s IVF treatment services and ancillary caring services, NewGenIvf also has customers who utilize the access to the freezing and storage facility and other relatively insignificant services, such as check-ups services, blood test services and other minor services (the latter category of customers are referred to as “consultation customers”). NewGenIvf also refers customers to other IVF and/or Surrogacy agents who will provide fertility referral income for NewGenIvf.

Sales and Marketing

For the years ended December 31, 2024 and 2025, NewGenIvf promoted brand awareness through its sales teams and, in many cases, through cooperating with third-party agencies and partners.

NewGenIvf’s sales teams have broad experience in fertility services and are responsible for identifying potential clients and managing the overall sales process. NewGenIvf’s sales team primarily relies on social media marketing, word-of-mouth referrals, recognition of its brand, printed advertisements and marketing events. NewGenIvf spends marketing expenses on placing advertisements through popular social media platforms, maintaining the official website of NewGenIvf and sending information through its official accounts on social media platforms.

Supply and Procurement

NewGenIvf’s procurement is mainly for medications, laboratory media and reagents, laboratory consumables, and blood test reagents. As of December 31, 2024 and 2025, there was no single supplier individually contributed more than 10% of the Group’s trade payable respectively. For both the years ended December 31, 2024 and 2025, no vendor contributed more than 10% of total direct cost of the Group. NewGenIvf’s procurement team is experienced in selecting cost-effective supplies as well as selecting reliable suppliers. NewGenIvf’s major suppliers are pharmaceutical companies.

Competition

NewGenIvf believes that it is a long-standing provider of ARS in Asia Pacific that competes primarily based on the following competitive factors:

●	the value and comprehensiveness of the solutions;

●	treatment that is effective and achieves desired outcomes;

●	clients’ experience, including dedicated patient education, clinical guidance and emotional support; and

●	access to a network of high-quality fertility specialists.

NewGenIvf competes primarily with other regional fertility service providers. While NewGenIvf does not believe any single competitor offers a comparably robust and integrated fertility solution package as NewGenIvf in the regions that it operates, NewGenIvf’s competitors may compete in a variety of ways, including by providing better services, having established local connections, fulfilling evolving client needs, as well as conducting brand promotions and other marketing activities.

As NewGenIvf may introduce new ancillary services and other companies may introduce similar fertility services as NewGenIvf’s, NewGenIvf may become subject to additional competition.

Facilities

As of December 31, 2025, in addition to its clinics, NewGenIvf leased one property in Hong Kong with an aggregate square footage of approximately 8,000 for its administration support offices. NewGenIvf also operates its medical facilities as described above in “Network of Facilities” above. NewGenIvf believes that its existing facilities are suitable and adequate to meet its current needs.

Organizational Structure

The following is a list of our principal subsidiaries and consolidated affiliated entities as of the date of this Report:

Name	Place of Formation	Relationship

NewGenIvf Limited	Cayman Islands	Wholly-owned subsidiary
Incorporated on January 16, 2019

MicroSort Lab Services LLC	U.S.A.	Wholly-owned subsidiary
Acquired on February 28, 2025

NewGenDigital Limited	British Virgin Islands	Wholly-owned subsidiary
Incorporated on June 16, 2025

FFPGS (HK) Ltd	Hong Kong	Indirect subsidiary, wholly owned by NewGenIvf Limited
Incorporated on December 19, 2019

NewGenProperty Limited	British Virgin Islands	Wholly-owned subsidiary
Incorporated on June 16, 2025

NewGenBiz Limited	British Virgin Islands	Wholly-owned subsidiary
Incorporated on January 13, 2026

NewGenOman Limited	British Virgin Islands	Wholly-owned subsidiary
Incorporated on February 2, 2026

Nodexus Limited	Hong Kong	Wholly-owned subsidiary
Incorporated on July 16, 2026

Artsy Angel Charitable Foundation Limited 藝術天使慈善基金有限公司 (formally known as Alfred Siu Charitable Foundation Limited)	Hong Kong	Wholly-owned subsidiary
Incorporated on February 27, 2026

Bi Clinic LLC	Kyrgyzstan	Indirect subsidiary, wholly owned by NewGenIvf Limited
Acquired on December 17, 2024

First Fertility PGS Center Limited	Thailand	Indirect subsidiary, 74% owned by Well Image Limited HK
Incorporated on March 6, 2014		directly and indirectly

First Fertility Phnom Penh Ltd	Kingdom of Cambodia	Indirect subsidiary, wholly owned by NewGenIvf Limited
Incorporated on August 10, 2015

Med Holdings Limited	Thailand	Indirect subsidiary, 48.99% owned by Well Image Limited HK
Incorporated on January 21, 2015

Well Image Limited HK	Hong Kong	Indirect subsidiary, wholly owned by NewGenIvf Limited
Incorporated on July 11, 2008

HyFi Innovations Limited	Hong Kong	Indirect subsidiary, wholly owned by NewGenDigital Limited
Incorporated on October 20, 2025

The following subsidiaries were disposed of:

深圳前海豐泰仁匯健康科技有限公司 (Shenzhen Qianhai Fengtai Renhui Health Technology Co., Ltd) Disposed of on July 29, 2025	China	Indirect subsidiary, wholly owned by FFPGS (HK) Ltd

Property, Plants and Equipment

The Company leases the premises for its principal executive office located at 36/39-36/40, 13th Floor, PS Tower, Sukhumvit 21 Road (Asoke) Khlong Toei Nuea Sub-district, Watthana District, Bangkok 10110, Thailand. The Company leases one property in Hong Kong with an aggregate square footage of approximately 8,000 for its administration support offices.

The Company also leases several premises to operate its clinics in various countries. The Company operates the Bi Clinic Limited Liability Company starting from December 17, 2024 in Kyrgyzstan, which premises have an aggregate area of 2,164 square feet. In Cambodia, the Company operates the First Fertility Phnom Penh Center, which premises have an aggregate area of 18,567 square feet. In Thailand, the Company operates a clinic named First Fertility PGS Center Co., Ltd., which premises have an aggregate area of 14,750 square feet.

The Company also leases premises located in Thailand for its Erawan Consultation Clinic clinic, with an aggregate area of approximately 2,615 square feet. This property has been used as the Company’s second clinic in Thailand since early 2025 but will stop operating in March 2026 as the landlord has decided to lease it to other parties.

Nasdaq Deficiency

On October 8, 2024, the Company received a deficiency letter (“Bid Price Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that it is currently not in compliance with the closing bid price requirement under Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The Bid Price Deficiency Letter stated that, for the preceding 30 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum closing bid price of $1 per share pursuant to the Minimum Bid Price Rule. The Company has an initial compliance period of 180 calendar days, or until April 7, 2025 to regain compliance with the Minimum Bid Price Rule. The Deficiency letter stated that if at any time the closing bid price of the Company’s Class A Ordinary Shares is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance with this requirement, as applicable. On February 11, 2025, the Company effected a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued shares into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the Minimum Bid Price Rule.

On May 24, 2024, the Company received a deficiency letter (“MVLS Deficiency Letter”) from the Staff of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Class A Shares did not meet the minimum $50,000,000 Market Value of Listed Securities requirement (“MVLS Requirement”) for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(A) (the “MVLS Requirement,” and the Company’s non-compliance with this requirement, the “MVLS Deficiency”). In accordance with Nasdaq Rule 5810(c)(3)(C), the Company has been provided an initial period of 180 calendar days, or until November 20, 2024 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If, at any time before the Compliance Date, the MVLS for the Class A Shares is at least $50,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVLS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting.

On May 24, 2024, the Company received a deficiency letter (“MVPHS Deficiency Letter”) from the Staff of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum $15,000,000 Market Value of Publicly Held Shares (“MVPHS”) requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(C) (the “MVPHS Requirement,” and the Company’s non-compliance with this requirement, the “MVPHS Deficiency”). In accordance with Nasdaq Rule 5810(c)(3)(D), the Company has until the Compliance Date to regain compliance with the MVPHS Requirement. If, at any time before the Compliance Date, the MVPHS for the Class A Shares is at least $15,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVPHS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may apply to transfer the Company’s securities to The Nasdaq Capital Market.

On November 21, 2024, the Company received a notice from the Staff of Nasdaq notifying the Company that its securities are subject to delisting due to the MVPHS Deficiency and MLVS Deficiency. The Company requested a hearing to appeal the delisting determination before the Nasdaq Hearings Panel (the “Panel”) on November 27, 2024. On November 29, 2024, the Company received a formal notice from Nasdaq that the Panel will consider its appeal at an oral hearing on January 28, 2025 (the “Hearing”). On February 19, 2025, the Company received written decision from the Panel, which granted an extension, allowing the Company additional time to regain compliance with the Nasdaq Stock Market’s (“Nasdaq” or the “Exchange”) continued listing requirements, subject to meeting specific compliance criteria within designated timeframes. On February 11, 2025, the Company carried out a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the minimum bid price rule. In addition, on February 27, 2025, the Company received a confirmation from Nasdaq that its application to transfer its listing to the Nasdaq Capital Market had been approved and that the Company’s securities would be transferred to the Nasdaq Capital Market at the opening of business on February 28, 2025.

In addition, the Company has effected a number of reverse stock splits of its issued and unissued shares. On May 5, 2025, the Company effected a 1-for-10 reverse stock split of its issued and unissued shares. On August 4, 2025, the Company carried out a 1-for-5 reverse stock split of its issued and unissued shares. On December 1, 2025, the Company carried out a 1-for-5 reverse stock split of its issued and unissued shares. On January 26, 2026, the Company effected a 1-for-3 reverse stock split of its issued and unissued shares. On March 16, 2026, the Company effected a 1-for-4 reverse stock split of its issued and unissued shares. On July 6, 2026, the Company effected a 1-for-3 reverse stock split of its issued and unissued shares. The Company announced on August 18, 2026, that it will effect a 1-for-3 reverse stock split of its issued and unissued shares on September 1, 2026.

Capitalization and Indebtedness

Below is the Company’s capitalization as of December 31, 2025:

US$

Cash and Cash equivalents	758,621
EQUITY
Share capital	-
Additional paid-in capital	17,881,176
Retained Earnings	8,893,414
Accumulated other comprehensive (loss) income	(143,071)
Total capitalization	26,631,519

As of December 31, 2025
US$

Total Net Book Value	25,986,693
Total Share Outstanding*	80,208

*	The shares as presented have been adjusted retrospectively for Reverse Share Splits effected in February 2025 of 1 share for every 20 existing shares issued, in May 2025 of 1 share for every 10 existing share issued, in August 2025 of 1 share for every 5 shares issued, in December 2025 of 1 share for every 5 shares issued, in January 2026 of 1 share for every 3 shares issued, in March 2026 of 1 share for every 4 shares issued, and in July 2026 of 1 share for every 3 shares issued respectively.

Statements of indebtedness as of December 31, 2025

US$
Current liabilities
Account payable	779,280
Accrued liabilities and other payables	711,892
Contract liabilities	111,981
Operating lease liabilities, current	238,105
Convertible notes	256,056
Embedded derivative liability	262,616
Total current liabilities	2,359,930

Non-current liabilities
Lease liabilities, operating leases	272,359
Convertible notes	4,097,366
Total non-current liabilities	4,369,725

Total Indebtedness	6,729,655

Comprehensive Income and Earnings Per Share

The following information is presented as of December 31, 2025:

Existing shareholder
31/12/2025

Total comprehensive income attributable to the shareholders of the company	$9,717,462
Earnings per share – basic	644.20
- diluted	9.12
Weighted average shares outstanding – Basic	15,336
- diluted	1,083,340

*	The shares as presented have been adjusted retrospectively for Reverse Share Splits effected in February 2025 of 1 share for every 20 existing shares issued, in May 2025 of 1 share for every 10 existing share issued, in August 2025 of 1 share for every 5 shares issued, in December 2025 of 1 share for every 5 shares issued, in January 26, 2026 of 1 share for every 3 shares issued, in March 2026 of 1 share for every 4 shares issued, and in July 2026 of 1 share for every 3 shares issued respectively.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and are not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” and in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F.

Risks Related to NewGenIvf’s Business and Industry

●	We may not be able to continue operating as a going concern.

●	The fertility market in which NewGenIvf participates is competitive, and if NewGenIvf does not continue to compete effectively, its results of operations could be materially and adversely affected.

●	NewGenIvf has a limited operating history with its current platform of solutions, which makes it difficult to predict its future prospects, financial performance and results of operations.

●	NewGenIvf is undergoing a significant and rapid business transformation, including expansion into real estate development in the UAE, which involves substantial risks and may not be successful.

●	NewGenIvf’s new strategic initiatives may place significant strain on the Company’s management, and operational resources.

●	NewGenIvf’s real estate development projects are subject to numerous risks that could prevent the Company from realizing the projected returns.

●	The valuation of acquired assets, such as intellectual property, is complex and subjective, and may not be realized.

●	NewGenIvf’s marketing efforts depend significantly on its ability to receive positive references from its existing clients.

●	If NewGenIvf is unable to attract new clients, its business, financial condition and results of operations would be adversely affected.

●	NewGenIvf’s business depends on its ability to maintain its existing client demographics. Any failure to do so would harm its business, financial condition and results of operations.

●	If NewGenIvf fails to offer high-quality support, its reputation could suffer.

●	NewGenIvf’s failure to effectively develop and expand its marketing and sales capabilities could harm its ability to increase its client base and achieve broader market acceptance of solutions NewGenIvf provides.

●	NewGenIvf may experience net losses and may not sustain profitability in the future.

●	NewGenIvf’s future revenue may not grow at the rates it historically has, or at all.

●	NewGenIvf’s quarterly and annual results may fluctuate significantly and may not fully reflect the underlying performance of NewGenIvf’s business.

●	If the estimates and assumptions NewGenIvf uses to determine the size of the target markets for its services are inaccurate, its future growth rate may be impacted and its business would be harmed.

●	NewGenIvf may not be able to successfully manage its growth, and if NewGenIvf is not able to grow efficiently, its business, financial condition and results of operations could be harmed.

●	If NewGenIvf’s new solutions and services are not adopted by its clients, or if it fails to innovate and develop new offerings that are adopted by its clients, its revenue and results of operations may be adversely affected.

●	If NewGenIvf fails to adapt and respond effectively to the changing medical landscape, changing regulations, changing client needs, requirements or preferences, its offerings may become less competitive.

●	If NewGenIvf fails to maintain and enhance its brand, its ability to expand its client base will be impaired and its business, financial condition and results of operations may suffer.

●	If NewGenIvf fails to retain and motivate members of its management team or other key employees, or fails to attract additional qualified personnel to support its operations, its business and future growth prospects could be harmed.

●	To successfully market and sell its services and products in Asia-Pacific markets, NewGenIvf must address many international business risks with which NewGenIvf has limited experience.

●	Ethical, legal and social concerns related to the use of assisted reproductive technology could reduce demand for the fertility services provided by the medical facilities in NewGenIvf’s network, and thus may adversely affect the business, financial conditions and results of operations of the medical facilities in its network.

●	NewGenIvf is reliant on revenue from international clients.

●	Fluctuations in exchange rates could have a material and adverse effect on NewGenIvf’s results of operations and the value of your investment.

●	Governmental control of currency conversion may limit NewGenIvf’s ability to utilize NewGenIvf’s net revenue effectively and affect the value of your investment.

●	Substantially all of NewGenIvf’s assets and operations are located in Thailand, Cambodia and Kyrgyzstan and they are subject to economic, legal and regulatory uncertainties in such countries.

●	Failure to comply with the terms of future financing arrangements could result in default, which could have an adverse effect on NewGenIvf’s cash flow and liquidity.

●	NewGenIvf requires a significant amount of capital to fund its operations and growth. If NewGenIvf cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.

●	NewGenIvf’s Solana token purchase agreement with White Lion is novel and subject to extreme volatility and regulatory scrutiny.

●	The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect NewGenIvf’s business, financial condition, results of operations, and prospects.

●	NewGenIvf currently has no insurance coverage for its operations.

●	NewGenIvf may not be successful in adapting to technological developments, which may affect its business and results of operations.

●	If its computer systems, or those of its providers, specialty pharmacies or other downstream vendors lag, fail or suffer security breaches, NewGenIvf may incur a material disruption of its services, which could materially impact its business and the results of operations.

●	We may not be able to comply with the filing deadlines for reports that we file pursuant to the Exchange Act, and our failure to timely file such reports may have material adverse consequences on our business.

●	Our share repurchase program may not be fully implemented and may not enhance shareholder value.

●	If we are unable to continue to meet the listing requirements of Nasdaq, our Class A Ordinary Shares will be delisted.

Risks Related to NewGenIvf’s Relationships with Third Parties

●	NewGenIvf’s business depends on its ability to maintain its network of high-quality fertility specialists and other healthcare providers. If NewGenIvf is unable to do so, its future growth would be limited and its business, financial condition and results of operations would be harmed.

●	The medical facilities and professionals in NewGenIvf’s network could become the subject of litigation, allegations and other claims, and NewGenIvf is not insured against these liabilities.

●	The assisted reproductive medical facilities in NewGenIvf’s network have limited control over the quality of the pharmaceuticals, medical equipment, medical consumables and other supplies used in its operations, and cannot guarantee that the products in use are not defective or counterfeit. NewGenIvf also has no control over independent sub-contractors and cannot guarantee the services thereof.

●	If NewGenIvf loses its relationship with one or more key pharmaceutical manufacturers, its business and results of operations could be adversely affected.

●	NewGenIvf has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on its business and results of operations.

●	NewGenIvf may be subject to claims and allegations relating to intellectual property and other causes.

●	Certain data and information in this prospectus relied on by NewGenIvf were obtained from third-party data and polls. These metrics were not independently verified by NewGenIvf and may not be accurate.

●	NewGenIvf is dependent on a single joint venture partner for our real estate development project in the UAE and are subject to the legal, regulatory, and economic risks of operating in a new jurisdiction.

Risks Related to Government Regulation

●	NewGenIvf operates in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Any lack of requisite approvals, licenses, or permits applicable to NewGenIvf’s business may have a material and adverse impact on NewGenIvf’s business, financial condition, and results of operations.

●	Advertising or offering of gender selection services in certain jurisdictions in which NewGenIvf operates could expose NewGenIvf and its directors and executive officers to significant legal and regulatory risks, including potential penalties.

●	Changes in NewGenIvf’s effective tax rate or tax liability may have an adverse effect on its results of operations.

●	NewGenIvf’s reported financial results may be adversely affected by changes in accounting principles generally accepted in the US.

●	If NewGenIvf’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

●	NewGenIvf is subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business, financial condition and results of operations.

Risks Related to this Offering

●	The market price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

●	An active trading market for the Class A Ordinary Shares may not be maintained and the trading price for the Class A Ordinary Shares may fluctuate significantly.

●	The trading price of the shares of the Class A Ordinary Shares has been and is likely to continue to be highly volatile, and purchasers of the Class A Ordinary Shares could incur substantial losses.

●	We may use the proceeds of this offering in ways with which you may not agree.

Recent Developments

2025 and 2026 Debt Financing

On April 1, 2025, the Company entered into a new Securities Purchase Agreement (“2025 Securities Purchase Agreement”) with certain investors named therein (collectively, the “Buyers”), pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing (and such initial closing, the “Initial Closing”) a senior convertible note (the “New CB Initial Note”) in the aggregate original principal amount not exceeding $3,200,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the Company may require each Buyer (or each Buyer may require the Company, as applicable) to participate in the sale of one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $25,600,000) (the “New CB Additional Notes”).

The 2025 Securities Purchase Agreement is filed as Exhibit 4.1 of the Company’s current report on Form 6-K dated April 3, 2025 and is incorporated by reference herein. The first tranche of $3,200,000 was received on June 3, 2025.

On April 2, 2025 and July 16, 2025, the Company consummated the fourth and fifth tranche of its debt financing under the terms of its existing Securities Purchase Agreement with the investor, At the closing of the fourth and fifth tranche, the Company sold to the investor a senior convertible note in the principal amount of $2,000,000 each. The Note bears an interest rate of 14.75% per annum and may be adjustable from time to time pursuant to its terms.

On October 15, 2025, the Company entered into an additional Securities Purchase Agreement with Vanquish Funding Group Inc. (“Vanquish SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $257,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the parties may agree to additional tranches of funding up to $2,200,000 during the following twelve months. The first tranche of $257,000 was received on October 15, 2025. The second tranche of $157,000 was received on November 10, 2025. The third tranche of $107,000 was received on January 30, 2026. The fourth tranche of $207,000 was received on May 4, 2026.

On November 12, 2025, the Company entered into a Securities Purchase Agreement with Labrys Fund II, L.P. (“Labrys SPA”), pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $250,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $250,000 was received on November 15, 2025.

On January 22, 2026, the Company entered into a Securities Purchase Agreement with Boot Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $50,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $50,000 was received on February 2, 2026.

On March 18, 2026, the Company entered into a Securities Purchase Agreement with CFI Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $220,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $200,000 was received on March 23, 2026.

On March 25, 2026, the Company entered into a Securities Purchase Agreement with FirstFire Global Opportunities Fund LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $220,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $220,000 was received on or about March 31, 2026.

On March 30, 2026, the Company entered into a Securities Purchase Agreement with Silvercrest Hybrid Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $200,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $220,000 was received on March 31, 2026.

On April 14, 2026, the Company entered into a Securities Purchase Agreement with Pacific Pier Capital II, LP, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $200,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $200,000 was received on April 18, 2026.

On April 20, 2026, the Company entered into a Securities Purchase Agreement with Labrys Fund II, L.P., pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $250,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $250,000 was received on April 20, 2026.

On April 27, 2026, the Company entered into a Securities Purchase Agreement with White Lion Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $200,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $200,000 was received on April 30, 2026.

On May 26, 2026, the Company entered into a Securities Purchase Agreement with White Lion Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $166,667, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $166,667 was received on May 26, 2026.

On June 2, 2026, the Company entered into a Securities Purchase Agreement with Vanquish Funding Group, Inc., pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $132,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $132,000 was received on June 5, 2026.

On June 15, 2026, the Company entered into a repurchase and forbearance agreement (“Repurchase and Forbearance Agreement”) with JAK Opportunities VI LLC (“JAK”), pursuant to which the Company agreed to repurchase certain outstanding convertible notes, and warrants previously issued to the Investor, and to make certain forbearance payments in scheduled instalments to JAK, in consideration for JAK’s forbearance from converting outstanding convertible notes, exercising outstanding warrants and effectuating additional closings under existing securities purchase agreements. The Repurchase and Forbearance Agreement was filed as Exhibit 10.1 of the Company’s current report on Form 6-K dated June 16, 2026 and is incorporated by reference herein.

On June 22, 2026, the Company entered into a Securities Purchase Agreement with White Lion Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $111,111, convertible into Class A Ordinary Shares pursuant to its terms.

On August 10, 2026, the Company entered into a Securities Purchase Agreement with Vanquish Funding Group, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $100,000, convertible into Class A Ordinary Shares pursuant to its terms.

On August 11, 2026, the Company entered into an Amendment and Exchange Agreement (the “Exchange Agreement”) with JAK, pursuant to which on August 14, 2026, the Company issued to JAK a new senior convertible note in the aggregate principal amount of $7,105,468.75 (the “New Note”) in exchange for the existing outstanding convertible notes and related warrants previously issued by the Company to JAK. In connection with the Exchange Agreement, JAK also entered into a Leak-Out Agreement with the Company (the “Leak-Out Agreement”) restricting JAK’s sales of the Company’s Class A ordinary shares issuable upon conversion of the New Note. The Exchange Agreement, New Note and Leak-Out Agreement were filed as Exhibit 10.1, 10.2 and 10.3, respectively, of the Company’s current report on Form 6-K dated August 17, 2026 and are incorporated by reference herein

On August 17, 2026, the Company entered into a Securities Purchase Agreement with Hinterland Partners LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $250,000, convertible into Class A Ordinary Shares pursuant to its terms.

Strategic Investments in Digital Assets

On December 19, 2024, the Company announced its engagement of OSL Digital Securities (“OSL”), a leading regulated digital asset platform in Hong Kong, and its deployment of US$1 million to establish the Company’s digital asset portfolio. On June 2, 2025, the Company announced plans to invest up to US$30 million in staking the digital asset SOL (the native token of the Solana network) and funding such investment using its existing credit facilities. As of the date of this prospectus, the Company does not have any SOL holdings, as all SOL tokens were used as consideration for the acquisition of its equity interest in PredicXion. The Company does not intend to invest further capital into SOL.

On October 31, 2025, the Company entered into a binding term sheet with White Lion Capital LLC (“White Lion”) setting out the principal terms and conditions for a Digital Assets Purchase Agreement with a commitment amount of 600,000 Solana (SOL) tokens (“Term Sheet”). Pursuant to the Term Sheet, the Company will have the option, but not the obligation, to sell to White Lion shares of common stock of the Company over a 24-month period up to a total amount equivalent to the value of 600,000 Solana tokens. Upon a sale of shares, the Company will be compensated by White Lion in Solana tokens rather than cash. The transactions contemplated by the Term Sheet are subject to entry into definitive agreements and are subject to certain conditions, including completion of due diligence, and the filing of a registration statement immediately upon execution of the definitive agreements. There can be no assurance that any sales of the Company’s common stock to White Lion will occur under the Term Sheet or any definitive agreement that may be entered into. The Company is not obligated to sell any shares, and White Lion is not obligated to purchase shares until and unless a definitive Digital Assets Purchase Agreement is executed and all conditions thereunder are satisfied. In addition, any compensation to the Company would be in the form of Solana tokens rather than cash, and the value, availability, and transferability of such digital assets are subject to significant market volatility and regulatory uncertainty. Accordingly, there is no guarantee that the Company will receive any proceeds or Solana tokens pursuant to the contemplated arrangement.

Strategic Investment in United Arab Emirates (“UAE”) Real Estate Market

On July 21, 2025, NewGenDigital Limited (“NewGenDigital”), a wholly owned subsidiary of the Company, signed a Memorandum of Understanding (the “MOU”) with BNW Real Estate Development LLC (“BNW” or the “Developer”), a prominent real estate developer in Ras Al Khaimah and Dubai, UAE. Per the terms of the MOU, NewGenDigital and BNW will endeavour to negotiate and execute a definitive Joint Venture Agreement (“JVA”) to form a special-purpose vehicle (“SPV”) with the intention of developing a plot of land in Ras Al Khaimah’s Beach District, UAE (the “Plot).

On October 8, 2025, NewGenProperty Limited (“NewGenProperty”), a wholly owned subsidiary of the Company, entered into a development joint venture agreement (“DJVA”) with BNW to develop the Plot. Under the terms of the DVJA, NewGenProperty shall hold 60% of the joint venture, and be responsible for funding 36% of the purchase price of the Plot to the Beach District LLC OPC (“Master Developer”), while BNW shall be responsible for all the other cashflow and financing requirements of the project. In the event that BNW pays the balance of the Purchase Price of the Plot to the Master Developer, NewGenProperty shall reimburse BNW in accordance with the provisions of the DVJA.

NewGenProperty’s entitlement is an amount equivalent to 36% of the Gross Sales Revenue or Gross Sellable Area generated from the project, with deductions including (i) up to 10% of External and Internal Real Estate Agent and Brokerage Fees; (ii) 2% of Gross Sales Revenue for BNW’s Marketing Fees; and (iii) any amounts paid by the Developer towards the balance of the Purchase Price of the Plot on behalf of NewGenProperty.

At any time before the commencement of the Pre-Sales Period, NewGenProperty has the right to convert the DJVA into a Joint Development by written notice to the Developer. Under a Joint Development arrangement, NewGenProperty shall fully contribute all project finances and be entitled to sixty-four percent (64%) of the net profit after deducting all development costs, taxes, duties, and all other costs and expenses of the joint venture company.

# PROJECT HIGHLIGHTS

PROJECT 1

## 01 DIRECT ACCESS TO PRC BUYERS

We can directly engage with high-net-worth and affluent Mainland Chinese investors, a key demographic for overseas property. Our local presence facilitates personalized consultations, builds trust, and ensures efficient sales execution for high-value real estate transactions.

## 02 PROFESSIONAL MARKETING & SALES NETWORK

BNW's award-winning track record in high-rise residential developments ensures professional project execution. Leveraging its established UAE network, combined with targeted marketing in Hong Kong and Mainland China, allows the project to reach qualified and serious buyers efficiently

## 03 UAE'S GOLDEN VISA PROGRAM

The Program provides long-term residency for property investors. This acts as a powerful non-financial incentive for buyers, especially from Asia and the Middle East, enhancing the attractiveness of the project and increasing buyer confidence in their investment

## 04 ATTRACTIVE INVESTMENT PROPOSITION

The development offers strong potential ROI and capital appreciation with an attractive yield return. These features make it appealing not only as a lifestyle purchase but also as a long-term investment, attracting both end-users and investor-buyer segments

## 05 PRIME LOCATION & SCARCITY

The development is located in Ras Al Khaimah's Beach District, a high-demand luxury waterfront area with limited supply. This scarcity, combined with the emirate's growing reputation as a premium lifestyle destination, positions the project favorably for full absorption at attractive pricing

Acquisition of Equity Interest in PredicXion Group Limited (“PredicXion” or “K25.ai”)

On May 15, 2026, NewGenIvf signed a strategic investment agreement with PredicXion Group Limited, and Kong Yiu Cheung, PredicXion’s sole shareholder (the “Seller”), for the acquisition of up to a 10% equity interest in PredicXion (the “PredicXion Acquisition”) at a pre-money valuation of US$100,000,000. On May 28, 2026, NewGenIvf signed a share purchase agreement with PredicXion, and the Seller (“First PredicXion SPA”) for the acquisition of a 2% equity interest in PredicXion (“PredicXion Initial Acquisition”). The consideration payable for the PredicXion Initial Acquisition was a combination of: (i) cash consideration of US$1,000,000 or an equivalent amount in stablecoin, or Solana; and (ii) 666,667 newly issued Class A ordinary shares of the Company (equivalent to 222,222 Class A Ordinary Shares adjusted for Reverse Stock Split) at a share price of US$1.50 per share. Under the terms of the First PredicXion SPA, the Company has an option exercisable at any time within three months after signing the First PredicXion SPA, to acquire up to an additional 8% of PredicXion’s fully diluted equity at the same pre-money valuation of US$100,000,000 (“Top-up Option”). A copy of the First PredicXion SPA was filed as Exhibit 10.1 in the Company’s current report on Form 6-K dated May 28, 2026 and is incorporated by reference herein. On June 2, 2026, NewGenIvf exercised its Top-up Option to acquire an additional 4% equity interest in PredicXion (“Top-Up Acquisition”). Pursuant to the share purchase agreement (“First PredicXion Top-Up SPA”) among NewGenIvf, PredicXion, and the Seller for the Top-Up Acquisition, the Company shall acquire a 4% equity interest for an aggregate consideration of US$4,000,000, consisting of (i) US$2,000,000 payable in cash or in digital assets, and (ii) 1,500,000 Class A ordinary shares of the Company (equivalent to 500,000 Class A Ordinary Shares adjusted for Reverse Stock Split). The Company paid a cash deposit of US$300,000 upon signing of the Top-Up SPA, and shall pay the balance of $1,700,000 by August 30, 2026. A copy of the First PredicXion Top-Up SPA was filed as Exhibit 10.1 in the Company’s current report on Form 6-K dated June 4, 2026, and is incorporated by reference herein. On June 18, 2026, NewGenIvf exercised its Top-up Option to acquire an additional 4% equity interest in PredicXion (“Second Top-Up Acquisition”). Pursuant to the share purchase agreement (“Second PredicXion Top-Up SPA”) among NewGenIvf, PredicXion, and the Seller for the Second Top-Up Acquisition, the Company shall acquire a 4% equity interest for an aggregate consideration of US$4,000,000, consisting of (i) US$2,000,000 payable in cash or in digital assets, and (ii) 1,500,000 Class A ordinary shares of the Company (equivalent to 500,000 Class A Ordinary Shares adjusted for Reverse Stock Split). The parties agreed that the aggregate cash deposit to be paid pursuant to the First PredicXion Top-Up SPA and the Second PredicXion Top-Up SPA shall be US$800,000, payable upon the signing of the Second PredicXion Top-Up SPA, and the balance of $1,000,000 of the First PredicXion Top-Up SPA and the balance of $1,900,000 of the Second PredicXion Top Up SPA shall be paid by the Company to the Seller by August 31, 2026 and September 30, 2026 respectively. A copy of the Second PredicXion SPA was filed as Exhibit 10.1 in the Company’s current report on Form 6-K dated June 18, 2026, and is incorporated by reference herein.

On July 27, 2026, NewGenIvf signed a share purchase agreement with PredicXion, and the Seller (“Additional 3pct PredicXion SPA”) for the acquisition of an additional 3% equity interest in PredicXion. The consideration payable for the Additional 3pct PredicXion Acquisition was a combination of: (i) cash consideration of US$3,750,000 or an equivalent amount in stablecoin, or Solana; and (ii) 2,500,000 newly issued Class A ordinary shares of the Company at a share price of US$1.50 per share. A copy of the Additional 3pct PredicXion SPA was filed as Exhibit 10.1 in the Company’s current report on Form 6-K dated July 27, 2026, and is incorporated by reference herein.

Exclusive Agency Agreement with PredicXion Group Limited

Concurrently with its entry into the First PredicXion Top-Up SPA, NewGenIvf entered into an exclusive agency agreement (“EAA”) with PredicXion, pursuant to which PredicXion appointed NewGenIvf as its exclusive agent for the promotion, marketing and facilitation of its K25.ai platform in Thailand, Singapore, Japan and such other APAC markets as may be mutually agreed by the parties from time to time, excluding Mainland China, Hong Kong, Macau and any other restricted jurisdictions. In consideration for its services under the EAA, NewGenIvf is entitled to tiered commissions on the annual gross profit generated by K25.ai from customers introduced or directly serviced by NewGenIvf, calculated as (i) 10% on the first US$1,000,000 of annual gross profit, (ii) 7.5% on annual gross profit between US$1,000,000 and US$3,000,000 and (iii) 5% on annual gross profit in excess of US$3,000,000. The aggregate commission payable to NewGenIvf under the EAA is capped at US$5,000,000 per calendar year. The EAA has an initial term of three years from its effective date and will renew automatically for successive one-year periods thereafter. NewGenIvf’s exclusivity in each agreed territory is subject to NewGenIvf satisfying a minimum annual gross profit performance threshold of US$500,000 per calendar year in respect of customers introduced or directly serviced by NewGenIvf in that territory; failure to satisfy that threshold in any territory entitles K25.ai to terminate NewGenIvf’s exclusivity in that territory in accordance with the terms of the EAA. A copy of the EAA was filed as Exhibit 10.2 in the Company’s current report on Form 6-K dated May 28, 2026, and is incorporated by reference herein.

PredicXion operates K25.ai, an AI-native prediction market that transforms livestreams into real-time interactive markets. K25.ai enables audiences to predict what happens next across live sports, esports, entertainment and creator content. Its proprietary AI infrastructure supports real-time market generation, content monitoring and outcome resolution, powering a seamless watch-to-predict experience. The services contemplated under the EAA are not directly related to the Company’s assisted reproductive services in the Asia-Pacific. Rather, the arrangement is a separate commercial initiative that leverages the Company’s established presence, business relationships, local market knowledge and professional network across the Asia-Pacific region.

Repurchase and Forbearance Agreement with JAK Opportunities VI LLC

On June 15, 2026, NewGenIvf entered into a Repurchase and Forbearance Agreement (the “Repurchase Agreement”) with JAK Opportunities VI LLC (“JAK”), pursuant to which the Company agreed to (i) repurchase from JAK senior convertible notes originally issued under two Securities Purchase Agreements dated August 7, 2024 and April 1, 2025, respectively, having an aggregate outstanding principal and accrued interest amount of approximately $3,625,000 as of the date of the Repurchase Agreement, for an aggregate repurchase price of $4,531,250, (ii) repurchase from JAK certain warrants to purchase ordinary shares of the Company for an aggregate repurchase price of $600,000, and (iii) pay JAK a forbearance payment of $2,250,000 in consideration of JAK’s agreement to forbear from, and upon full payment to irrevocably waive, its rights to require additional note closings under the existing Securities Purchase Agreements. The aggregate payment obligation of $7,381,250 is payable in installments through November 1, 2027, as set forth in a schedule attached to the Repurchase Agreement. During the payment period, JAK has agreed to forbear from converting the notes or exercising the warrants, subject to termination of the forbearance upon the occurrence of any event of default or uncured breach by the Company. The Repurchase Agreement also provides that proceeds from any subsequent equity or debt placements by the Company (subject to specified exclusions) must be applied as mandatory prepayments toward the aggregate payment obligation, with 66% of such proceeds first applied evenly to the note repurchase price, warrant repurchase price, and forbearance payment. In the event of a Default under the Agreement, all payments made by the Company to JAK prior to such Default would be permanently forfeited and retained by JAK as liquidated damages and compensation for the use of funds. Upon such Default, the original outstanding Convertible Notes, Warrants, and all related rights (including conversion and exercise rights) would be fully reinstated as if the Agreement had never been entered into. A copy of the Repurchase Agreement was filed as Exhibit 10.1 to the Company’s current report on 6-K dated June 16, 2026 and is incorporated by reference herein.

Exchange of Convertible Notes with JAK Opportunities VI LLC

On August 11, 2026, NewGenIvf completed an Amendment and Exchange Agreement (the “Exchange Agreement”) with JAK Opportunities VI LLC (“JAK”). Under the Exchange Agreement, the Repurchase Agreement with JAK was terminated and the remaining outstanding Convertible Notes, and Warrants were exchanged for a new senior convertible note in the aggregate principal amount of $7,105,468.75 (“New Note”). The restructuring eliminates, among other terms, the mandatory requirement that a significant percentage of proceeds from new capital raises be applied to prepay the outstanding Convertible Notes and Warrants which was set out in the Forbearance Agreement. A copy of the Exchange Agreement and the New Note were filed as Exhibits 10.1, and 10.2 to the Company’s current report on 6-K dated August 17, 2026 and are incorporated by reference herein.

 THE OFFERING

Class A Ordinary Shares offered by us

We are offering up to [●] Class A Ordinary Shares at an assumed public offering price of US$[●] per share, which was the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on [●], 2026.

We are also offering to each purchaser whose purchase of Class A Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Class A Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, in lieu of Class A Ordinary Shares, Pre-Funded Warrants to purchase Class A Ordinary Shares.

For each Pre-Funded Warrant we sell, the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis.

This prospectus also relates to the offering of the Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants.

Assumed Public Offering Price	$[●] per Class A Ordinary Share, the closing price of our Class A Ordinary Shares on [●], 2026. The purchase price per Pre-Funded Warrant will be $[●], equal to the public offering price per Class A Ordinary Share less the $0.00001 per share exercise price.

Ordinary Shares currently issued and outstanding	6,405,795 Ordinary Shares, consisting of 6,367,870 Class A Ordinary Shares and 37,925 Class B Ordinary Shares.

Ordinary Shares after this offering

[●] Class A Ordinary Shares, assuming (i) the sale of all of the securities being offered in this offering at an assumed public offering price of $[●] per share and (ii) no sale of Pre-Funded Warrants; and

37,925 Class B Ordinary Shares

Description of Pre-Funded Warrants

Each Pre-Funded Warrant will be exercisable for one Class A Ordinary Share at an exercise price of $0.00001 per share. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of Class A Ordinary Shares outstanding immediately after giving effect to such exercise. The Pre-Funded Warrants are immediately exercisable (subject to the beneficial ownership limitation) and may be exercised at any time until exercised in full.

For more information regarding the Pre-Funded Warrants, you should carefully read the section titled “Description of Securities We Are Offering” in this prospectus. See also “Risk Factors – Risks Related to this Offering.”

Voting Rights	Each Class A Ordinary Share is entitled to one (1) vote.

See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds”.

Lock-up

Our directors, executive officers, employees and shareholders holding at least 10% of our outstanding Ordinary Shares have agreed with the placement agent that, without the prior written consent of the placement agent, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares, subject to certain exceptions, for a period of sixty (60) days after the closing date of this offering. We have agreed to a standstill for a period of sixty (60) days after the closing date, subject to certain exceptions. See “Plan of Distribution.”

Risk factors	An investment in our securities involves substantial risks. You should be aware that Nasdaq may halt trading in our Class A Ordinary Shares and/or delist our Class A Ordinary Shares for public interest concerns. See “Risk Factors - Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering.” on page 62 of this prospectus. You should read the “Risk Factors” section starting on page 32 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Transfer Agent	Continental Stock Transfer & Trust Company

Nasdaq symbol

“NIVF” (Class A Ordinary Shares). There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Unless otherwise indicated, all information contained in this prospectus assumes the sale of all of the Class A Ordinary Shares offered hereby at an assumed public offering price of $[●] per share. The number of shares of our Class A Shares that are and will be outstanding immediately before and after this offering as shown above is based on 6,367,870 Class A Ordinary Shares outstanding as of August 19, 2026. No new Class B Ordinary Shares will be issued by us under this offering.

RISK FACTORS

Investing in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider the risks in this prospectus, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our Class A Ordinary Shares. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Class A Ordinary Shares could decline and you could lose part or all of your investment.

Additionally, we are also subject to the following risk factors.

Risks Related to NewGenIvf’s Business and Industry

We may not be able to continue operating as a going concern.

As of December 31, 2025, the Company’s cash and cash equivalents stood at approximately US$758,621 While the Company does not have immediate challenges to settle its obligations when payments become due, the Company can make no assurance that it will have sufficient capital to bridge potential financial and liquidity shortfalls.

The Company is always closely monitoring the market for opportunities and has also been carrying out various fundraising projects to improve the Company’s cash flow position. As of August 19, 2026, the Company has outstanding convertible promissory notes of $9,305,580.75, and outstanding payments of $6,462,500 in aggregate for the purchase of K25.ai equity investment. It should be noted that the Company has access to an equity line of credit facility of up to US$100,000,000 from White Lion Capital, of which approximately US$18.92 million has been drawn and become equity to date.

The Company can make no assurance that required financing will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and its financial statements.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. These adjustments could be material.

The fertility market in which NewGenIvf participates is competitive, and if NewGenIvf does not continue to compete effectively, its results of operations could be materially and adversely affected.

The market for NewGenIvf’s solutions is competitive and is likely to attract increased competition, which could make it hard for it to succeed. NewGenIvf faces significant competition from other fertility companies and other players in the fertility market. Some of NewGenIvf’s competitors are more established, have a longer operating history and a larger client base, benefit from greater brand recognition and have substantially greater financial, technical and marketing resources than NewGenIvf does. NewGenIvf’s competitors may compete with NewGenIvf in a variety of ways, including seeking to develop or integrating solutions and services that may become more efficient or appealing to NewGenIvf’s existing and potential clients, achieving superior clinical outcomes, having access to a network of more high-quality fertility specialists, establishing more comprehensive data reporting and sharing systems, conducting brand promotions and other marketing activities, and making investments in and acquisitions of NewGenIvf’s business partners. While NewGenIvf believes that one of its key competitive advantages is its ability to provide a broad range of services, and NewGenIvf does not believe any competitors have developed a similar broad range services in Asia Pacific at this time, current or future competitors may be successful in doing so in the future. If current or future competitors are successful at developing a similar broad range of services, NewGenIvf’s financial performance may be negatively impacted.

In addition, NewGenIvf believes that there is growing awareness of the demand for fertility services. As the fertility services field gains more attention, more competitors may be drawn into the market. NewGenIvf also could be adversely affected if NewGenIvf fails to identify or effectively respond to changes in market dynamics. As a result of any of these factors, NewGenIvf may not be able to continue to compete successfully against its current or future competitors, and this competition could result in the decrease in its clients base and market share and the failure of its platform to continue to maintain market acceptance, which would materially and adversely affect its business, financial condition and results of operations.

NewGenIvf has a limited operating history with its current platform of solutions, which makes it difficult to predict its future prospects, financial performance and results of operations.

The predecessor entity of the Company prior to the Business Combination in April of 2024, NewGenIvf Limited, a Cayman Islands exempted company, was established in 2019, and although its subsidiary First Fertility PGS Center Limited launched fertility services in 2014, has a limited operating history. As a result of its limited operating history with its current platform of solutions, as well as a limited amount of time serving a majority of its client base, its ability to accurately forecast its future results of operations, key operating data, net revenue, cash flows, and operating margins is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. NewGenIvf’s historical revenue growth should not be considered indicative of its future performance. Further, in future periods, its revenue growth could slow or decline for a number of reasons, including risks, challenges and uncertainties that NewGenIvf has encountered and may continue to encounter that are frequently experienced by companies at an early stage, slowing demand for its solutions and fertility services in general, changes in utilization trends by its clients, general economic slowdown, an increase in unemployment, an increase in competition, changes to health care trends and regulations, changes to science relating to the fertility market, a decrease in the growth of the fertility market, or its failure, for any reason, to continue to take advantage of growth opportunities. If NewGenIvf’s assumptions regarding these risks and uncertainties and its future revenue growth are incorrect or change, or if it does not address these risks successfully, its operating and financial results could differ materially from its expectations, and its business could suffer.

NewGenIvf is undergoing a significant and rapid business transformation, which involves substantial risks and may not be successful.

NewGenIvf’s recent and planned strategic initiatives represent a fundamental shift from our historical focus on fertility services to a highly diversified conglomerate with operations in real estate development, and digital asset management. This transformation involves numerous risks, including our inability to manage multiple, unrelated business lines, the failure of these new ventures to generate expected revenues or profits, the diversion of management’s attention from our core operations, and significant unanticipated costs. Our lack of operating history in these new sectors makes it difficult to forecast future performance, and there can be no assurance that this diversification strategy will enhance shareholder value or that we will successfully execute this transformation.

NewGenIvf’s new strategic initiatives may place significant strain on the Company’s management, and operational resources.

The rapid expansion into multiple new and complex business areas will require significant management attention and financial resources. Our senior management has limited experience in large-scale real estate development, and investments in digital assets. Our ability to manage this growth effectively, recruit and retain qualified personnel with the requisite expertise, and maintain a cohesive corporate culture across diverse business lines is unproven. Any failure to manage this growth could lead to operational inefficiencies, control failures, and a material adverse effect on our business and results of operations.

Our planned Solana strategy may not be successful and exposes us to various risks, including risks associated with the Solana network, SOL token and the blockchain sector.

On June 2, 2025, we announced plans to invest up to US$30 million in staking the digital asset SOL (the native token of the Solana network) and funding such investment using our existing credit facilities. We intended to systematically deploy our available capital to acquire SOL from time to time over a period of 18 months. However, as of the date of this prospectus, we no longer hold any SOL tokens as all SOL tokens were used as consideration for the acquisition of its equity interest in PredicXion. We no longer intend to invest further capital in SOL.

Our strategic investment in and exclusive agency agreement with PredicXion Group Limited subject us to financial, operational, and regulatory risks, and we may fail to realize the anticipated benefits of this relationship.

In May, June and July 2026, we entered into a series of agreements to acquire up to a 13% equity interest in PredicXion Group Limited (“PredicXion”), consisting of an initial 2% acquisition, two subsequent 4% top-up exercises, and an additional acquisition of 3% (collectively, the “PredicXion Acquisition”). Concurrently, we entered into an Exclusive Agency Agreement (“EAA”) to act as the exclusive agent for the promotion, marketing, and facilitation of PredicXion’s K25.ai platform in certain APAC markets. In July 2026, we entered into an additional agreement to acquire a 3% equity interest in PredicXion. This transaction and the ongoing commercial relationship expose us to numerous risks, including the following:

●	Substantial Liquidity and Capital Commitments: The PredicXion Acquisition requires significant cash and equity commitments. Under the terms of the First PredicXion Top-Up SPA and Second PredicXion Top-Up SPA, we are required to pay total outstanding cash balances of US$1,000,000 and US$1,900,000 to the Seller by August 31, 2026 and September 30, 2026 respectively. Under the terms of the Additional SPA, we are required to pay US$3,562,500 to the Seller by 30 November 2026. If we experience cash flow constraints or fail to fulfill these payment obligations on time, we could be in breach of these agreements, which may result in legal liability, forfeiture of our deposits, or the loss of our investment.

●	Risks Associated with Digital Assets: The consideration for the PredicXion Acquisition may be paid in part using digital assets (including stablecoins or Solana). The value of digital assets is highly volatile and susceptible to sudden market fluctuations, regulatory scrutiny, and security vulnerabilities. Utilizing digital assets for transaction settlements exposes us to increased operational complexity and potential financial losses.

●	Dilution to Existing Shareholders: We have issued substantial amounts of Class A ordinary shares as part of the transaction consideration (666,667 shares (equivalent to 222,223 shares as adjusted for the applicable Reverse Stock Splits) for the Initial Acquisition and 1,500,000 shares (500,000 shares as adjusted for the applicable Reverse Stock Splits) for each of the two Top-Up Acquisitions, and 2,500,000 shares for the Additional Acquisition, totaling 3,722,223 shares as adjusted for the applicable Reverse Stock Splits). The issuance of these shares will dilute the ownership percentages and voting power of our existing shareholders and could depress the market price of our Class A ordinary shares.

●	Risk of Loss of Territory Exclusivity: Our exclusive marketing rights for the K25.ai platform in Thailand, Singapore, Japan, and other agreed APAC markets are conditional upon our performance. Specifically, we must satisfy a minimum annual gross profit performance threshold of US$500,000 per calendar year in each agreed territory. If we fail to meet this threshold in any territory, PredicXion has the right to terminate our exclusivity for that region, which would significantly impair our expected revenue and competitive position in the APAC market.

●	Reliance on a Minority Investment and Platform Adoption: Because our equity interest in PredicXion is only 13%, we have limited influence and no control over PredicXion’s corporate governance, strategic direction, or operational decisions. Furthermore, the success of the EAA depends heavily on commercial acceptance of the K25.ai platform. If the platform fails to gain market traction, or if PredicXion fails to maintain or upgrade the platform efficiently, we may never generate sufficient gross profit to earn the tiered commissions under the EAA or achieve a return on our investment.

●	Caps on Potential Revenue: The aggregate commission payable to us under the EAA is capped at US$5,000,000 per calendar year. This cap limits our maximum potential upside from the relationship, even if the K25.ai platform achieves massive financial success in our territories.

If we are unable to successfully manage these risks, our business, financial condition and results of operations may be materially and adversely affected.

NewGenIvf’s real estate development projects are subject to numerous risks that could prevent the Company from realizing the projected returns.

NewGenIvf’s real estate joint venture is concentrated in Ras Al Khaimah, UAE, and is dependent on the successful development, marketing, and sale of properties in the specific geographic region. The project is vulnerable to regional economic conditions, regulatory changes, and real estate market fluctuations specific to that emirate. The projected net return of up to US$67 million is based on feasibility studies and assumptions, including specific sale prices per square foot and 100% sales efficiency, which may not materialize. These projects are susceptible to risks such as construction delays and cost overruns, fluctuations in the UAE real estate market, changes in regional economic and political conditions, regulatory changes, and reliance on third-party developers and partners. Our financial returns are contingent upon the joint venture’s success, and any failure to achieve the projected financial outcomes could have a material adverse effect on our business and financial condition. Furthermore, the Company’s current commitment is limited to a reservation deposit, as a definitive Sales and Purchase Agreement has yet to be executed. Thus, there is uncertainty over projected final project revenues.

The valuation of acquired assets, such as intellectual property and mining reserves, is complex and subjective, and may not be realized.

On October 6, 2025, NewGenIvf reported a gain from IP acquisition of US$17.9 million from its acquisition of advanced cytometry intellectual property. The gain from acquisition was based on an independent valuation report from a “Big Four” accounting firm. The gain from IP acquisition is based on estimates, appraisals, and technical reports. These valuations are subject to assumptions and methodologies that may prove to be inaccurate. The actual commercial value of the acquired IP is dependent on our ability to successfully license the technology and generate royalty streams. If the fair value of these assets declines or is not realized, we may be required to recognize impairment charges, which would negatively impact our financial results.

NewGenIvf’s marketing efforts depend significantly on its ability to receive positive references from its existing clients.

NewGenIvf’s marketing efforts depend significantly on its ability to call on its current clients to provide positive references to new, potential clients. Given its limited number of long-term clients, the loss or dissatisfaction of any client could substantially harm its brand and reputation, inhibit the market adoption of its offering and impair its ability to attract new clients and maintain existing clients. Any of these consequences could have an adverse effect on its business, financial condition and results of operations.

As a public reporting company, we are subject to filing deadlines for reports that we file pursuant to the Exchange Act, and our failure to timely file such reports may have material adverse consequences on our business.

In the past, we have not been able to, and may continue to be unable to produce timely financial statements, and file these financial statements as part of a periodic report in a timely manner with the SEC. For example, we failed to timely file with the SEC the requisite Form 20-F for the year ended December 31, 2023. Consequently, we were not compliant with the periodic reporting requirements under the Exchange Act at such time. We cannot guarantee that in the future our reporting will always be timely. Our failure to timely file future periodic reports with the SEC could subject us to enforcement action by the SEC and shareholder lawsuits and could eventually result in the delisting of our Class A Ordinary Shares from Nasdaq, regulatory sanctions from the SEC, and/or the breach of covenants in our credit facilities or of any preferred equity or debt securities we may issue in the future, any of which could have a material adverse impact on our operations and your investment in our Class A Ordinary Shares, and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders. Additionally, our failure to file our past periodic reports and future periodic reports has resulted in and could result in investors not receiving adequate information regarding us with which to make investment decisions. As a result, investors may not have access to current or timely financial information about our business.

If we are unable to continue to meet the listing requirements of Nasdaq, our Class A Ordinary Shares will be delisted.

On October 8, 2024, the Company received a deficiency letter (“Bid Price Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that it is currently not in compliance with the closing bid price requirement under Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The Bid Price Deficiency Letter stated that, for the preceding 30 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum closing bid price of $1 per share pursuant to the Minimum Bid Price Rule. The Company has an initial compliance period of 180 calendar days, or until April 7, 2025 to regain compliance with the Minimum Bid Price Rule. The Deficiency letter stated that if at any time the closing bid price of the Company’s Class A Ordinary Shares is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide the Company written confirmation of compliance with this requirement, as applicable. On February 11, 2025, the Company effected a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the Minimum Bid Price Rule. Since the First Reverse Stock Split, the Company has carried out 3 additional reverse stock splits on May 5, 2025, August 4, 2025 and December 1, 2025 in order to ensure the Company’s Class A Ordinary Shares do not fall below $1.00 per share for 30 consecutive days. If within one year of the Reverse Stock Splits, the Company’s Class A Ordinary Shares fall below $1.00 per share for 30 consecutive business days, then Nasdaq may not provide us with an additional compliance period under its amended Listing Rule 5810(c)(3)(A)(iv) and our common stock could be delisted immediately.

On May 24, 2024, the Company received a MVLS Deficiency Letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Class A Shares did not meet the minimum MVLS Requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(A). In accordance with Nasdaq Rule 5810(c)(3)(C), the Company has been provided an initial period of 180 calendar days, or until November 20, 2024, the Compliance Date, to regain compliance with the MVLS Requirement. If, at any time before the Compliance Date, the MVLS for the Class A Shares is at least $50,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVLS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting.

On May 24, 2024, the Company received a MVPHS Deficiency Letter from the Staff of Nasdaq notifying the Company that, for the preceding 35 consecutive business days, the Company’s Class A Ordinary Shares did not meet the minimum $15,000,000 MVPHS Requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rules 5450(b)(2)(C). In accordance with Nasdaq Rule 5810(c)(3)(D), the Company has until the Compliance Date to regain compliance with the MVPHS Requirement. If, at any time before the Compliance Date, the MVPHS for the Class A Shares is at least $15,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the MVPHS Requirement. In the event the Company does not regain compliance with the above requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may apply to transfer the Company’s securities to The Nasdaq Capital Market.

On November 21, 2024, the Company received a notice from the Staff of Nasdaq notifying the Company that its securities are subject to delisting due to the MVPHS Deficiency and MLVS Deficiency. The Company requested a hearing to appeal the delisting determination before the Nasdaq Hearings Panel (the “Panel”) on November 27, 2024. On November 29, 2024, the Company received a formal notice from Nasdaq that the Panel will consider its appeal at an oral hearing on January 28, 2025 (the “Hearing”). On February 19, 2025, the Company received written decision from the Panel, which granted an extension, allowing the Company additional time to regain compliance with the Nasdaq Stock Market’s (“Nasdaq” or the “Exchange”) continued listing requirements, subject to meeting specific compliance criteria within designated timeframes. On February 11, 2025, the Company carried out a 1-for-20 reverse stock split of its issued and unissued shares. The effect of the reverse stock split was to consolidate every 20 issued and unissued share into one share. On February 27, 2025, the Company received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at $1.00 per share or greater for 10 consecutive business days from February 11, 2025 to February 26, 2025, and the Company had regained compliance with the Minimum Bid Price Rule. In addition, on February 27, 2025, the Company received a confirmation from Nasdaq that its application to transfer its listing to the Nasdaq Capital Market had been approved and that the Company’s securities would be transferred to the Nasdaq Capital Market at the opening of business on February 28, 2025. On March 10, 2025, the Company received a confirmation letter from Nasdaq confirming that it has demonstrated compliance with all of Nasdaq’s listing requirements, as required in the Panel’s decision letter dated February 19, 2025.

On July 22, 2026, Nasdaq Rules 5810(c)(1) and 5550(a)(6) came into effect, requiring issuers to maintain a minimum Market Value of Listed Securities (MVLS) of at least US$5 million. If our MVLS falls below this threshold for 30 consecutive business days, Nasdaq will issue an immediate Staff Delisting Determination, resulting in the immediate suspension and delisting of our securities. Unlike other deficiencies (such as minimum bid price), this rule does not provide an automatic compliance or cure period. On July 29. 2026, the United States Securities Exchange Commission (“SEC”) issued an automatic stay on this rule pending review by the full Commission, temporarily pausing its implementation. However, if the stay is lifted and the rule is fully enforced, any sustained drop in our share price or listed share volume could trigger an immediate suspension without a grace period.

If we are unable to achieve and maintain compliance with such listing standards or other Nasdaq listing requirements in the future, our Class A Ordinary Shares could be delisted from Nasdaq. A delisting of our Class A Ordinary Shares and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our Class A Ordinary Shares; (ii) reducing the number of investors willing to hold or acquire our Class A Ordinary Shares, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

If NewGenIvf is unable to attract new clients, its business, financial condition and results of operations would be adversely affected.

To increase its revenue, NewGenIvf must continue to attract new clients. NewGenIvf’s ability to do so depends in large part on the success of its sales and marketing efforts, and the success of references through existing clients. Potential clients may seek out other options; therefore, NewGenIvf must demonstrate that its solutions are valuable and superior to alternatives. If NewGenIvf fails to provide high-quality solutions and convince clients of the benefits of its model and value proposition, NewGenIvf may not be able to attract new clients. If the markets for NewGenIvf’s solutions decline or grow more slowly than it expects, or if the number of clients that contract with it for its solutions declines or fails to increase as it expects, its financial results could be harmed. As the markets in which NewGenIvf participate mature, fertility solutions and services evolve and competitors begin to enter into the market and introduce differentiated solutions or services that are perceived to compete with its solutions, particularly if such competing solutions are adopted by its competitors, its ability to sell its solutions could be impaired. As a result of these and other factors, NewGenIvf may be unable to attract new clients, which would have an adverse effect on its business, financial condition and results of operations.

NewGenIvf’s business depends on its ability to maintain its existing client demographics. Any failure to do so would harm its business, financial condition and results of operations.

As part of its growth strategy, NewGenIvf is focused on maintaining its services within its existing client demographics. NewGenIvf mainly competes with mid-level private clinics and hospitals, which have improved and developed their services and equipment over the years. In addition to private clinics and hospitals already existing, foreign medical companies may also enter the markets where NewGenIvf operates. Such foreign medical companies may be well-placed to compete with NewGenIvf due to their larger network size, reputation as global players and access to more advanced technology and financial resources. The expansion of existing competitors in the industry may erode NewGenIvf’s existing market share or decrease its traditional client pool. There can be no assurance that NewGenIvf will be able to compete effectively and therefore its future business growth may suffer.

A significant reduction in the utilization of NewGenIvf’s solutions could have an adverse effect on its business, financial condition and results of operations.

A significant reduction in the number of clients using NewGenIvf’s solutions could adversely affect its business, financial condition and results of operations. Factors that could contribute to a reduction in the use of its solutions include: general economic downturn that results in adverse financial conditions; regulatory changes; failure to adapt and respond effectively to changing medical landscape, changing regulations, changing client needs, requirements or preferences; negative publicity, through social media or otherwise and news coverage.

If NewGenIvf fails to offer high-quality support, its reputation could suffer.

NewGenIvf relies on its client account management personnel and the patient navigators (the “PNs”) to resolve client issues and help clients realize the full benefits that its solutions and services provide. High-quality support is also important for the renewal and expansion of its services to existing clients. The importance of its support functions will increase as NewGenIvf expands its business and pursue new clients. If NewGenIvf does not help its clients quickly resolve issues and provide effective ongoing supports, its ability to maintain and expand its offerings to existing and new clients could suffer, and its reputation with existing or potential clients could suffer. Further, to the extent that NewGenIvf is unsuccessful in hiring, training and retaining adequate PNs and client account management personnel, its ability to provide adequate and timely support to its clients would be negatively impacted, and its clients’ satisfaction with its solutions and services would be adversely affected.

NewGenIvf’s failure to effectively develop and expand its marketing and sales capabilities could harm its ability to increase its client base and achieve broader market acceptance of solutions NewGenIvf provides.

NewGenIvf’s ability to increase its client base and achieve broader market acceptance of solutions it provides will depend to a significant extent on its ability to expand its marketing and sales capabilities. NewGenIvf plans to continue expanding its direct sales force and to dedicate significant resources to sales and marketing programs, including direct sales, inside sales, targeted direct marketing, advertising, digital marketing, e-newsletter and conference sponsorships. All of these efforts will require it to invest significant financial and other resources. Its business and results of operations could be harmed if its sales and marketing efforts do not generate significant increases in revenue. NewGenIvf may not achieve anticipated revenue growth from expanding its sales and marketing efforts if it is unable to hire, develop, integrate and retain talented and effective sales personnel, if its new and existing sales personnel, on the whole, are unable to achieve desired productivity levels in a reasonable period of time, or if its sales and marketing programs are not effective.

NewGenIvf may experience net losses and may not sustain profitability in the future.

NewGenIvf experienced significant revenue decrease from 2019 to 2020, due to the impact of COVID-19. NewGenIvf is not certain whether it will obtain sufficient levels of sales to sustain its growth or maintain profitability in the future. NewGenIvf also expects its costs and expenses to increase in future periods, which could negatively affect its future results of operations if its revenue does not increase accordingly. In particular, NewGenIvf intends to continue to incrementally expand its sales and client account management teams to educate potential clients and drive new client adoption. NewGenIvf also expects to incur additional costs as it introduces new solutions and services to enhance its comprehensive fertility offering. NewGenIvf will also face increased compliance costs associated with growth, the expansion of its client base and being a public company. NewGenIvf’s efforts to grow its business may be costlier than it expects, and NewGenIvf may not be able to increase its revenue enough to offset its increased operating expenses. NewGenIvf may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications and delays, and other unknown events. If NewGenIvf is unable to sustain profitability, the value of its business and common stock may significantly decrease.

NewGenIvf’s future revenue may not grow at the rates it historically has, or at all.

NewGenIvf has experienced growth since its business operations started in 2014. Revenue and NewGenIvf’s client base may not grow at the same rates they historically have, or they may decline in the future. NewGenIvf’s future growth will depend, in part, on its ability to:

●	continue to attract new clients and/or maintain existing clients;

●	price its solutions and services effectively so that it is able to attract new clients, expand sales to its existing clients and maintain profitability;

●	provide its clients with client support that meets their needs, including through dedicated PNs;

●	maintain successful collection of applicable receivable balances;

●	retain and maintain relationships with high-quality and respected fertility specialists;

●	attract and retain highly qualified personnel to support all clients; and

●	increase awareness of its brand and successfully compete with other competitors.

NewGenIvf may not successfully accomplish all or any of these objectives, which may affect its future revenue, and which makes it difficult for it to forecast its future results of operations. In addition, if the assumptions that NewGenIvf uses to plan its business are incorrect or change in reaction to changes in its market, it may be difficult for it to maintain profitability. NewGenIvf’s shareholders should not rely on its revenue for any prior quarterly or annual periods as any indication of its future revenue or revenue growth.

In addition, NewGenIvf expects to continue to expend substantial financial and other resources on:

●	sales and marketing;

●	technology infrastructure, including systems architecture, scalability, availability, performance and security; and

●	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not result in increased revenue growth in its business. If NewGenIvf is unable to increase its revenue at a rate sufficient to offset the expected increase in its costs, its business, financial position, and results of operations will be harmed, and NewGenIvf may not be able to maintain profitability over the long term. Additionally, NewGenIvf may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods.

If its revenue growth does not meet its expectations in future periods, NewGenIvf may not maintain profitability in the future, its business, financial position and results of operations may be harmed.

NewGenIvf’s interim and annual results may fluctuate significantly and may not fully reflect the underlying performance of NewGenIvf’s business.

NewGenIvf’s interim and annual results of operations, including the levels of NewGenIvf’s revenues, expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of NewGenIvf’s control, and period-to-period comparisons of NewGenIvf’s operating results may not be meaningful, especially given NewGenIvf’s limited operating history. Accordingly, the results for any one fiscal half year or any one fiscal year are not necessarily an indication of future performance. Fluctuations in interim and/or annual financial results may adversely affect the price of NewGenIvf’s ordinary shares. Factors that may cause fluctuations in NewGenIvf’s interim and annual financial results include:

●	NewGenIvf’s ability to attract new customers and maintain relationships with existing customers;

●	changes in NewGenIvf’s products and services offered and introduction of new services and products;

●	the amount and timing of operating expenses related to marketing and the maintenance and expansion of NewGenIvf’s business, operations and infrastructure;

●	changes in the market situation of the residential property in the United Arab Emirates;

●	general economic, industry and market conditions; and

●	the timing of expenses related to the development or acquisition of technologies or businesses.

If the estimates and assumptions NewGenIvf uses to determine the size of the target markets for its services are inaccurate, its future growth rate may be impacted and its business would be harmed.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Market opportunity estimates and growth forecasts included in this prospectus, including those NewGenIvf has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including the risks described in this prospectus. Even if the markets in which NewGenIvf competes achieve the forecasted growth, its business could fail to grow at similar rates, if at all.

NewGenIvf’s estimates of the market opportunity for its services are based on the assumption that the purpose-built, data-driven and disruptive fertility services platform with the plan design NewGenIvf offers will be attractive to clients. Clients may pursue alternatives or may not see the value in providing enhanced fertility-related services. In addition, NewGenIvf believes that it is expanding the size of the fertility market as NewGenIvf enhances demand and increase awareness for fertility services. If these assumptions prove inaccurate, or if the increase in awareness of fertility services attracts potential competitors to the market and results in greater competition, NewGenIvf’s business, financial condition and results of operations could be adversely affected.

It is difficult to predict the demand for NewGenIvf’s solutions, the entry of competitive solutions or the future growth rate and size of the fertility market. The expansion of the fertility market depends on a number of factors, including, but not limited to: the continued trend of individuals starting families later in life, increase in the number of single mothers by choice, adoption of non-traditional paths to parenthood and continued de-stigmatization of infertility.

If there is a reduction in demand caused by a lack of client acceptance, weakening economic conditions, data security or privacy concerns, governmental regulation, competing offerings or otherwise, the market for its solutions and services might not continue to develop or might develop more slowly than NewGenIvf expects, which would adversely affect its business, financial condition and results of operations.

NewGenIvf may not be able to successfully manage its growth, and if NewGenIvf is not able to grow efficiently, its business, financial condition and results of operations could be harmed.

As usage of its solutions grows, NewGenIvf will need to devote additional resources to improving and maintaining its infrastructure. In addition, NewGenIvf will need to appropriately scale its internal business systems and its client account management and services personnel to serve its growing client base. Any failure of or delay in these efforts could result in reduced client satisfaction, resulting in decreased sales to new clients and lower renewal and utilization rates by existing clients, which could hurt its revenue growth and its reputation. Even if NewGenIvf is successful in these efforts, they will require the dedication of management time and attention. NewGenIvf could also face inefficiencies or service disruptions as a result of its efforts to scale its internal infrastructure. NewGenIvf cannot be sure that the expansion and improvements to its internal infrastructure will be effectively implemented on a timely basis, and such failures could harm its business, financial condition and results of operations.

If NewGenIvf’s new solutions and services are not adopted by its clients, or if it fails to innovate and develop new offerings that are adopted by its clients, its revenue and results of operations may be adversely affected.

To date, NewGenIvf has derived a substantial majority of its revenue from sales of its fertility services. As NewGenIvf operates in an evolving industry, its long-term results of operations and continued growth will depend on its ability to successfully develop and market new successful solutions and services to its clients. If its existing clients do not value and/or are not willing to make additional payments for such new solutions or services, it could adversely affect its business, financial condition and results of operations. If NewGenIvf is unable to predict clients’ preferences, if the markets in which NewGenIvf participates change, including in response to government regulation, or if NewGenIvf is unable to modify its solutions and services on a timely basis, NewGenIvf may lose clients. Its results of operations would also suffer if its innovations were not responsive to the needs of the clients, appropriately timed with market opportunity or effectively brought to market.

If NewGenIvf fails to adapt and respond effectively to the changing medical landscape, changing regulations, changing client needs, requirements or preferences, its offerings may become less competitive.

The market in which NewGenIvf competes is subject to a changing medical landscape and changing regulations, as well as changing client needs, requirements and preferences. The success of its business will depend, in part, on its ability to adapt and respond effectively to these changes on a timely basis. NewGenIvf’s business strategy may not effectively respond to these changes, and NewGenIvf may fail to recognize and position itself to capitalize upon market opportunities. NewGenIvf may not have sufficient advance notice and resources to develop and effectively implement an alternative strategy. There may be scientific or clinical changes that require it to change its solutions or that make its solutions less competitive in the marketplace. If there are sensitivities to its model or its existing competitors and new entrants create new disruptive business models and/or develop new solutions that clients prefer to its solutions, NewGenIvf may lose clients, and its results of operations, cash flows and/or prospects may be adversely affected. The future performance of NewGenIvf’s business will depend in large part on its ability to design and implement market appropriate strategic initiatives, some of which will occur over several years in a dynamic industry. If these initiatives of NewGenIvf do not result in met objectives, NewGenIvf’s results of operations could be adversely affected.

If NewGenIvf fails to maintain and enhance its brand, its ability to expand its client base will be impaired and its business, financial condition and results of operations may suffer.

The growth of NewGenIvf’s business partially depends on the recognition of NewGenIvf’s brand and reputation. NewGenIvf believes that maintaining and enhancing its brand is important to support the marketing and sale of its existing and future solutions to new clients and expand sales of its solutions to existing clients. NewGenIvf also believes that the importance of brand recognition will increase as competition in its market increases. Successfully maintaining and enhancing its brand will depend largely on the effectiveness of its marketing efforts, its ability to provide reliable services that continue to meet the needs of its clients at competitive prices, its ability to maintain its clients’ trust, its ability to continue to develop new solutions, and its ability to successfully differentiate its platform from competitive solutions and services. NewGenIvf’s brand promotion activities may not generate client awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses NewGenIvf incurs in building its brand. If NewGenIvf fails to successfully promote and maintain its brand, its business, financial condition and results of operations may suffer.

If NewGenIvf fails to retain and motivate members of its management team or other key employees, or fails to attract additional qualified personnel to support its operations, its business and future growth prospects could be harmed.

NewGenIvf’s success and future growth depend largely upon the continued services of its management team and its other key employees. From time to time, there may be changes in its executive management team or other key employees resulting from the hiring or departure of these personnel. Its executive officers and other key employees are employed on an at-will basis, which means that these personnel could terminate their employment with it at any time. The loss of one or more of its executive officers, or the failure by its executive team to effectively work with its employees and lead its company, could harm its business.

In addition, to execute its growth plan, NewGenIvf must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced medical officers and scientific staffs and sales and client account management personnel. There is no guarantee NewGenIvf will be able to attract such personnel or that competition among potential employers will not result in increased salaries or other benefits. From time to time, NewGenIvf has experienced, and NewGenIvf expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which NewGenIvf competes for experienced personnel have greater resources than NewGenIvf has. If NewGenIvf hires employees from competitors or other companies, their former employers may attempt to assert that these employees or NewGenIvf has breached their legal obligations, resulting in a diversion of its time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their contribution to the company. If the perceived value of its equity awards declines, experiences significant volatility, or increases such that prospective employees believe there is limited upside to the value of its equity awards, it may adversely affect its ability to recruit and retain key employees. If NewGenIvf fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be harmed.

Furthermore, in order to attract and retain key personnel and employees, the compensation amounts for NewGenIvf’s executive officers may change significantly after consummation of the Business Combination, although there are currently no agreements in place relating to any such post Business Combination compensation arrangements. As a result, NewGenIvf’s expenses associated with the compensation may increase, which may also have an adverse effect on its results of operations.

NewGenIvf’s Share Incentive Plan allows NewGenIvf to enhance its ability to attract and retain exceptionally qualified individuals and agents and to encourage them to acquire a proprietary interest in the company’s growth and performance. Competition for highly skilled personnel and agents is often intense and NewGenIvf may incur significant costs or may not be successful in attracting, integrating, or retaining qualified personnel and agents to fulfill NewGenIvf’s current or future needs. NewGenIvf believes that the granting of share-based awards is of significant importance to NewGenIvf’s ability to attract and retain agents, key personnel and employees, and NewGenIvf will continue to grant share-based awards in the future. In addition, NewGenIvf may, with the approval of its Compensation Committee and the Board, revise the terms of, and increase the size of, its share incentive plan, to ensure that it is able to attract and retain agents, key personnel and employees. On March 31, 2025, NewGenIvf’s Board approved certain amendments to its Share Incentive Plan, including the increase of the size of the share incentive plan to 20% of the outstanding shares of the Company from time to time. On May 27, 2026, NewGenIvf’s Board approved the replenishment of the share incentive award pool to a total of 555,584 ordinary shares (equivalent to 185,195 ordinary shares as adjusted by Reverse Stock Split) in the Company, equivalent to 20% of the total outstanding shares of the Company as on May 26, 2026. As a result, NewGenIvf’s expenses associated with share-based compensation may increase, which may have an adverse effect on NewGenIvf’s results of operations. The amended share incentive plan is available as Exhibit 4.32. As of this prospectus date, Siu Wing Fung Alfred and Hei Yue Fong Tina had each received 18,951 Class B shares (adjusted for Reverse Stock Split) through the Company’s Share Incentive Plan.

To successfully market and sell its services and products in Asia-Pacific markets, NewGenIvf must address many international business risks with which NewGenIvf has limited experience.

NewGenIvf’s business is subject to risks in connection with changes in international, national and local economic and market conditions, including the effects of global financial crises, effects of terrorist acts and war and global pandemics. Such economic changes could negatively impact infertile couples’ abilities to pay for fertility treatments around the world.

NewGenIvf’s strategy is to increase its international presence in Asia-Pacific countries and its international sales are subject to a number of risks, including:

●	increased competition as a result of more products and procedures receiving regulatory approval or otherwise free to market in international markets;

●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

●	reduced or varied protection for intellectual property rights in some countries;

●	export restrictions, trade regulations, and foreign tax laws;

●	fluctuations in currency exchange rates;

●	foreign certification and regulatory clearance or approval requirements;

●	customs clearance and shipping delays;

●	political, social, and economic instability abroad, terrorist attacks, and security concerns in general;

●	preference for locally provided services;

●	potentially adverse tax consequences, including the complexities of foreign value-added tax systems;

●	the burdens of complying with a wide variety of foreign laws and different legal standards; and

●	increased financial accounting and reporting burdens and complexities.

If one or more of these risks are realized, its business, financial condition and results of operations could be adversely affected.

Ethical, legal and social concerns related to the use of assisted reproductive technology could reduce demand for the fertility services provided by the medical facilities in NewGenIvf’s network, and thus may adversely affect the business, financial conditions and results of operations of the medical facilities in its network.

Patient sentiment and distrust of the use of assisted reproductive technology may lead to less demand for fertility services. Assisted reproductive technologies, including genetic testing, technologies used for surrogacy and egg donation and gender selection, have raised ethical, legal and social issues regarding privacy and the appropriate uses of the resulting information. Government authorities could, for social or other purposes, limit or regulate the use of assisted reproductive technology to certain conditions. Similarly, these concerns may lead patients to refuse to use, or physicians to be reluctant to order, assisted reproductive services even if permissible. These and other ethical, legal and social concerns may limit market acceptance of fertility services or reduce patient demand for such services, either of which could have a material adverse effect on the business, financial condition and results of operations of the medical facilities in NewGenIvf’s network, and NewGenIvf itself.

NewGenIvf is reliant on revenue from international clients.

Fertility services revenue from international clients are an important part of NewGenIvf’s revenue, though NewGenIvf is expanding rapidly into the local markets. The number of international clients travelling to Thailand, Cambodia and Kyrgyzstan to seek fertility services may, however, be affected by a number of factors, including the economic status of the foreign client’s country of origin, the relative exchange rate of the client’s home currency to the relevant authorities, which may affect the cost of treatment, natural disasters, pandemics like COVID-19, and political tension or acts of terrorism in such countries and the region. For example, the COVID-19 had resulted in a number of countries declaring a state of emergency and a number of countries, including the countries in Asian Pacific, imposing extensive travel restrictions, which in turn caused a decrease in the numbers of internal clients traveling to Thailand, Cambodia or Kyrgyzstan for treatments.

These events could cause a postponement or a reduction in the number of clients traveling to Thailand, Cambodia or Kyrgyzstan, and could in turn affect revenues from international clients, which is the significant contributor in terms of volume. A decline in the medical tourism industry may have a material adverse effect on NewGenIvf’s financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on NewGenIvf’s results of operations and the value of your investment.

NewGenIvf’s reporting currency is U.S. dollars. The functional currency of NewGenIvf and its subsidiaries include Hong Kong dollar (“HK$”), Thai baht (“THB”), and United States dollar (“USD”). Accordingly, fluctuations in the value of HK$, and THB relative to the USD could affect its results of operations due to translational remeasurements. As its international operations expand, an increasing portion of its revenue and operating expenses may be denominated in non- HK$, and THB currencies. Accordingly, NewGenIvf’s revenue and operating expenses will become increasingly subject to fluctuations due to changes in foreign currency exchange rates. If NewGenIvf is not able to successfully hedge against the risks associated with currency fluctuations, NewGenIvf’s business, financial condition and results of operations could be materially adversely affected.

Governmental control of currency conversion may limit NewGenIvf’s ability to utilize NewGenIvf’s net revenue effectively and affect the value of your investment.

NewGenIvf’s revenue and expenses for its businesses are substantially denominated in THB, which are currently not freely convertible currencies. A portion of such revenue must be converted into other currencies in order to meet its foreign currency obligations. For example, NewGenIvf’s subsidiaries will need to obtain foreign currency to make payments of declared dividends, if any, on its shares.

Under the existing foreign exchange regulations in Thailand, NewGenIvf will be able to make current account foreign exchange transactions. However, in the future, governments may take measures, at its discretion, to restrict access to foreign currencies for capital account and current account transactions under certain circumstances. If such measures are implemented, NewGenIvf may not be able to pay dividends in foreign currencies to holders of its shares. Foreign exchange transactions under its capital account are subject to significant foreign exchange controls and require certain approvals. These limitations could affect our ability to obtain foreign exchange through offshore financing.

The value of the THB against the U.S. dollar and other currencies fluctuates, and is subject to changes resulting from policies of the Thailand and other governments, and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. For example, the Bank of Thailand, which is the central bank of Thailand, is responsible for formulating and implementing monetary policies in the country to maintain the price stability and promote economic stability and sustainable growth. The Bank of Thailand imposes (four) measures in preventing THB fluctuation. Those are measures to limit THB liquidity, to curb capital inflows, to limit the flows on Non-resident Bank Account and Non-resident Baht for Securities, and to limit the flows on Non-Deliverable Forward transactions. With an increased floating range of the THB’s value against foreign currencies and a more market-oriented mechanism for determining the mid-point exchange rates, the THB may further appreciate or depreciate significantly in value against the U.S. dollar or other foreign currencies in the long-term, depending on the fluctuation of the basket of currencies against which it is currently valued, or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the THB against the U.S. dollar or other foreign currencies. It cannot be assured that THB will not experience significant appreciation or depreciation against the U.S. dollar or other foreign currencies in the future.

Furthermore, NewGenIvf is also currently required to obtain approvals before converting significant sums of foreign currencies into THB. All of these factors could materially and adversely affect its business, results of operations, financial condition and prospects, and could reduce the value of, and dividends payable on, its shares in foreign currency terms.

Sales of a substantial number of our securities in the public market could cause the price of our Ordinary Shares to decrease significantly.

Sales of substantial amounts of the Class A Ordinary Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the Class A Ordinary Shares and materially impair our ability to raise capital through equity offerings in the future. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements, if any. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the Class A Ordinary Shares See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Our dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one (1) vote, while each Class B Ordinary Share is entitled to one hundred (100) votes with all Ordinary Shares voting together as a single class on most matters. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Only Class A Ordinary Shares are listed and traded on NASDAQ, and we intend to maintain the dual-class voting structure. Mr. Wing Fung Alfred Siu and Ms. Hei Yue Tina Fong beneficially own all of the issued Class B Ordinary Shares. As of the date of this prospectus, these Class B Ordinary Shares constitute approximately 0.6% of our total issued and outstanding shares and 36.63% of the aggregate voting power of our total issued and outstanding shares due to the disparate voting powers associated with our dual-class share structure. As a result of the dual-class share structure and the concentration of control, holders of Class B Ordinary Shares have considerable influence over matters such as decisions regarding election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of control may discourage, delay, or prevent a change in control of us, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of us and may reduce our share price. This concentrated control will limit the ability of holders of Class A Ordinary Shares to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

Substantially all of NewGenIvf’s assets and operations are located in Thailand, Cambodia and Kyrgyzstan and they are subject to economic, legal and regulatory uncertainties in such countries.

Substantially all of NewGenIvf’s operations and assets are based in Thailand, Cambodia and Kyrgyzstan. As a result, its businesses and operations are subject to the changing economic conditions prevailing from time to time in such countries. Since 2020, Thailand’s economy has been experiencing a slowdown. According to the National Economic and Social Development Board of Thailand (the “NESDB”) the GDP growth rate of Thailand declined to minus 6.1% in 2020 and slightly recovered to 1.6% in 2021 and 2.6% in 2022. Under such conditions, the NESDB projected that Thailand’s economy will only grow by 3.0% to 4.0% in 2023, lower than the previously growth in historical years. Meanwhile, Cambodia’s post-pandemic economic recovery has gained momentum, but remains uneven. Traditional growth drivers, especially manufacturing and agricultural commodities exports, have fully recovered. However, while travel and tourism have improved, the sector remains well below pre-COVID-19 levels. The subsequent impact also caused the vendors and customers preference change, lower the willingness travelling to Kyrgyzstan for surrogacy services. The economy is projected to grow, underpinned by merchandise exports and domestic economic activity. Foreign direct investment, while diversified, remains affected by China’s related COVID-19 policies.

NewGenIvf also derives a substantial portion of its revenue from Chinese clients and as such, its maintenance of PRC-sourced revenues and access to new and existing clients from the PRC are also subject to the economic conditions of China. However, the near-term growth prospects of the PRC economy are unclear due to the uncertain effects of ongoing economic stress caused by policies to contain the COVID-19 pandemic, trade and national security policies, and the elevated levels of private and public indebtedness, among others. According to the National Statistics Bureau of the PRC, growth rate of China’s GDP for the year 2022 slowed down to 3.0% on a year-on-year basis compared to the growth rate of approximately 8.4% for the year 2021. In 2023, China’s GDP grew 5.2% while China’s 2024 GDP growth rate was 5%. A prolonged downturn in the PRC economy generally could materially and adversely affect NewGenIvf’s results of operations.

Factors that may adversely affect the economy and conditions in such countries include:

●	political instability;

●	global economic conditions;

●	exchange rate fluctuations and the exchange control policy of the banks;

●	a prolonged period of inflation or increase in regional interest rates;

●	changes in taxation;

●	changes in government policies affecting import and export volumes;

●	decline in tourism;

●	natural disasters, including tsunamis, earthquakes, fires, floods, drought and similar events;

●	a potential recurrence or outbreak of avian influenza, severe acute respiratory syndrome or other infectious or contagious diseases like COVID-19 in Asian countries, and governmental policies to address such outbreak;

●	scarcity of credit or other financing, resulting in lower demand for products and services provided by companies in the region;

●	increases in oil prices and other commodity prices;

●	decreased consumer confidence;

●	other external recessions or potential economic downturns in the United States, Asia or other parts of the world; and

●	other regulatory, political or economic developments in or affecting the countries.

The economic conditions in Thailand, Cambodia, Kyrgyzstan and China are also affected by global economic conditions. The global credit markets have experienced, and may continue to experience, volatility and liquidity disruptions, which have resulted in the consolidation, failure or near failure of a number of institutions in the banking and insurance industries. There remains a concern that a return of the debt crisis in Europe, the political unrest in the Middle East and Eastern Europe as well as rumors or threats or actual terrorist attacks or conflicts in the Middle East, Southeast Asia, Eastern Europe or other regions will impinge upon the health of the global financial system. These or other such events could adversely affect NewGenIvf’s business, financial condition, results of operations and prospects.

There is no assurance that the economies and social conditions of Thailand, Cambodia, Kyrgyzstan and China will meet current projections or improve in the future. Any instability or economic downturn could have a material adverse effect on NewGenIvf’s business, financial condition, results of operations and prospects.

Failure to comply with the terms of future financing arrangements could result in default, which could have an adverse effect on NewGenIvf’s cash flow and liquidity.

NewGenIvf may from time to time enter into credit facilities and debt financing arrangements containing financial and other covenants that could, among other things, restrict NewGenIvf’s business and operations. If NewGenIvf breaches any of these covenants, including the failure to maintain certain financial ratios, NewGenIvf’s lenders may be entitled to accelerate NewGenIvf’s debt obligations. Any default under the credit facility could result in the repayment of these loans prior to maturity as well as the inability to obtain additional financing, which in turn may have a material adverse effect on NewGenIvf’s cash flow and liquidity.

NewGenIvf requires a significant amount of capital to fund its operations and growth. If NewGenIvf cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.

NewGenIvf requires a significant amount of capital and resources for its operations and continued growth. NewGenIvf expects to make significant investments to fund operations, laboratory upgrades, new strategic investments in Solana and residential property development in United Arab Emirates, among other things, which may significantly increase NewGenIvf’s net cash used in operating activities. In addition, NewGenIvf will continue to invest in laboratory and facilities which are fundamental to NewGenIvf’s business operation and future growth. However, NewGenIvf cannot assure you that these investments will generate the optimal returns, if at all. To date, NewGenIvf has historically funded its cash requirements primarily through operational, capital contributions from its shareholders and short-term or long-term borrowings. If these resources are insufficient to satisfy NewGenIvf’s cash requirements, NewGenIvf may seek to raise funds through additional equity offering or debt financing or additional bank facilities. NewGenIvf’s ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to its future business development, financial condition, and results of operations, general market conditions for financing activities by companies in its industry, and macro-economic and other conditions in Thailand, Cambodia, Kyrgyzstan and globally. If NewGenIvf cannot obtain sufficient capital on acceptable terms to meet its capital needs, NewGenIvf may not be able to execute its growth strategies, and NewGenIvf’s business, financial condition, and prospects may be materially and adversely affected.

NewGenIvf’s proposed Solana digital assets purchase arrangement with White Lion is novel and subject to extreme volatility and regulatory scrutiny.

On October 31, 2025, NewGenIvf announced its entry into a binding term sheet with White Lion Capital LLC to potentially receive up to 600,000 Solana tokens in exchange for shares of the Company. This is a novel financing structure that presents unique risks. The value of our compensation is directly tied to the price of SOL, which has been and is likely to continue to be highly volatile. A decline in the price of SOL could significantly reduce the capital we receive. Furthermore, the regulatory treatment of such a transaction is uncertain and could be challenged by the SEC or other regulators, potentially leading to restrictions, fines, or the invalidation of the agreement.

The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect NewGenIvf’s business, financial condition, results of operations, and prospects.

NewGenIvf leases premises in Hong Kong, Thailand, Cambodia and Kyrgyzstan in various locations. With respect to property leased by First Fertility PGS Center in Thailand, the lessors did not have or provide NewGenIvf with property ownership certificates or other documents evidencing their rights to lease such premises to First Fertility PGS Center. Therefore, NewGenIvf cannot assure that it will not be subject to any challenges, lawsuits, or other actions taken against First Fertility PGS Center with respect to its leased premises for which the relevant lessors do not have valid title or right to lease. If First Fertility PGS Center’s lessors’ right to lease premises is successfully challenged by any third party, First Fertility PGS Center’s lease agreements may not be enforceable and NewGenIvf may be forced to vacate the premises and relocate to a different location. Under such circumstances, NewGenIvf expects to incur relocation costs of up to THB3 million and expects that there would not be material business interruption costs, if any.

In addition, the failure of the lessor to provide sufficient legal evidence of its right to lease the premises has prevented First Fertility PGS Center from registering the clinic with the Bangkok Metropolitan Authority (“BMA”) as required under the Public Health Act B.E. 2535 (1992) (the “PHA”). Under Section 71 of the PHA, First Fertility PGS Center and its directors are subject to imprisonment of up to 6 (six) months and a fine of up to THB50,000, or both. The BMA could also order First Fertility PGS Center to stop operating the clinic which would require relocation of the clinic if First Fertility PGS Center could not make the necessary registration. Under such circumstances, First Fertility PGS Center expects to incur relocation costs of up to THB3 million and expects that there would not be material business interruption costs, if any.

Only one of NewGenIvf’s directors or officers, namely Ms. Fong, Hei Yue Tina, is also a director of First Fertility PGS Center. NewGenIvf believes that if First Fertility PGS Center’s directors, including Ms. Fong, are found guilty of the above offence and subject to imprisonment, the resulting impact on NewGenIvf’s business, results of operations and financial conditions would be limited, as Ms. Fong has limited involvement in the day-to-day management of First Fertility PGS Center’s operations and Mr. Siu, Wing Fung Alfred and the other directors and officers of NewGenIvf and its subsidiaries would be able to keep operating the group’s and First Fertility PGS Center’s activities with limited disruptions.

NewGenIvf currently has no insurance coverage for its operations.

The assisted reproductive medical facilities in NewGenIvf’s network are exposed to potential liabilities that are inherent to the provision of services. Medical and other liabilities may not be fully covered by insurance and the medical facilities may face claims in excess of the insurance coverage or claims which are not covered by insurance due to other policy limitations or exclusions or where the medical facilities in NewGenIvf’s network have failed to comply with the terms of the policy. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect its results of operations and financial condition.

The insurance industries in Thailand, Cambodia and Kyrgyzstan are still at early stages of development, and insurance companies in Thailand, Cambodia and Kyrgyzstan currently offer limited business-related insurance products. NewGenIvf does not currently maintain insurance. NewGenIvf cannot assure you that the medical facilities in its network will be able to obtain and/or maintain medical liability insurance on acceptable terms or without substantial premium increases or at all in the future.

In addition, as NewGenIvf’s business expands, the cost for each medical facility in its network and NewGenIvf to maintain an adequate level of insurance may become increasingly high. NewGenIvf cannot ensure that the medical facilities in its network will be able to locate or purchase appropriate insurance to cover the expanding operations in time, on commercially reasonable terms or at all. Any significant uninsured loss could have material and adverse effects on the financial condition and results of operations of the medical facilities in NewGenIvf’s network, and thus may affect its business, results of operations and financial condition.

Moreover, NewGenIvf does not currently maintain professional malpractice liability insurance for its physicians and nurses. As a result, NewGenIvf may be subject to medical disputes and claims arising under relevant laws from time to time, which could cause substantial damage to NewGenIvf if not covered by professional malpractice liability insurance. Any dispute with clients, or any legal proceeding involving the physicians of the medical facilities or medical professionals, regardless of its merit or eventual outcome, could result in significant legal costs and financial and/or reputational damages to the medical facilities and NewGenIvf and materially and adversely affect the business, financial condition and results of operations of the medical facilities in NewGenIvf’s network, and further affect its business, financial condition, results of operations and prospects.

NewGenIvf may not be successful in adapting to technological developments, which may affect its business and results of operations.

It is possible that new technologies could be developed or scientific advances made by NewGenIvf’s competitors, or elsewhere and licensed to NewGenIvf’s competitors, which cannot be replicated by NewGenIvf without significant capital expenditure or at all, or that replace or reduce the requirement for assisted reproductive services, ultrasound or specialized diagnostics. The consequences for NewGenIvf of the development of new technologies could include lower or loss of revenues, loss of market position and reduced prospects of NewGenIvf.

If its computer systems, or those of its providers, specialty pharmacies or other downstream vendors lag, fail or suffer security breaches, NewGenIvf may incur a material disruption of its services, which could materially impact its business and the results of operations.

NewGenIvf’s businesses in Thailand, Cambodia and Kyrgyzstan are increasingly dependent on critical, complex and interdependent information technology systems to support business processes as well as internal and external communications. NewGenIvf’s success is therefore dependent in part on its ability to secure, integrate, develop, redesign and enhance its (or contract with vendors to provide) technology systems that support its business strategy initiatives and processes in a compliant, secure, and cost and resource efficient manner. If NewGenIvf or its providers, specialty pharmacies or other downstream vendors have an issue with its or their respective technology systems, it may result in a disruption to its operations or downstream disruption to its relationships with its clients or its selective network of high-quality fertility specialists. Additionally, if NewGenIvf chooses to insource any of the services currently handled by a third party, it may result in technological or operational disruptions.

In addition, despite the implementation of security measures, its internal computer systems, and those of its provider clinics, specialty pharmacies or other downstream vendors, are potentially vulnerable to damage from malicious intrusion, malware, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While NewGenIvf is not aware that it has experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption to its ability to operate and deliver its solutions. In addition, to the extent that any disruption or security breach were to result in a loss or inappropriate disclosure of confidential information, NewGenIvf could incur liability. See “— Risks Related to Government Regulation — NewGenIvf operates in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Any lack of requisite approvals, licenses, or permits applicable to NewGenIvf’s business may have a material and adverse impact on NewGenIvf’s business, financial condition, and results of operations — Data Protection and Breaches.”

Our share purchase program may not be fully implemented and may not enhance shareholder value.

On November 10, 2025, the Company announced a share repurchase program (“Share Repurchase Program”) under which the Company may repurchase up to US$2 million of its outstanding Class A ordinary shares over the next 24 months. The Share Repurchase Program authorizes the Company to repurchase its shares from time to time through open market purchases, in privately negotiated transactions, or by other means in accordance with applicable securities laws. The timing and actual number of shares repurchased will depend on a variety of factors, including stock price, trading volume, general business and market conditions, and the requirements under Rule 10b-18 and/or Rule 10b5-1 of the Exchange Act. The Board will review the Share Repurchase Program periodically, and may authorize adjustment of its terms and size or suspend or discontinue the program. The repurchase program will be funded using the Company’s existing cash reserves. The execution of this program is discretionary and subject to market conditions, regulatory requirements, and our cash flow needs. We may suspend or terminate the program at any time. There is no guarantee that the program will be fully consummated or that it will lead to an increase in the trading price of our Class A Ordinary Shares. The use of cash for repurchases will also reduce the capital available for other corporate purposes, including funding our new strategic initiatives.

Risks Related to NewGenIvf’s Relationships with Third Parties

NewGenIvf’s business depends on its ability to maintain its network of high-quality fertility specialists and other healthcare providers. If NewGenIvf is unable to do so, its future growth would be limited and its business, financial condition and results of operations would be harmed.

NewGenIvf’s performance and success is dependent upon its continued ability to maintain a credentialed network of high-quality fertility specialists, including its senior management team, other key employees, as well as research and development and operation maintenance personnel, many of whom are difficult to replace. Fertility specialists could refuse to contract, demand higher payments or take other actions that could result in higher medical costs, less attractive service for its clients or difficulty meeting regulatory or accreditation requirements. Identifying high-quality fertility specialists, credentialing and negotiating contracts with them and evaluating, monitoring and maintaining its network, requires significant time and resources. Competition in the healthcare industry for qualified employees is intense. NewGenIvf may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future, which could increase NewGenIvf’s compensation expenses, including stock-based compensation. NewGenIvf’s continued ability to compete effectively depends on NewGenIvf’s ability to attract new employees and to retain and motivate NewGenIvf’s existing employees. If NewGenIvf is not successful in maintaining its relationships with top fertility specialists, these fertility specialists may refuse to renew their contracts with it, and potential competitors may be effective in onboarding these or other high-quality fertility specialists to create a similarly high-quality network. There may be additional shifts in the fertility specialty provider space as the fertility market matures, and high-quality fertility specialists may become more demanding in re-negotiating to remain in its network. Its ability to develop and maintain satisfactory relationships with high-quality fertility specialists also may be negatively impacted by other factors not associated with it, such as regulatory changes impacting providers or consolidation activity among hospitals, physician groups and healthcare providers. In addition, certain organizations of physicians, such as practice management companies (which group together physician practices for administrative efficiency), may change the way in which healthcare providers do business with it and may compete directly with it, which could adversely affect its business, financial condition and results of operations. NewGenIvf intends to grant, and may continue to grant, options and other types of awards, which may result in increased share-based compensation expenses.

NewGenIvf’s Share Incentive Award will allow NewGenIvf to enhance its ability to attract and retain exceptionally qualified individuals and agents and to encourage them to acquire a proprietary interest in the company’s growth and performance. Competition for highly skilled personnel and agents is often intense and NewGenIvf may incur significant costs or may not be successful in attracting, integrating, or retaining qualified personnel and agents to fulfill NewGenIvf’s current or future needs. NewGenIvf believes that the granting of share-based awards is of significant importance to NewGenIvf’s ability to attract and retain agents, key personnel and employees, and NewGenIvf will continue to grant share-based awards in the future. In addition, NewGenIvf may, with the approval of its Compensation Committee and the Board, revise the terms of, and increase the size of, its share incentive plan, to ensure that it is able to attract and retain agents, key personnel and employees. On March 31, 2025, NewGenIvf’s Board approved certain amendments to its Share Incentive Plan, including the increase of the size of the share incentive plan to 20% of the outstanding shares of the Company from time to time. On May 27, 2026, NewGenIvf’s Board approved the replenishment of the share incentive award pool to a total of 555,584 ordinary shares (185,195 shares as adjusted by Reverse Stock Split) in the Company, equivalent to 20% of the total outstanding shares of the Company as on May 26, 2026. On July 24, NewGenIvf’s Board approved the replenishment of the share incentive award pool to a total of 691,574 ordinary shares in the Company, equivalent to 20% of the total outstanding shares of the Company as on July 24, 2026 As a result, NewGenIvf’s expenses associated with share-based compensation may increase, which may have an adverse effect on NewGenIvf’s results of operations. The amended share incentive plan is available as Exhibit 4.32.

Meanwhile, the retirement or loss of certain specialists, scientific staff or other key personnel, the activities of competitors, the introduction of a competing service that is perceived to be superior to the services provided by NewGenIvf, or other events which impact NewGenIvf’s reputation could adversely affect NewGenIvf’s relationships with fertility specialists. For example, one specialist who was previously engaged by NewGenIvf brought a lawsuit against NewGenIvf regarding disputed remuneration, which resulted in a settlement for NewGenIvf to compensate the specialist with a sum of approximately US$98,000. Also, fertility specialists’ relationship with NewGenIvf could affect their behaviors in recommending NewGenIvf’s services or referring patients to NewGenIvf, which could in turn adversely impact the number of patients treated by NewGenIvf and adversely impact on its financial performance, market position and prospects.

In addition, the perceived value of NewGenIvf’s solutions and its reputation may be negatively impacted if the services provided by fertility specialists or other healthcare providers are not satisfactory to NewGenIvf’s clients, including as a result of error that could result in litigation. For example, if fertility specialist or other healthcare provider releases sensitive information of its clients, it could incur additional expenses and give rise to litigation against NewGenIvf. Any such issue with one of its providers may expose it to public scrutiny, adversely affect its brand and reputation, expose it to litigation or regulatory action, and otherwise make its operations vulnerable. Further, if its services result in less than favorable outcomes, this could cause it to fail to meet its contractually guaranteed specified service metrics, and NewGenIvf could be obligated to provide the client with a fee reduction or a second chance for free, depending on their contract terms. The failure to maintain its selective network of high-quality fertility specialists or the failure of those specialists to meet and exceed its clients’ expectation, may result in a loss of or inability to grow or maintain its client base, which could adversely affect its business, financial condition and results of operations.

The medical facilities and professionals in NewGenIvf’s network could become the subject of litigation, allegations and other claims, and NewGenIvf is not insured against these liabilities.

NewGenIvf relies on the physicians and other medical professionals of the assisted reproductive medical facilities in its network to make proper clinical decisions regarding the diagnosis and treatment of clients. However, NewGenIvf does not have full and direct control over every step of clinical activities undertaken at each of the medical facilities. In addition, physicians and medical professionals outside NewGenIvf’s network may introduce patients to NewGenIvf and conduct medical treatments and/or procedures for such patients in NewGenIvf’s facilities. NewGenIvf enters into independent contractor agreements with such physicians and medical professionals and treats such patients as NewGenIvf’s own patients. As such, NewGenIvf will have to bear any liabilities arising from their medical treatments and/or procedures conducted in NewGenIvf’s facilities. Any incorrect clinical decision or malpractice on the part of physicians and other medical professionals (including those from outside of its network), or any failure by the medical facilities in its network to properly manage their clinical activities may result in unsatisfactory treatment outcomes, patient injury or even death, which could lead to disputes with patients and/or their families or the medical professionals, including those from outside its network. In its experience, moreover, clients of fertility treatments tend to be more demanding on the medical services received. In addition, the relevant laws governing medical disputes and claims grant claimants liberal rights in bringing claims against physicians and other medical professionals practicing in the jurisdiction. As a result, the medical facilities in its network may be subject to medical disputes and claims arising under relevant laws, from time to time, which could generate substantial damages imposed on such facilities if not covered by professional liability insurance. Any dispute with its patients and/or their families or the medical professionals, including those from outside its network, or any legal proceeding involving the physicians of the medical facilities or medical professionals, including those from outside its network, regardless of its merit or eventual outcome, could result in significant legal costs and reputational damage to the medical facilities and materially and adversely affect the business, financial condition and results of operations of the medical facilities in its network, and further affect its business, financial condition and results of operations.

The assisted reproductive medical facilities in NewGenIvf’s network have limited control over the quality of the pharmaceuticals, medical equipment, medical consumables and other supplies used in its operations, and cannot guarantee that the products in use are not defective or counterfeit. NewGenIvf also has no control over independent sub-contractors and cannot guarantee the services thereof.

The assisted reproductive medical facilities in NewGenIvf’s network procure a variety of pharmaceuticals, medical equipment, consumables and other supplies in NewGenIvf’s operations from third-party suppliers. As the medical facilities in NewGenIvf’s network do not engage in the direct manufacture of such supplies, NewGenIvf cannot assure you that such supplies are free of defects and meet relevant quality standards or, in the case of imported supplies, verify the origin of such products. In addition, there may be counterfeit pharmaceutical products manufactured without proper licenses or approvals or fraudulently mislabeled with respect to their content or manufacturer in the pharmaceutical markets. In some cases these products are very similar in appearance to the authentic products. The quality control checks and processes may not be able to identify all counterfeit pharmaceutical products in the inventory. Any sale of such products by the medical facilities in NewGenIvf’s network, regardless of its knowledge as to their authenticity, may subject the medical facilities to administrative sanctions, civil claims, negative publicity or reputational damage. NewGenIvf cannot assure you that the medical facilities in our network will be able to successfully claim full indemnity from such manufacturers of counterfeit pharmaceutical products.

NewGenIvf also cannot assure you that the medical facilities in our network will not encounter incidents relating to defective products, or that such incidents will not materially and adversely affect our network of medical facilities. If the products provided by NewGenIvf’s suppliers are defective, of poor quality or are otherwise unsafe or ineffective, the medical facilities in NewGenIvf’s network could be subject to liability claims, complaints or adverse publicity, any of which would materially and adversely affect its results of operations and reputation. NewGenIvf cannot assure you that the medical facilities in NewGenIvf’s network will find suitable replacement suppliers on commercially acceptable terms or at all.

The suppliers are also subject to extensive laws, rules and regulations. If any suppliers violate applicable laws, rules and regulations, NewGenIvf’s reputation or procurement may be materially and adversely affected. In addition, the medical facilities in NewGenIvf’s network may be exposed to reputational damages or even liabilities for defective goods provided by the suppliers or negative publicity associated with any suppliers, and the business and results of operations of the medical facilities in NewGenIvf’s network and NewGenIvf could suffer as a result.

Independent sub-contractors and/or agents that work with NewGenIvf are also subject to extensive laws, rules, and regulations. If any sub-contractor and/or agent violates any applicable laws, rules, regulations or breaches any agreements, NewGenIvf’s reputation may be materially and adversely affected and NewGenIvf may be penalized by regulatory or other parties. In addition, NewgenIvf’s clients may engage Newgen’s sub-contractors and/or agents for ongoing services or additional services following the termination of contracts with NewGenIvf. NewGenIvf has no control over the services provided by sub-contractors and cannot assure the quality of such services or ensure compliance with applicable laws, rules and regulations. In addition, the services provided by independent sub-contractors may expose NewGenIvf to public scrutiny, adversely affect its brand and reputation, expose it to litigation or regulatory action, and otherwise make its operations vulnerable if such independent sub-contractors fail to meet their contractual obligations or to comply with applicable laws or regulations.

If NewGenIvf loses its relationship with one or more key pharmaceutical manufacturers, its business and results of operations could be adversely affected.

NewGenIvf maintains contractual relationships with select pharmaceutical manufacturers in Thailand, Cambodia and Kyrgyzstan. The consolidation of pharmaceutical manufacturers, the shortages of drugs provided by such manufacturers, the termination or material alteration of its contractual relationships, or its failure to renew such contracts could have a material adverse effect on its business and results of operations. Adoption of new laws, rules or regulations or changes in, or new interpretations of, existing laws, rules or regulations, relating to any of these programs could materially adversely affect its business and results of operations.

NewGenIvf has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on its business and results of operations.

NewGenIvf has entered into a number of transactions with related parties. NewGenIvf may in the future enter into additional transactions with its related parties. Interests of these related parties may not necessarily be aligned with NewGenIvf’s or The Company’s interests and the interests of its other shareholders. For example, conflicts of interest may arise in connection with decisions regarding the transaction arrangements which may be less favorable to NewGenIvf than similar arrangements negotiated with unaffiliated third parties. Conflicts of interest may also arise in connection with the exercise of contractual remedies, such as the treatment of events of default. As a result, those related party transactions, individually or in the aggregate, may have an adverse effect on NewGenIvf’s business and results of operations.

NewGenIvf may be subject to claims and allegations relating to intellectual property and other causes.

NewGenIvf may from time to time receive claims that NewGenIvf infringes on the intellectual property rights of others. Moreover, NewGenIvf may be subject to claims by third parties who maintain that NewGenIvf’s service providers’ technology infringes third-party’s intellectual property rights. If NewGenIvf fails to successfully defend against such claim or does not prevail in such litigation, it could be required to modify, redesign or cease operating, pay monetary amounts as damages or enter into royalty or licensing arrangements with the valid intellectual property holders. Any royalty or licensing arrangements that NewGenIvf may seek in such circumstances may not be available to it on commercially reasonable terms or at all. Also, if NewGenIvf acquires technology licenses from third parties, NewGenIvf’s exposure to infringement actions may increase because NewGenIvf must rely upon these third parties to verify the origin and ownership of such technology. This exposure to liability could result in disruptions in NewGenIvf’s business that could materially and adversely affect NewGenIvf’s results of operations.

Some of NewGenIvf’s employees may previously employed at other companies, including NewGenIvf’s competitors. NewGenIvf may hire additional personnel to expand its development team and technical support team as its business grows. To the extent these employees were involved in the development of content or technology similar to NewGenIvf’s at their former employers, NewGenIvf may become subject to claims that these employees or NewGenIvf has appropriated these employees’ former employers’ proprietary information or intellectual properties. If NewGenIvf fails to successfully defend such claims against itself, NewGenIvf may be exposed to liabilities which could have a material adverse effect on its business.

NewGenIvf is currently not a party to any material legal or administrative proceedings but may subject to legal or administrative actions for defamation, negligence, copyright and trademark infringement, unfair competition, breach of service terms, or other purported injuries resulting from the content NewGenIvf provides or the nature of NewGenIvf’s services. Such legal and administrative actions, with or without merits, may be expensive and time-consuming and may result in significant diversion of resources and management attention from NewGenIvf’s business operations. Furthermore, such legal or administrative actions may adversely affect NewGenIvf’s brand image and reputation.

Certain data and information in this prospectus relied on by NewGenIvf were obtained from third-party data and polls. These metrics were not independently verified by NewGenIvf and may not be accurate.

Certain numbers and information in this prospectus were obtained and provided from numerous sources including management data, third-party data or numbers generally estimated by calculating infertile couples, fertility tourism number, etc. to generally assess potential customer numbers in Asia-Pacific countries.

These metrics were not independently verified. Such databases, third-party information, and calculations may not accurately reflect actual statistics or numbers and NewGenIvf does not have access to specific rating numbers. Similarly, any statistical data in any third-party publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

NewGenIvf is dependent on a single joint venture partner for our real estate development project in the UAE and are subject to the legal, regulatory, and economic risks of operating in a new jurisdiction.

Our real estate development project in Ras Al Khaimah, UAE, is conducted through a joint venture with BNW Real Estate Development LLC (“BNW”), on whom we are heavily reliant for the financing, construction, management, and marketing of the project. Any failure by BNW to fulfill its obligations, including covering construction costs and achieving sales targets, could jeopardize the project’s success and our anticipated returns. Furthermore, our lack of an established operating history in the UAE makes us vulnerable to unforeseen complexities in the local legal, regulatory, and business environment. This includes potential challenges in navigating local property laws, tax regulations, and commercial practices, as well as exposure to regional geopolitical tensions or economic downturns that could specifically impact the Emirate of Ras Al Khaimah. Disagreements with our joint venture partner, or the termination of our relationship, could result in disputes, delays, financial losses, and a complete failure to realize the projected US$67 million in net returns, which would have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Government Regulation

NewGenIvf operates in a highly regulated industry and must comply with a significant number of complex and evolving requirements. Any lack of requisite approvals, licenses, or permits applicable to NewGenIvf’s business may have a material and adverse impact on NewGenIvf’s business, financial condition, and results of operations.

The operations of NewGenIvf are subject to various laws, rules and regulations at the national, regional and local levels in Thailand, Cambodia, Kyrgyzstan, Hong Kong, United Arab Emirates, United States of America and other applicable jurisdictions. Such laws and regulations mainly relate to (i) the licensing of local and foreign medical professionals, nursing professionals, medical technology professionals, pharmaceutical professions and other applicable licensing; (ii) the licensing, registration, and accreditation of medical facilities, laboratories, including but not limited to the licensing, registration, and accreditation of persons performing related activities; (iii) the privacy and security of confidential patient medical records; (iv) the corporate practice of medicine; (v) healthcare fraud and abuse laws; (vi) the donation and transplantation of human cells, tissues and organs; (vii) potential prohibition on surrogacy or providing intermediary assistance in surrogacy; and (viii) licensing and approval of the accommodation provided as parts of the services.

NewGenIvf has attempted to structure its operations to comply with laws, regulations and other requirements applicable to it directly and to its clients and vendors, but there can be no assurance that its operations will not be challenged or impacted by regulatory authorities or enforcement initiatives, or that the relevant authorities in each jurisdiction could impose higher standards or requirements, which NewGenIvf may have difficulty to adhere to, e.g. Medical Facilities Act B.E. 2541 (1998) and Protection of a Child Born by Medically Assisted Reproductive Technology Act B.E. 2558 (2015) for Thailand jurisdiction, Law on Reproduction Rights and on Guarantees of Their Realization of July 4, 2015 No. 148, Law on status of medical worker of May 28, 2013 No. 81 and Temporary Regulation on Procedure of Licensing Private Medical Activity approved by the resolution of government of April 4, 2017 No. 203 for Kyrgyz Republic. NewGenIvf in the future may become involved in governmental investigations, audits, reviews and assessments. Any determination by a court or agency that NewGenIvf’s solutions or services violate, or cause its clients to violate, applicable laws, regulations or other requirements could subject it or its clients to civil, criminal, or administrative penalties. Such a determination also could require it to change or terminate portions of its business, disqualify it from serving clients that do business with government entities, or cause it to refund some or all of its service fees or otherwise compensate its clients. In addition, failure to satisfy laws, regulations or other requirements could adversely affect demand for its solutions and could force it to expend significant capital, research and development and other resources to address the failure. Even an unsuccessful challenge by regulatory and other authorities or parties could be expensive and time-consuming, could result in loss of business, exposure to adverse publicity, and injury to its reputation and could adversely affect its ability to retain and attract clients. If NewGenIvf fails to comply with applicable laws, regulations and other requirements, its business, financial condition and results of operations could be adversely affected. Such non-compliance could also require significant investment to address and may prove costly. There are several additional state statutes, regulations, guidance and contractual provisions related to or impacting the healthcare industry that may apply to its business activities directly or indirectly, including, but not limited to:

●	Licensing and Licensed Personnel. Many countries have licensure or registration requirements for entities acting as a medical services provider. The scope of these laws differs from country to country, and the application of such laws to the activities of fertility treatment is often unclear. Given the nature and scope of the solutions and services that NewGenIvf provides, it is required to maintain the License to Operate Medical Facility Business (Sor.Por.7), the License to Manage Medical Facility Business (Sor.Por.19), License to Certify the Standard of Service relating to Medically Assisted Reproductive Technology (KorThorPhor.9), and personnel licenses, i.e., license of medical professionals, nursing professionals, medical technology professionals, pharmaceutical professions and other applicable licenses in Thailand, Approval on Opening of Medical Clinic, Approval on Opening of Pharmacy and relevant approvals to conduct IVF, embryo implant and/or transfer activities issued by the Ministry of Health of Cambodia (“Cambodia MOH”) in Cambodia and licenses to carry out private medical activities (including diagnostics and treatment gynecological diseases, supervision of pregnant women before childbirth, IVF in outpatient and day hospital conditions (for four (4) beds)) in Kyrgyzstan, respectively, and to ensure that such licenses and registrations are in good standing on an annual basis. NewGenIvf is licensed, has licensure applications pending before appropriate regulatory bodies, is exempt from licensure or registration, or is otherwise authorized under such laws in those countries in which it provides its services. These licenses require it to comply with the rules and regulations of the governmental bodies that issued such licenses. NewGenIvf’s failure to comply with such rules and regulations could result in criminal and/ or administrative penalties, the suspension of a license, or the loss of a license, all of which could negatively impact its business. First Fertility PGS had provided arrangements of accommodation without additional charges for its patients without a tourism license in Thailand, all of which was subsequently ceased in early 2023. Pursuant to the Tourism Business and Guide Act 2551 (2008) of Thailand, a maximum fine of THB500,000 may be imposed on First Fertility PGS as a result of the above activity without a tourism license in Thailand. NewGenIvf is unable to predict, however, how its services may be viewed by regulators over time, how these laws and regulations will be interpreted, or the full extent of their applicable. If a regulatory authority in any country determines that the nature of its business requires that NewGenIvf be licensed under applicable laws, it may need to restructure its business or it may need to comply with any related requirements, such as obtaining relevant license, paying additional regulatory fees and/or penalties for previous non-compliance with relevant licensing requirements, which could adversely affect its results of operation. Additionally, in extreme case, NewGenIvf may need to cease operations until it is able to obtain appropriate licensure, which may adversely affect its revenue for a period of time that it cannot estimate.

●	Patients’ Right Protection. There has been an increased awareness of patients’ rights in Thailand, Cambodia and Kyrgyzstan, especially with the issuance of the Constitution of the Kingdom of Thailand, the Act on Court Proceedings for Consumer Cases B.E. 2551 (2008) (as amended), National Health Act B.E. 2550 (2007), and other applicable laws in Thailand, the Civil Code dated December 8, 2017 as amended by the Law on Implementation of the Civil Code dated May 31, 2011, Law on Management of Donation and Transplantation of Human Cells, Tissues, and Organs (2016) and Sub-Decree No. 61 on the Code of Medical Ethics (2003) in Cambodia and Constitution of Kyrgyzstan of May 5, 2021, Civil Code, Part I of May 8, 1996 No. 15, Law on Health Protection of Civilians of Kyrgyzstan of January 9, 2005 No. 6, Law on Reproduction Rights and on Guarantees of their Realization of July 4, 2015 No. 148, Law on status of medical worker of May 28, 2013 No. 81 and other relevant applicable laws in Kyrgyzstan, which enables consumers and patients to file suits more easily against healthcare service providers. Furthermore, treatment of more complex medical conditions has no guaranteed positive outcome, which subjects it to an increased likelihood of medical malpractice suits. Such lawsuits could result in hefty compensation payments or damage to NewGenIvf’s reputation, which may have a material adverse effect on its business, financial condition, results of operations and prospects.

Meanwhile, Thailand is considering enacting a Patient Protection Bill (the “Bill”). The Bill, if issued, is intended to alleviate disputes between patients and healthcare providers, which have an impact on the healthcare system in Thailand as a whole. The compensation outlined in the Bill will assist patients in claiming damages, thereby fostering a positive relationship between patients and healthcare providers. Consequently, the rate of disputes is expected to decrease. The provisions under the Bill would require healthcare providers to compensate patients in a timely manner, sometimes without requiring proof of wrongdoing. The Bill also contemplates setting up a patient protection fund for damages to patients pursuant to which healthcare providers have to make mandatory contributions according to the rules determined by a patient protection committee. Failure by it to comply with applicable rules and regulations could result in penalties, the loss of regulatory permits and damage to NewGenIvf’s business reputation, each of which could have a material adverse effect on its financial condition and results of operations.

Furthermore, the Protection of A Child Born By Medically Assisted Reproductive Technology Act B.E. 2558 (2015) of Thailand was promulgated with the intention to appropriately designate the legitimate parenthood status of a child born using medically assisted reproductive technology and regulate any medical scientific research on embryology and medically assisted reproductive technologies to prevent the misuse of medically assisted reproductive technologies. NewGenIvf is therefore under the supervision of a Committee of the Protection for Children Born through Medically Assisted Reproductive Technology, which is a committee established to control, inspect, supervise and formulate various policies relating to such acts. In Cambodia and Kyrgyzstan, all health establishments, including private medical clinics, are under the supervision of the Cambodia MOH and the Ministry of Health of Kyrgyzstan, respectively, which each governs and regulates the operation of medical clinics and activities of medical practitioners in respective countries. In particular, the Medical Council of Cambodia, Cambodian Council of Nurses, Cambodian Midwives Council and The Pharmaceutical Council of Cambodia, all assist the Cambodia MOH to supervise and monitor the practice of health professionals in Cambodia. IVF/embryo implant/transfer activities are subject to an approval by the Cambodia MOH.

●	Privacy and Security Requirements. There are numerous laws and regulations related to the privacy and security of health information in each country. In particular, regulations promulgated pursuant to the Personal Data Protection Act B.E. 2562 (2019) of Thailand (“PDPA”), Law on Data of Personal Character of April 14, 2008 No. 58 of Kyrgyzstan (“Data Protection Law”), as well as Regulation of Registration of Personal Data Holders (Owners) approved by the Resolution of the Cabinet of Ministers of KR of November 18, 2022, Offences Code No. 128 of October 28, 2021 of Kyrgyzstan establish privacy and security standards in each country that limit the collection, use, and/ or disclosure of certain individually identifiable health information, whether directly or indirectly (excluding the information of the deceased person) and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. The privacy regulations established under the PDPA and Data Protection Law also provide patients with rights related to understanding and controlling how their protected health information is collected, used and/ or disclosed. As a provider of services to entities subject to the PDPA and Data Protection Law, NewGenIvf is directly subject to certain provisions of the regulations. To the extent permitted by applicable privacy regulations and contracts with its clients, NewGenIvf is permitted to use and disclose protected health information to perform its services and for other limited purposes, but other uses and disclosures, such as marketing communications, require written authorization from the patient or must meet an exception specified under the privacy regulations.

NewGenIvf also has downstream entities which provide it with services and are also subject to applicable regulations. If NewGenIvf or any of its downstream entities are unable to properly protect the privacy and security of protected health information entrusted to it, it could be found to have breached its contracts with its clients and be subject to investigation by the relevant supervision institution, i.e., the Office of the Personal Data Protection Committee of Thailand (the Government Authority under the PDPA), the Cambodia MOH and the State Data Protection Agency under the Cabinet of Ministers of Kyrgyzstan (the “Agency”). In the event the Office of the Personal Data Protection Committee or the Agency finds that NewGenIvf has failed to comply with applicable privacy and security standards, it could face civil, criminal, and/ or administrative penalties. In addition, the Office of the Personal Data Protection Committee performs compliance audits in order to proactively enforce the privacy and security standards. The Office of the Personal Data Protection Committee has become an increasingly active regulator and has signaled its intention to continue this trend. The Office of the Personal Data Protection Committee has the discretion to impose penalties and may require companies to enter into resolution agreements and corrective action plans which impose ongoing compliance requirements. The Office of the Personal Data Protection Committee’s enforcement activity, or audit related to incident regarding it or its downstream entity, can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. Although NewGenIvf has implemented and maintain policies, processes and compliance program infrastructure to assist it in complying with these laws and regulations and its contractual obligations, NewGenIvf cannot provide assurance regarding how these laws and regulations will be interpreted, enforced or applied to its operations. In associated with enforcement activities and potential contractual liabilities, its ongoing efforts to comply with evolving laws and regulations might also require it to make costly system purchases and/or modifications or otherwise divert significant resources to compliance initiatives from time to time.

●	Other Privacy and Security Requirements. In addition, numerous other laws govern the collection, dissemination, use, access to and confidentiality of personal information. For example, the Law on E-Commerce of Cambodia (2019) places an obligation on those who electronically store private information to use all means to ensure that the information is protected by security safeguards in every reasonable circumstance to avoid the loss, access, use, modification, leakage, or disclosure of the information, except with the consent of the data owner or other lawfully authorized party. The Law on E-Commerce also prohibits individuals from dishonestly accessing, downloading, copying, extracting, leaking, deleting, modifying, or otherwise interfering with data stored by other persons. Applicable laws are contributing to increased enforcement activity and may also be subject to interpretation by various courts and other governmental authorities.

Certain of NewGenIvf’s solutions and services involve the transmission and storage of client data in various jurisdictions, which subjects the operation of those solutions and services to privacy or data protection laws and regulations in those jurisdictions. While NewGenIvf believes those solutions and services comply with current regulatory and security requirements in the jurisdictions in which it provides these solutions and services, there can be no assurance that such requirements will not change or that it will not otherwise be subject to legal or regulatory actions. The laws and regulations are rapidly evolving and changing, and could have an adverse impact on its operations. These laws and regulations are subject to uncertainty in how they may be interpreted and enforced by government authorities and regulators. The costs of compliance with, and the other burdens imposed by, these and other laws or regulatory actions may increase its operational costs, prevent it from providing its solutions, and/or impact its ability to invest in or jointly develop its solutions. NewGenIvf also may face audits or investigations by one or more government agencies relating to its compliance with these laws and regulations.

An adverse outcome under any such investigation or audit could result in fines, penalties, other liability, or could result in adverse publicity or a loss of reputation, and adversely affect NewGenIvf’s business. Any failure or perceived failure by it or by NewGenIvf’s solutions to comply with these laws and regulations may subject it to legal or regulatory actions, damage its reputation or adversely affect its ability to provide its solutions in the jurisdiction that has enacted the applicable law or regulation. Moreover, if these laws and regulations change, or are interpreted and applied in a manner that is inconsistent with its policies and processes or the operation of its solutions NewGenIvf may need to expend resources in order to change its business operations, policies and processes or the manner in which it provides its solutions. This could adversely affect NewGenIvf’s business, financial condition and results of operations.

●	Data Protection and Breaches. In recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Pursuant to the applicable data protection law of Thailand, the PDPA requires businesses to notify the data subjects and/or the government authorities upon the occurrence of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. Each country also constantly amending existing laws, requiring attention to frequently changing regulatory requirements. Most countries require holders of personal information to maintain safeguards and take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. In some countries, these laws are limited to electronic data, but they increasingly are enacting or considering stricter and broader requirements.

Despite NewGenIvf’s security management efforts with respect to physical and technological safeguards, employee training, vendor (and sub-vendor) controls and contractual relationships, its infrastructure, data or other operation centers and systems used in its business operations, including the internet and related systems of its vendors (including vendors to whom NewGenIvf outsources data hosting, storage and processing functions) are vulnerable to, and may from time to time experience, unauthorized access to data and/or breaches of confidential information due to a variety of causes. Techniques used to obtain unauthorized access to or compromise systems change frequently, are becoming increasingly sophisticated and complex, and are often not detected until after an incident has occurred. As a result, NewGenIvf might not be able to anticipate these techniques, implement adequate preventive measures, or immediately detect a potential compromise. If its security measures, some of which are managed by third parties, or the security measures of its service providers or vendors, are breached or fail, it is possible that unauthorized or illegal access to or acquisition, disclosure, use or processing of personal information, confidential information, or other sensitive client or employee data, including protected health information, may occur. A security breach or failure could result from a variety of circumstances and events, including third-party action, human negligence or error, malfeasance, employee theft or misuse, phishing and other social engineering schemes, computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, and catastrophic events. If NewGenIvf’s security measures, or those of its service providers or vendors, were to be breached or fail, its reputation could be severely damaged, adversely affecting client or investor confidence. As a result, clients may curtail their use of or stop using its offering and its business may suffer. In addition, NewGenIvf could face litigation, damages for contract breach, penalties and regulatory actions for violation of laws or regulations applicable to data protection and significant costs for remediation and for measures to prevent future occurrences. In addition, any potential security breach could result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients or other business partners in an effort to maintain the business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. Negative publicity may also result from real, threatened or perceived security breaches affecting it or its industry or clients, which could cause it to lose clients or partners and adversely affect its operations and future prospects. NewGenIvf may not carry insurance or maintain coverage sufficient to compensate for all liability and such insurance may not be available for renewal on acceptable terms or at all, and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

●	Fraud and Abuse Laws. NewGenIvf may be impacted directly and indirectly by certain fraud and abuse laws, including the Act Supplementing the Constitution Relating to the Prevention and Suppression of Corruption B.E. 2561 (2018) of Thailand, the Penal Code of Thailand, the Criminal Code of Cambodia, the Offences Code of October 28, 2021 No. 128 of Kyrgyzstan, the Criminal Code of October 28, 2021, No. 17 of Kyrgyzstan and the Law on prevention of corruption of August 8, 2021 No. 153 of Kyrgyzstan. Because the solutions and services NewGenIvf provides are not reimbursed by government healthcare payors, such fraud and abuse laws generally do not directly apply to its business, however, some laws may be applicable. The laws, regulations and other requirements in this area are both broad and vague and judicial interpretation can also be inconsistent. NewGenIvf reviews its practices with regulatory experts in an effort to comply with all applicable laws, regulatory and other requirements. However, NewGenIvf is unable to predict how these laws, regulations and other requirements will be interpreted or the full extent of their application, particularly to services that are not directly reimbursed by healthcare programs. Any determination by a regulatory authority that any of NewGenIvf’s activities or those of its clients or vendors violate any of these laws or regulations could subject NewGenIvf to civil or criminal penalties, require it to enter into corporate integrity agreements or similar agreements with ongoing compliance obligations, disqualify it from providing services to clients and/or have an adverse impact on its business, financial condition and results of operations. Even an unsuccessful challenge by a regulatory authority of NewGenIvf’s activities could result in adverse publicity and could require a costly response from it.

●	Consumer Protection Laws. Consumer protection laws are being applied increasingly by the Office of the Consumer Protection Board in Thailand and by the Cambodia Ministry of Health to regulate the collection, use, storage and disclosure of personal or health information, through websites or otherwise, and, in Cambodia, by the Consumer Protection Competition and Fraud Repression Directorate-General, to regulate the presentation of website content. Courts may also adopt the standards for fair information practices, which concern consumer notice, choice, security and access.

●	Restrictions on Communication. Communications with NewGenIvf’s clients increasingly may be subject to and restricted by laws and regulations governing communications via telephone, fax, text, and email. NewGenIvf also uses email and social media platforms as marketing tools. For example, NewGenIvf maintains social media accounts. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by it, its employees or third parties acting at its direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact its business, financial condition and results of operations or subject it to fines or other penalties.

●	Advertisement Laws. NewGenIvf’s advertisement and announcements, in particular, the messages releasing on the Internet related to medical facilities may subject to the laws and regulations of relevant jurisdictions (and potential prohibition in Cambodia on commercial advertisement of private medical services).

For example, in Thailand, NewGenIvf shall apply for and obtain the approval and/ or pre-approval from the relevant authority for the images, and text used in advertisements or announcements which shall be in accordance with the Medical Facility Act B.E. 2541 (1998) (and its amendments) and the Notification of the Department of Health Services Support on Rules, Procedures, Conditions, and Costs of Advertisements or Announcements of Healthcare Facilities B.E. 2562 (2019) (and its amendments) and the Operational Manual for Approval of Advertisements or Announcements relating to Healthcare Facilities. If such approval was not obtained by NewGenIvf, it could lead to significant liabilities and consequences, which could adversely impact NewGenIvf’s business, financial condition and results of operations or subject its sales and marketing director to personal liabilities.

For Cambodia, Prakas 028 on Advertisement of Private Medical, Paramedical and Medical Aid Practices dated August 23, 2004 issued by the Cambodia MOH prohibits commercial advertising of private medical services. Advertisement of private health care services is only allowed for any advertisements within the professional framework not affecting the ethics of private medical services and such advertisement requires a permit from the Cambodia MOH. In addition, the Royal Government of Cambodia has recently issued Sub-Decree 232 on the Management of Commercial Advertisements of Goods and Services on November 4, 2022 to provide the legal framework for the management of commercial advertising of goods and services for all types, forms and means in Cambodia. In light of this Sub-Decree, in addition to the permit requirement of the Cambodia MOH, a person wishing to advertise their goods and/or services in Cambodia may also apply for a compliance certificate from the Ministry of Commerce, which certifies that advertising text or content complies with the Law on Consumer Protection or other applicable regulations.

For Kyrgyzstan, the Law on Advertisements of December 24, 1998, No. 155 requires that if the activities of the advertiser subject to licensing, the advertisement of such advertiser must include the license number and the name of the authority that issued the license, except for radio advertising, where it is sufficient to state “licensed activity” on the territory of Kyrgyzstan. In advertising goods (including works and services), and other objects of advertising, cost indicators must be stated in the national currency. There are also other requirements established in relation to size, frequency, cost and other features of advertisements via different types of media.

New laws and regulations relevant to the fertility services may be introduced in the future, or the current applicable regulations may otherwise be amended or replaced requiring the assisted reproductive medical facilities in its network to conduct business with additional oversight and regulatory compliance. If NewGenIvf fails to obtain the necessary licenses, permits and approvals, NewGenIvf may be subject to fines, confiscation of revenues generated from incompliance operations, or the suspension of relevant operations. NewGenIvf may also experience adverse publicity arising from such non-compliance with government regulations that negatively impacts its brand. NewGenIvf may experience difficulties or failures in obtaining the necessary approvals, licenses, and permits for new spaces or new service offerings. If NewGenIvf fails to obtain the material licenses, NewGenIvf’s business activities could be severely delayed. In addition, there can be no assurance that NewGenIvf will be able to obtain, renew, and/or convert all of the approvals, licenses, and permits required for its existing business operations upon their expiration in a timely manner, in a cost-efficient manner or at all, which could adversely affect NewGenIvf’s business operations and financial condition.

In addition, considerable uncertainties exist in relation to the interpretation and implementation of existing and future laws and regulations governing NewGenIvf’s business activities. NewGenIvf could be found not in compliance with any future laws and regulations or of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of those laws and regulations. It is possible that different interpretations or enforcement of these regulations could subject the current or past practices to allegations of impropriety or illegality or require the medical facilities in its network to implement changes in the facilities, equipment, personnel or services, or increase capital expenditure and operating expenses. If NewGenIvf fails to complete, obtain, or maintain any of the required licenses or approvals or make the necessary filings, NewGenIvf may be subject to various penalties, such as confiscation of unlawful gains, the imposition of fines, revocation of licenses, and the discontinuation or restriction of NewGenIvf’s operations. Any such penalties or changes in policies, regulations, or enforcement by government authorities may disrupt NewGenIvf’s operations and materially and adversely affect NewGenIvf’s business, financial condition, and results of operations.

Legal or regulatory restriction, government regulation, industry standards and other requirements create risks and challenges with respect to NewGenIvf’s compliance efforts and its business strategies and could adversely impact NewGenIvf’s business and limited the growth of NewGenIvf’s operations.

The healthcare industry is highly regulated and subject to frequently changing laws, regulations, industry standards and other requirements. Many healthcare laws and regulations are complex, and their application to specific solutions, services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the solutions and services that NewGenIvf provides, and these laws and regulations may be applied to its solutions and services in ways that NewGenIvf does not anticipate. Efforts to reform or revise aspects of the healthcare industry or to revise or create additional legal or and regulatory requirements could impact its operations, the use of its solutions and services, and its ability to market new solutions and services, or could create unexpected liabilities for it. NewGenIvf also may be impacted by laws, industry standards and other requirements that are not specific to the healthcare industry, such as consumer protection laws and payment card industry standards. These requirements may impact its operations and, if not followed, could result in fines, penalties and other liabilities and adverse publicity and injury to its reputation.

There is a risk that existing or future laws may be interpreted in a manner that is not consistent with the healthcare industry’s current practices and could have an adverse effect on NewGenIvf’s business, financial condition, results of operations and growth prospects.

Advertising or offering of gender selection services in certain jurisdictions in which NewGenIvf operates could expose the Company and its directors and executive officers to significant legal and regulatory risks, including potential penalties.

The marketing or provision of gender selection services in certain jurisdictions in which we operate is subject to stringent legal restrictions. In particular, in Hong Kong, under the Human Reproductive Technology Ordinance (Cap. 561 of the Laws of Hong Kong) (“HRTO”), gender selection for non-medical purposes is prohibited. Violation of these provisions may result in criminal liability. Any person found guilty of advertising or offering gender selection services in Hong Kong may, on a first conviction, face a fine of up to HKD 25,000 and imprisonment for up to 6 months. If we, our representatives, or our sub-contractors inadvertently violate, or are alleged to violate, these laws, we could face significant financial penalties, reputational harm, and potential legal proceedings. Even if we do not directly market our gender selection services in Hong Kong, promotional activities conducted by third parties, affiliates, or other associates on our behalf could also expose us to liability under these laws.

On April 25, 2025, Wing Fung Alfred Siu and Hei Yue Tina Fong, and other individuals, were arrested in Hong Kong for allegedly violating certain sections of the HRTO which prohibit using reproductive technologies for sex selection, advertising sex selection services, commercial surrogacy arrangements, and advertising surrogacy arrangements. All persons were released on a bail amount of HKD 3,000 ($390). No further action has been taken by prosecutors against arrested persons, except that on October 26, 2025, Wing Fung Alfred Siu was served a summons for allegedly violating section 17(2) of the HRTO which prohibits commercial surrogacy arrangements and advertising surrogacy arrangements. On November 18, 2025, Wing Fung Alfred Siu was further granted bail on a bail amount of HKD 10,000 ($1,285). If convicted with an offence, he could face a fine of up to HKD 25,000 (approximately $3,200), and imprisonment for up to 6 months. Although we do not expect custodial sentences for him, any custodial sentence given could materially impact our business, financial condition, or results of operations. In addition, although under BVI law, such minor first-time offenses would not automatically disqualify any directors or executives from continuing to act in such positions, any director or executive officer found guilty of such offenses could cause reputational harm to the Company. As we do not advertise or promote surrogacy arrangement or gender selection service in Hong Kong, and all such marketing activities are carried out outside of Hong Kong or by agents outside of Hong Kong, we have not been, nor do we expect to be, materially impacted by any such increased enforcement of the HRTO. Moreover, we do not expect any material impact on our ability to generate revenue from Chinese clients, as our PRC-sourced revenues derived from clients in mainland China and Hong Kong are generated through referrals from PRC agents, with payments being made by the clients directly to the local clinics. However, if the regulatory authorities in Hong Kong deem our determination inconsistent from the HRTO, we may face increased scrutiny or enforcement actions by the Hong Kong authorities, which could result in adverse publicity, increase compliance cost, and significant disruption of our business operations in the region.

Additionally, increased scrutiny or enforcement actions by regulatory authorities in other jurisdictions in which we operate could result in adverse publicity, increased compliance costs, and significant disruption of our business operations. As a result, any failure to comply with applicable laws and regulations related to gender selection services could have a material adverse effect on our business, financial condition, and results of operations.

Significant tariffs or other restrictions imposed on imports by the U.S. and related countermeasures taken by impacted countries could have a material adverse effect on our operations and financial results.

If significant tariffs or other restrictions are imposed on imports by the U.S. and related countermeasures are taken by foreign countries, our business, including results of operations, cash flows and financial condition, may be adversely affected. In January 2025, during the initial days of U.S. President Trump’s second term, the U.S. announced the imposition of additional substantial tariffs on imports from various countries, including China, Canada and Mexico, and the subject countries have imposed or indicated their intention to impose counter measures. In February 2025, the U.S. imposed tariffs of 10% on all imported goods from China, followed by an additional 10% tariff in March 2025. The U.S. also imposed a 25% tariff on all steel and aluminum imports, beginning in March 2025. On February 13, 2025, President Trump ordered his trade advisers to come up with “reciprocal” tariffs on U.S. trade partners to retaliate against taxes, tariffs, regulations and subsidies and on April 2, 2025, announced new tariffs on many U.S. trading partners, including a universal baseline tariff of 10% on all imported goods, and country specific tariffs such as an additional 34% tax on imports from China (leading to an effective rate of 54% when combined with existing tariffs) and 20% on products from the E.U. Specific products that are being tariffed, such as automobiles, were to be exempted from the new tariffs, and tariffs on products such as pharmaceutical drugs were to be announced at a later date. Following a period of market turbulence, on April 9, 2025, President Trump announced a 90-day pause to the tariffs announced on April 2, 2025 for most countries. Countries subject to the pause on the tariffs are still to be subject to the baseline 10% tariff. This consequently lowers the tariff rate for the E.U., Japan, and South Korea, among other countries. However, U.S. President Trump announced an increased tariff rate against Chinese imports of a minimum 145%. These and other tariffs and countermeasures could increase the cost of equipment necessary for our operations, disrupt global supply chains and create additional operational challenges. Additionally, ongoing trade tensions and uncertainty regarding future trade policies could negatively impact global economic conditions and consumer confidence, further affecting our business performance.

Any litigation against NewGenIvf could be costly and time-consuming to defend and could harm its business, financial condition and results of operations.

NewGenIvf has in the past and may in the future become subject to regulatory actions, litigation, disputes, or claims of various types, legal proceedings and claims that arise in the ordinary course of business, such as claims brought by its clients or vendors in connection with commercial disputes or employment claims made by its current or former employees, as well as claims brought by relevant regulatory authorities or NewGenIvf’s competitors, patients, employees, or other third parties against NewGenIvf. NewGenIvf is unable to predict the outcome of any of these legal proceedings. Such regulatory actions, disputes, allegations, complaints, or legal proceedings may damage NewGenIvf’s reputation, evolve into litigation, or otherwise have a material adverse impact on NewGenIvf’s reputation and business. Such proceedings might result in substantial costs, regardless of the outcome, and may significantly divert management’s attention and resources from operating NewGenIvf’s business, which might seriously harm its business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to it. A claim brought against it that is uninsured or underinsured could result in unanticipated costs, potentially harming its business, financial condition and results of operations. The outcomes of actions NewGenIvf institutes may not be successful or favorable to NewGenIvf. Lawsuits against NewGenIvf may also generate negative publicity that significantly harms NewGenIvf’s reputation, which may adversely affect NewGenIvf’s client base. NewGenIvf may also need to pay damages or settle lawsuits with a substantial amount of cash.

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt NewGenIvf’s business, dilute stockholder value, and adversely affect its business, financial condition and results of operations.

NewGenIvf may in the future seek to acquire or invest in businesses, joint ventures, products and services, or technologies that it believes could complement or expand its platform, enhance its technical capabilities, or otherwise offer growth opportunities. Any such acquisition or investment may divert the attention of management and cause NewGenIvf to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, NewGenIvf may encounter difficulties assimilating or integrating the businesses, technologies, products and services, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for it, they are operationally difficult to integrate, or NewGenIvf has difficulty retaining the clients of any acquired business due to changes in ownership, management or otherwise. These transactions may also disrupt its business, divert its resources, and require significant management attention that would otherwise be available for development of its existing business and may not benefit NewGenIvf’s business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. Any such transactions that NewGenIvf is able to complete may not result in any synergies or other benefits it had expected to achieve, which could result in impairment charges that could be substantial. In addition, NewGenIvf may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect its results of operations. In addition, if the resulting business from such a transaction fails to meet NewGenIvf’s expectations, or it fails to successfully integrate such businesses into its own, its business, financial condition and results of operations may be adversely affected or it may be exposed to unknown risks or liabilities. Even when NewGenIvf identifies an appropriate acquisition or investment target, it may not be able to negotiate the terms of the acquisition or investment successfully, obtain financing for the proposed transaction, or integrate the relevant businesses into its existing business and operations. Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from NewGenIvf’s normal daily operations;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which NewGenIvf have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to NewGenIvf, require it to license or waive intellectual property rights or increase its risk for liability;

●	failure to further successfully develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to NewGenIvf’s ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

Even if the transaction is consummated, NewGenIvf may only have limited control over the companies in which it only has minority stake, it cannot ensure that these companies will always comply with applicable laws and regulations in their business operations. Non-compliance of regulatory requirements by NewGenIvf’s investees may cause substantial harm to NewGenIvf’s reputations and the value of NewGenIvf’s investment. In addition, if the resulting business from such a transaction fails to meet NewGenIvf’s expectations, or it fails to successfully integrate such businesses into its own, its business, financial condition and results of operations may be adversely affected or it may be exposed to unknown risks or liabilities. If NewGenIvf is unable to effectively address these challenges, its ability to execute acquisitions as a component of its long-term strategy will be impaired, which could have an adverse effect on its growth. As a result of the above, NewGenIvf’s strategies may not be successfully implemented beyond the current markets.

Any investment might not achieve the synergies, operational or financial benefits it expects and may adversely impact NewGenIvf’s operating results. In addition, NewGenIvf cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance, or prove to be profitable.

Changes in NewGenIvf’s effective tax rate or tax liability may have an adverse effect on its results of operations.

NewGenIvf’s effective tax rate could increase due to several factors, including, but not limited to:

●	changes in the relative amounts of income before taxes in the various jurisdictions in which NewGenIvf operates that have differing statutory tax rates;

●	changes in tax laws, tax treaties, and regulations or the interpretation of them;

●	changes to its assessment about its ability to realize its deferred tax assets that are based on estimates of its future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which NewGenIvf does business;

●	the outcome of future tax audits, examinations, or administrative appeals; and

●	limitations or adverse findings regarding its ability to do business in some jurisdictions.

Any of these developments could have an adverse effect on its results of operations.

NewGenIvf’s reported financial results may be adversely affected by changes in accounting principles generally accepted in the U.S.

A change in the U.S. accounting principles could have a significant effect on NewGenIvf’s reported results of operations and could affect the reporting of transactions already completed before the announcement of a change.The adoption of new or revised accounting principles may require it to make changes to its systems, processes and control, which could have a significant effect on its reported financial results, cause unexpected financial reporting fluctuations, retroactively affect previously reported results or require it to make costly changes to its operational processes and accounting systems upon or following the adoption of these standards.

If NewGenIvf’s estimates or judgments relating to its critical accounting estimates prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in NewGenIvf’s consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. NewGenIvf bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NewGenIvf — Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments used in preparing NewGenIvf’s consolidated financial statements include those related to the determination of fair value of its Class A Ordinary Shares and Warrants and revenue recognition relating to services rendered but for which no claim has yet been reported, among other things. NewGenIvf’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of its Class A Ordinary Shares and Warrants.

NewGenIvf is subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business, financial condition and results of operations.

NewGenIvf is subject to the Anti-Money Laundering Act B.E. 2542 (1999) of Thailand, the Act Supplementing the Constitution Relating to the Prevention and Suppression of Corruption B.E. 2561 (2018) of Thailand, and the Penal Code of Thailand, domestic bribery laws, and other anticorruption and anti-money laundering laws in the countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. If NewGenIvf expands its business and sales and to the public sector, it may engage with business partners and third-party intermediaries to market its services and to obtain for it the necessary permits, licenses, and other regulatory approvals. In addition, NewGenIvf or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. NewGenIvf can be held liable for the corrupt or other illegal activities of these third-party intermediaries, its employees, representatives, contractors, partners and agents, even if it does not explicitly authorize such activities. Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject it to whistleblower complaints, investigations, prosecution, enforcement actions, sanctions, settlements, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if NewGenIvf does not prevail in any possible civil or criminal proceeding, its business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees, which could adversely affect its business, financial condition and results of operations.

NewGenIvf’s investment in residential market of United Arab Emirates is exposed to significant market risks.

Operating a residential property development business in the United Arab Emirates carries significant risks, primarily driven by market volatility and potential oversupply, particularly in the area of Ras Al Khaimah’s Beach District. Property values and rental yields are highly sensitive to fluctuations in oil prices, global economic conditions, and regional geopolitics, leading to sharp boom-bust cycles. Intense competition from new developments can rapidly saturate specific submarkets, driving down rents and occupancy rates, while regulatory changes (such as adjustments to rental increase caps, visa rules, or ownership laws) can unexpectedly impact profitability and operational models. Furthermore, reliance on expatriate tenants creates vulnerability to shifts in population demographics, employment trends, and government policies affecting residency, alongside inherent operational challenges including management costs, tenant defaults, and maintaining asset quality in a competitive environment.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to this Offering

An active trading market for the Class A Ordinary Shares may not be maintained and the trading price for the Class A Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for the Class A Ordinary Shares will be maintained. If an active public market for the Class A Ordinary Shares is not maintained, the market price and liquidity of the Class A Ordinary Shares may be materially and adversely affected. We can provide no assurance that the trading price of the Class A Ordinary Shares after this offering will not decline below the public offering price. As a result, investors in Class A Ordinary Shares may experience a significant decrease in the value of their Class A Ordinary Shares.

The trading price of the shares of the Class A Ordinary Shares has been and is likely to continue to be highly volatile, and may decline regardless of our operating performance. You may not be able to resell your shares at or above the public offering price.

The Class A Ordinary Share price has been and will likely continue to be volatile for the foreseeable future. The stock market in general and the market for companies similarly situated like us in particular have experienced extreme volatility that has often been unrelated to or disproportionate to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Class A Ordinary Shares at or above the price they paid.

In addition, the public offering price for our ordinary shares will be determined through negotiations between the placement agent and us and may vary from the market price of our ordinary shares following our public offering. If you purchase our ordinary shares in our public offering, you may not be able to resell those Shares at or above the public offering price. We cannot assure you that the public offering price of our ordinary shares, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	Actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

This is a best-efforts offering, no minimum amount of securities is required to be sold and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations as described in the “Use of Proceeds” section herein. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and even if we raise the maximum offering amount in this public offering, we will need to raise additional funds in the future, which may not be available or available on terms acceptable to us.

We may use the proceeds of this offering in ways with which you may not agree.

Our management will have considerable discretion in deciding how to apply the proceeds of this offering. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the Class A Ordinary Shares nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering

Because of the highly dilutive nature of this offering, Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns or because our Class A Ordinary Shares continue to trade below Nasdaq’s minimum bid price as a result of this offering, even if we are otherwise able to regain compliance for continued listing on Nasdaq. A number of Nasdaq-listed companies have filed public disclosures regarding the receipt of notification letters indicating that Nasdaq made the determination to halt and/or delist such companies as a result of public interest concerns arising from the issuance of warrants with similar terms to, and similar potential dilutive impact as, warrants issued in offerings of this type. Additionally, warrants with similar terms issued by other Nasdaq-listed companies have caused such Nasdaq-listed companies’ stock prices to drop below Nasdaq’s minimum bid price or made it more difficult for these companies to cause their stock prices to regain compliance with Nasdaq’s minimum bid price. Therefore, even if we consummate this offering at a price above Nasdaq’s minimum bid price, there can be no assurance that our Class A Ordinary Shares will not again drop below such price, which may cause Nasdaq to delist our Class A Ordinary Shares.

If Nasdaq delists our securities from trading on its exchange for failure to meet its listing standards, and we are not able to list such securities on another national securities exchange, then our Class A Ordinary Shares could be quoted on an over-the-counter market. If this were to occur, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that the Class A Ordinary Shares are a “penny stock,” which will require brokers trading the Class A Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability for us to issue additional securities or obtain additional financing in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products and services;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers and other partners;

●	our ability to maintain or protect the validity of our intellectual property and know-how;

●	our ability to retain key executive members;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to expose and educate the industry about the use of our services and products;

●	our expectations regarding our tax classifications; and

●	interpretations of current laws and the passages of future laws.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Title
Wing Fung Alfred Siu	71	Chairman of the Board of Directors, Chief Executive Officer
Hei Yue Tina Fong	45	Director, Chief Marketing Officer
Hok Man Jefferson Au	45	Independent Director
Florianna Ann Chi Wan Chan	45	Independent Director
Chun Wa Tam	62	Independent Director
Lee Sze Mun	47	Independent Director
Kong Yiu Cheung	43	Director
Lam Chun Tung Patrick	27	Independent Director
Lau Tsz Hin Vincent	42	Independent Director
Ho Fai Chung	63	Chief Financial Officer

Wing Fung Alfred Siu. NewGenIvf’s co-founder, Mr. Wing Fung Alfred Siu, has served as the Chairman of the Board and the Chief Executive Officer of NewGenIvf (before the Closing, Legacy NewGenIvf) since 2019. Prior to establishing Legacy NewGenIvf in 2019, Mr. Siu served as a director of First Fertility PGS Center Co., Ltd. since 2014. Mr. Siu received his master’s degree in science and bachelor’s degree in science from Stanford University.

Hei Yue Tina Fong. Ms. Fong has served as a Director and the Chief Marketing Officer of NewGenIvf (before the Closing, Legacy NewGenIvf) since 2019. Prior to establishing NewGenIvf in 2019, Ms. Fong served as a director of First Fertility PGS Center Co., Ltd. since 2014. Ms. Fong received her bachelor’s degree in marketing from Indiana University.

Ho Fai Chung. Mr. Chung has served as NewGenIvf’s Chief Financial Officer since October 10, 2024. Mr. Chung has over 30 years of working experience in Asia. He is a certified public accountant in the U.S. Born in Hong Kong, Mr. Chung holds a Bachelor of Law degree from University of London and a Master’s degree in Accounting and Finance from Lancaster University (UK). Mr. Chung also holds a Master’s degree in International and Public Affairs from Hong Kong University. He started his career with Price Waterhouse (“PwC”) in Hong Kong and then joined a number of companies to take up financial control as well as general management jobs in industries including fashion, office products, telecommunications/internet and advertising. He had worked and based in China, Taiwan, Singapore and Malaysia before and had extensive regional financial controlling exposure in Asia.

Hok Man Jefferson Au. Mr. Au has served as NewGenIvf’s independent director since April 3, 2024. Mr. Au has served as the Assistant Financial Controller and the Company Secretary at Coolpoint Innonism Holding Limited since May 2017 and a director of JWMG CPA Limited, Certified Public Accountants since August 2014. He previously worked as the audit supervisor at Clement C.W. Chan & Co., Certified Public Accountants from September 2010 to March 2014. Mr. Au obtained his honours diploma in accounting from Hong Kong Shue Yan University (formerly known as Hong Kong Shue Yan College) and received his Master of Science in professional accountancy from the University of London. Mr. Au is a member of the Hong Kong Institute of Certified Public Accountants and an associate of the Association of Chartered Certified Accountants.

Florianna Ann Chi Wan Chan has served as NewGenIVF’s independent director since April 15, 2025. Ms Chan has over 20 years of experience in project management, real estate development, and luxury hospitality, she is a proven leader in driving growth and operational excellence. Since 2015, Ms. Chan has led Lab Concept Company Limited, a subsidiary of The Lane Crawford Joyce Group, where she successfully restructured operations, spearheaded rebranding, and digitized processes, achieving significant revenue growth. Previously, she held senior roles at VCC Company Limited, Eton Properties, and Crown Macau, excelling in real estate development, marketing, and VIP services. She holds a Bachelor of Hospitality Management from Central Queensland University in Australia and an Advanced Diploma from William Angliss Institute of TAFE. Fluent in Cantonese, Mandarin, and English, Ms. Chan brings a deep understanding of Asia Pacific markets and a strategic vision that will drive the Company’s continued growth and success.

Tam Chun Wa. Mr. Tam has served as NewGenIvf’s independent director since November 29, 2024. Mr. Tam is currently the chief financial officer, the company secretary, and the authorised representative of China Asia Valley Group Limited since December 2023. Mr. Tam was appointed as an independent non-executive director of Green Energy Group Limited on 24 August 2011. Mr. Tam was also the chief financial officer, the company secretary and the authorised representative of Perfect Group International Holdings Limited from February 2017 to November 2023. The shares of these three companies are listed on the Main Board of the Stock Exchange with stock codes 63, 979 and 3326 respectively. He was the executive director of Chinasing Investment Holdings Limited from February 2009 to August 2015, a company whose shares were listed on the Main Board of Singapore Exchange Limited. Mr. Tam obtained a Master degree of Business Administration from the University of Sydney. Mr. Tam is also a member of Hong Kong Institute of Certified Public Accountants, CPA (Australia) and Institute of Singapore Chartered Accountants. Mr. Tam has more than 30 years in the areas of auditing, accounting, tax, investment banking and company secretarial work.

Lee Sze Mun. Ms. Lee has served as an independent director of NewGenIvf since June 1, 2026. With over 22 years of experience in financial accounting, taxation, and group consolidation, she is a Fellow Member of ACCA (FCCA) and holds a BA (Hons) in Accounting and Finance from Leeds Beckett University (formerly Leeds Metropolitan University). Ms. Lee currently serves as Assistant Manager (Finance Control) at a statutory body responsible for regulating and overseeing retirement schemes. Her previous experience includes senior finance roles at a construction company that primarily undertakes government projects, as well as at a German-based multinational shipowner. She also brings audit assurance experience gained from working at a registered CPA firm.

Lau Tsz Hin Vincent. Mr. Lau has served as NewGenIvf’s independent director since June 8, 2026. Since 2025, he has served as Co-Founder and Chief Operating Officer of K25.ai. From 2024 to 2025, he served as Vice President, Business Strategy Office at OSL Group. From 2019 to 2023, he served at OKEx, Bitfinex and Digital Vision Brands. Mr. Lau holds a Bachelor of Business Administration.

Lam Chun Tung Patrick. Mr. Lam has served as NewGenIvf’s independent director since June 8, 2026. Since 2025, he has served as Co-Founder and Chief Strategy Officer of K25.ai. From 2023 to 2025, he served as a Quantitative Trader at Keyrock S.A. From 2020 to 2022, he served at HKEX across listed issuer regulation, strategy and data governance. Mr. Lam holds a Bachelor of Science in Risk Management and Business Intelligence.

Andy Cheung (Cheung Kong Yiu). Mr. Cheung has served as NewGenIvf’s director since June 8, 2026. Since 2024, he has served as Founder and Chief Executive Officer of K25.ai. From 2025 to 2026, he served as a Board Member of Prenetics Global Limited. From 2017 to 2020, he served as Chief Operating Officer of OKEx. Earlier in his career, he held senior leadership roles at iClick Interactive and Groupon. Mr. Cheung holds a Bachelor of Information Technology.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, the Board of Directors.

Family Relationships

Mr. Wing Fung Alfred Siu and Ms. Hei Yue Tina Fong are husband and wife. Other than as disclosed in this prospectus, none of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K. Our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Compensation

Compensation of Directors and Officers

In 2025, we paid an aggregate of approximately US$1,800,000 in cash compensation, including benefits, to our directors and executive officers as a group, respectively. Our directors and executive officers do not receive pension, retirement or other similar benefits, and we have not set aside or accrued any amount to provide such benefits to our executive officers. Our subsidiary in Hong Kong is required by the applicable local laws and regulations to make contributions to Mandatory Provident Fund.

Share Incentive Plans

We adopted a share incentive plan on April 3, 2024, which was subsequently amended by the approval of our Board on March 28, 2025 (the “Share Incentive Plan” or “Plan”). The following summarizes the material terms of the Share Incentive Plan:

Shares Subject to the Plan.

The maximum aggregate number of Shares that are available for awards shall initially be 1,054,260 ordinary shares of the Company (117 ordinary shares as adjusted for reverse stock splits in May 2025, August 2025, December 2025, January 2026, March 2026 and July 2026), and has been increased by the Board to 691,574 ordinary shares of the Company as of the date of this Report. Under the Plan, the total maximum Shares subject to the Plan may be increased by the Board or the Compensation Committee of the Board (the “Committee”) from time to time to allow for the total maximum number of Shares subject to the Plan to be 20% of the then outstanding ordinary shares of the Company at the time of such increase. The number of Shares may be made available from Shares held in treasury or authorized but unissued shares of the Company not reserved for any other purpose. As of this prospectus date, Siu Wing Fung Alfred and Hei Yue Fong Tina had each received 18,951 Class B shares (adjusted for Reverse Stock Split) through the Company’s Share Incentive Plan.

Administration

The Share Incentive Plan shall be administered by the Committee. The Committee shall have full discretionary authority to administer the Share Incentive Plan, including but not limited to the authority to: (i) interpret the provisions of the Share Incentive Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Share Incentive Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry the Share Incentive Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of the Share Incentive Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant or Participant, and shall be given deference in any proceeding with respect thereto.

Eligibility

The Share Incentive Plan is open to any Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant.

Effective Date, Amendment, Modification and Termination

This Share Incentive Plan shall become effective on the date of its adoption by the Board or a committee of the Board duly authorized by the Board (the “Effective Date”). The Share Incentive Plan will expire on the tenth anniversary of the Effective Date, and no Award may be granted pursuant to the Share Incentive Plan after, the tenth anniversary of the Effective Date, unless otherwise determined by the Committee. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Share Incentive Plan and the applicable Award Agreement.

At any time and from time to time, the Board or the Committee may terminate, amend or modify the Share Incentive Plan; provided, however, that to the extent necessary to comply with Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, unless the Board decides to follow home country practice not to seek the shareholder approval for any amendment or modification of the Share Incentive Plan.

The following table sets forth the amount of compensation, including base salary, discretionary bonus, equity compensation, contractual benefits and contributions to defined contribution plans, which was paid, earned and/or accrued during the fiscal years ended December 31, 2025 and 2024, for each of the officers and directors.

Name	2024 Compensation US$	2025 Compensation US$
Directors and Officers
Mr Wing Fung Alfred Siu	190,000	325,000
Director’s bonus of Mr Wing Fung Alfred Siu	-	750,000
Director’s welfare, accommodation and insurance to Mr Wing Fung Alfred Siu	-	393,103
Hei Yue Tina Fong	190,000	325,000
Total	$380,000	$1,793,103

Board Practices

Committees of the Board of Directors

We established three committees under the Board: an audit committee (“Audit Committee”), a Compensation Committee (“Compensation Committee”) and a nominating and corporate governance committee (“Nominating and Corporate Governance Committee). We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee consists of Mr. Hok Man Jefferson Au (Chairman of Audit Committee), Ms, Florianna Ann Chi Wan Chan, and Mr. Tam Chun Wa. We have determined that all of these individuals satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Hok Man Jefferson Au qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee will be responsible for, among other things:

●	establishing clear hiring policies for employees or former employees of the independent auditors;

●	reviewing and recommending to the Board for approval, the appointment, reappointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

●	approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by the Company’s independent auditors at least annually;

●	obtaining a written report from the Company’s independent auditor describing matters relating to its independence and quality control procedures;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	discussing with the Company’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, in addition to issues regarding accounting and auditing principles and practices;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	reviewing and recommending the financial statements for inclusion within the Company’s quarterly earnings releases and to the Board for inclusion in its annual reports;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing policies with respect to risk assessment and risk management;

●	reviewing the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	periodically reviewing and reassessing the adequacy of the committee charter;

●	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

●	establishing and overseeing procedures for the handling of complaints and whistleblowing;

●	meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

●	monitoring compliance with the Company’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

●	reporting periodically to the Board; and

●	such other matters that are specifically delegated to the Company’s Audit Committee by the Board from time to time.

A copy of the audit committee’s current charter is available at our corporate website at www.newgenivf.com.

Compensation Committee. Our Compensation Committee (“Compensation Committee”) consists of Mr. Wing Fung Alfred Siu, Ms. Hei Yue Tina Fong, and Ms Florianna Ann Chi Wan Chan. The Chairman of the Compensation Committee is Mr. Siu. The Company has determined that Ms. Chan satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Compensation Committee assists the Board in reviewing and approving compensation structure, including all forms of compensation relating to the Company’s directors and executive officers. The Company’s Chief Executive Officer may not be present at any committee meeting during which their compensation is deliberated upon. The Compensation Committee is responsible for, among other things:

●	reviewing and evaluating the Company’s executive compensation and benefits policies generally;

●	reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

●	periodically reviewing and reassessing the adequacy of the Compensation Committee charter;

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management;

●	reporting periodically to the Board; and

●	such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

A copy of the Compensation Committee’s current charter is available at our corporate website at: www.newgenivf.com.

Nominating and Corporate Governance Committee. The Company’s Nominating and Corporate Governance Committee consist of Mr. Wing Fung Alfred Siu, Ms. Hei Yue Tina Fong, and Mr. Hok Man Jefferson Au. The Chairman of the Nominating and Corporate Governance Committee is Mr. Siu. The Company has determined that Mr. Au satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Nominating and Corporate Governance Committee assists the Board of Directors in selecting individuals qualified to become the Company’s directors and in determining the composition of the Board of Directors and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	recommending nominees to the Board for election or re-election to the Board, or for appointment to fill any vacancy or newly created directorships on the Board;

●	reviewing periodically with the Board the current composition of the Board with regards to characteristics such as judgment, experience, expertise, diversity and background;

●	recommending to the Board of criteria with respect to nomination or appointment of members of its Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq Stock Market Listing Rules, or otherwise considered desirable and appropriate;

●	recommending to the Board the names of directors to serve as members of the Audit Committee and the Compensation Committee, as well as of the Nominating and Corporate Governance Committee itself;

●	periodically and reassessing the adequacy of the committee charter;

●	overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

●	overseeing and leading the self-evaluation of the Board in its performance and

●	effectiveness as a whole.

A copy of the Nominating and Corporate Governance Committee’s current charter is available at our corporate website at www.newgenivf.com.

Duties and Functions of Directors

Under the laws of the British Virgin Islands, the Company’s directors owe fiduciary duties to the Company, including duty to act honestly and in good faith in what the directors believe to be in the best interests of the company, duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the BVI Act or the Memorandum and Articles of Association, duty to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances, and duty to avoid conflicts of interest. In fulfilling their duty of care to the Company, the Company’s directors must ensure compliance with the Company’s Memorandum and Articles of Association, as amended and restated from time to time. The Company has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the Company’s name if a duty owed by the Company’s directors is breached. The functions and powers of the Board include, among other things, (i) convening shareholder meetings at such times and in such manner and places as the director considers necessary or desirable, (ii) declaring dividends, (iii) appointing directors or officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of the Company, including the registering of such shares in the Company’s share register.

Terms of Directors and Officers

The Company’s officers are elected by and serve at the discretion of the Board. Each director holds office for the term fixed by the resolution of shareholders or the resolution of directors appointing him until such time as his successor takes office or until the earlier of his death, resignation or removal from office by resolution of directors with or without cause or be removed by the shareholders for cause only by a resolution approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote of not less than 75% of the votes of the shares entitled to vote thereon which were present at the meeting and were voted. The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office. A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

Interested Transactions

A director may, subject to any separate requirements for Audit Committee approval under applicable laws or applicable Nasdaq Stock Market Listing Rules, vote on a matter relating to the transaction in which he or she is interested, provided that the interest of any directors in such transaction is disclosed by him or her to all other directors.

Director Agreements

We have entered into director agreements with our directors, which require us to maintain director and officer liability insurance for our directors, provide reimbursements for business related travel and accommodation and other reasonable expenses, and an annual remuneration of between $20,000 to $25,000 for our independent directors, and a total of $380,000 and $1.76m for both of our executive directors in the years of 2024 and 2025 respectively

Employees

NewGenIvf has 87 full-time employees as of December 31, 2025, of which 72 are based in Thailand, Cambodia and Kyrgyzstan. NewGenIvf aims to attract and retain employees with the skills, and experience necessary to implement its growth strategy. The following table sets forth the number of its employees in Thailand, Cambodia and Kyrgyzstan by function as of December 31, 2025:

Function	Number of employees
Thailand
Medical professionals	16
Administrative staff and others	22
Sub-total	38
Cambodia
Medical professionals	13
Administrative staff and others	12
Sub-total	25
Kyrgyzstan
Medical professionals	3
Administrative staff and others	7
Sub-total	10
Hong Kong
Administrative staff and others	14
Total	87

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

RELATED PARTY TRANSACTIONS

Related Party Transactions

A summary of related parties of the Company is as follows:

Relationship
Mr. Siu, Wing Fung Alfred and Ms. Fong, Hei Yue Tina*	Shareholders and directors
Harcourt Limited	Controlled by Mr. Siu
Mr. Daniel Wai To Siu	Mr. Siu’s son
Mr. Jaspar Siu	Mr. Siu’s son
Mr. Kong Yiu Cheung	Shareholders and directors

*	Ms. Fong is the spouse of Mr. Siu

Transaction with Mr. Wing Fung Alfred Siu and Ms. Hei Yue Tina Fong

NewGenIvf recorded remuneration to its directors, Mr. Siu and Ms. Fong. The total remuneration to Mr. Siu, Wing Fung Alfred and Ms Hei Yue Tina Fong was US$380,000 and US$1.76m (including a one-time bonus of $750,000 for maintaining Nasdaq listing status and achieving targeted share capitalization level and benefits paid) during the year ended December 31, 2024 and 2025, respectively.

Transaction with Harcourt Limited

During the year ended December 31, 2025, NewGenIvf entered into a service agreement with Harcourt Limited, which is controlled by Mr Siu and Ms Fong, and paid a total of $230,772 as administrative support fee. This service agreement was duly approved by the Board.

Transaction with Mr. Daniel Siu and Mr. Jaspar Siu

During the year ended December 31, 2025, Mr. Daniel Siu and Mr. Jaspar Siu provided consulting services for NewGenIvf with respect to fund raising and other capital activities, and received a total of $219,045 and $65,000 respectively.

Transaction with Mr. Kong Yiu Cheung and PredicXion

During 2026 and until the date of this prospectus, the Company had acquired a 2% minority equity interest and made deposits for another 11% equity interest in PredicXion from Mr. Kong Yiu Cheung. A total of $2,287,500 cash consideration had been paid and a total of 3,722,223 Class A ordinary shares of the Company (as adjusted for the Reverse Stock Splits) had been issued to Mr. Cheung for the transactions. Mr Cheung has been appointed a director of the Company since June 8, 2026.

LISTING DETAILS

Our Class A Ordinary Shares currently trade on Nasdaq under the symbol “NIVF.” As of the date of this prospectus, our only listed class of securities are our Class A Ordinary Shares. All of our Class A Ordinary Shares, including those to be offered in the Best Efforts Offering pursuant to this prospectus, have the same rights and privileges. For more information, see “Description of Share Capital—Ordinary Shares.”

USE OF PROCEEDS

Based upon an assumed offering price of $[●] per Class A Ordinary Share (the last reported sale price rounded to the nearest whole cent of our ordinary shares as reported on the Nasdaq Capital Market on [●], 2026), we estimate that we will receive gross proceeds from this offering of approximately $10,000,000, and net proceeds of approximately $9,000,000, after deducting placement agent fees and estimated offering expenses of approximately $1,000,000 payable by us. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for investment in K25.ai, restructuring of debt securities, working capital, including manufacturing and deployment of Nodexus machines in cell sorting business, and other general corporate purposes.

Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the remaining net proceeds of this offering after repayment of our outstanding debt obligations. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes. Pending these uses, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account.

DIVIDEND POLICY

We have not declared or paid any cash dividend on our Class A Ordinary Shares as of the date of this prospectus. We currently intend to retain any future earnings and do not expect to pay any dividends in the near future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our Board of Directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

CAPITALIZATION AND INDEBTEDNESS

Below is the Company’s capitalization as of December 31, 2025 *

	Audited	Proforma Adjustment	Adjusted
	US$	US$	US$
Cash and Cash equivalents (Note 1)	758,621	3,520,540	4,279,161
EQUITY
Share capital	0	0	0
Additional paid-in capital (Note 2)	17,881,176	13,460,940	31,342,116
Retained Earnings (Note 3)	8,893,414	(1,008,103)	7,885,311
Accumulated other comprehensive (loss) income	(143,071)	0	(143,071)
Total capitalization	26,631,519	8,432,897	39,084,356

Statements of indebtedness as of December 31, 2025 *

	Audited	Proforma Adjustment	Adjusted
	US$	US$	US$
Current liabilities
Account payable	779,280		779,280
Accrued liabilities and other payables	711,892		711,892
Contract liabilities	111,981		111,981
Operating lease liabilities, current	238,105		238,105
Convertible notes (Note 4)	256,056	8,051,601	8,307,657
Embedded derivative liability	262,616		262,616
Total current liabilities	2,359,930	8,051,601	10,411,531

Non-current liabilities
Lease liabilities, operating leases	272,359		272,359
Convertible notes (Note 4)	4,097,366	(3,099,442)	997,924
Total non-current liabilities	4,369,725	(3,099,442)	1,270,283

Total Indebtedness	6,729,655	4,952,159	11,681,814

*	A proforma capitalization and indebtedness table as of December 31, 2025 is presented here to reflect the financial impact of material subsequent events until the date of this Prospectus.

Proforma adjustments include:

Note 1: The Company received $4,019,940 through equity of credit line with White Lion Capital; received $2,413,100 from issuance of convertible bonds; paid a total of $2,287,500 for the deposit and investment in PredicXion; and paid a total of $625,000 for the Repurchase and Forbearance Agreement with JAK Opportunities VI LLC.

Note 2: The Company issued Class A shares at the consideration of 4,019,940 through equity of credit line with White Lion Capital; issued Class A shares at the consideration of $7,500,000 for the deposit and investment in PredicXion and had a total of $1,941,000 of convertible bond converted into Class A shares during the period.

Note 3: The Company made an unrealized gain of $3,000,000 in the 2% equity investment in PredicXion and made a loss of $4,008,103 with the Amendment and Exchange Agreement with JAK Opportunities VI LLC.

Note 4: The Company issued a total of $2,320,112 of convertible bond to various investors and a total of $256,056 convertible bond was converted into Class A shares during the period. Based on the Repurchase and Forbearance Agreement with JAK Opportunities VI LLC, a total of $4,097,366 of convertible bond was extinguished. Based on the Amendment and Exchange Agreement with JAK Opportunities VI LLC, the Company had issued convertible bond of $7,105,469 and $120,000 of which was converted to Class A shares as of the date of Prospectus.

COMPREHENSIVE INCOME & EARNING PER SHARE

The following information is presented as of December 31, 2025:*

	Existing shareholder Audited	Proforma
	31/12/2025	Adjustment	Adjusted
Total comprehensive income attributable to the shareholders of the company	$9,717,462	(1,008,103)	8,709,359
Earning per share – basic*	644.20	(65.74)	578.46
- diluted	9.12	(0.93)	8.19
Weighted average shares outstanding – Basic*	15,336		15,336
- diluted	1,083,340		1,083,340

*

A proforma comprehensive income and earning per share table as of December 31, 2025 is presented here to reflect the financial impact of material subsequent events until the date of this Prospectus.

In the existing shareholder audited column, the shares as presented have been adjusted retrospectively for Reverse Share Splits effected in February 2025 of 1 share for every 20 existing shares issued, in May 2025 of 1 share for every 10 existing share issued, in August 2025 of 1 share for every 5 shares issued, in December 2025 of 1 share for every 5 shares issued, in January 26, 2026 of 1 share for every 3 shares issued, in March 2026 of 1 share for every 4 shares issued and in July 2026 of 1 share for every 3 shares issued respectively.

Proforma adjustment is made to reflect that the Company made an unrealized gain of $3,000,000 in the 2% equity investment in PredicXion and realized a loss of $4,008,103 with the Amendment and Exchange Agreement with JAK Opportunities VI LLC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In addition, our financial statements and the financial information included in this registration statement reflect our organizational transactions and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in the section entitled “Business,” “Risk Factors” and elsewhere in this registration statement. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward -looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

NewGenIvf is an assisted reproductive services (“ARS”) provider in Asia Pacific. Since the establishment of its first clinic in Thailand in 2014, it has established itself as a long-standing ARS provider in the region. NewGenIvf’s mission is to assist couples and individuals across Asia Pacific, regardless of fertility challenges that they may face, to fulfil their dreams of building families and to increase their access to fertility treatments. Its strategic presence in Thailand, Cambodia, and Kyrgyzstan positions the company to take advantage of opportunities across Asia Pacific.

NewGenIvf is still in the early stage of materializing its long-term objective of building a comprehensive, sophisticated and high-end ARS platform for its clients and providing personalized solutions based on NewGenIvf’s brands and client-generated services. NewGenIvf plans to offer full fertility services for fertility tourists across Asia Pacific, continue to invest in laboratories and facilities updates, increase its brand awareness and market share, as well as expand service reach through acquisitions and partnerships, which NewGenIvf believes will help expand its client base and enhance expertise attraction, and in turn strengthen NewGenIvf’s monetization capabilities.

Key Factors Affecting NewGenIvf’s Results of Operations

NewGenIvf’s results of operation are principally affected by the following factors:

Regulatory environment

The ARS market in Asia-Pacific region is highly regulated. The implementation and enforcement of laws, regulations and government policies in Thailand, Cambodia, Kyrgyzstan and other applicable jurisdictions significantly impact the design, pricing and sale of fertility services and cost of compliance for clinics across Asia Pacific. Medical facilities providing fertility services generally must be filed and registered with the relevant supervision institutions and such filing and registration must be renewed periodically. Any change in laws, regulations or policies in relation to such filing or registration could affect NewGenIvf’s ability and plans to launch new services and renew registration for existing services. The regulatory framework for medical facilities and services, especially those involving ARS, is, and will continue, evolving. Any changes in the applicable regulatory frameworks in the jurisdictions where NewGenIvf operates may materially affect its financial condition and results of operations.

Growth and competitive landscape of Asia Pacific’s ARS market

NewGenIvf’s revenue has historically been primarily derived from clients in Asia Pacific. As such, NewGenIvf’s financial performance and future growth depend primarily on the demand for ARS, as well as changes in its competitive landscape, in Asia Pacific. Population growth, infertility rates, and demand for facility treatments in the region will ultimately determine the demand for NewGenIvf’s services. According to CIC, infertility is increasingly becoming prevalent globally, primarily driven by increasing average age of first birth, as well as various lifestyle and environmental factors. Driven by an increased infertility rate and growing demand for children without birth defects, resulting from improving living standards and improved awareness about birth defects and prevention, the global ARS market is expected to continue to grow. Furthermore, according to CIC, a growing number of governments around the world has granted legal recognition to same-sex marriages, which brings more desires for having children to form a complete family. According to CIC, because of the fertility rate and recent government incentive policies, such as the Three-child Policy of China in 2021, the ARS market increased significantly in Asia Pacific. Leveraging its status as a long-standing ARS provider in Asia Pacific, NewGenIvf expects to continue to be well positioned to capture the expected growth in the demand for ARS in the area.

To date, NewGenIvf owns and uses MicroSort technology in Thailand and Cambodia, which is a form of pre-conception gender selection technology for humans. While NewGenIvf expects to benefit from first-mover advantages for this technology in the two regions, market entry by potential competitors or faster-than-expected development of potential competitors may affect its market position and demand for its services and cause downward pricing pressure on its treatments, which may in turn materially and adversely affect its results of operations. Meanwhile, ARS market could also be affected by the macroeconomic environment and geopolitical events. Uncertainty in the macroeconomic environment and the outbreak of US and Israel war with Iran in March 2026, resulting from a range of events and trends, including the rise in global inflation and interest rates, supply chain disruptions, geopolitical pressures, including the unknown impact of current and future trade regulations, changes in Asian-Pacific relations, fluctuation in foreign exchange rates, and associated global economic conditions may result in volatility in ARS market and NewGenIvf’s operating performance. For example, NewGenIvf derives a substantial portion of its revenue from Chinese clients and as such, its failure to maintain PRC-sourced revenues and access to new and existing clients from the PRC could materially and adversely affect its results of operations and competitive position. However, the near-term growth prospects of the PRC economy are unclear due to the uncertain effects of ongoing economic stress caused by trade and national security policies, and the elevated levels of private and public indebtedness, among others. A prolonged downturn or slow-growth in the PRC economy generally could materially and adversely affect NewGenIvf’s results of operations and there is a significant likelihood that NewGenIvf’s actual results over the time periods and under the scenarios covered by the projections would be different.

Fluctuation of costs

NewGenIvf’s costs primarily include clinic costs, cost of goods sold, selling and marketing expenses and general and administrative expenses, details of which are set out below.

●	Clinic costs. NewGenIvf’s clinic costs primarily consisted of sub-contracting charges, office supplies and staff salaries and bonus, most of which are recognized during the provision of IVF services. Its clinic costs represented approximately 54.8% and 66.6% of its revenue for the years ended December 31, 2024 and 2025, respectively. As NewGenIvf gradually expands the scale of its operation and presence in Asia Pacific, its clinic costs is expected to increase in the foreseeable future, which will affect its profitability.

●	Cost of goods sold. NewGenIvf’s cost of goods sold primarily consisted of purchase and direct cost for IVF treatment services and surrogacy and ancillary caring services, most of which are recognized during the provision of IVF treatment services. Its cost of goods sold represented approximately 11.6% and 13.2% of the revenue for the years ended December 31, 2024 and 2025, respectively. NewGenIvf expects its cost of goods sold to increase in the foreseeable future as it gradually grows its revenues and expand its sales network.

●	Selling and marketing expenses. NewGenIvf’s selling and marketing expenses primarily consisted of social media expense. Its selling and marketing expenses represented approximately 3.8% and 25.2% of its revenue for the years ended December 31, 2024 and 2025, respectively. NewGenIvf expects its selling and marketing expenses to increase as it plans to expand its sales and scale its operation in Asia-Pacific.

●	General and administrative expenses. NewGenIvf’s general and administrative expenses primarily consisted of write-off of agency deposit, legal and professional fees, depreciation in operating lease right-of-use (“ROU”) assets, staff salaries and director fees. Its general and administrative expenses represented approximately 51.2% and 222.01% of its revenue for the years ended December 31, 2024 and 2025, respectively. NewGenIvf expects its general and administrative expenses to increase in line with its expansion plan.

NewGenIvf expects its cost structure to evolve as it develops and expands its business. As NewGenIvf continues to develop new services and technologies, NewGenIvf expects to incur additional costs in relation to its raw materials procurement, production and sales and marketing, among other things. Moreover, to support NewGenIvf’s business growth, it expects to increase its headcount, particularly for its lab and nurse team, and incur higher staff costs as a result.

Ability to maintain trust of clients and reputation in the industry

The success of NewGenIvf’s business will depend to a large extent on its ability to gain broad acceptance of its services from clients. Reputation is crucial in keeping existing clients and attracting new clients. NewGenIvf’s reputation depends on a number of factors, including for example the success, effectiveness, quality and pricing of its services, service offerings of its competitors, the effectiveness of its marketing efforts to drive awareness and the demand for fertility services, which eventually will affect its ability to maintain clients and attract new clients. Therefore, NewGenIvf’s success will depend to a large extent on its ability to maintain its reputation in the industry and its clients’ trust, which would affect the number of its clients and treatment cycles that will in turn affect its revenues.

NewGenIvf believes that the medical facilities in its network are increasingly recognized among clients, for their service quality, technological expertise and patient experience. NewGenIvf also hopes to keep its clients by providing discounts in treatment services and via the “success guarantee” program for egg donation services in Cambodia and surrogacy services in Kyrgyzstan, which provides treatments to clients until a success is achieved.

Based on its increasingly recognized reputation, NewGenIvf believes that there is substantial opportunity to continue to grow its revenue through attracting new clients. NewGenIvf’s addressable market is couples who want to have children, egg freezing patients, LGBT groups and couples with genetic abnormalities, particularly those in Asia Pacific. NewGenIvf believes that its current client base represents a small percentage of its total market opportunity. NewGenIvf intends to attract new clients by, among other things, making significant investments in sales and marketing to engage, educate and drive awareness of the unmet need of fertility treatment among its potential clients and by its customer-reference discounts mechanism. Additionally, NewGenIvf believes that its expanding presence has resulted in a heightened awareness of the need to offer fertility services and the value it provides to its clients, which it believes will help facilitate its growth. In addition, NewGenIvf is continuously utilizing its established client relationships to evaluate other potential services that could benefit its clients and simultaneously drive its growth.

International traveling conditions

The revenue from international clients is a critical component of NewGenIvf’s revenue. International traveling to Thailand, Cambodia and Kyrgyzstan may be affected by a number of factors, including local and global political, economic and cultural conditions. In Thailand, the political landscape has recently consolidated under a conservative government following February 2026 elections, with Prime Minister Anutin Charnvirakul’s Bhumjaithai Party securing victory by emphasizing nationalism and border security amid ongoing tensions with Cambodia. These border disputes have prompted multiple governments, including Austria and the UK, to issue advisories warning against travel to the Thai-Cambodia border region and parts of southern Thailand. In Cambodia, authorities strongly assert the country remains “safe, secure, and stable” for tourists, with major destinations like Phnom Penh and Siem Reap operating normally despite diplomatic tensions with Thailand. However, the government has made defending territorial integrity its “highest priority” as it seeks international attention regarding the border dispute. In Kyrgyzstan, travelers face a different set of considerations, including recent security agency restructuring and detentions that signal political consolidation at the highest levels. The Chinese embassy has advised visitors to exercise heightened vigilance, respect local laws, avoid border areas prone to natural hazards, and be aware of potential scams, reflecting ongoing regional stability concerns. The recent war involving the US, Israel, and Iran has severely disrupted international travel, beginning with the immediate closure of airspace over several Middle Eastern countries and the suspension of flights through critical hubs like Dubai and Doha, which has stranded hundreds of thousands of passengers. This has forced airlines to cancel thousands of flights or take longer, more expensive routes, leading to a surge in ticket prices and the imposition of new fuel surcharges that are affecting travelers globally. Governments have responded by issuing widespread “do not travel” warnings for the region and organizing evacuations, while embassies have halted routine visa services, further complicating international mobility. The compounded effect is a climate of uncertainty where even trips not destined for the Middle East face potential delays, higher costs, and complex rebooking challenges. Together, these factors create a dynamic travel environment where regional tensions, domestic politics, and economic conditions intersect to shape the risk landscape for international visitors. These conditions may cause NewGenIvf difficulty in attracting clients from the PRC to travel to Thailand, Cambodia and Kyrgyzstan for NewGenIvf’s services, which could materially and adversely affect NewGenIvf’s operations and financial results.

Key Components of Results of Operations

NewGenIvf’s revenues were derived from two types of services: IVF treatment services and surrogacy and ancillary caring services.

Revenue

The following table sets forth a breakdown of NewGenIvf’s revenue by the types of services, in absolute amounts and as percentages of total revenue, for the periods indicated.

	For the Year ended December 31,
	2024		2025
	US$	%	US$	%
IVF treatment services(1)	5,433,375	100.0	3,905,863	82.6
Fertility referral services	-	-	820,570	17.4
Total revenues	5,433,375	100.0	4,726,433	100.0

(1)	Include an insignificant amount of revenue derived from consultation customers who used NewGenIvf’s non-IVF treatment and insignificant services, such as check-ups services, blood test services and other minor services.

NewGenIvf generated revenue from facilities located in various geographic regions. The following table sets forth a breakdown of NewGenIvf’s revenue based on the locations where the revenue originated, in absolute amounts and as percentages of total revenue, for the periods indicated.

	For the Year ended December 31,
	2024		2025
	US$	%	US$	%
China/HK SAR	-	-	41,555	0.9
Kyrgyzstan	2,656,596	48.9	2,312,348	48.9
U.S.A.	-	-	45,480	1.0
Cambodia	601,526	11.1	635,188	13.4
Thailand	2,175,253	40.0	1,691,862	35.8
Total revenues	5,433,375	100.0	4,726,433	100.00

NewGenIvf’s revenue results are affected by, among others, changes in sales price and the fluctuation of foreign currency rates with US dollars. Based on the breakdown of the revenue contribution in terms of currencies used by customers for 2025, a 10% change in foreign currency rates with US dollars would cause approximately 9.99% change in NewGenIvf’s revenue.

IVF treatment services

NewGenIvf generated revenue from IVF treatment services provided at facilities that NewGenIvf operated in Thailand and Cambodia. In addition, NewGenIvf’s revenue from IVF treatment service amounted to US$5,433,375 and US$3,905,863, representing approximately 100% and 82.6% of its total revenues in 2024 and 2025, respectively.

IVF treatment involves the performance of a series of medical treatment and procedures and eventually brings benefits to clients when embryo is successfully implanted. Revenue from IVF treatment is recognized at a point in time when different treatment and/or procedure completed in clinic. The completion of the respective treatments and/or procedures are evidenced by treatment cards and reports maintained in the patient files indicating successful completion of respective promised obligations.

Fertility Referral services

NewGenIvf also generated revenue of US$820,570 from fertility referral services, approximately 17.4% of its total revenue in 2025. Fertility referral service revenue is recognized at a point in time when the customers are referred to our agents and commission is received from the agents.

Cost of revenue

The following table sets forth a breakdown of NewGenIvf’s cost of revenue by the nature of the cost, in absolute amounts and as percentages of total cost of revenues, for the periods indicated.

	For the Year ended December 31,
	2024		2025
	US$	%	US$	%
Cost of revenues
Cost of goods sold	629,620	17.5	622,386	16.5
Clinic costs	2,976,861	82.5	3,148,201	83.5
Total cost of revenues	3,606,481	100.0	3,770,587	100.0

Cost of goods sold. Cost of goods sold primarily consisted of purchase and direct cost for IVF treatment services and ancillary caring services. NewGenIvf’s cost of goods was mostly recognized during the provision of IVF treatment services.

Clinic costs. Clinic costs primarily consisted of sub-contracting charges, office supplies and staff salaries and bonus of NewGenIvf’s clinics. Sub-contracting charges represented fees paid to agents who supervised and managed the whole IVF services for customers who utilized third party independent clinics, recruited surrogate mothers and assisted in the documentation, consulting and medical treatment arrangement throughout treatment procedure of surrogacy service.

Gross profit and gross margin

The following table sets forth NewGenIvf’s gross profit in absolute amounts and its gross margin as percentages of total revenues, for the periods indicated.

	For the Year ended December 31,
	2024		2025
	US$	%	US$	%
Gross profit	1,826,894	33.6	955,846	20.2
Revenues	5,433,375	—	4,726,433	—

NewGenIvf expects that gross profit and gross margin will continue to be affected by various factors including the geographic locations where treatments are performed, as well as the pricing with its clients, agent subcontracting charges and the costs of the supplies provided by major pharmaceutical companies, all of which are negotiated separately.

Operating expenses

NewGenIvf’s operating expenses consist of selling and marketing expenses and general and administrative expenses. NewGenIvf’s selling and marketing expenses are primarily social media expenses. NewGenIvf’s general and administrative expenses mainly include depreciation in operating lease ROU assets, consultant and legal fees, embedded derivative fair value expense, write off of certain receivables and staff salaries.

Other income (expense)

NewGenIvf’s other income consists primarily of bargain purchase gain on acquisition of the MicroSort and Nodexus businesses, offset partially by the losses arising from investment in digital assets and financial assets.

Interest expense

NewGenIvf’s interest expense is incurred mainly in relation to its interest-bearing convertible bonds.

Taxation

British Virgin Islands

NewGenIvf is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payment of dividends to shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Under the two-tiered profits tax rates regime, Hong Kong tax residents are subject to Hong Kong profits tax in respect of profits arising in or derived from Hong Kong at 8.25% for the first HK$2 million of profits of the qualifying group entity, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the remaining estimated assessable profits.

Thailand

The companies incorporated in Thailand are taxed on worldwide income. A company incorporated outside of Thailand is taxed on its profits arising from or in consequence of the business carried on in Thailand. The Thailand corporate income tax rate is 20%. A foreign company not carrying on business in Thailand is subject to a final withholding tax on certain types of assessable income (e.g., interest, dividends, royalties, rentals, and service fees) paid from or in Thailand. The rate of withholding tax is generally 15%, except for dividends, which is 10%, while other rates may apply under the provisions of a double tax treaty.

Cambodia

The standard rate of corporate income tax for companies and permanent establishments in Cambodia who are classified as medium and large taxpayers is 20%. For companies and permanent establishments who are classified as small taxpayers, the corporate income tax rates are progressive rates from 0% to 20%. In view of the annual turnover of the company, which ranges from KHR1 billion to KHR6 billion for service and commercial sectors, the company is considered a medium-sized company.

Kyrgyzstan

NewGenIvf is subject to a corporate income tax on its aggregate annual income earned worldwide. Non-resident legal entities carrying out business activities through a permanent establishment in Kyrgyzstan are subject to profit tax on the income attributed to the activities of that permanent establishments. Profit tax is calculated at a rate of 10% of aggregate annual income less allowed deductions.

U.S.A.

NewGenIvf is subject to a corporate income tax on its aggregate annual income earned worldwide from its U.S. operations at a flat 21% on net income. In addition to federal obligations, there is a graduated state income tax rate that applies to corporate income, with a top rate of 6.6% on income over $60,000. Moreover, when the Company’s US operation pays a dividend to its offshore parent company, the payment is generally subject to a US federal withholding tax, typically at a statutory rate of 30% on the gross amount.

Results of Operations

	For the Year ended December 31,
	2024	2025
	US$
Revenues	5,433,375	4,726,433
Cost of revenues	(3,606,481)	(3,770,587)
Gross profit	1,826,894	955,846

Operating expenses
Selling and marketing expenses	(206,314)	(1,188,711)
General and administrative expenses	(2,781,075)	(10,493,596)

Total operating expenses	(2,987,389)	(11,682,306)

Operating (loss) income	(1,160,495)	(10,726,461)

Other income (expenses), net
Other income (expense), net	971,391	(8,099)
Bargain purchase gain	-	21,653,835
Loss on digital assets, net	-	(332,480)
Loss on financial assets, net	-	(700,631)
Gain on embedded derivative	-	456,731
Interest income	6,953	2,251
Finance costs	(778,656)	(616,423)
Total other income (expenses), net	199,688	20,455,184

(Loss) Income before taxes	(960,807)	9,728,723
Tax income (expense)	486,706	-
Net (loss) income	(474,101)	9,728,723
Less: net income attributable to non-controlling interests	50,542	(150,685)
Net (loss) income attributable to the shareholders of the Company	(524,643)	9,879,408
Other comprehensive income (loss)
Foreign currency translation adjustment	32,529	(222,944)
Total comprehensive (loss) income	(441,572)	9,505,779
Less: Total comprehensive income (loss) attributable to non-controlling interests	56,908	(211,683)
Total comprehensive (loss) income attributable to the shareholders of the Company	(498,480)	9,717,462

Earnings per share – basic	(13,116.08)	644.20
– diluted	(13,116.08)	9.12
Weighted average shares outstanding * – basic	40	15,336
- diluted	40	1,083,340

*

Subsequent to 2024 year end, the Company carried out a 1-for-20 reverse stock split, a 1-for-10 reverse stock split, a 1-for-5 reverse stock split, a 1-for-5 reverse stock split, a 1-for-3 reverse stock split, a 1-for-4 reverse stock split and a 1-for-3 reverse stock split of its issued and unissued shares which was effected on February 11, 2025, May 5, 2025, August 4, 2025, December 1, 2025, January 26, 2026, March 16, 2026 and July 6, 2026 respectively. The shares above have been adjusted retrospectively for these reverse stock splits.

Year Ended December 31, 2024 Compared with Year Ended December 31, 2025

Revenue

NewGenIvf’s revenue decreased by approximately 13.01% from US$5,433,375 in 2024 to US$4,726,433 in 2025.

IVF treatment services

NewGenIvf’s IVF treatment service revenue decreased by approximately 28.11% from US$5,433,375 in 2024 to US$3,905,863 in 2025. This decrease was primarily the result of change of management in Thailand clinic and new clinic set-up in Kyrgyzstan focusing on IVF services in late 2024.

Fertility Referral services

In 2025, NewGenIvf’s derived fertility referral services of US$820,570 revenue from referring customers to outside agents for IVF and surrogacy services while no such revenue was recorded in 2024.

Cost of revenue

NewGenIvf’s cost of revenue increased by approximately 4.55% from US$3,606,481 in 2024 to US$3,770,587 in 2025.

Cost of goods sold

NewGenIvf’s cost of goods sold decreased by approximately 1.15% from US$629,620 in 2024 to US$622,386 in 2025, primarily attributed to the decrease on procurement costs.

Clinic costs

NewGenIvf’s clinic costs increased by approximately 5.76% from US$2,976,861 in 2024 to US$3,148,201 in 2025, primarily due to clinic staff turnover in Thailand.

Gross profit

NewGenIvf’s gross profit decreased by approximately 47.68% from US$1,826,894 in 2024 to US$955,846 in 2025, primarily attributable to a reorganizing of our cooperation model with subcontractors and the decreased efficiency of our marketing services, resulting in a increase in unit service costs per customer, directly leading to decreases in gross profit margins.

NewGenIvf’s gross margin decreased from 33.6% in 2024 to 20.2% in 2025. This is primarily due to the drop of sales revenue while the overhead costs of clinic was not reduced accordingly.

Operating expenses

NewGenIvf’s operating expenses increased by approximately 291.05% from US$2,987,389 in 2024 to US$11,682,307 in 2025, primarily attributable to (i) professional fees of US$1,861,572 incurred in 2025 being related to real estate development project in United Arab of Emirates, valuation fees on acquisition of Nodexus (ii) staff and director salary and personnel cost of US$2,910,173 in 2025 due to enlargement of sales/marketing force and administrative staff to implement our business expansion pan and bonus related to maintaining listing status in Nasdaq and increasing share capitalization; and (iii) write-off of certain agency deposit and artwork of US$1,105,370.

Other income

NewGenIvf’s other income increased from US$971,391 in 2024 to US$21,069,356 in 2025, primarily attributable to a non-cash, bargain purchase gain recognized on the acquisition of Nodexus and Microsort businesses of $21,653,835, gain on embedded derivative of $456,731, loss on investment in digital assets, net of $332,480 and loss on investment on financial assets, net of $700,631.

Finance Costs

NewGenIvf’s finance costs decreased by approximately 20.84% from US$778,656 in 2024 to US$616,423 in 2025 as a result of securing a lower interest rate on convertible notes issued during the year and some convertible notes being issued second half of 2025 for financing new business initiatives including real estate development project in United Arab of Emirates, supplement business and tokenization project.

Tax income (expense)

NewGenIvf made no provision for income taxes in 2024 and 2025. There was no assessable income generated from Hong Kong, Thailand and Cambodia.

During the year ended December 31, 2024 excess provision of US$486,706 was reversed as they are no longer deemed to be payable.

Net income

NewGenIvf generated a net income of US$9,728,723 in 2025 while there was a net loss of US$(474,101) in 2024.

Liquidity and Capital Resources

Cash flows and working capital

NewGenIvf’s principal sources of liquidity have been cash flows generated from its business operations and external financing via various instruments. As of December 31, 2024 and 2025, NewGenIvf had US$457,740 and US$758,621, respectively, in cash and cash equivalents. NewGenIvf had working capital (defined as total current assets deducted by total current liabilities) of a surplus of $452,391 and US$5,017,221 respectively, as of December 31, 2024 and 2025.

As of December 31, 2025, NewGenIvf owed US$6,421 to related parties. Nevertheless, NewGenIvf is able to generate sufficient cash flow from its business operations and financing activities to operate and grow its business.

NewGenIvf continually seeks to monetize from positive cash flow contracts and increase revenue from its operating activities. NewGenIvf monitors its current and expected liquidity requirements to help ensure that it maintains sufficient cash balances to meet its existing and reasonably likely long-term liquidity needs.

NewGenIvf intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities, in addition to funds raised from financing activities. NewGenIvf may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions it may decide to pursue. If its existing cash is insufficient to meet its requirements, NewGenIvf may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts NewGenIvf needs or on terms acceptable to it, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute NewGenIvf’s earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict NewGenIvf’s operations and its ability to pay dividends to its shareholders. If NewGenIvf is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer. Please see “Risk Factors — Risks Relating to NewGenIvf’s Business and Industry — NewGenIvf requires a significant amount of capital to fund its operations and growth. If NewGenIvf cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.”

The following table presents NewGenIvf’s selected consolidated cash flow data for the periods indicated.

	For the Year ended December 31,
	2024	2025
	US$
Net cash used in operating activities	(8,264,074)	(10,926,056)
Net cash used in investing activities	(53,045)	(7,559,774)
Net cash provided by financing activities	8,675,790	18,992,758

Net increase in cash and cash equivalents	358,671	506,928
Effect of foreign currency translation on cash and cash equivalents	44,965	(206,047)
Cash and cash equivalents, beginning of year	54,104	457,740
Cash and cash equivalents, end of year	457,740	758,621

Operating activities

Net cash used in operating activities was US$10,926,056 for the year ended December 31, 2025. The difference between NewGenIvf’s net profit of US$9,728,723 for the year ended December 31, 2025 and the net cash used in operating activities was primarily attributable to bargain purchase gain of US$21.7m on acquisition of Nodexus and Microsort businesses.

Net cash used in operating activities was US$8,264,074 for the year ended December 31, 2024. The difference between NewGenIvf’s net loss of US$474,101 for the year ended December 31, 2024 and the net cash used in operating activities was primarily attributable to (i) an increase of agent’s receivable of US$1,191,795, (ii) a cash deposit of US$1,000,000 with a digital trading platform and settlement of charges in relation to the de-spac and business reorganisation.

Investing activities

Net cash used in investing activities in 2025 was US$7,559,774, primarily representing reservation money of US$4.6m paid for the real estate development project in United Arab of Emirates, as well as cash paid for investment in digital assets of $1,000,000, amounts held in custody for investments of $760,000 and cash paid for acquisition of businesses in 2025 of $1,050,000.

Net cash used in investing activities in 2024 was US$53,045, primarily representing purchase of plant and equipment.

Financing activities

Net cash provided by financing activities in 2025 was US$18,992,758, primarily representing issuance of share capital of US$12.6m utilizing equity line of credit, convertible note issuance of US$6.8m and settlement of $500,000 for a promissory note.

Net cash provided by financing activities in 2024 was US$8,675,790, primarily representing issuance of share capital utilizing equity line of credit, convertible note issuance and proceeds from issuance of promissory notes all totaling to an amount of $8,583,597.

Contractual Obligations

The following table sets forth NewGenIvf’s main contractual obligations and commitments as of December 31, 2024 and December 31, 2025.

	December 31,
	2024	2025
	US$
Operating lease
- Payable less than 1 years	111,321	262,244
- Payable 1 – 2 years	10,300	184,041
- Payable 2.- 5 years	—	118,800
Total	121,621	565,085

Convertible bonds-		-
2025	516,250	-
2026	457,250	664,000
2027	457,250	-
2028	507,250	3,150,000
2029	3,269,625	-
2030	-	1,475,000
Total	5,207,625	5,289,000

The convertible bonds have the option of being converted to Class A ordinary shares at the discretion of the holder, any time after issuance. The conversion, however, is subject to certain terms and conditions, including the requirement of the shareholdings not to exceed 4.99 % or 9.99% of the Company’s shares based on the noteholder. As of December 31, 2025, this criterion has been met.

Off-Balance Sheet Commitments and Arrangements

NewGenIvf has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties, nor any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, NewGenIvf does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. NewGenIvf does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Dividend Policy

NewGenIvf Group Limited is a holding company with no material operations of its own. NewGenIvf Group Limited conducts all of its operations through its subsidiaries. As a result, NewGenIvf Group Limited’s ability to pay dividends depends upon dividends paid by its subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to the Company.

NewGenIvf Group Limited is permitted under BVI law to provide funding to its subsidiaries in Hong Kong, Thailand, Cambodia and Kyrgyzstan through loans or capital contributions without restrictions on the amount of the funds.

In addition, the Company’s subsidiaries are currently permitted to pay dividends to the Company in accordance with relevant laws and regulations. Payment of dividends requirements in a company incorporated under the laws of Thailand is governed by the Civil and Commercial Code of Thailand. For example, the company may not declare dividends if the company has incurred losses, the company must appropriate to a reserved fund at each dividend contribution of dividend of at least one-twentieth of the profits until the fund reaches one-tenth of the capital, or the dividends payment must be made to the shareholders within one (1) month from the dividend declaration date. On the capital remittance or payment of dividends to the shareholders from outside of Thailand, it is regulated by the regulations issued by the Bank of Thailand, including the Exchange Control Act B.E. 2485 (1942). The fund remittance from Thailand to a foreign jurisdiction may require an approval from the Bank of Thailand or require notifying the Bank of Thailand for such transfer, depending on the types of the remittance transactions, through the commercial bank in the country. For a company incorporated under the laws of Kyrgyzstan, under Kyrgyz regulations of dividends (net profit), the dividends can be paid once a year depending on the results of the financial year of the company.

Quantitative and Qualitative Disclosure about Market Risk

Accounts receivable

In order to minimize the credit risk, the management of the Company monitors and ensures that follow-up action is taken to recover overdue debts. The Company considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period. To assess whether there is a significant increase in credit risk, the Company compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition. It considers available reasonable and supportive forward-looking information, such as GDP growth rate and nominal GDP per capita. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for account receivables as of December 31, 2025 and December 31, 2024 to be $21 and $19 respectively.

Cash and cash equivalents

NewGenIvf is exposed to concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings. The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies.

Deposits, prepayments and other receivables

The Company assessed the impairment for deposits and other receivables, due from shareholders individually based on internal credit rating and ageing of these debtors which, in the opinion of the directors, have no significant increase in credit risk since initial recognition. Based on the impairment assessment performed by the Company, the management consider the loss allowance for deposits and other receivables, due from shareholders as of December 31, 2025 and December 31, 2024 is $5, and $4, respectively. The loss allowance for deposits and other receivables, due from shareholders as of December 30, 2025 and December 31, 2024 is $0, and $0, respectively.

Cash flow interest rate risk

NewGenIvf is exposed to cash flow interest rate risk through the changes in interest rates related mainly to its variable-rates bank balances.

NewGenIvf currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor NewGenIvf’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Sensitivity analysis

The sensitivity analysis below has been determined by assuming that a change in interest rates had occurred at the end of the reporting period and had been applied to the exposure to interest rates for financial instruments in existence at that date. 1% increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 1% higher or lower and all other variables were held constant, the Company’s net (loss) income for the period/years ended December 31, 2025 and December 31, 2024 would have increased or decreased by approximately $52,890 and $26,894, respectively.

Foreign currency risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect NewGenIvf’s financial position as a result of a change in foreign currency exchange rates.

The Company’s monetary assets and liabilities are mainly denominated in HK$, THB and RMB which are the same as the functional currencies of the relevant group entities. Hence, in the opinion of the directors of the Company, the currency risk of US$ is considered insignificant. The Company currently does not have a foreign currency hedging policy to eliminate currency exposures. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise.

Economic and political risks

NewGenIvf’s operations are mainly conducted in Thailand, Cambodia and Kyrgyzstan. Accordingly, NewGenIvf’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Thailand, Cambodia and Kyrgyzstan.

NewGenIvf’s operations in Thailand, Cambodia and Kyrgyzstan are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among other things, the political, economic and legal environment and foreign currency exchange. NewGenIvf’s results may be adversely affected by changes in the political and social conditions in Thailand, Cambodia and Kyrgyzstan, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

The recent war involving the US, Israel, and Iran has severely disrupted international travel, beginning with the immediate closure of airspace over several Middle Eastern countries and the suspension of flights through critical hubs like Dubai and Doha, which has stranded hundreds of thousands of passengers. This has forced airlines to cancel thousands of flights or take longer, more expensive routes, leading to a surge in ticket prices and the imposition of new fuel surcharges that are affecting travelers globally. Governments have responded by issuing widespread “do not travel” warnings for the region and organizing evacuations, while embassies have halted routine visa services, further complicating international mobility. The compounded effect is a climate of uncertainty where even trips not destined for the Middle East face potential delays, higher costs, and complex rebooking challenges.

Travel restriction risk

International clients contribute a large portion of NewGenIvf’s revenue. International clients need to travel to Thailand, Cambodia and Kyrgyzstan for treatment services, where NewGenIvf’s operations are mainly conducted.

International traveling to Thailand, Cambodia and Kyrgyzstan may be affected by a number of factors, including local and global political and economic conditions. Furthermore, an outbreak, or threatened outbreak, of any severe contagious disease may also in turn significantly reduce the demand of traveling or cause extensive travel restrictions. NewGenIvf’s results may be materially and adversely affected if travel restriction was imposed or difficulties in cross-border flow arose.

Inflation risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the Company’s consolidated financial statements; however, significant increases in the price of labor that cannot be passed to the Company’s customers could adversely impact the Company’s results of operations. Moreover, the recent escalation of the US-Israel-Iran conflict poses a significant threat to the global economy, primarily through the disruption of oil supplies, with cascading effects on the real estate sector in the UAE and a broad economic downturn across Asia, including Hong Kong and China. As the conflict intensifies around the Strait of Hormuz—through which nearly 20% of the world’s oil passes—global oil prices have surged past $100 per barrel, raising fears of an extended energy crisis. Such increase in oil prices might lead to domino effect on the overall costs of business operation for NewGenIvf and NewGenIvf might not be able to pass the cost pressure to its customers.

Critical Accounting Estimates

NewGenIvf prepares its financial statements in conformity with U.S. GAAP, which requires NewGenIvf to make judgments, estimates and assumptions. NewGenIvf continually evaluates these estimates and assumptions based on the most recently available information, its historical experience and various other assumptions that NewGenIvf’s management believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from its expectations as a result of changes in NewGenIvf’s estimates.

The selection of critical accounting estimates, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing NewGenIvf’s financial statements. NewGenIvf’s management believes the following accounting estimates involve the most significant judgments and estimates used in the preparation of their financial statements.

Business combination and gain on bargain purchase

The Company adopted ASC 805, the accounting for business combinations which requires the application of the acquisition method. This method mandates that the acquiring entity recognize all assets acquired and liabilities assumed at their acquisition-date fair values. Gain on a business acquisition is recognized in earnings only in the specific circumstance of a “bargain purchase.” This occurs when the fair value of the identifiable net assets acquired exceeds the total consideration transferred (including the fair value of any non-controlling interest). It requires the acquirer to first meticulously reassess all measurements—including the identification and valuation of assets, liabilities, and the consideration—to ensure the gain is not a measurement error. Once confirmed, the resulting bargain purchase gain is recognized in profit or loss on the acquisition date. This treatment reflects the economic benefit obtained by the acquirer from purchasing net assets for less than their aggregate fair value. Under US GAAP, the distinction between acquiring a business and acquiring a group of assets is determined by a defined screen test. A transaction is accounted for as a business combination only if the acquired set meets the specific definition of a business, which requires an integrated set of activities with, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs.

Intangible Assets

Intangible assets acquired from third parties are measured initially at fair value and those with an infinite life are not amortized. The Company annually evaluates the recoverability of the infinite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. To test indefinite-lived intangible assets for impairment, the Company first performs a qualitative assessment to determine if it is more likely than not that the carrying amount of each of its indefinite-lived intangible assets exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test. The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions and changes in projected future cash flows. The quantitative assessment compares the fair value of an indefinite-lived intangible asset to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate. If such a review indicates that the carrying amount of intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value.

As of December 31, 2025, and 2024, the Company did not record an impairment on the intangible.

Convertible Instruments

Convertible Instruments are categorized as equity or debt based on the terms of the notes. Convertible Notes are recorded at amounts equal to the proceeds of the issuance, including the embedded conversion feature, and net of discounts and unamortized debt issuance in accordance with ASC 480-10-55-44 on the consolidated balance sheets. An evaluation of all conversion, purchase and redemption features contained in a debt instrument is performed to determine if there are any embedded features that require bifurcation as a derivative. The conversion feature is recorded separately as a derivative liability at its fair value, calculated using the Black-Scholes model.

Debt issuance and offering costs are amortized over the contractual term of the Convertible Notes, to the consolidated statements of operations in accordance with ASC 835-30-45-1A.

The convertible notes are subsequently recorded at amortized cost, with interest expense recognized using the effective interest method. The derivative liability, if any is remeasured at fair value at each reporting date and any gain or loss on fair value is recognized in the statement of comprehensive income.

NewGenIvf Group Limited

Recent accounting pronouncements

The FASB has introduced expanded income tax disclosure requirements under ASU 2023-09 to improve transparency. Companies will now need to provide a detailed reconciliation of their effective tax rate, breaking down federal, state, and foreign taxes, as well as specific categories like tax credits and foreign earnings. Additionally, businesses must disclose income taxes paid by jurisdiction, offering investors greater clarity on tax obligations. These changes apply to both public and private companies, with annual reporting periods beginning after December 15, 2024 (2025 for calendar-year entities). This update aims to reduce ambiguity in tax reporting and align disclosures with investor needs.

A major shift in digital asset accounting, ASU 2023-08 requires companies to measure certain crypto assets (e.g., Bitcoin, Ethereum) at fair value rather than applying the previous impairment-only model. This means entities must recognize quarterly fair value adjustments in their financial statements, increasing volatility in reported earnings but improving transparency. The standard applies to fiscal years beginning after December 15, 2024, and impacts both corporate treasuries and investment firms holding cryptocurrencies. This change aligns GAAP closer to fair value accounting seen in other investment holdings, addressing criticisms of the old impairment approach.

In November 2024, the FASB issued ASU 2024-03, *Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses*, which requires public entities to disclose, in a tabular format in the notes to the financial statements, specific information about certain costs included in common expense captions. This standard mandates the disaggregation of natural expenses—such as employee compensation, depreciation, and inventory costs—from broader captions like “cost of services” or “selling, general and administrative expenses.” Although this ASU is effective for annual reporting periods beginning after December 15, 2026, and interim periods thereafter, with early adoption permitted, the Company is currently evaluating the potential impact of this new guidance on its financial statement disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient to simplify the application of the current expected credit loss (CECL) model for current accounts receivable and contract assets arising from ASC 606 revenue transactions. Such practical expedient permits entities to assume that current economic conditions as of the balance sheet date will remain unchanged for the remaining life of these short-term assets, eliminating the need to develop and document forward-looking macroeconomic forecasts. For healthcare entities with significant patient accounts receivable, third-party payor contract assets, or government reimbursement receivables, this simplification reduces compliance costs and complexity while continuing to require consideration of historical loss experience and current conditions such as customer-specific financial distress or changes in credit policies. The guidance is effective for annual periods beginning after December 15, 2025, applied prospectively, and early adoption is permitted. The Company plans to adopt this practical expedient and will update its credit loss estimation policies and related disclosures accordingly.

Save for elsewhere disclosed, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheet, statement of operations and comprehensive income (loss) and statement of cash flows.

BUSINESS

Overview

We are an assisted reproductive services (“ARS”) provider in Asia-Pacific. Since the opening of our first clinic in Thailand in 2014, we have established ourself as a long-standing ARS provider in this region. Our strategic presence in Thailand, Cambodia, and Kyrgyzstan positions us to take advantage of opportunities across Asia-Pacific. According to China Insights Consultancy (“CIC”), from 2014 to 2022, there was a rising number of women in the key ARS-targeted age group (ages 15 to 49) in Asia Pacific and a growing trend towards later maternal age. The number of married women of reproductive age in Asia Pacific has risen from 816.4 million in 2014 to 833.2 million in 2022. Additionally, according to CIC, there was increasing social acceptance of ARS use in Asia Pacific countries such as China, India, and Thailand during the same period. For example, the number of ARS users in China has risen from 136.8 thousand in 2017 to 184.9 thousand in 2022 approximately and that in Japan has risen from 98.0 thousand in 2017 to 128.5 thousand in 2022.

According to CIC, the prevalence of infertility in Asia-Pacific developing countries is substantial. For example, the infertility rate in Thailand, India and China was about 15.4%, 13.8% and 17.8%, respectively, in 2022. In India, the infertility rate in 2020 was approximately 13.1%, representing an annual growth of 2.6%. The infertility rate in China was around 17.6% in 2020, representing an annual growth of 0.6%. Infertility is increasingly gaining society’s attention as individuals are more openly discussing their struggles. Despite the prevalence of infertility, access to treatment is often limited in the Asia Pacific region. According to CIC, financial challenges, costs of treatment, and limited availability or capacity of fertility medical care are some of the main challenges in the fertility marketplace in Asia-Pacific region. Religious, social and cultural roadblocks can also prevent hopeful couples from realizing their dream to have children. We believe that we can help address some of these key challenges of Asia-Pacific fertility industry.

History and Development of the Company

Prior to the Business Combination, on April 29, 2021, A SPAC I Acquisition Corp. (“ASCA”), was incorporated as a British Virgin Islands business company, specifically a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

The Business Combination

On February 15, 2023, ASCA entered into the Merger Agreement (as amended on June 12, 2023 and December 6, 2023, the “Merger Agreement,” and the transactions contemplated thereunder, the “Business Combination”) with A SPAC I Mini Acquisition Corp., Merger Sub, NewGenIvf Limited, a Cayman Islands exempted company (“Legacy NewGenIvf”) and certain shareholders of Legacy NewGenIvf. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) ASCA was reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp. (such transaction, the “Reincorporation Merger”); and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company (such second step in isolation, the “Acquisition Merger”). The surviving entity of the Business Combination, together with its subsidiaries is referred to in this prospectus as “NewGenIvf,” the “Company,” “we,” “our,” or “us,” unless the context otherwise requires.

On June 12, 2023, the parties to the Merger Agreement entered into the First Amendment to Merger Agreement (the “First Amendment”), pursuant to which Legacy NewGenIvf agreed to provide non-interest bearing loans in an aggregate principal amount of up to $560,000 (the “Loan”) to ASCA to fund any amount that would be required in order to further extend the period of time available for ASCA to consummate a business combination and for ASCA’s working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by ASCA and Legacy NewGenIvf. Such loans were to become repayable upon the closing of the Acquisition Merger. In addition, pursuant to the First Amendment, subject to receipt of at least $140,000 as part of the Loan from NewGenIvf, ASCA agreed to waive its termination rights and the right to receive any break-up fee due to Legacy NewGenIvf’s failure to deliver audited financial statements by no later than February 28, 2023.

On December 6, 2023, the parties to the Merger Agreement entered into the Second Amendment to the Merger Agreement (the “Second Amendment”) which amended and modified the Merger Agreement to, among other things, (i) reduce the size of NewGenIvf’s board of directors following the consummation of the Business Combination to five (5) directors, two (2) of whom would be executive directors designated by NewGenIvf and three (3) of whom will be designated by NewGenIvf to serve as independent directors in accordance with Nasdaq requirements, (ii) provide for the conversion of NewGenIvf shares issued by NewGenIvf following the original date of the Merger Agreement into Class A Ordinary Shares in connection with the Acquisition Merger, and (iii) remove the condition that ASCA have in excess of $5,000,000 in net tangible assets immediately after the consummation of the Business Combination.

On April 3, 2024, the Business Combination was consummated with the Company as the surviving entity.

NewGenIvf’s Business

With a focus on providing fertility treatments to fulfil the dreams of building families, NewGenIvf mainly offers two services, namely: (i) in vitro fertilization (“IVF”) treatment service, comprising traditional IVF and egg donation; and (ii) fertility referral services. Currently, we have three clinics: one clinic in Thailand, one clinic in Cambodia, and one clinic in Kyrgyzstan.

●	IVF treatment service: For the years ended December 31, 2025 and 2024, we generated approximately 82.6% and 100% respectively of our revenue from IVF treatments. We primarily provide our clients with conventional IVF/intracytoplasmic sperm injection (“ICSI”) and embryo transfer services. As technology has progressively advanced, we have been able to, through technologies and facilities provided by MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases. IVF treatment involves the performance of a series of medical treatment and procedures that are not separately distinct and only brings benefits to clients when embryo is successfully implanted, therefore revenue from IVF treatment is recognized at a point in time when it is completed in clinic. The completion of this treatment is evidenced by a written IVF report indicating successful embryo implantation.

●	Fertility referral services: We also generate revenue from fertility referral services in Kyrgyzstan. For the period ended December 31, 2025 and the year ended December 31, 2024, we generated approximately 17.4% and Nil %, of our revenue from fertility referral services. For customers who were interested in surrogacy services in Kyrgyzstan, we referred the customers to our agents and the surrogacy mother services were provided by our agents independently while we received the referral commission from our agents. We believe that this arrangement enabled us to avoid the risk of surrogacy business while we could enjoy the referral income.

For the years ended December 31, 2025 and 2024, NewGenIvf’s revenue was US$4,726,433 and US$5,433,375, and its net income/(loss) was US$9,728,723 and US$(474,101), respectively.

Market Opportunity

According to CIC, NewGenIvf’s core market for fertility services is substantial and growing rapidly, driven by, among other things, societal and cultural shifts, such as people starting families later in life and other health-related challenges which could impact couples’ and individuals’ ability to have children. In addition, NewGenIvf believes that continued overall de-stigmatization of infertility will help drive better access to, and stronger demand for, fertility treatment services, thereby further enabling the expansion of NewGenIvf’s addressable market. According to CIC, the market size of fertility treatments in Asia Pacific was increasing steadily and the potential size of the Asia fertility market is expected to reach US$37.4 billion by 2030. NewGenIvf believes its market opportunity is substantial and is continuing to grow as a result of the rising demand for fertility services, the lack of adequate offerings in the market and the increasing awareness of the challenges of infertility.

Competitive Strengths

NewGenIvf believes that the following competitive strengths have positioned it to meet growing opportunities in the fertility market across Asia-Pacific, and have differentiated it from its competitors:

Broad-range ARS Provider Offering Comprehensive Fertility Treatment Services

With almost a decade of experience in the fertility market, NewGenIvf has built a reputation in the IVF industry in Asia-Pacific. NewGenIvf has reinforced its long-standing position through expanding its service offerings and locations to address the evolving clients’ needs or requests.

NewGenIvf’s comprehensive fertility treatment offerings in Thailand, Cambodia, and Kyrgyzstan, primarily including IVF, egg donation (in Cambodia) and surrogacy services (in Kyrgyzstan), make it convenient for clients in Asia-Pacific market to have access to various fertility services but with a relatively low cost, as compared with the US market. Meanwhile, the average cost per IVF cycle by NewGenIvf is around US$7,000 (excluding medication). Each of NewGenIvf’s clinics in Thailand, Cambodia, and Kyrgyzstan has its own specialty, and together, NewGenIvf is able to provide more flexibility and options to its patients. For example, NewGenIvf’s Thailand clinic focus on IVF and related ancillary services including HIV sperm washing, egg freezing, and chromosome screening. The clinic in Cambodia specializes in providing both IVF services and egg donation services. NewGenIvf opened the clinic in Kyrgyzstan in 2019, which broadened NewGenIvf’s services by being legally qualified/received approval letter from The Ministry of Health of Kyrgyzstan to offer surrogacy services. As of December 31, 2024, NewGenIvf was the one of the few ARS providers in Kyrgyzstan and one of the few companies in Kyrgyzstan that is licensed to offer surrogacy services in Kyrgyzstan.

NewGenIvf attributes its track record of success to its experienced physicians and its ability to provide comprehensive ARS services, allowing it to meet patients’ increasing demand for advanced, high-end, and sophisticated ARS, a higher standard and a wider range of advanced services.

NewGenIvf has extensive experience serving Asia-Pacific patients and a deep understanding of their general profiles. In particular, NewGenIvf has personnel speaking multiple languages, including nurses, facilitators, and translators, who are familiar with the health condition and culture of Asia-Pacific patients from different countries in the region. NewGenIvf believes that it is therefore well-positioned to benefit from market growth driven by Asia-Pacific patients travelling to its clinics for treatment.

Attractive Market with Significant Demand and Fast Growth

NewGenIvf operates in the ARS market in Asia Pacific, positioning it to leverage on an attractive market with compelling underlying growth potential.

Built on years of experience, NewGenIvf has established a strong reputation in its industry, which in turn attracted potential business partners to approach NewGenIvf to negotiate cooperations and referrals. Over the years, NewGenIvf sends representatives to medical expos mostly held in the PRC to approach potential business partners and establish new partnerships by entering into agency agreements with each agent. NewGenIvf has become a significant partner with approximately 90 fertility service agents in China as well as in India. Normally, each agency agreement has a maximum term of one year, which is renewable upon mutual agreement. Agents typically market and promote NewGenIvf’s services by word-to-mouth referrals and other measures and NewGenIvf pays the agents commission at a range of 10% to 25% of the treatment fees upon the completion of client’s treatment. Normally, agents provide potential clients’ contact information to the sales team of NewGenIvf, who then approach potential clients and provide consultation on services. With its partnerships in various countries, NewGenIvf believes it is able to better benefit from the growing market opportunities.

Exclusively Owned and Licensed Technology for Family Planning and Access to Mature Fertility Technologies

NewGenIvf believes that its licenses and/or access to mature technologies contribute to its ability to identify and tailor ARS services to individual patient’s needs. These technologies include:

●	MicroSort Technology: NewGenIvf acquired the MicroSort Business from Genetics & IVF Institute, Inc. (“GIVF”) pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”). As such NewGenIvf exclusively owns the MicroSort Technology. Prior to the closing of the MicroSort Acquisition, NewGenIvf held an exclusive license granted by a division of the Genetics & IVF Institute, Inc. to use MicroSort technology in Thailand and Cambodia. MicroSort technology is a form of pre-conception gender selection technology for humans. MicroSort technology aims to separate male sperm cells based on which gender chromosome they contain, which results in separated semen samples that contain a higher percentage of sperm cells that carry the same gender chromosome. The technology ultimately helps couples choose the gender of their future child by choosing semen samples that predominately contain sperm with the X chromosome for a female or Y chromosome for a male. Traditionally and naturally, gender selection occurs after conception, meaning after the eggs are fertilized. As a result, some fertilized eggs will go unused. However, with MicroSort technology, NewGenIvf is able to increase the ratio of male or female embryos, based on the patient’s preference. Eggs are more likely to be fertilized according to the preferences of the parents. Other improvements that MicroSort treatment could help achieve include prevention of certain gender-related hereditary diseases.

●	Preimplantation Genetic Screening (“PGS”): PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

●	Next-Generation Sequencing (“NGS”): NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid (“DNA”) or ribonucleic acid (“RNA”) to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

●	Preimplantation Genetic Diagnosis (“PGD”): Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a process more enhanced than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women better achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

●	Nodexus Technology: During 2025, NewGenIvf acquired patents and machines from Nodexus Inc, which is a biotechnology company revolutionizing live cell analysis and isolation through its advanced microfluidic technology. The company’s flagship NX One platform is an automated, benchtop system designed to make high-precision cell sorting more accessible and affordable for a wide range of laboratories, from academic institutions to biopharma firms. Unlike traditional, high-pressure sorters that can damage fragile cells, Nodexus utilizes a proprietary technology that operates at incredibly low pressures (under 1 psi), ensuring high cell viability during the sorting process. The system employs single-use, closed cartridges that maintain sterility, prevent cross-contamination, and support the sorting of diverse particle types, from small yeast cells and nuclei to large, delicate organoids up to 200 micrometers in size. This versatile and gentle approach has critical applications in cutting-edge research areas, including CRISPR gene editing, stem cell therapy development, cancer biology, and single-cell genomics. This technology can facilitate the gender selection as well as avoiding genetic diseases in the IVF treatment.

Well Established Brand with Reliable Reputation

The founders of NewGenIvf entered the fertility market as agents in 2011 by introducing patients in need to a Thailand clinic for fertility treatments. The founders of NewGenIvf started to operate their own clinic in Thailand in 2014 and subsequently added clinics in Cambodia and Kyrgyzstan. Since then, NewGenIvf has attracted clients from countries throughout Asia-Pacific, including Mainland China, Hong Kong, India, Thailand, Australia and Taiwan.

NewGenIvf has developed a relatively replicable and scalable operating model that supports high productivity at its assisted reproductive medical facilities in Asia. Under this model, NewGenIvf’s medical facilities have established standardized operating procedures to select the treatment process according to each patient’s profile. NewGenIvf’s medical and operational personnel are organized into specialized teams according to the different stages of the treatment process and different patient profiles. When patients are initially admitted or would like to seek additional medical services later on, they are assigned to one of the optimal medical teams, which NewGenIvf believes is better suited after taking into account the patient’s diagnosis and preferences. NewGenIvf believes that this model allows each team to improve its efficiency and arrange suitable physicians for patients.

The physicians of NewGenIvf have also developed and employed an operating model that seeks to increase the effectiveness of physicians by utilizing standardized workflows and operating procedures with teams of supporting nurses and medical assistants. This helps to increase the number of IVF treatment cycles that physicians can perform while providing treatment customized based on patient conditions.

With its established client service history, accumulated experience as well as its continuous upgrades and development of treatment models, NewGenIvf believes that it will be able to better monetize its brands through its business.

Experienced Management Team

The NewGenIvf management team has considerable experience in the ARS market and the broader healthcare industry. A considerable number of NewGenIvf’s management are physicians or laboratory technicians who possess extensive experience in the ARS industry and are experts in their respective fields. NewGenIvf’s Chief Executive Officer, Mr. Alfred Siu, has more than 13 years of experience in the fertility service market. Dr. Wiphawee Luangtangvarodom had over 8 years of experience as an obstetrician and gynecologist. NewGenIvf’s two lab supervisors, Ms. Anussara Phinyong, and Ms. Araya Boonchaisitthipong, each had over eight years of experience in the embryologist field. These individuals have extensive experience in managing assisted reproductive medical facilities. NewGenIvf is also led by other members of the professional management team, who are intimately involved in the operational and financial management of NewGenIvf’s Group. Leveraging their experience, NewGenIvf believes that it is well positioned to expand its network and aims to become a leader in the Asia Pacific ARS market.

Strategies

NewGenIvf’s vision is to provide tailored ARS solutions to fulfil patients’ dreams of becoming a parent. To realize this vision, NewGenIvf plans to adopt the following strategies:

Offer Broad Fertility Services for Fertility Tourists across Asia Pacific

NewGenIvf intends to provide broad fertility services for fertility tourists seeking high quality, cost effective and comprehensive fertility solutions. According to CIC, the demand for fertility tourism is driven by a variety of factors including the prevalence of infertility, the introduction of the Three-Child policy in China, the improved understanding of assisted reproductive technology and increased affordability of ARS. To address these needs, NewGenIvf plans to offer its customers a “hassle-free”, seamless and integrated ARS and hospitality arrangement experience. To complement its fertility services, NewGenIvf intends to integrate its offerings with additional services for traveling patients, most of whom are first-time fertility tourists, such as translation service, hotel arrangement and airport pickup services. NewGenIvf plans to enhance its customers’ experience by entering into exclusive cooperation arrangements with local premium hospitality providers.

Continue to Invest in Laboratories and Facilities

NewGenIvf believes laboratories and treatment facilities are critical to supporting its future research, development and clients experience. NewGenIvf currently operates two laboratories that offer IVF services, one in Thailand and one in Cambodia, and plans to continue to scale up its existing laboratories. NewGenIvf plans to continue to invest in upgrading its laboratories and facilities to complement its growth and expansion, which it believes will help NewGenIvf maintain an edge over its competitors with regard to technology, operational efficiency, scalability, and client experience.

NewGenIvf intends to develop advanced facilities for its existing laboratories, which will be conducting research on ARS related basic science and experiments relating to emerging technologies to improve ARS success rates and lower costs. NewGenIvf also plans to correlate its data on patient treatment protocols to the embryo physiologic data and the pregnancy success rate-related data to identify better treatment protocols to increase ARS success rates. NewGenIvf intends to continue to actively promote technological cooperation with tertiary institutions to discover ways to improve its IVF success rates. Furthermore, NewGenIvf seeks to actively deploy the technology that it possesses to expand the services it provides.

NewGenIvf has accumulated experience in treating patients over 40 years old with premature ovarian failure and patients who have had recurrent ARS implementation failure, by, for the example, injecting platelet rich plasma into the ovaries to stimulate and support growth of the follicles. NewGenIvf is also implementing certain technological advancements relevant to the ARS industry, including microfluidics, automated sperm analysers, time lapsed incubators, non-invasive preimplantation genetic testing (“PGT”) of cell-free DNA in spent media, automated systems for oocyte/embryo vitrification to reduce reagent consumption and decrease labor intensity, mitochondria replacement therapy to reconstruct oocytes by nuclear transfer of polar body genome from an MII oocyte into an enucleated donor MII cytoplasm, to increase the number of oocytes available for the treatment of infertile women, preimplantation methylome screening. There are also breakthrough developments in science including organ culture systems, induced pluripotent stem cells, embryonic stem cells, spermatogonial stem cells for creation of functional gametes, but these techniques are not yet ready for human clinical trials.

NewGenIvf also intends to develop clinically customised interior design concepts for its medical facilities, including improved service rooms, consultation rooms, reception areas, nutrition food areas, and traditional Chinese medicine (such as acupuncture) facilities.

Increase Brand Awareness and Market Share

NewGenIvf intends to maintain and strengthen its brand awareness and market share in Asia Pacific. In order to expand its reach and increase patient numbers, NewGenIvf plans to collaborate with local hospitals, companies, premium hospitality providers and other key players in the ARS industry in Asia Pacific. Additionally, NewGenIvf intends to increase brand awareness through social media promotions and marketing initiatives, and establishing its business development team with the goal of attracting new patients and partners across Asia Pacific. Meanwhile, NewGenIvf intends to provide innovative treatment services to attract more clients. For example, NewGenIvf plans to introduce IVF mental health services, which allows clients who fail in IVF treatments to access online consultation for further treatment plans such as egg donation and surrogacy. These new treatments services aim to enable NewGenIvf to attract potential clients. By adopting a comprehensive strategy to expand its market share, NewGenIvf aims to strengthen its reputation as a long-standing ARS provider and capture additional market share of the growingly ARS market in Asia-Pacific.

Expand Service Reach Through Acquisitions and Partnerships

Leveraging its reputation and footprint in its current markets, NewGenIvf intends to expand its reach, services offering and client base through strategic acquisitions and/or partnerships in Asia Pacific. Acquisitions of or by companies offering similar services could not only allow NewGenIvf to diversify its client base, but also allow it to benefit from potential economies of scale and increasing efficiency through consolidation. NewGenIvf could also leverage the acquired or acquiring company’s customer base, reputation and expertise to further improve its offerings and operations. NewGenIvf intends to focus on ARS providers in Asia Pacific which possess all conventional licenses and locally recognized brands. For the global market beyond Asia Pacific, NewGenIvf intends to expand its footprint through partnerships with other IVF clinics.

In addition, NewGenIvf plans to explore expanding its client base by offering its fertility services as part of corporate benefit programs in Asia. NewGenIvf believes that there is potential in Asia in offering fertility treatments as a benefit for employees, particularly in companies with a large number of female employees of childbearing age. By partnering with corporate clients to provide fertility benefits, NewGenIvf can increase its market reach, enhance its brand reputation, and drive client growth. NewGenIvf’s broad range of fertility services, including IVF and egg freezing, can help corporate partners differentiate their employee benefits in the competitive employment landscape, which could make them more attractive to potential employees. Additionally, by offering these services, companies can help address the growing concern of delayed childbearing, which is becoming more common among women according to CIC. NewGenIvf plans to collaborate with potential corporate clients to develop customized fertility benefit programs that cater to their specific needs, and to provide comprehensive support and counselling throughout the process.

Meanwhile, NewGenIvf also intends to attract more clients by establishing its “home country gynecologist partnership program”. Under the program, NewGenIvf may, subject to its discretion and screening process, offer treatment services to clients with reduced time requirements to be spent overseas. Depending on local laws, the potential clients may be able to complete their treatments with gynecologists NewGenIvf partners with, in their home countries.

On February 28, 2025, NewGenIvf completed its acquisition of the MicroSort technology from Genetics & IVF Institute, Inc. (“GIVF”). Pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”), NewGenIvf purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort technology (as described below from GIVF for a cash consideration of $750,000 and a share consideration of 2,500,000 Class A Ordinary Shares (equivalent to 14 Class A Ordinary Shares adjusted for Reverse Stock Splits) (“MicroSort Acquisition”).

On July 24, 2025, NewGenIvf signed a Purchase Agreement to acquire certain tangible assets, company domain and six patents from Nodexus Inc. The technology associated with the patents is related to cell sorting to be performed via a device called NX One and could be applied in different fields including In Vitro Fertilization. The Patents would allow NewGenIvf to penetrate the IVF market in the United States by leasing the NX One to clinics that provide IVF treatments in the United States. The clinics would utilize the NX One to perform gender selection services and detect potential genetic diseases during the IVF process and charge a service fee from customers.

Exclusively Owned and Licensed Technology for Family Planning and Access to Mature Fertility Technologies

NewGenIvf believes that its licenses and/or access to mature technologies contribute to its ability to identify and tailor ARS services to individual patient’s needs. These technologies include:

●	MicroSort Technology: NewGenIvf acquired the MicroSort Business from Genetics & IVF Institute, Inc. (“GIVF”) pursuant to a Purchase Agreement dated January 21, 2025 between NewGenIvf and GIVF (“Purchase Agreement”). As such NewGenIvf exclusively owns the MicroSort Technology. Prior to the closing of the MicroSort Acquisition, NewGenIvf held an exclusive license granted by a division of the Genetics & IVF Institute, Inc. to use MicroSort technology in Thailand and Cambodia. MicroSort technology is a form of pre-conception gender selection technology for humans. MicroSort technology aims to separate male sperm cells based on which gender chromosome they contain, which results in separated semen samples that contain a higher percentage of sperm cells that carry the same gender chromosome. The technology ultimately helps couples choose the gender of their future child by choosing semen samples that predominately contain sperm with the X chromosome for a female or Y chromosome for a male. Traditionally and naturally, gender selection occurs after conception, meaning after the eggs are fertilized. As a result, some fertilized eggs will go unused. However, with MicroSort technology, NewGenIvf is able to increase the ratio of male or female embryos, based on the patient’s preference. Eggs are more likely to be fertilized according to the preferences of the parents. Other improvements that MicroSort treatment could help achieve include prevention of certain gender-related hereditary diseases.

●	Preimplantation Genetic Screening (“PGS”): PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

●	Next-Generation Sequencing (“NGS”): NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid (“DNA”) or ribonucleic acid (“RNA”) to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

●	Preimplantation Genetic Diagnosis (“PGD”): Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a process more enhanced than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women better achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

●	Nodexus Technology: During 2025, NewGenIvf acquired patents and machines from Nodexus Inc, which is a biotechnology company revolutionizing live cell analysis and isolation through its advanced microfluidic technology. The company’s flagship NX One platform is an automated, benchtop system designed to make high-precision cell sorting more accessible and affordable for a wide range of laboratories, from academic institutions to biopharma firms. Unlike traditional, high-pressure sorters that can damage fragile cells, Nodexus utilizes a proprietary technology that operates at incredibly low pressures (under 1 psi), ensuring high cell viability during the sorting process. The system employs single-use, closed cartridges that maintain sterility, prevent cross-contamination, and support the sorting of diverse particle types, from small yeast cells and nuclei to large, delicate organoids up to 200 micrometers in size. This versatile and gentle approach has critical applications in cutting-edge research areas, including CRISPR gene editing, stem cell therapy development, cancer biology, and single-cell genomics. This technology can facilitate the gender selection as well as avoiding genetic diseases in the IVF treatment.

Business Model

With a focus on providing fertility treatments to fulfil couples and individuals’ dreams of raising children, NewGenIvf offers mainly two services, namely: (i) IVF treatment service, comprising traditional IVF and egg donation; and (ii) fertility referral services. The following table sets forth NewGenIvf’s revenue by service offerings and as a percentage of total revenue for the periods indicated:

	For the Year ended December 31,
	2024		2025
	US$	%	US$	%
IVF Treatment Service	5,433,375	100.0	3,905,863	82.6
Fertility Referral Services	—	—	820,570	17.4
Total Revenue	5,433,375	100.0	4,726,433	100.0

IVF Treatment Service

NewGenIvf primarily provides its clients with conventional IVF/ICSI and embryo transfer services. NewGenIvf is also able to, through MicroSort technology, help fulfill the family-balancing dreams of its clients and avoiding certain gender-related hereditary diseases.

IVF treatments that NewGenIvf provides address tubal factor, ovulatory dysfunction, diminished ovarian reserve, endometriosis, uterine factor, male factor, unexplained infertility and other causes. IVF bypasses the function of the fallopian tube by achieving fertilization within a laboratory environment. Ovarian hyper-stimulation is common with IVF treatments to recruit numerous follicles to increase the chances for success. Follicles are retrieved trans-vaginally using a vaginal probe and ultrasound guidance. Anaesthesia is frequently used due to the number of follicles retrieved and the resulting discomfort experienced by the patient. The eggs are identified in the follicular fluid and combined with sperm and culture medium in culture dishes, which are placed in an incubator with a temperature and gas environment designed to mimic the condition of the fallopian tubes. Once the embryos develop, typically over a 3-to-5-day period, they are transferred to the uterine cavity.

For the years ended December 31, 2024 and 2025, the revenue from NewGenIvf’s IVF treatments was US$5,433,375 and US$3,905,863, respectively, representing 100% and 82.6% of its total revenue in the corresponding periods.

IVF Treatments Process

A typical IVF treatment process mainly includes two stages, the pre-IVF treatment stage and the IVF treatment stage. During the IVF treatment process, NewGenIvf also provides support services such as nutrition guidance and psychological counselling. The flow chart below shows the stages involved in a typical IVF treatment process:

At the pre-IVF treatment stage, clients attend an initial consultation, undergo pre-IVF tests, and undergo treatment for gynaecological and andrological diseases, if needed. At the initial consultation, a physician reviews the clients’ detailed medical history to collect more information relating to the potential cause of their infertility. The client then undergoes various pre-IVF tests, which may include, among other things, blood pressure, hormone level, ultrasound, infectious disease screening, uterine evaluation and male fertility test. The physician will then design treatment plans based on the client’s medical history and results of the tests. If the client is satisfied with treatment plan and the test results are acceptable to the physician, the physician will prescribe medications and start stimulation treatment.

The first step of the cycle is to boost egg production through injecting synthetic hormones. Over about one week of ovarian stimulation, clients are monitored on a regular basis with blood test and transvaginal ultrasound. If follicles have reached at least 10 mm in size, an additional antagonist drug will be added into the daily injection schedule. This is used to prevent ovulation before ovum pickup time. After another few days of ovarian simulation, if follicle growth is consistent and majority of follicles are around 16 mm to 17 mm, the final injection of a human chorionic gonadotropin will be administered. The trigger injection is the final step of the stimulation process and is for the maturation of the eggs in the follicles before they are collected. The next major step is to retrieve the eggs with a minor surgical procedure called Trans Vaginal Follicle Aspiration conducted under anaesthesia. At the same time the male partner collects the sperms for fertilizing the eggs in the laboratory by a process known as intracytoplasmic sperm injection. The fertilized embryos are cultured in the laboratory for two to six days. Embryos that grow well are biopsied and tested by PGT to detect potential genetic diseases.

The final step is to transfer the embryos into the uterus using a catheter. Within eight days after the embryo transfer, a blood test can be conducted to detect whether the implantation was successful.

MicroSort Technology

MicroSort technology is a preconception process developed by the Genetics and IVF Institute, Inc. that aims to improve the chances that the baby to be conceived will be of the desired gender and prevents certain gender-related hereditary diseases.

Semen samples usually contain equal amounts of sperm carrying the Y chromosome (which will produce a boy), and sperm carrying the X chromosome (which will produce a girl). During the MicroSort process, the sperm sample is washed to remove seminal liquid and nonmotile cells. After the washing, the sample is stained with a special fluorescent material that attaches to the DNA contained in the sperm. The stained sperm cells are analyzed one by one by a flow cytometer, in which cells pass through a laser to make the stain attach to the DNA fluoresce. The sperm containing the X chromosome (which have more DNA and therefore more stain) will shine brighter than the sperm containing the Y chromosome. The flow cytometer uses a special software to identify X and Y chromosome sperm based on their fluorescence signature. The sperm carrying the chromosome that will produce the desired gender are separated from the rest of the sample -resulting in an enriched sperm sample ready for use.

NewGenIvf held an exclusive license granted by a division of GIVF, MicroSort International, to use the MicroSort technology in Thailand and Cambodia. MicroSort’s licenses for NewGenIvf’s operation in Thailand and Cambodia were each provided under a lease and service agreement. In April 2019, First Fertility PGS entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Thailand and in March 2019, Phnom Penh Center entered into a Lease and Services Agreement with MicroSort International to use MicroSort equipment in Cambodia (together, the “Lease and Services Agreements”). Pursuant to the Lease and Services Agreements, First Fertility PGS and Phnom Penh Center each had the exclusive right to utilize the MicroSort equipment and to market and sell MicroSort sperm sorting services in Thailand and Cambodia, respectively. MicroSort International was responsible for the maintenance of MicroSort equipment and technical and engineering support. The term of each Lease and Service Agreements was initially from 2019 to 2024, which shall be automatically renewed for one year unless a written notice of at least 180 days prior to the intended termination date is provided. The consideration under each of the Lease and Services Agreements was US$9,000 per month after six months. On February 28, 2025, NewGenIvf completed its acquisition of the MicroSort business from Genetics & IVF Institute, Inc. (“GIVF”).

The flow chart below shows the process involved in MicroSort:

Nodexus Technology

During 2025, NewGenIvf acquired patents and machines from Nodexus Inc, which is a biotechnology company revolutionizing live cell analysis and isolation through its advanced microfluidic technology. The company’s flagship NX One platform is an automated, benchtop system designed to make high-precision cell sorting more accessible and affordable for a wide range of laboratories, from academic institutions to biopharma firms. Unlike traditional, high-pressure sorters that can damage fragile cells, Nodexus utilizes a proprietary technology that operates at incredibly low pressures (under 1 psi), ensuring high cell viability during the sorting process. The system employs single-use, closed cartridges that maintain sterility, prevent cross-contamination, and support the sorting of diverse particle types, from small yeast cells and nuclei to large, delicate organoids up to 200 micrometers in size. This versatile and gentle approach has critical applications in cutting-edge research areas, including CRISPR gene editing, stem cell therapy development, cancer biology, and single-cell genomics. This technology can facilitate the gender selection as well as avoiding genetic diseases in the IVF treatment.

Preimplantation Genetic Screening

PGS is used in parallel with an IVF treatment cycle. PGS is the practice of determining the presence of aneuploidy (either too many or too few chromosomes) in a developing embryo. PGS improves success rates of in vitro fertilization by ensuring the transfer of euploid embryos that have a higher chance of implantation and resulting in a live birth. PGS has improved clinical outcomes for NewGenIvf by achieving a higher implantation rate of 70.9% and reducing miscarriage rates by 26.6%.

Next-Generation Sequencing

NGS is a high-throughput technology for determining the sequence of deoxyribonucleic acid DNA or RNA to study genetic variation associated with diseases or other biological phenomena. NGS determines the sequence of a sample all at once by using parallel sequencing. Traditional Sanger sequencing determines the sequence of a sample one section at a time. Sequencing thousands of gene fragments simultaneously with NGS reduces time and cost associated with sequencing and increases the coverage quality and data output.

Preimplantation Genetic Diagnosis

Similar to PGS, PGD is also used in parallel with an IVF treatment cycle. But PGD is a more enhanced process than PGS since it scans for individual genes. PGD is the practice of evaluating embryos for specific genetic abnormalities, such as sickle cell disease or cystic fibrosis, where carrier status has been documented in each of the parents. By using this technique, physicians are able to check the genes or chromosomes for a specific genetic condition. PGD can decrease the risk of miscarriage and this technology can help women achieve a healthy pregnancy. Individuals who suspect or know they carry genes for serious medical conditions may opt to screen for healthy embryos ahead of time.

Egg Freezing Service

NewGenIvf also provides egg freezing services which is a fertility preservation service that allows individuals to freeze and store their eggs for future use. The process begins with hormonal stimulation to encourage multiple egg production, followed by a minor surgical procedure to retrieve the eggs under sedation. The eggs are then rapidly frozen using vitrification, a technique that prevents ice crystal formation, and stored in liquid nitrogen at ultra-low temperatures. This service is ideal for those delaying childbearing due to career, medical reasons (like cancer treatment), or personal choice. When ready to conceive, the eggs can be thawed, fertilized with sperm, and transferred as embryos. While success rates vary by age and clinic, egg freezing offers a proactive option for preserving fertility.

Fertility Referral Services

NewGenIvf also generated revenue from fertility referral services in Kyrgyzstan. For the period ended December 31, 2025 and the year ended December 31, 2024, we generated approximately 17.4% and Nil %, of our revenue from fertility referral services. For customers who were interested in surrogacy services in Kyrgyzstan, we referred the customers to our agents and the surrogacy mother services were provided by our agents independently while we received the referral commission from our agents. We believe that this arrangement enabled us to avoid the risk of surrogacy business while we could enjoy the referral income.

Network of Facilities

As of December 31, 2025, NewGenIvf had one accounting and general administrative support office located in Hong Kong and four clinics located in Thailand, in Cambodia, and in Kyrgyzstan, respectively. In the United States, we have not had office yet but acquired MicroSort Lab Services LLC from Genetic IVF Institute during 2025. The integration of the medical facilities in Thailand help NewGenIvf provide a more seamless one-stop experience to its clients. Set out below is an illustration of the locations of NewGenIvf’s clinics and accounting/general administrative office:

The following table sets forth the approximate aggregate average gross floor area (“G.F.A.”) of each of NewGenIvf’s clinics that were under lease and actively used for client service as of December 31, 2025:

As of December 31, 2024
(Square Feet)
Thailand
First Fertility PGS Center Co., Ltd. – PS Tower (“First Fertility PGS Center”)	14,750

First Fertility PGS Center Co., Ltd – Erawan Hotel (“First Fertility PGS Center”)	2,615

Cambodia
First Fertility Phnom Penh Center (“Phnom Penh Center”)	18,567

Kyrgyzstan
Bi Clinic Limited Liability Company (“Bi Clinic”)	2,164

Aggregate G.F.A	38,096

To increase the scale of NewGenIvf’s operations, NewGenIvf expanded its Thailand fertility services by leasing a new property for its second clinic Erawan Consultation Clinic in May 2023. Consisting of approximately 2,615 sq. ft., Erawan Consultation Clinic was open in June 2025 and closed in April 2026.

Currently, IVF treatments are performed in its Thailand and Cambodia clinics, egg donation services are provided in its Cambodia clinic, and surrogacy services are provided in its Kyrgyzstan clinic. The following table summarises the services available at NewGenIvf’s clinics:

	IVF Treatments	Surrogacy Services
Thailand
First Fertility PGS Center (PS Tower)	√	×
First Fertility PGS Center (Erawan Hotel) – closed down in April 2026	√	×

Cambodia
Phnom Penh Center	√	×

Kyrgyzstan
BiClinic	√	√

√	—	Yes

×	—	No

The following table sets forth a breakdown of revenue from services performed at NewGenIvf’s medical centers for the years indicated:

	For the Year ended December 31,
	2024		2025
	US$	%	US$	%
HK SAR	-	-	-	-
Thailand	2,175,253	40.0	1,691,862	43.3
Cambodia	601,526	11.1	676,743	17.4
Kyrgyzstan	2,656,596	48.9	1,491,778	38.2
Other third party clinics	-	-	45,480	1.1
Total Revenue	5,433,375	100.0	3,905,863	100.0

Thailand Clinic

As of December 31, 2025, NewGenIvf had two operating clinics in Thailand. At the clinic in Thailand, NewGenIvf offers its clients customized fertility treatment solutions including IVF/ICSI, embryo culture, hormonal blood tests, infectious diseases tests, chromosome screening by PGT, hysteroscopy, sperm analysis, sorting, washing and freezing, and egg freezing. Its medical and operational personnel are organized into specialized teams according to the different stages of the IVF treatment process and different patient profiles. When clients are admitted, they are assigned to a team which NewGenIvf believes is better suited the clients after taking into account the clients’ diagnosis and preferences. Furthermore, NewGenIvf also provides related value-added services such as nutrition guidance, psychological counselling, acupuncture, and translation interpreters to supplement the IVF treatment. NewGenIvf prides itself on providing quality and customized treatment to its clients on a day-to-day basis.

As of December 31, 2025, the clinic in Thailand had 8 nurses, 8 full time lab physicians and embryologists, 22 administrative staff, totaling 38 staff members.

Cambodia Clinic

NewGenIvf has one clinic, Phnom Penh Center, in Cambodia. Phnom Penh Center is staffed with 3 Cambodian physician, 2 embryologists, 8 nurses and 12 other staff, and offers similar IVF treatments as in Thailand and egg donation services. Phnom Penh Center operates under a license issued by Cambodia MOH for the Cambodian physician, who has entered into an agreement with Phnom Penh Center for the exclusive use of such license.

After more than ten years of development since its opening in 2015, Phnom Penh Center has become one of the long-standing ARS providers in Cambodia. Phnom Penh Center’s IVF philosophy concentrates on three key points in the treatment process: the mother’s wellbeing, the technology used to assist mothers deliver a strong and healthy baby and the medical science used to ensure every chance of success for women in various age spectrums.

Clinic in Kyrgyzstan

Through Bi Clinic, NewGenIvf also provide fertility referral services by referring customers who are interested in surrogacy services which are legal in Kyrgyzstan.

Although Physician at Bi Clinic has expertise in sourcing surrogate mothers, techniques of embryo transfers, prenatal care, baby delivery, and postnatal care, NewGenIvf refers customers to independent agents for fertility service like surrogacy so as to reduce the operation risks in Kyrgyzstan.

As of December 31, 2025, Bi Clinic had 1 full-time physician, 1 embryologist, 1 nurse, and 7 other staff.

Professionals

Licensed Physicians

As of the date of this prospectus, NewGenIvf contracted with five licensed physicians, among which one was based in Cambodia, one was based in Kyrgyzstan, and the other three were based in Thailand. Most of NewGenIvf’s physicians had over 10 years of experience or above. The following table summarises the number and types of such licensed physicians as of December 31, 2025.

Country	Licensed physician	Licenses and Approvals	Effective Period	Issuing Authority
Cambodia	Mr. Keut Serey	Decision on permission for beauty treatment operation	December 14, 2022 – December 14, 2026	The Ministry of Health of Cambodia

Thailand	Dr Keatthisak Boonsimma	Number 31801 Medical Practitioner License	April 1, 2005 – Indefinite	Royal Thai College of Obstetricians and Gynaecologists of Thailand
		Number 22624/2554 OB-Gyn License	July 1, 2014 – Indefinite	Medical Council of Thailand
		Number 40962/2563 Reproductive Medicine Diploma	July 1, 2020 – Indefinite	Medical Council of Thailand

Thailand	Dr. Anurach Kulvanitchaiyanunt	Practice License No. 11755	February 1 2025 – Indefinite	Medical Council of Thailand

Thailand	Dr Wiphawee Luangtangvarodom	Number 38347/2562 OB-Gyn License	August 1, 2019 – Indefinite	Medical Council of Thailand
		Number 43217/2564 Reproductive Medicine License	July 1, 2021 – Indefinite	Medical Council of Thailand
		Number 48510 Medical Practitioner License	April 1, 2014 – Indefinite	Medical Council of Thailand

Kyrgyzstan	Dr Myrzalymbekova A.B.	Number & numero; CO170001836 Medical Certificate	June 23. 2017 - Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0002953 Medical Practitioner	25 April 2018 - Indefinite	Medical Council of Kyrgyzstan
		Number &numero;11373\2565 Medical Certificate	16 August 2024 - Indefinite	Medical Council of Kyrgyzstan
		Number &numero;0003447 Medical Certificate	12 April 2023 - Indefinite	Medical Council of Kyrgyzstan

Customers

For the years ended December 31, 2024 and 2025, the majority of NewGenIvf’s clients were from China (including mainland China and Hong Kong). NewGenIvf enters into a verbal contract with each of its customers that outline, among other things, the scope of services, service fees, payment terms and rights, responsibilities and obligations of each party. Consent is obtained from the patients prior to the provision of the various treatments. Customers are not entitled to enjoy the relevant services until outstanding amounts have been settled pursuant to the relevant contract. Sales to individual consumers did not vary significantly and none of the customers contribute more than 10% of NewGenIvf’s revenue for the years ended December 31, 2024 and 2025.

In addition to significant customers using NewGenIvf’s IVF treatment services and ancillary caring services, NewGenIvf also has customers who utilize the access to the freezing and storage facility and other relatively insignificant services, such as check-ups services, blood test services and other minor services (the latter category of customers are referred to as “consultation customers”). NewGenIvf also refers customers to other IVF and/or Surrogacy agents who will provide fertility referral income for NewGenIvf.

Sales and Marketing

For the years ended December 31, 2024 and 2025, NewGenIvf promoted brand awareness through its sales teams and, in many cases, through cooperating with third-party agencies and partners.

NewGenIvf’s sales teams have broad experience in fertility services and are responsible for identifying potential clients and managing the overall sales process. NewGenIvf’s sales team primarily relies on social media marketing, word-of-mouth referrals, recognition of its brand, printed advertisements and marketing events. NewGenIvf spends marketing expenses on placing advertisements through popular social media platforms, maintaining the official website of NewGenIvf and sending information through its official accounts on social media platforms.

Supply and Procurement

NewGenIvf’s procurement is mainly for medications, laboratory media and reagents, laboratory consumables, and blood test reagents. As of December 31, 2024 and 2025, there was no single supplier individually contributed more than 10% of the Group’s trade payable respectively. For both the years ended December 31, 2024 and 2025, no vendor contributed more than 10% of total direct cost of the Group. NewGenIvf’s procurement team is experienced in selecting cost-effective supplies as well as selecting reliable suppliers. NewGenIvf’s major suppliers are pharmaceutical companies.

Competition

NewGenIvf believes that it is a long-standing provider of ARS in Asia Pacific that competes primarily based on the following competitive factors:

●	the value and comprehensiveness of the solutions;

●	treatment that is effective and achieves desired outcomes;

●	clients’ experience, including dedicated patient education, clinical guidance and emotional support; and

●	access to a network of high-quality fertility specialists.

NewGenIvf competes primarily with other regional fertility service providers. While NewGenIvf does not believe any single competitor offers a comparably robust and integrated fertility solution package as NewGenIvf in the regions that it operates, NewGenIvf’s competitors may compete in a variety of ways, including by providing better services, having established local connections, fulfilling evolving client needs, as well as conducting brand promotions and other marketing activities.

As NewGenIvf may introduce new ancillary services and other companies may introduce similar fertility services as NewGenIvf’s, NewGenIvf may become subject to additional competition.

Facilities

As of December 31, 2025 in addition to its clinics, NewGenIvf leased one property in Hong Kong with an aggregate square footage of approximately 8,000 for its administration support offices. NewGenIvf also operates its medical facilities as described above in “— Network of Facilities” above. NewGenIvf believes that its existing facilities are suitable and adequate to meet its current needs.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Class A ordinary shares and Class B ordinary shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our issued and outstanding Class A ordinary shares and Class B ordinary shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

	Ordinary shares beneficially owned prior to this offering				Ordinary shares beneficially owned immediately after this offering
	Class A ordinary shares	Class B ordinary shares	% of beneficial ownership	% of aggregate voting power	Class A ordinary shares	Class B ordinary shares	% of beneficial ownership		% of aggregate voting power
Directors and Executive Officers:
Wing Fung Alfred Siu	-	18,961	0.30%	18.66%	-	18,961	[●]	%	[●]	%
Hei Yue Tina Fong	-	18,964	0.30%	18.66%	-	18,964	[●]	%	[●]	%
Hok Man Jefferson Au	-	-	-	-	-	-
Chun Wa Tam	-	-	-	-	-	-
Florianna Ann Chi Wan Chan	-	-	-	-	-	-
Lee Sze Mun
Kong Yiu Cheung	3,722,223		58.11%	36.63%	3,722,223		[●]	%	[●]	%
Lam Chun Tung Patrick
Ho Fai Chung	-	-	-	-	-	-
All Directors and Executive Officers as Group:	3,722,223	37,925	58.71%	73.95%	-	37,925	[●]	%	[●]	%

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. As of the date of this prospectus, there are 6,367,870 Class A Ordinary Shares and 37,925 Class B Ordinary Shares issued and outstanding. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Class A Ordinary Shares and/or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. As of the date of this prospectus, we have 3,388 registered shareholders of record of Class A Ordinary Shares and 2 registered shareholders of record of Class B Ordinary Shares.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to [●] Class A Ordinary Shares at an assumed public offering price of $[●] per share, based upon the closing price of our Class A Ordinary Shares on The Nasdaq Capital Market on [●], 2026.

We are also offering Pre-Funded Warrants, in lieu of Class A Ordinary Shares, to each purchaser whose purchase of Class A Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Class A Ordinary Shares immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one Class A Ordinary Share. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of Class A Ordinary Shares outstanding immediately after giving effect to such exercise. The purchase price of each Pre-Funded Warrant will equal the public offering price per Class A Ordinary Share less $0.00001, and the exercise price of each Pre-Funded Warrant will be $0.00001 per Class A Ordinary Share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership limitation) and may be exercised at any time until exercised in full. For each Pre-Funded Warrant we sell, the number of Class A Ordinary Shares that we are offering will be decreased on a one-for-one basis.

We will not issue any fractional Pre-Funded Warrants in this offering and will round down the number of Pre-Funded Warrants any purchaser would otherwise receive to the nearest whole number.

We are also registering the Class A Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby. We are not offering units, and the Class A Ordinary Shares and the Pre-Funded Warrants are being offered separately and not as a unit.

Class A Ordinary Shares

Please see the section titled “Description of Share Capital” in this prospectus for a description of the material terms of our Class A Ordinary Shares.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Pre-Funded Warrant, which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability. The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise, as discussed below). We may be required to pay certain amounts as liquidated damages as specified in the Pre-Funded Warrants in the event we do not deliver Class A Ordinary Shares upon exercise of the Pre-Funded Warrants within the time periods specified therein. No fractional Class A Ordinary Shares will be issued in connection with the exercise of a Pre-Funded Warrant.

Cashless Exercise. The holder may, in its sole discretion, elect to exercise the Pre-Funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A Ordinary Shares determined according to the formula set forth in the Pre-Funded Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any Pre-Funded Warrants, 9.99%) of the number of our Class A Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Pre-Funded Warrants is $0.00001 per Class A Ordinary Share. The exercise price and the number of Class A Ordinary Shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Class A Ordinary Shares. The Pre-Funded Warrants do not contain any price-based anti-dilution or downward-adjustment provisions.

Transferability. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the Pre-Funded Warrants offered in this offering on any securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our Class A Ordinary Shares, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Class A Ordinary Shares, including any voting rights, until the issuance of Class A Ordinary Shares upon exercise of the warrant. Holders of Pre-Funded Warrants have the right to participate in dividends and certain other distributions as specified in the Pre-Funded Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Class A Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A Ordinary Shares or 50% of the voting power represented by our outstanding Class A Ordinary Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Governing Law. The Pre-Funded Warrants are governed by New York law.

PLAN OF DISTRIBUTION

Aegis Capital Corp., or Aegis, has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated [●], 2026 between Aegis and us. Aegis is not purchasing or selling any securities offered by this prospectus, nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the securities offered. The placement agent has agreed to use reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire amount of the securities offered pursuant to this prospectus. The placement agent may engage one or more sub-agents or selected dealers in connection with this offering.

In connection with this offering, we will enter into a placement agency agreement with Aegis Capital Corp., as placement agent. Aegis has agreed to act as placement agent on a reasonable best-efforts basis in connection with the offering. The placement agent is not purchasing or selling any securities offered by this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The actual size of the offering, the precise number of securities to be offered and the offering price will be determined through negotiations between us and the investors. The offering is subject to customary closing conditions, including the execution of a definitive securities purchase agreement in connection with the offering, Nasdaq listing approval for the securities to be issued, completion of the placement agent’s due diligence, and delivery of customary legal opinions, comfort letters, negative assurance letters, certificates and other closing deliverables. This offering consists of Class A Ordinary Shares and, to any investor whose purchase would otherwise result in beneficial ownership in excess of the applicable beneficial ownership limitation, Pre-Funded Warrants to purchase Class A Ordinary Shares in lieu of Class A Ordinary Shares, as described under “Description of Securities We Are Offering.”

We will deliver the Class A Ordinary Shares electronically and will deliver any Pre-Funded Warrants in certificated form, in each case upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to complete one closing of this offering. The offering will settle delivery versus payment, and accordingly we and the placement agent have not made any arrangements to place investor funds in an escrow, trust or similar account.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to eight percent (8.0%) of the gross proceeds in this offering.

We have also agreed to reimburse the placement agent for reasonable legal fees and disbursements incurred by the placement agent not to exceed an aggregate of $100,000. Upon execution of the engagement letter, we paid Aegis an advance of $25,000 to be applied against Aegis’s accountable out-of-pocket expenses (the “Advance”). Any portion of the Advance not actually incurred by Aegis will be returned to us to the extent required by FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses payable by us in connection with this offering, other than the placement agent fees referred to above, will be approximately $100,000.

Discretionary Accounts

Aegis has informed us that it does not expect to make sales to accounts over which it exercises discretionary authority in excess of five percent (5%) of the securities being offered in this offering.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, our directors, executive officers, employees and shareholders holding at least 10% of our outstanding Ordinary Shares have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, or engage in any short selling of, any Ordinary Shares or securities convertible into or exchangeable or exercisable for any Ordinary Shares (“Lock-Up Securities”), whether currently owned or subsequently acquired, without the prior written consent of the placement agent, for a period of sixty (60) days after the closing date of the offering.

Standstill

We have agreed, for a period of sixty (60) days after the closing date of the offering (the “Standstill Period”), that without the prior written consent of the investors, we will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of our Company or any securities convertible into or exercisable or exchangeable for equity of our Company; (b) file or cause to be filed any registration statement with the Commission relating to the offering of any equity of our Company or any securities convertible into or exercisable or exchangeable for equity of our Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill Restrictions”). So long as none of such equity securities shall be saleable in the public market until the expiration of the Standstill Period, the following matters shall not be prohibited by the Standstill Restrictions: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; (ii) securities issued pursuant to agreements, options, restricted share units or convertible securities existing as of the date of the placement agency agreement, provided the terms are not modified; and (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of our Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the Standstill Period, and provided that any such issuance shall only be to a person or entity (or to the equityholders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of our Company and shall provide to our Company additional benefits in addition to the investment of funds, but shall not include a transaction in which our Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. In no event should any equity transaction during the Standstill Period result in the sale of equity at an offering price to the public less than that of this offering.

The placement agent, in its sole discretion, may release the Ordinary Shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release Ordinary Shares and other securities from lock-up agreements, the placement agent will consider, among other factors, the holder’s reasons for requesting the release, the number of Ordinary Shares and other securities for which the release is being requested and market conditions at the time.

Listing

Our Class A Ordinary Shares are currently listed on the Nasdaq Capital Market under the symbol “NIVF”. There is no established public trading market for the Pre-Funded Warrants, and we do not plan to list the Pre-Funded Warrants on the Nasdaq Capital Market or any other securities exchange or trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Right of First Refusal

If, for the period beginning on the Closing and ending twelve (12) months after the commencement of sales in the offering, we or any of our subsidiaries (a) decide to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decide to raise funds by means of a public offering (including an at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees and terms for transactions of similar size and nature, including indemnification, which are appropriate to such a transaction.

Notwithstanding the foregoing, the decision to accept our engagement shall be made by Aegis or one of its affiliates, by a written notice to us, within ten (10) Business Days after the receipt of our notification of financing needs, including a detailed term sheet. Aegis’s determination of whether in any case to exercise its right of first refusal will be strictly limited to the terms on such term sheet, and any waiver of such right of first refusal shall apply only to such specific terms. If Aegis waives its right of first refusal, any deviation from such terms shall void the waiver and require us to seek a new waiver from the right of first refusal.

Tail Financing

Aegis shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors Aegis has introduced to us and/or contacted on our behalf through an in-person, electronic or telephonic communication or investors that Aegis had “wall-crossed” in connection with this offering (or any entity under common management or having a common investment advisor), if such Tail Financing is consummated at any time within the six (6) month period beginning on the Closing or the expiration or termination of the engagement letter between Aegis and us dated July 28, 2026.

Certain Relationships

The placement agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent, based on the trading of our Class A Ordinary Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Affiliations

The Placement Agent and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the Placement Agent and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The Placement Agent and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’ website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in their capacity as Placement Agent and should not be relied upon by investors.

Regulation M

The Placement Agent may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any fees received by them and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Selling Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Placement Agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

DESCRIPTION OF SHARE CAPITAL

Class A and Class B Ordinary Shares

General

The Memorandum and Articles of Association authorize the issuance of an unlimited Class A Ordinary Shares, unlimited Class B Ordinary Shares and unlimited preferred shares with no par value (“Preferred Shares”). As of the date of this prospectus, we have 6,367,870 Class A Ordinary Shares outstanding, 37,925 Class B Ordinary Shares outstanding, and no Preferred Shares outstanding. All of our outstanding Class A Ordinary Shares are validly issued, and fully paid. Our Class A Ordinary Shares and Class B Ordinary Shares are not subject to any preemptive right.

Hei Yue Tina Fong and Wing Fung Alfred Siu control the voting power of all of the outstanding Class B Ordinary Shares. Although Ms. Fong and Mr. Siu control the voting power of all of the outstanding Class B Ordinary Shares, their control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee (as defined in the Memorandum and Articles of Association) of such holder, those shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in other events described below. See “— Optional and Mandatory Conversion.”

Dividends.

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and applicable law. No dividend may be declared and paid unless the Board of Directors determine that, immediately after the payment, the value of the Company assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of our shares are entitled to vote, each Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to one hundred (100) votes. At any meeting of shareholders a resolution put to the vote of the meeting shall be decided by way of a poll and not by way of a show of hands.

A meeting of the shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the shares entitled to vote on resolutions of the shareholders to be considered at the meeting. As a BVI business company, the Company is not obliged by the BVI Act to call shareholders’ annual general meetings. The Memorandum and Articles of Association provide that the Company may (but is not obliged to) in each calendar year hold a general meeting as its annual general meeting in which case the Company will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of the Company’s shareholders may be convened by any director or, upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30 percent of the votes attaching to the issued and outstanding shares entitled to vote at general meetings in respect of the matter for which the meeting is requested, in which case the directors are obliged to convene such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, the Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least ten (10) days and not more than sixty (60) days is required for the convening of the Company’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

Any resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting.

Conversion

Subject to any applicable adjustment pursuant to the Memorandum and Articles of Association, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Liquidation.

As permitted by the BVI Act and the Memorandum and Articles of Association, the Company may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if the Company’s assets exceed the Company’s liabilities and the Company is able to pay the Company’s debts as they fall due. The Company may also be wound up in circumstances where the Company is insolvent in accordance with the terms of the BVI Insolvency Act (As Revised).

If the Company is wound up and the assets available for distribution among the Company’s shareholders are more than sufficient to repay all amounts paid to the Company on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to the Company on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up, the liquidator appointed by the Company may, in accordance with the BVI Act, divide among the Company’s shareholders in specie or kind the whole or any part of the Company’s assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder

Redemption, Repurchase and Surrender of Ordinary Shares.

The Company may issue shares on terms that such shares are subject to redemption, at the Company’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by the Board of Directors. The Company may also repurchase any of its shares provided that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of the shareholder whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

Variations of Rights of Shares.

If at any time the Company’s share are divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.

Holders of our Class A Ordinary Shares and Class B Ordinary Shares have no general right under BVI law to inspect or obtain copies of the Company’s list of shareholders or its corporate records. However, the Company will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.

The Memorandum and Articles of Association authorize the Board of Directors to issue additional Class A or Class B Ordinary Shares from time to time as the Board of Directors shall determine, to the extent of available authorized but unissued shares. The Memorandum and Articles of Association also authorize the Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

The Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares.

Anti-Takeover Provisions

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including (i) provisions that authorize the Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders; and (ii) provisions providing that directors may not be removed by the shareholders except for cause.

Preferred Shares

Subject to applicable law and the Memorandum and Articles of Association, the Board of Directors may issue Preferred Shares with such preferred rights as they shall determine. The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in the Memorandum and Articles of Association, which shall be amended accordingly prior to the issue of such Preferred Shares.

TAXATION

The following is a general summary of the material U.S. federal income tax consequences relevant to an investment in our Ordinary Shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this registration statement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our Ordinary Shares.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a securityholder of the Company as a result of the ownership and disposition of the Company Securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws, or, except as discussed here, any tax reporting obligations of a holder of the Company Securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences discussed below; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold the Company Securities as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

●	expatriates or former citizens or long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	any holder that is not a U.S. Holder;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who receive stock of the Company through the issuance of restricted share under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	U.S. shareholders of controlled foreign corporations, as those terms are defined in Sections 951(b) and 957(a), respectively;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Class A Ordinary Shares (excluding treasury shares);

●	holders holding ASCA securities, or, after the Business Combination, the Company Securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of the Company Securities, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds the Company Securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of ownership and disposition of the Company Securities.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE COMPANY SECURITIES. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF THE COMPANY SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF THE COMPANY SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE COMPANY SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Distribution on the Class A Ordinary Shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on the Class A Ordinary Shares that is made out of the Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on Nasdaq will be considered readily tradable on an established securities market in the United States. Even if the Class A Ordinary Shares are listed on Nasdaq, there can be no assurance that the Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, the Company will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Status.

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by the Company, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by the Company on the Class A Ordinary Shares exceeds the Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s the Class A Ordinary Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of the Company Securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of the Company Securities

Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of the Class A Ordinary Shares and the Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such the Class A Ordinary Shares or Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of the Class A Ordinary Shares or Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Class A Ordinary Shares or Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of the Class A Ordinary Shares or the Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share of the Company on the exercise of a Warrant for cash. A U.S. Holder’s tax basis in an ordinary share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Class A Ordinary Shares received would equal the holder’s basis in the Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the Class A Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Ordinary Share would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Class A Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the U.S. Holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company or any of its subsidiaries is treated as a PFIC for any taxable year during which the U.S. Holder holds the Company Securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any entity in which it is considered to own at least 25% of the interest by value, is passive income, or (b) if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any entity in which it is considered to own at least 25% of the interest by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If the Company is not a PFIC in the 2024 taxable year, such U.S. Holder would likely recognize gain (but not loss if the Reincorporation Merger qualifies as a “reorganization”) upon the exchange of ASCA securities for The Company securities pursuant to the Reincorporation Merger. The gain (or loss) would be computed as described above under “— If the Reincorporation Merger Does Not Qualify as a Reorganization.” Any such gain recognized by such U.S. Holder on the exchange of ASCA securities for The Company securities would be allocated ratably over the U.S. Holder’s holding period for the ASCA securities. Such amounts allocated for the current taxable year and any taxable year prior to the first taxable year in which ASCA was a PFIC would be treated as ordinary income, and not as capital gain, in the U.S. Holder’s taxable year, and such amounts allocated to each other taxable year beginning with the year that ASCA became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.

Whether the Company is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of the Company’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of the Company’s subsidiaries and the market value of their assets in that year. Whether a Company subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause the Company and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether the Company or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Moreover, there can be no assurance that the Company will timely provide a PFIC annual information statement for 2024 or going forward. The failure to provide such information on an annual basis could preclude U.S. Holders from making or maintaining a “qualified electing fund” election under Section 1295 of the Code.

If the Company were determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares, the U.S. Holder did not make a valid “mark-to-market” election, such U.S. Holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of the Company Securities (including a redemption treated as a sale or exchange); and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under these rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s Company Securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in the Company is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to the Company’s PFIC status will be made annually, an initial determination that the Company is a PFIC will generally apply for subsequent years to a U.S. Holder who held Company Securities while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years.

If a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the Class A Ordinary Shares and for which the Company is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to the Class A Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that the Company is treated as a PFIC the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously recognized income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A Ordinary Shares in a taxable year in which the Company is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Class A Ordinary Shares and for which the Company is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to the Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the Company Securities are traded), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter, but no assurances can be given in this regard with respect to the Class A Ordinary Shares. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of the Class A Ordinary Shares under their particular circumstances.

If the Company is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company were to receive a distribution from, or dispose of all or part of the Company’s interest in, the lower-tier PFIC (even though such U.S. Holder would not receive the proceeds of those distributions or dispositions) or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide any such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Company Securities should consult their own tax advisors concerning the application of the PFIC rules to the Company Securities under the U.S. Holders’ particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends received by U.S. Holders of the Class A Ordinary Shares (including constructive dividends), and the proceeds received on sale or other taxable disposition of the Class A Ordinary Shares or Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to the Company Securities, subject to certain exceptions (including an exception for the Company Securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold the Company Securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of the Company Securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

This summary does not contain a detailed description of all the United States federal income tax consequences that may be applicable to you in light of your particular circumstances and, except as set forth below with respect to PRC tax considerations, does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our Ordinary Shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS

Certain legal matters as to U.S. federal securities law concerning this offering will be passed upon for us by Han Kun Law Offices LLP. Certain legal matters as to BVI law will be passed upon for us by Ogier. Han Kun Law Offices LLP may rely upon Ogier with respect to matters governed by BVI law. Certain legal matters as to U.S. federal law in connection with this Offering will be passed upon for the Placement Agent by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

The financial statements of NewGenIvf Limited as of and for the years ended December 31, 2025, 2024, and 2023 included in this prospectus have been so included in reliance on the report of J & S Associate PLT (“J & S”), an independent registered public accounting firm with its registered address at B-11-14, Megan Avenue II 12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia, given on the authority of said firm as an expert in auditing and accounting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$
Printer fees and expenses		$1,500	*
Finra expenses	$
Legal fees and expenses		$100,000	*
Miscellaneous		$5,000
Total	$

*	An estimate of expected legal fees and expenses and printer fees and expenses.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for districts in the State of New York under the federal securities laws of the United States or of any State of the United  States or any action brought against us in the Supreme Court of the State of New York under the securities laws of the State of New York.

The British Virgin Islands courts are unlikely:

●	to recognize or enforce against the Company, judgments of courts of the U.S. based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against the Company, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	the judgment is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this registration of the Ordinary Shares to be offered in this Best Efforts Offering. This prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the Registration Statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the Registration Statement, you may read the document itself for a complete description of its terms.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “Foreign Private Issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.newgenivf.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

NEWGENIVF LIMITED

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel:	+603-4813 9469
B-11-14, Megan Avenue II	Email:	info@jns-associate.com
12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website:	jns-associate.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders of NewGenIvf Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of NewGenivf Group Limited and its subsidiaries (collectively, the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes to the consolidated financial statements and schedule (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ J&S Associate PLT
Certified Public Accountants
Firm ID: 6743

We have served as the Company’s auditor since 2024.
Kuala Lumpur, Malaysia

March 31, 2026

NEWGENIVF GROUP LIMITED
AUDITED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND 2024
(Stated in US Dollars)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$758,621	$457,740
Accounts receivable, net	166,531	49,245
Inventories	335,360	80,813
Deposits, prepayments and other receivables, net	503,588	393,152
Deposit for land acquisition	4,614,749	—
Deposit with a digital asset custodian	34,987	1,000,000
Deposit with futures broker, net	59,369	—
Receivable from agents, net	794,116	1,191,795
Deferred offering costs	116,250	—

Total current assets	7,383,571	3,172,745

Non-current assets
Plant and equipment, net	1,789,110	273,096
Right-of-use assets, net	504,192	98,570
Intangible assets	21,415,069	—
Digital asset, at fair value	1,630,827	—
Other receivable, deposit and other receivables, net	—	33,333
Total non-current assets	25,339,198	404,999
TOTAL ASSETS	$32,722,769	$3,577,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$779,280	$1,298,964
Accrued liabilities and other payables	711,892	500,729
Contract liabilities	111,981	63,489
Due to related parties	6,421	154,453
Operating lease liabilities, current	238,105	108,526
Convertible notes	256,056	82,447
Embedded derivative liability	262,616	—
Promissory note	—	500,000
Taxes payable	—	11,746
Total current liabilities	2,366,351	2,720,354

Non-current liabilities
Operating lease liabilities, non-current	272,359	10,231
Convertible notes, non-current	4,097,366	2,328,916

Total non-current liabilities	4,369,725	2,339,147

Total liabilities	$6,736,076	$5,059,501

Shareholders’ equity
Ordinary shares, no par value, unlimited authorized shares and 240,622* and 380* shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively	$—	$—
Subscription receivable	—	(204,000)
Additional paid-in capital	17,881,176	122,505
Retained earnings / (Accumulated deficit)	8,893,414	(985,994)
Accumulated other comprehensive (loss) income	(143,071)	18,875
Equity attributable to the shareholders of the Company	26,631,519	(1,048,614)
Non-controlling interests	(644,826)	(433,143)
Total shareholders’ equity	25,986,693	(1,481,757)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,722,769	$3,577,744

*	The shares as presented have been adjusted retrospectively for Reverse Share Splits effected in February 2025 of 1 share for every 20 existing shares issued, in May 2025 of 1 share for every 10 existing share issued, in August 2025 of 1 share for every 5 shares issued, in December 2025 of 1 share for every 5 shares issued, in January 2026 of 1 share for every 3 shares issued and in March 2026 of 1 share for every 4 shares issued respectively.

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2025, 2024 AND 2023
(Stated in US Dollars)

	December 31,
	2025	2024	2023
Revenues	4,726,433	$5,433,375	$5,136,153
Cost of revenues	(3,770,587)	(3,606,481)	(3,454,368)
Gross profit	955,846	1,826,894	1,681,785

Operating expenses
Selling and marketing expenses	(1,188,711)	(206,314)	(18,030)
General and administrative expenses	(10,493,596)	(2,781,075)	(1,621,513)

Total operating expenses	(11,682,307)	(2,987,389)	(1,639,543)

Operating (loss) income	(10,726,461)	(1,160,495)	42,242

Other income (expenses), net
Other income, net	(8,099)	971,391	111,837
Bargain purchase gain	21,653,835	-	-
Loss on digital assets, net	(332,480)	-	-
Loss on financial assets, net	(700,631)	-	-
Gain on embedded derivative	456,731	-	-
Interest income	2,251	6,953	518
Interest expense	(616,423)	(778,656)	(46,179)
Total other income (expenses), net	20,455,184	199,688	66,176

Income (Loss) before taxes	9,728,723	(960,807)	108,418
Tax income (expense)	-	486,706	-
Net income (loss)	9,728,723	(474,101)	108,418
Less: net (loss) income attributable to non-controlling interests	(150,685)	50,542	(21,775)
Net income (loss) attributable to the shareholders of the Company	9,879,408	$(524,643)	$130,193

Other comprehensive (loss) income
Foreign currency translation adjustment	(222,944)	32,529	(22,704)
Total comprehensive (loss) income	9,505,779	(441,572)	85,714
Less: total comprehensive (loss) income attributable to non-controlling interests	(211,683)	56,908	(27,621)
Total comprehensive income (loss) attributable to the shareholders of the Company	9,717,462	$(498,480)	$113,335

Earnings per share – basic	214.73	$(4,408.76)	$13,019.30
– diluted	3.04	(4,408.76)	13,019.30
Weighted average shares outstanding *- basic	46,009	119	10
- diluted	3,250,020	119	10

*	The shares as presented have been adjusted retrospectively for Reverse Share Splits effected in February 2025 of 1 share for every 20 existing shares issued, in May 2025 of 1 share for every 10 existing share issued, in August 2025 of 1 share for every 5 shares issued, in December 2025 of 1 share for every 5 shares issued, in January 26, 2026 of 1 share for every 3 shares issued and in March 2026 of 1 share for every 4 shares issued respectively.

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
AUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2025, 2024 AND 2023
(Stated in US Dollars)

	Number of shares*	Ordinary shares	Subscription receivable	Additional paid-in capital	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income/(loss)	Total attributable to the shareholders of the Company	Non- controlling interests	Total
Balance, January 1, 2023	167	$—	(319,872)	$1,464,959	$(591,544)	9,570	563,113	$(462,430)	$100,683
Net loss	—	—	—	—	130,193	—	130,193	(21,775)	108,418
Foreign currency translation adjustment	—	—	—	—	—	(16,858)	(16,858)	(5,846)	(22,704)
Settlement of Subscription receivable	—	—	192,308	—	—	—	192,308	—	192,308
Issuance of shares	2	—	—	2,866,856	—	—	2,866,856	—	2,866,856
Balance, December 31, 2023	169	$—	$(127,564)	$4,331,815	$(461,351)	$(7,288)	$3,735,612	$(490,051)	$3,245,561
Net loss	—	—	—	—	(524,643)	—	(524,643)	50,542	(474,101)
Foreign currency translation adjustment	—	—	—	—	—	26,163	26,163	6,366	32,529
Reverse Capitalization	—	—	—	(6,028,690)	—	—	(6,028,690)	—	(6,028,690)
Settlement of Subscription receivable	—	—	127,564	—	—	—	127,564	—	127,564
Remeasurement of share based compensation	—	—	—	(2,766,856)	—	—	(2,766,856)	—	(2,766,856)
Issuance of shares under ELOC/Note Conversion arrangement	211	—	(204,000)	4,586,236	—	—	4,382,236	—	4,382,236
Balance, December 31, 2024	380	$—	$(204,000)	$122,505	$(985,994)	$18,875	$(1,048,614)	$(433,143)	$(1,481,757)
Net Profit	—	—	—	—	9,879,408	—	9,879,408	(150,685)	9,728,723
Foreign currency translation adjustment	—	—	—	—	—	(161,946)	(161,946)	(60,998)	(222,944)
Issuance of shares under ELOC	141,661	—	—	12,620,494	—	—	12,620,494	—	12,620,494
Issuance of shares under conversion	58,424	—	204,000	4,860,427	—	—	5,064,427	—	5,064,427
Issuance of shares for business acquisition	42	—	—	257,500	—	—	257,500	—	257,500
Issuance of shares for share-based compensation to consultant	50	—	—	20,250	—	—	20,250	—	20,250
Issuance of shares for warrant exercise	40,065	—	—	—	—	—	—	—	—
Balance, December 31, 2025	240,622	—	—	17,881,176	8,893,414	(143,071)	26,631,519	(644,826)	25,986,693

*	The shares as presented have been adjusted retrospectively for Reverse Share Splits effected in February 2025 of 1 share for every 20 existing shares issued, in May 2025 of 1 share for every 10 existing share issued, in August 2025 of 1 share for every 5 shares issued, in December 2025 of 1 share for every 5 shares issued, in January 2026 of 1 share for every 3 shares issued and in March 2026 of 1 share for every 4 shares issued respectively.

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2025, 2024 AND 2023
(Stated in US Dollars)

	December 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	9,728,723	$(474,101)	$108,418
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of plant and equipment	188,109	19,502	31,173
Amortization of right-of-use assets	311,390	186,762	198,535
Loss on digital assets, fair value	332,480	—	—
Loss on financial assets	700,631	—	—
Amortisation of share-based compensation expense	53,583	33,334	—
Non cash discount on convertible notes	—	402,500	—
Provision of expected credit loss allowance	—	—	625
Interest expense	616,423	778,656	46,179
Impairment on receivable from agency	818,780	—	—
Loss on disposal of subsidiary	47,702	—	—
Waiver of related party balance	—	—	(88,151)
Gain on lease modification	—	(13,092)	—
Gain on promissory note	—	(953,861)	—
Gain on bargain purchase	(21,653,835)	—	—
Embedded derivative gain	(456,731)	—	—
Legal and professional fee	—	—	27,320
(Gain on) Provision for income taxes	—	(486,706)	—
Changes in operating assets and liabilities:
Accounts receivable	(117,285)	(39,871)	1,166
Inventories	(254,547)	45,451	(80,665)
Deposit and other receivables, net	(110,436)	(2,000,851)	(448,266)
Amount due from agency	(421,101)	—	—
Deferred issuance cost	(116,250)	—	—
Accounts payable	(519,684)	1,126,338	71,362
Accrued liabilities and other payables	211,161	(6,750,587)	(51,167)
Contract liabilities	48,492	55,552	(1,352,231)
Operating lease liabilities	(321,915)	(204,846)	(230,433)
Tax paid	(11,746)	11,746	—
Net cash used in operating activities	(10,926,056)	(8,264,074)	(1,766,135)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant and equipment	(135,025)	(53,045)	(69,848)
Investment in financial asset	(760,000)	—	—
Investment in digital assets	(1,000,000)	—	—
Deposit paid for acquisition of land	(4,614,749)	—	—
Acquisition of businesses	(1,050,000)	—	—
Net cash used in investing activities	(7,559,774)	(53,045)	(69,848)

CASH FLOWS FROM FINANCING ACTIVITIES
Amount due from A SPAC I	—	140,000	(140,000)
Finance lease	—	(6,446)	(9,317)
Settlement of Promissory note	(500,000)	—	—
Issuance of convertible notes, net	6,842,500	8,583,597	—
Issuance of shares under ELOC	12,620,496	—	192,308
Interest paid	(26,206)	(677,663)	(24,704)
Amount with related parties	(148,032)	508,738	1,863,206
Subscription receivable	204,000	127,564	—

Net cash provided by financing activities	18,992,758	8,675,790	1,881,493

Net increase/(decrease) in cash and cash equivalents	506,928	358,671	45,510
Effect of foreign currency translation on cash and cash equivalents	(206,047)	44,965	(18,962)
Cash and cash equivalents, beginning of year	457,740	54,104	27,556
Cash and cash equivalents, end of year	758,621	$457,740	$54,104

Supplementary cash flow information:
Taxes paid	—	$—	$—
Interest paid	(26,206)	$(677,663)	$(24,704)

During the year ended December 31, 2025, no cash was exchanged in respect of these transactions:

a.	$4,860,427 of convertible debt was converted into equity.

b.	$20,250 was credited to APIC in relation to shares issued for share-based compensation

c.	$257,500 was credited to APIC in relation to shares issued for acquisition of a business during the year.

During the year ended December 31, 2024, no cash was exchanged in respect of these transactions:

a.	$2,650,000 of convertible debt was converted into equity.

b.	Reversal arising from remeasurement of share-based compensation within prepayment amounting to $2,739,856.

The accompanying notes are an integral part of these consolidated financial statements.

NEWGENIVF GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024
(Stated in US Dollars)

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Prior to the Business Combination, on April 29, 2021, A SPAC I Acquisition Corp. (“ASCA”), was incorporated as a British Virgin Islands business company, specifically a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

The Business Combination

On February 15, 2023, ASCA entered into the Merger Agreement (as amended on June 12, 2023 and December 6, 2023, the “Merger Agreement,” and the transactions contemplated thereunder, the “Business Combination”) with A SPAC I Mini Acquisition Corp., Merger Sub, NewGenIvf Limited, a Cayman Islands exempted company (“Legacy NewGenIvf”) and certain shareholders of Legacy NewGenIvf. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) ASCA was reincorporated to the British Virgin Islands by merging with and into A SPAC I Mini Acquisition Corp. (such transaction, the “Reincorporation Merger”) and then the listed company was renamed as NewGenIvf Group Limited; and (ii) Merger Sub merged with and into Legacy NewGenIvf, resulting in Legacy NewGenIvf being a wholly-owned subsidiary of the Company (such second step in isolation, the “Acquisition Merger”). The surviving entity of the Business Combination, together with its subsidiaries is referred to in this prospectus as “NewGenIvf,” the “Company,” “we,” “our,” or “us,” unless the context otherwise requires.

On June 12, 2023, the parties to the Merger Agreement entered into the First Amendment to Merger Agreement (the “First Amendment”), pursuant to which Legacy NewGenIvf agreed to provide non-interest bearing loans in an aggregate principal amount of up to $560,000 (the “Loan”) to ASCA to fund any amount that would be required in order to further extend the period of time available for ASCA to consummate a business combination and for ASCA’s working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by ASCA and Legacy NewGenIvf. Such loans were to become repayable upon the closing of the Acquisition Merger. In addition, pursuant to the First Amendment, subject to receipt of at least $140,000 as part of the Loan from Legacy NewGenIvf, ASCA agreed to waive its termination rights and the right to receive any break-up fee due to Legacy NewGenIvf’s failure to deliver audited financial statements by no later than February 28, 2023.

On December 6, 2023, the parties to the Merger Agreement entered into the Second Amendment to the Merger Agreement (the “Second Amendment”) which amended and modified the Merger Agreement to, among other things, (i) reduce the size of NewGenIvf’s board of directors following the consummation of the Business Combination to five (5) directors, two (2) of whom would be executive directors designated by NewGenIvf and three (3) of whom will be designated by NewGenIvf to serve as independent directors in accordance with Nasdaq requirements, (ii) provide for the conversion of NewGenIvf shares issued by NewGenIvf following the original date of the Merger Agreement into Class A Ordinary Shares in connection with the Acquisition Merger, and (iii) remove the condition that ASCA have in excess of $5,000,000 in net tangible assets immediately after the consummation of the Business Combination.

On April 3, 2024, the Business Combination was consummated with the Company as the surviving entity.

The following is an organization chart of the Company and its subsidiaries as of December 31, 2025:

The Company’s subsidiaries are detailed in the table as follows:

Name	Background	Ownership %	Principal activity
NewGenivf Limited	● A Cayman Islands company ● Incorporated on 16 January, 2019	100%	Investment holding
FFPGS (HK) Limited	● A Hong Kong company ● Incorporated on December 19, 2019	100%	Marketing and administrative services
Well Image Limited	● A Hong Kong company ● Incorporated on July 11, 2008	100%	Investment holding
Med Holdings Limited (“Med Holdings”) (Note)	● A Thailand company ● Incorporated on January 21, 2015	49%*	Investment holding
First Fertility PGS Center Limited (“FFC”) (Note)	● A Thailand company ● Incorporated on March 6, 2014	74%	Provision of IVF treatment
First Fertility Phnom Penh Limited (“FFPP”)	● A Cambodia company ● Incorporated on August 10, 2015	100%	Provision of IVF treatment
Bi Clinic Ltd (“FFBi”)	● A Kyrgyzstan company ● Incorporated on December 16, 2021 ● Acquired on December 17, 2024	100%	Provision of IVF treatment, surrogacy and ancillary caring services
MicroSort Lab Services LLC	● A US company ● Incorporated on June 16, 2025	100%	Specialized applications, in provision of IVF treatment
NewGenDigital Limited	● A BVI company ● Incorporated on January 21, 2025	100%	Investment Holding
NewGenProperty Limited	● A BVI company ● Incorporated on September 18, 2025	100%	Investment Holding
HyFi Innovations Limited	● A Hong Kong company ● Incorporated on October 20, 2025	100%	Tokenization Service

Incorporated subsequent to the financial year end:

NewGenBiz Limited	● A BVI company ● Incorporated on January 13, 2026	100%	Investment Holding
NewGenOman Limited	● A BVI company ● Incorporated on February 2, 2026	100%	Investment Holding
Alfred Siu Charitable Foundation Limited	● A Hong Kong Foundation ● Incorporated on February 27, 2026	100%	Charitable activities

The following subsidiary was disposed during the year

深圳前海豐泰仁匯健康科技有限公司 (Shenzhen Qianhai Fengtai Renhui Health Technology Co., Ltd.)	● A PRC China company ● Disposed on July 29, 2025	100%	Marketing services

*	Where less than 50% of the equity of an investee is held, the Company (through its subsidiaries) holds significantly more voting rights than any other vote holder or organized company of vote holders. An assessment has been made, taking into account all the factors relevant to the relationship with the investee, to ascertain control has been established and the investee should be consolidated as a subsidiary of the Company.

Note:

According to Thailand’s Foreign Business Act (the “FBA”), the majority shareholdings of limited company incorporated in Thailand is required to be owned by Thai nationals.

With reference to the capital structure and voting rights structure of ordinary shares and preference shares (the “Share Structure”) of Med Holdings and FFC, all the preference share capital shall be owned by a Thai national. No preference shares, however, have been issued to date. The ordinary shares and preference shares have the same rights and status in all respects except for the distribution of profits by way of dividends with details as follow:

(a)	Dividends from profits of Med Holdings and FFC shall be allocated to the holders of preference shares at a rate fixed from time to time by the board of directors prior to allocating to the holders of ordinary shares. In any event, such dividends to be allocated to the holders of preference shares shall not exceed 15% of the total amount of dividends declared from time to time;

(b)	After allocation of dividends as per (a) above, the rest of the dividends shall be distributed equally amongst the holders of ordinary shares according to their shareholding ratio;

(c)	The holders of preferred shares shall be entitled to dividends only in respect of the years for which the Company has declared a dividend payment, and there shall be no cumulative dividends; and

(d)	Dividends allocated to the holders of preferred shares in each year shall be limited at the rate as stated in (a) only. No additional dividends shall be paid to the holders of preferred shares.

Based upon the management’s judgement on the Shares Structure, as the Company is able to exercise majority voting power in any board meeting, the Company accounts for Med Holdings and FFC as subsidiaries on the ground that the Company is able to control Med Holdings and FFC by exercising its majority voting power in any board meetings.

On April 17, 2024, the Company entered into a non-binding term sheet (the “Non-Binding Term Sheet”) with European Wellness Investment Holdings Limited (“EWIHL”) for (i) the potential acquisition of the entire equity interest of EWIHL by the Company for a consideration of US$268,000,000 to be payable by issuing 53,600,000 ordinary shares of the of the Company to the shareholder(s) of EWIHL or its associate and (ii) the fund-raising activity by the Company from public or private shareholders, and in a form mutually acceptable to the parties, including structured equity investment for up to US$30 million. On December 11, 2024, NewGenIvf announced its entry into a binding term sheet with European Wellness Investment Holdings Limited (“EWIHL”) for the above proposed reverse merger, completion of which was subject to, among other conditions, the completion of due diligence, the negotiation of a definitive agreement, and obtaining adequate financing. On March 31, 2025, the Company terminated the binding term sheet with healthcare company EWIHL regarding their previously announced reverse merger transaction on the grounds of non fulfilment of certain criteria as contained in the term sheet.

On May 24, 2024, the Company received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company of its non-compliance with two (2) listing requirements for continued listing on Nasdaq pursuant to Nasdaq Listing Rules. On November 21, 2024, a delisting notice was received from the continued non-compliance. The Company had filed to appeal the delisting determination and undertook several strategic actions to regain compliance with Nasdaq’s listing require. On February 27, 2025, the Company received approval for the transfer of the Company’s securities from the Nasdaq Global Market to the Nasdaq Capital Market and on March 10, 2025 met its compliance with the listing requirements thereof.

On June 3, 2024, the Company announced the execution of a non-binding term sheet (the “Term Sheet”) regarding a proposed reverse merger (the “Proposed Transaction”) with pharmaceutical company COVIRIX Medical Pty Ltd (“COVIRIX”). The consideration was to be settled by way of the issuance of issue 102,890,000 of its ordinary shares to the shareholder(s) of COVIRIX or their respective nominees (the “COVIRIX Shareholders”) in exchange for 100% equity interest of COVIRIX, at a deemed price per share of US$6, representing an aggregate amount of US$617,340,000. Simultaneously, it is proposed that COVIRIX undertakes to introduce investors to raise US$6 million at US$6 per share for NIVF, in a form mutually acceptable to both NewGen and COVIRIX. Following stockholder approval of the Proposed Transaction, COVIRIX Shareholders are expected to hold approximately 85.8% equity interest in NewGen. However, on September 21, 2024, COVIRIX withdrew from the Proposed Transaction, as such the Proposed Transaction was terminated with no cost to the Company.

On August 7, 2024, the Company entered into a Securities Purchase Agreement with certain investors named therein (collectively, the “Buyers”), pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing with JAK Opportunities VI LLC (“JAK” and such initial closing, the “Initial Closing”), pursuant to which the Company agreed to sell to JAK (a) a senior convertible note (the “Initial Note”) in the aggregate original principal amount not exceeding $1,100,000), and which terms are further set forth below under the subheading “(ii) Initial Closing with JAK”), (b) a warrant to purchase 1,325,301 Class A Ordinary Shares of the Company, no par value (“Class A Shares” and such warrant, the Series A Warrant), and (c) a warrant to purchase 180,722 Class B Ordinary Shares of the Company, no par value (“Class B Shares” and such warrant, the Series B Warrant, and the Series B Warrants, together with the Series A Warrants, the “Warrants”); and (ii) the Company may require each Buyer (or each Buyer may require the Company, as applicable) to participate in the sale of (a) one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $9,500,000) (the “Additional Notes,” and, together with the Initial Note, the “Notes”).

On August 12, 2024, the Company and JAK consummated the Initial Closing. The Initial Note sold to JAK in connection with the Securities Purchase Agreement bears an interest rate of 14.75% per annum and is convertible into the Company’s Class A Shares as follows: the Conversion Amount (as defined below) into validly issued, fully paid and non-assessable Class A at the Conversion Rate determined by dividing the aggregate of the principal sum plus the interest rates (including late interest charges, if any) and the Make-Whole Amount, if any, by conversion price of $0.83.

At the Initial Closing, the Company also sold to JAK a Series A Warrant to purchase 1,325,301 Class A Shares and a Series B Warrant to purchase 180,722 Class B Shares subject to Reverse Stock Split adjustments

Additionally, in connection with the Securities Purchase Agreement, the Company entered into amendment and exchange agreements with certain holders of its convertible promissory notes (the “Existing Notes” and each of such amendment and exchange agreements, “Amendment and Exchange Agreement”), pursuant to which the Company will exchange the Existing Notes by issuing, among other things, (i) senior convertible notes in the aggregate principal amount of $2,700,000 (the “Exchange Notes”) and (b) a series of warrants to initially acquire up to a certain number of ordinary shares to the holders of the Existing Notes set forth therein or in the Amendment and Exchange Agreement (the “Exchange Warrants”)

On August 28, 2024, the Company consummated the second tranche of its debt financing under the terms of the Securities Purchase Agreement. At the closing of the second tranche, the Company sold to JAK Opportunities VI LLC (“JAK”) a senior convertible note (the “Note”) in the principal amount of $500,000.

On November 11, 2024, the Company consummated the third tranche of its debt financing under the terms of the Securities Purchase Agreement (“SPA”) referenced in the current report on Form 6-K filed with the United States Securities and Exchange Commission (the “SEC”) on August 16, 2024. The Form 6-K filed with the SEC on August 16, 2024 is incorporated by reference herein. Pursuant to the terms of the SPA, the Company may elect at the second additional mandatory closing to sell and the institutional investor party to the SPA shall be required to purchases, subject to certain conditions, an additional note (“Second Additional Mandatory Note”) in the principal amount of $1,500,000, after the effective date of the Registration Statement (as defined in the SPA). The sale of the Second Additional Mandatory Note resulted in $1,395,000 of gross proceeds to the company before fees and expenses. The Notes bears an interest rate of 14.75% per annum and may be adjustable from time to time pursuant to its terms, with maturity at the 4.5 years anniversary of the date of issuance, subject to extension at the option of the holders in certain circumstances. The Second Additional Note are convertible at any time, at an initial conversion price of $0.658.

On November. 18, 2024, the Company entered into a binding term sheet (the “Term Sheet”) with White Lion Capital, LLC, (“White Lion”) a California-based institutional investor focused on high-growth, early-stage public companies, setting out the principal terms and conditions for a $100 million equity line of credit, expandable to $500 million. Pursuant to the Term Sheet, NewGen will have the option, but not the obligation, to sell to White Lion up to $100.0 million in shares of common stock over an initial 36-month period, with the potential to increase to $300.0 million upon substantial M&A or merger activity, and further to $500.0 million after $250.0 million has been drawn.

On February 28, 2025, the Company completed its acquisition of the MicroSort business from Genetics & IVF Institute, Inc. (“GIVF”). Pursuant to a Purchase Agreement dated January 21, 2025 between the Company and GIVF (“Purchase Agreement”), the Company purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort business from GIVF for a total cash consideration of for US$5 million, which was satisfied through a combination of US$750,000 in cash and the issuance of 2,500,000 ordinary shares (as was adjusted to 42 ordinary shares after all the Reverse Stock Splits done as of this Report date at date of completion) at a deemed value of US$1.70 per share.

On February 18, 2025, the Company entered into a cooperation agreement with FERTILITY GROUP LLC (“BOBCARE”) to jointly develop fertility services in the Kyrgyzstan market. The collaboration aims to combine NewGen’s technical expertise in fertility treatments with BOBCARE’s market resources in the region. This strategic partnership is anticipated to contribute to NewGen’s market presence over the next three years, improving the competitive position of both parties in the Kyrgyzstan market. Both companies will work together on several initiatives, including enhancing clinical protocols and patient management systems, knowledge exchange between fertility specialists, coordinated marketing and brand-building activities in Kyrgyzstan, and developing specialized fertility treatment options for the regional market.

On March 31, 2025, the Company’s Board approved certain amendments to its Share Incentive Plan of 2024, the awards of which are valid for a period of 10 years from March 28, 2025, whereby the maximum aggregate number of shares with respect to which Awards may be granted under the Plan shall be 1,054,260 Shares (351 ordinary shares as adjusted for reverse stock splits in May 2025, August 2025, December 2025, January 2026 and March 2026) and has been increased in March 2026 by the Board to 454,812 ordinary shares (113,703 ordinary shares as adjusted by reverse stock split in 16 March 2026) of the Company, which may be increased from time to time as determined by the Board or Committee of the Board, in an amount equal to 20% of the then outstanding ordinary shares of the Company at the time of such increase. On May 27, 2026, the Company’s Board approved the replenishment of the Share Incentive Plan such that the maximum aggregate number of ordinary shares with respect to which awards may be granted under the Plan be increased to 20% of the total outstanding ordinary shares, which was 555,584 ordinary shares. Shares may be made available from Shares held in treasury or authorized but unissued shares of the Company not reserved for any other purpose. To date, 113,702 ordinary shares have been awarded under this Plan.

On April 1, 2025, the Company entered into a new Securities Purchase Agreement (“2025 Securities Purchase Agreement”) with JAK, pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing, a senior convertible note in the aggregate original principal amount not exceeding $3,200,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the Company may require JAK (or JAK may require the Company, as applicable) to participate in the sale of one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $25,600,000).

The 2025 Securities Purchase Agreement is filed as Exhibit 4.1 of the Company’s current report on Form 6-K dated April 3, 2025 and is incorporated by reference herein. The first tranche of $3,200,000 was received on June 3, 2025

On April 2, 2025 and July 16, 2025, the Company consummated the fourth and fifth tranche of its debt financing under the terms of its existing Securities Purchase Agreement with the investor, At the closing of the fourth and fifth tranche, the Company sold to the investor a senior convertible note in the principal amount of $2,000,000 each. The Note bears an interest rate of 14.75% per annum and may be adjustable from time to time pursuant to its terms. The funding from these arrangements with the investor is intended to be used to finance the establishment of a fertility clinic in Dubai.

On July 24, 2025, NewGenIvf signed a Purchase Agreement to acquire the Nodexus business which included certain tangible assets, company domain and six patents from Nodexus Inc, a distressed company, for a consideration of $300,000. The technology associated with the patents is related to cell sorting to be performed via a device called NX One and could be applied in different fields including In Vitro Fertilization. The Patents would allow NewGenIvf to penetrate the IVF market in the United States by leasing the NX One to clinics that provide IVF treatments in the United States. The clinics would utilize the NX One to perform gender selection services and detect potential genetic diseases during the IVF process and charge a service fee from customers.

On October 6, 2025, NewGenProperty Limited (“NewGenProperty”), a wholly owned subsidiary of the Company, entered into a joint venture agreement with BNW to develop the Plot. Under the terms of the joint venture agreement, NewGenProperty shall hold 60% of the joint venture, and be responsible for funding 36% of the purchase price of the Plot to the Master Developer, while BNW shall be responsible for all the other cashflow and financing requirements of the project. In the event that BNW pays the balance of the Purchase Price of the Plot to the Master Developer, NewGenProperty shall reimburse BNW in accordance with the provisions of the joint venture agreement. NewGenProperty’s entitlement is an amount equivalent to 36% of the Gross Sales Revenue or Gross Sellable Area generated from the project, with deductions including (i) up to 10% of External and Internal Real Estate Agent and Brokerage Fees; (ii) 2% of Gross Sales Revenue for BNW’s Marketing Fees; and (iii) any amounts paid by the Developer towards the balance of the Purchase Price of the Plot on behalf of NewGenProperty.

On October 15, 2025, November 4, 2025 and January 22, 2026, the Company entered into three Convertible Promissory notes with Vanguish Funding Group, in amount to $257,000, 157,000 and $107,000 respectively and also November 12, 2025, the Company entered another Convertible Promissory notes with Labrys Fund II, L.P. Note, totaling to $250,000.

On November 3, 2025, the Company announced the execution of a non-binding term sheet regarding a proposed reverse merger (the “Proposed RTO”) with SAXA, Inc. (“SAXA”), an international holdings company focused on mining and processing operations. On November 5, 2025, the Company announced the signing of an service agreement with SAXA to act as the worldwide agent for the tokenization of an initial US$100 million tranche of SAXA’s gold-backed assets (“Tokenization Engagement”). The Tokenization Engagement was intended to be the first part of a two-part transaction culminating in the Proposed RTO. The Proposed RTO was subject to completion of due diligence, and negotiation of a definitive agreement, among other conditions. As the conditions set out in the term sheet, in particular, with respect to due diligence and execution of definitive agreements, had not been satisfied by SAXA by the later of: (i) the end of the 30-day period as set out in the term sheet; or (ii) the tentative timetable with completion by January 28, 2026 as set out in the term sheet, the Company will not be proceeding with the Proposed RTO, or the Tokenization Engagement. No material agreements have been entered into between SAXA and the Company, and the Company is not pursuing any transaction with SAXA.

On November 10, 2025, Board of Directors (the “Board”) has authorized a share repurchase program under which the Company may repurchase up to US$2 million of its outstanding Class A ordinary shares over the next 24 months (“Share Repurchase Program”). The Company plans to adopt and implement this Share Repurchase Program in accordance with applicable rules and requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s insider trading policy.

Mr. Yip Eng Jeremy Foo, a director of NewGenIvf Group Limited (the “Company”), has resigned from the Board of Directors of the Company, the Audit Committee of the Company, and the Compensation Committee of the Company due to personal reasons, effective April 4, 2025. Mr. Foo’s resignation did not result from any disagreement with the Board or the Company on any matter relating to the Company’s operations, policies or practices.

Ms. Florianna Ann Chi Wan Chan was appointed as a director of the Company, effective April 15, 2025, to fill the vacancy on the Audit Committee and the Compensation Committee created by Mr. Foo’s resignation. Ms Chan has over 20 years of experience in project management, real estate development, and luxury hospitality, and is a proven leader in driving growth and operational excellence. Since 2015, Ms. Chan has led Lab Concept Company Limited, a subsidiary of The Lane Crawford Joyce Group, where she successfully restructured operations, spearheaded rebranding, and digitized processes, achieving significant revenue growth. Previously, she held senior roles at VCC Company Limited, Eton Properties, and Crown Macau, excelling in real estate development, marketing, and VIP services. She holds a Bachelor of Hospitality Management from Central Queensland University in Australia and an Advanced Diploma from William Angliss Institute of TAFE. Fluent in Cantonese, Mandarin, and English, Ms. Chan brings a deep understanding of Asia Pacific markets and a strategic vision that will drive the Company’s continued growth and success.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of preparation

The accompanying consolidated financial statements reflect the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company balances and transactions have been eliminated in consolidation.

The business combination transaction between Legacy NewGenIvf and SPAC I was accounted for as a reverse recapitalization under ASC 805, Business Combinations, with NewGenIvf Group Limited, and deemed to be the accounting acquirer. As SPAC I did not meet the definition of a business under ASC 805, the transaction was not treated as a business combination. Instead, it was accounted for as a recapitalization.

Accordingly, the consolidated assets, liabilities and results of operations of the accounting acquirer will become the historical financial statements of the Company, and the accounting acquirer’s assets, liabilities and results of operations will be consolidated with the Company beginning on the acquisition date. The Legacy NewGenIvf was the legal acquiree but deemed to be the accounting acquirer. The Company was the legal acquirer but deemed to be the accounting acquiree in the reverse merger. The historical financial statements prior to the acquisition are those of the accounting acquirer (Legacy NewGenivf). After completion of the Share Exchange Transaction, the Company’s consolidated financial statements include the assets and liabilities, the operations and cash flow of the accounting acquirer. Any excess of the value of shares issued by the Company over the net book value of the accounting acquirer will be recognized as a reduction to equity (APIC).

Business combination and gain on bargain purchase

The Company adopted ASC 805, the accounting for business combinations which requires the application of the acquisition method. This method mandates that the acquiring entity recognize all assets acquired and liabilities assumed at their acquisition-date fair values. Gain on a business acquisition is recognized in earnings only in the specific circumstance of a “bargain purchase.” This occurs when the fair value of the identifiable net assets acquired exceeds the total consideration transferred (including the fair value of any non-controlling interest). It requires the acquirer to first meticulously reassess all measurements—including the identification and valuation of assets, liabilities, and the consideration—to ensure the gain is not a measurement error. Once confirmed, the resulting bargain purchase gain is recognized in profit or loss on the acquisition date. This treatment reflects the economic benefit obtained by the acquirer from purchasing net assets for less than their aggregate fair value. Under US GAAP, the distinction between acquiring a business and acquiring a group of assets is determined by a defined screen test. A transaction is accounted for as a business combination only if the acquired set meets the specific definition of a business, which requires an integrated set of activities with, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs.

Segmental Reporting

As a public entity with securities listed on the Nasdaq Stock Market, the Company is required to apply the provisions of ASC 280, Segment Reporting. The Company determines its operating segments based on the information used by the Chief Operating Decision Maker (CODM) to allocate resources and assess performance. The CODM has been identified as the Chief Executive Officer.

The CODM reviews financial information at the operating segment level on a regular basis. Based on this review process, the Company has determined its reportable segments to be IVF Revenue and Fertility Referral Revenue. These segments reflect how the CEO manages the business, evaluates performance, and makes strategic decisions regarding resource allocation.

The CODM evaluates the performance of each segment based on segment contribution margin. Significant expenses are reviewed by CEO and it is determined that expenses related to Fertility Referral Revenue are immaterial and thus there is no need to segregate the expenses under different segments. Other segment items represent general and administrative and other miscellaneous expenses not separately reported to the CODM.

As a public entity with securities listed on the Nasdaq Stock Market, the Company applies the provisions of ASC 280, Segment Reporting. Segment assets are not regularly provided to the CODM and are therefore not reported in the segment disclosures.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements includes the impairment of long-lived assets including the intangible assets, revenue recognition, fair value measurement of digital assets, assessment of whether an acquisition is that of a business or an asset and recognition of bargain purchase gain, determination of embedded derivatives requiring bifurcation and valuation thereof.

Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiaries, FFPGS (HK) Limited and Well Image Limited, are Hong Kong dollar (“HK$”). Med Holdings and FFC use Thai baht (“THB”) as their functional currencies. The other subsidiaries use United States dollar (“USD”) as their functional currencies.

Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive income as other comprehensive income or loss.

Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statements of operations and comprehensive income as other income (other expenses).

The value of foreign currencies including, the HK$, THB and RMB, may fluctuate against the United States dollar. Any significant variations of the aforementioned currencies relative to the United States dollar may materially affect the Company’s financial condition in terms of reporting in USD. The following table outlines the currency exchange rates that were used in preparing the accompanying consolidated financial statements:

		2025	2024	2023
Period-end	$: HK$	7.8000	7.8000	7.8000
Period average	$: HK$	7.8000	7.8000	7.8000
Period-end	$: THB	31.4215	34.3353	34.2265
Period average	$: THB	31.7436	35.2262	34.7867
Period-end	$: RMB	7.2001	7.2994	7.0971
Period average	$: RMB	7.2327	7.1946	7.0835

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term deposits with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Deposits, prepayments other receivables, net

Deposits, other receivables, net primarily include deposits paid to suppliers and prepaid expenses.

Legal and professional fees incurred in connection with issuing convertible debt are deferred and amortized over the life of the debt. These costs are presented as a direct deduction from the carrying amount of the debt liability on the balance sheet (per ASC 835-30).

Digital assets, fair value

The Company accounts for crypto assets in accordance with ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets. We have ownership of and control over our digital assets and use third-party custodial services to store the private keys that provide access to the digital assets in its digital wallets. Digital assets are initially recorded at cost and are subsequently remeasured at fair value, with changes in fair value recognized in net income in the period of change.

We determine and record the fair value of our digital assets in accordance with ASC 820, Fair Value Measurement (“ASC 820”), based on quoted prices on the active exchange(s) that we have determined is the principal market for such assets (Level I inputs). We determine the cost basis (using the first-in, first-out (“FIFO”) method) of our digital assets using the specific identification of each unit received. Realized and unrealized gains and losses are recorded in Other income (expense), net in the Consolidated Statements of Operations.

Share based compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718-10, Compensation-Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment arrangements related to the acquisition of goods and services from both non-employees and employees based on fair values of the shares at grant date represented by the closing prices of the Company’s common stock at the respective grant date in accordance with ASC 718. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that relate to the service period during the year.

Prepaid share-based compensation is recorded when the Company issues fully vested, nonforfeitable share-based payment awards to nonemployees on the grant date, when the nonemployee earns the right to receive and where no specific performance is required by the nonemployee to retain those equity instruments, in accordance with ASC 718-10-45-3. The prepayment is recorded where the shares are issued before the financial year end in accordance with the grant date and represents the fair value of goods or services that are to be received from the nonemployee subsequent to the financial period end.

Compensation cost for awards that do not have an established accounting grant date, but for which the service inception date has been established is based on the best estimate of fair value of Company’s common stock at the end of each reporting period and a corresponding accrual is recorded.

Share-based compensation cost is recognized over the requisite service period for employees and over the service period for non employees.

Property and equipment, net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 0%. The estimated useful lives of the plan and equipment are as follows:

Furniture and fixtures	3 – 5 years
Leasehold improvements	the lesser of useful life or term of lease
Medical instruments	3 – 10 years
Motor vehicle	3 – 5 years
Office equipment	3 – 5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are expensed as incurred. Significant renewals and betterments that extend the useful life of an assets are capitalized.

Intangible Assets

Intangible assets acquired from third parties are measured initially at fair value and those with an infinite live are not amortized. The Company annually evaluates the recoverability of the infinite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. To test indefinite-lived intangible assets for impairment, the Company first performs a qualitative assessment to determine if it is more likely than not that the carrying amount of each of its indefinite-lived intangible assets exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test. The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions and changes in projected future cash flows. The quantitative assessment compares the fair value of an indefinite-lived intangible asset to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate. If such a review indicates that the carrying amount of intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value.

As of December 31, 2025, and 2024, the Company did not record an impairment on the intangible assets.

Impairment of long-lived assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as property, plant and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

There was no impairment loss on plant and equipment for the year ended December 31, 2025 and 2024.

Deposit with futures broker, net

The Company accounts for financial assets, derivative instruments, and broker margin balances in accordance with Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, ASC 820, Fair Value Measurement. The Company has engaged in trading of exchange-traded equity index futures through a margin account maintained with a regulated futures broker. Futures contracts are accounted for as derivative instruments under ASC 815.

The Company does not designate any derivative instruments as hedging instruments for accounting purposes. Accordingly, all derivatives are accounted for at fair value with changes in fair value recognized in earnings as incurred. Realised and unrealised gains and losses arising from derivative trading activities are recorded within other income (expense) in the consolidated statement of comprehensive income.

Cash deposited with a futures broker to support margin requirements is included within deposit held by futures broker. The margin account reflects the accumulation of realised gains and losses from futures transactions, brokerage commissions, margin interest, and other related charges. Broker margin accounts may include balances denominated in multiple currencies. Amounts related to trading activity are primarily accumulated in Japanese yen (“JPY”), while margin deposits are funded principally in U.S. dollars (“USD”).

Upon closure of a margin account, cash proceeds are expected to be received net of outstanding broker charges and financing costs.

Interest incurred on negative balances within broker margin accounts is recognized as interest expense in the period incurred and included within other income (expense) or finance costs, as applicable.

Exchange-traded futures contracts are measured at fair value using quoted prices in active markets. When outstanding, such instruments are classified within Level 1 of the fair value hierarchy described in ASC 820.

Inventories

Inventories are stated at the lower of cost and net realizable value. Costs are determined on a first-in, first-out basis. Net realizable value is based on the estimated selling prices less any estimated costs to be incurred to completion and disposal. A provision for excess and obsolete inventory will be made based primarily on products approaching expiry period and forecasts of product demand. The excess balance above the product demand as determined by this analysis becomes the basis for excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory would not be reversed if market conditions improve.

Deferred offering costs

Deferred offering costs, which consist of legal and other expenses incurred through the balance sheet date that are directly related to the proposed public offering, are capitalized, and will be charged against the gross proceeds of the offering and recorded as reduction of shareholders’ equity upon the completion of the proposed offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to the statements of operations and comprehensive income (loss).

Other borrowings

Other borrowings are recognized initially at fair value, net of debt issuance costs incurred. Other borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of debt issuance costs) and the redemption value is recognized in the consolidated statements of operations over the period of the borrowings using the effective interest method.

Convertible Instruments

Convertible Instruments are categorized as equity or debt based on the terms of the notes. Convertible Notes are recorded at amounts equal to the proceeds of the issuance, including the embedded conversion feature, and net of discounts and unamortized debt issuance in accordance with ASC 480-10-55-44 on the consolidated balance sheets. An evaluation of all conversion, purchase and redemption features contained in a debt instrument is performed to determine if there are any embedded features that require bifurcation as a derivative. The conversion feature is recorded separately as a derivative liability at its fair value, calculated using the Black-Scholes model.

Debt issuance and offering costs are amortized over the contractual term of the Convertible Notes, to the consolidated statements of operations in accordance with ASC 835-30-45-1A and presented as a reduction of the amortised cost of the Convertible Note.

The convertible notes are subsequently recorded at amortized cost, with interest expense recognized using the effective interest method. The derivative liability, if any is remeasured at fair value at each reporting date and any gain or loss on fair value is recognized in the statement of comprehensive income.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent period end date while the warrants are outstanding.

Equity-classified

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. Warrants classified as equity instruments are initially recognized at fair value within additional paid in capital and are not subsequently remeasured. The warrants have been assessed to meet the requirements for equity classification and accounted for as equity. Upon exercise of the warrants, the Company will record the proceeds received, together with the carrying value of the warrants, as an increase to common stock and additional paid-in capital. Warrants that expire unexercised will be derecognized with no impact on the statement of operations

Liability-classified

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance and are remeasured at each reporting date until settlement. Changes in fair value is recognized as a component of change in fair value of warrant liability in the condensed consolidated statements of operations and as a non-cash gain or loss in the condensed consolidated statement of comprehensive loss. Transaction costs allocated to warrants that are presented as a liability are immediately expensed in the consolidated statements of operations and comprehensive loss.

No liability classified warrants have been issued as of December 31, 2025.

Promissory Notes

Promissory notes, are of non-interest bearing and recorded at original cost. They are subsequently measured at amortised cost, with interest expense recognized using the effective interest method in the consolidated statement of income.

Ordinary shares

The Company’s ordinary shares are stated at no par value. The difference between the consideration received, net of issuance cost, is recorded in additional paid-in capital.

Pursuant to ASC 505, reverse stock splits are applied retrospectively. Consequently, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted to reflect the reverse stock split. This retrospective adjustment includes the recalculation of shares within equity and ensures that basic and diluted earnings per share, as well as all other share-based information such as stock options and warrants, are presented as if the reverse stock split had been in effect for all periods disclosed.

The equity of the Company as of December 31, 2025 represents 240,622 ordinary shares with par value of $Nil. The number of shares as above have taken into consideration the reverse stock split effected on February 11, 2025, May 6, 2025, August 4, 2025, December 1, 2025, January 26, 2026 and March 16, 2026 at an exchange ratio of one (1) share for twenty (20) shares, one (1) share for ten (10) shares, one (1) share for five (5) shares, one (1) share for five (5) shares, one (1) share for three (3) shares and one (1) share for four (4) shares respectively.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, and all subsequent ASUs that modified ASC 606 on April 1, 2017 using the full retrospective method which requires the Company to present the financial statements for all periods as if Topic 606 had been applied to all prior periods. The Company derives revenue principally from provision of In vitro fertilization (“IVF”) treatment and surrogacy and ancillary caring services. Revenue from contracts with customers is recognized using the following five steps:

(1)	identify its contracts with customers;

(2)	identify its performance obligations under those contracts;

(3)	determine the transaction prices of those contracts;

(4)	allocate the transaction prices to its performance obligations in those contracts; and

(5)	recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

The Company enters into verbal agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and consent forms are signed by the customers prior to each promised service or bundle of services are inter dependent. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its customers for service component as settlement is predominantly required prior to performance of the promised service.

The Company derives its revenues from two sources: (1) revenue from IVF treatment, and (2) revenue from fertility referral services.

Revenue from IVF treatment

In vitro fertilization (“IVF”) treatment is an assisted reproductive technique where eggs and sperm are collected and fertilized in laboratory to become embryo. Fertilized embryo is then implanted to the customer or a surrogate mother. IVF treatment involves the performance of a series of medical treatment as well as procedures and brings benefits to clients as the service of bundles service is completed. Revenue from IVF treatment is recognized at a point in time when different treatment and/or procedure or bundles thereof, are completed in clinic. The full completion of the various procedures and treatments are evidenced by treatment cards and reports included within the patient files indicating successful completion of the service. Collections from customer who are individuals are received in advance of the service, whereas for entities, a credit term of 30 days is provided.

Revenue from Fertility Referral services

The Company arranges fertility referral services for customers seeking IVF and/or surrogacy services and earns referral fee income. Upon a customer inquiry, the Company evaluates the customer’s needs and, if appropriate, refers them to independent third-party agents.

In these arrangements, the Company’s performance obligation is satisfied upon the successful referral of the customer to the independent agent. Referral fee revenue is recognized when the Company transfers control of the service by completing the referral, as this represents the point at which the Company’s obligation is fulfilled and the customer (the agent) simultaneously receives and consumes the benefits.

The transaction price consists of a referral fee, which is negotiated with the agent on a case-by-case basis. As the referral fee is contingent upon the agent’s acceptance of the referral and subsequent income received from the agent, revenue is constrained until it is probable that a significant reversal will not occur. Accordingly, revenue is recognized at the point in time when the referral fee is received from the agent, as this is when the uncertainty surrounding the consideration is resolved and the Company’s right to consideration becomes unconditional.

Revenue from egg freezing and storage facility

The Company provides access the facility to its customers. Upon request for the service, which is agreed verbally and followed by signed consent form from the customer, the Company makes available access to the facility with no further substantial involvement. Revenue is recognized at a point in time when the facility is made available to the customer at the agreed consideration by the provision of specific address within the facility as maintained in the patient file. The receipt of consideration is assured as payment is required upfront.

Principal versus agency considerations

The Company follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with customers that involve another party that contributes to the provision of services to a customer. In these instances, the Company determines whether it has promised to provide the service itself (as principal) or to arrange for the specified service to be provided by another party (as an agent). This determination is a matter of judgment that depends on the facts and circumstances of each arrangement. The Company recognizes revenue from the performance of the procedures and treatment on a gross basis as the Company is responsible for the fulfillment, controls the delivery of the promised service, and has full discretion in establishing prices and therefore is the principal in the arrangement.

Contract related assets and liabilities are classified as current assets and current liabilities.

Account receivables, net

Accounts receivable, net are stated at the original amount less an allowance for expected credit loss on such receivables. The allowance for expected credit loss is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence for the Company to reasonably estimate the amount of probable loss.

Contract liabilities

Contract liabilities represent considerations received from customers in advance of satisfying the Company’s performance obligations under the contract. These amounts are expected to be earned within 12 months and are classified as current liabilities.

Expected credit loss

ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requires entities to use a current lifetime expected credit loss methodology to measure impairments of certain financial assets. Using this methodology will result in earlier recognition of losses than under the current incurred loss approach, which requires waiting to recognize a loss until it is probable of having been incurred. There are other provisions within the standard that affect how impairments of other financial assets may be recorded and presented, and that expand disclosures. Expected credit losses are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (i.e., the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Company expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

Retirement benefits

Retirement benefits in the form of mandatory government-sponsored defined contribution plans are charged to either expense as incurred or allocated to wages as part of cost of revenues.

Leases

The Company measured the lease in accordance to ASU 2016-02, “Leases” (Topic 842). Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events recognized in the consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and income tax bases of assets and liabilities and are measured using the income tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are provided when it is more likely than not that a deferred tax asset is not realizable or recoverable in the future.

The Company determines that the tax position is more likely than not to be sustained and records the largest amount of benefit that is more likely than not to be realized when the tax position is settled. the Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.

Comprehensive Income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income were the net income for the years and the foreign currency translation adjustments.

Earnings per share

The Company computes earnings per share (“EPS”) following ASC Topic 260, “Earnings per share”. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if method. Potentially anti-dilutive securities (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Non-controlling interests

Non-controlling interests are presented as a separate component of equity on the consolidated balance sheets and net (loss) income and other comprehensive loss are attributed to controlling and non-controlling interests respectively.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and account receivable. The Company places cash and cash equivalents with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the factors surrounding the credit risk of specific customers. Furthermore, the risk is mitigated by ascertaining upfront payments for services prior to their performance.

Financial instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivables, net, deposits, other receivables and deferred IPO cost, net, loan to A SPAC I, accounts payables, accrued liabilities and other payables, and due from (to) shareholders, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures” requires disclosing the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and amounts due from (to) related parties each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 — inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and information that are observable for the asset or liability, either directly or indirectly, for substantially the financial instrument’s full term

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity” and ASC 815.

Recently issued accounting pronouncements

The FASB has introduced expanded income tax disclosure requirements under ASU 2023-09 to improve transparency. Companies will now need to provide a detailed reconciliation of their effective tax rate, breaking down federal, state, and foreign taxes, as well as specific categories like tax credits and foreign earnings. Additionally, businesses must disclose income taxes paid by jurisdiction, offering investors greater clarity on tax obligations. These changes apply to both public and private companies, with annual reporting periods beginning after December 15, 2024 (2025 for calendar-year entities). This update aims to reduce ambiguity in tax reporting and align disclosures with investor needs.

A major shift in digital asset accounting, ASU 2023-08 requires companies to measure certain crypto assets (e.g., Bitcoin, Ethereum) at fair value rather than applying the previous impairment-only model. This means entities must recognize quarterly fair value adjustments in their financial statements, increasing volatility in reported earnings but improving transparency. The standard applies to fiscal years beginning after December 15, 2024, and impacts both corporate treasuries and investment firms holding cryptocurrencies. This change aligns GAAP closer to fair value accounting seen in other investment holdings, addressing criticisms of the old impairment approach.

In November 2024, the FASB issued ASU 2024-03, *Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses*, which requires public entities to disclose, in a tabular format in the notes to the financial statements, specific information about certain costs included in common expense captions. This standard mandates the disaggregation of natural expenses—such as employee compensation, depreciation, and inventory costs—from broader captions like “cost of services” or “selling, general and administrative expenses.” Although this ASU is effective for annual reporting periods beginning after December 15, 2026, and interim periods thereafter, with early adoption permitted, the Company is currently evaluating the potential impact of this new guidance on its financial statement disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient to simplify the application of the current expected credit loss (CECL) model for current accounts receivable and contract assets arising from ASC 606 revenue transactions. Such practical expedient permits entities to assume that current economic conditions as of the balance sheet date will remain unchanged for the remaining life of these short-term assets, eliminating the need to develop and document forward-looking macroeconomic forecasts. For healthcare entities with significant patient accounts receivable, third-party payor contract assets, or government reimbursement receivables, this simplification reduces compliance costs and complexity while continuing to require consideration of historical loss experience and current conditions such as customer-specific financial distress or changes in credit policies. The guidance is effective for annual periods beginning after December 15, 2025, applied prospectively, and early adoption is permitted. The Company plans to adopt this practical expedient and will update its credit loss estimation policies and related disclosures accordingly.

Save for elsewhere disclosed, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheet, statement of operations and comprehensive income (loss) and statement of cash flows.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of the following:

	December 31, 2025	December 31, 2024
Accounts receivable	$166,552	$49,264
Less: allowance for expected credit loss	(21)	(19)
	$166,531	$49,245

As of the end of each of the financial year, the aging analysis of accounts receivable, net of allowance for expected credit loss, based on the invoice date is as follows:

	December 31, 2025	December 31, 2024
Current	25,548	-
Within 60 days	6,677	-
Within 90 days	1,941	49,245
More than 90 days	$132,365	$-
	$166,531	$49,245

The movement of allowances for expected credit loss is as follow:

	December 31, 2025	December 31, 2024
Balance at beginning of the year	$(19)	$(19)
Reversal of expected credit losses	(2)	-
Ending balance	$(21)	$(19)

NOTE 4 — INVENTORIES

Inventories, at cost, consist of the following:

	December 31, 2025	December 31, 2024
Medicines, consumables and reagents for clinical and laboratory analyses	$77,296	$80,813
Supplements	258,064	-
	$335,360	$80,813

NOTE 5 — DEPOSITS, PREPAYMENT AND OTHER RECEIVABLES, NET

Deposits, prepayment and other receivables cost, net consist of the following:

	December 31, 2025	December 31, 2024
Current
Other receivables	$33,442	$121,533
Deposits	199,935	73,917
Prepayment	120,542	197,706
Loan receivable from a third party (a)	75,000	-
Advanced payment to supplier	74,674	-
Less: allowance for expected credit loss	(5)	(4)
	$503,588	$393,152

Deposit with a digital asset broker	$34,987	$1,000,000

Receivables from agents	$794,116	$1,191,795

Deposit for land acquisition (b)	$4,614,749	$-

Non-current
Prepayment	$-	$33,333

(a)	The loan is unsecured, interest free and is repayable on demand.

(b)	No definitive agreement has been concluded to date regarding this deposit paid for the acquisition of land in Ras Al Khaimah, UAE.

The movement of allowances for expected credit loss is as follow:

	December 31, 2025	December 31, 2024
Balance at beginning of the year	$(4)	$(14)
Provision during the year	(1)	-
Reversal of provision (Provision)	-	10
Ending balance	$(5)	$(4)

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Plant and equipment, net consist of the following:

	December 31, 2025	December 31, 2024
At cost:
Building improvement	$247,515	$196,929
Furniture and fixtures	1,550,061	25,390
Medical instruments	1,052,578	785,776
Motor vehicle	-	142,936
Office equipment	167,234	361,385
	3,017,388	1,512,416
Less: accumulated depreciation	(1,228,278)	(1,239,320)
Total	$1,789,110	$273,096

Depreciation expenses for the years ended December 31, 2025 and December 31, 2024 were $188,109 and $19,502, respectively.

No impairment loss was recorded for the years ended December 31, 2025 and December 31, 2024

NOTE 7 — INTANGIBLE ASSETS

The intangible assets comprise:

(ii)	A trademark and technology upon the acquisition of MicroSort Lab Services, LLC (“MicroSort”) on February 28, 2025 valued at $3,495,335, refer Note 21, and

(ii)	An intellectual property upon the acquisition of the business of Nodexus Inc (“Nodexus”) on July 29, 2025 valued at $19,166,000, refer Note 21.

NewGenIvf exclusively owns the MicroSort Technology. MicroSort technology is a form of pre-conception gender selection technology for humans. MicroSort technology aims to separate male sperm cells based on which gender chromosome they contain, which results in separated semen samples that contain a higher percentage of sperm cells that carry the same gender chromosome. The technology ultimately helps couples choose the gender of their future child by choosing semen samples that predominately contain sperm with the X chromosome for a female or Y chromosome for a male. Traditionally and naturally, gender selection occurs after conception, meaning after the eggs are fertilized. As a result, some fertilized eggs will go unused. However, with MicroSort technology, NewGenIvf is able to increase the ratio of male or female embryos, based on the patient’s preference. Eggs are more likely to be fertilized according to the preferences of the parents. Other improvements that MicroSort treatment could help achieve include prevention of certain gender-related hereditary diseases.

NewGenIvf acquired patents from Nodexus Inc, in 2025, which is a biotechnology company revolutionizing live cell analysis and isolation through its advanced microfluidic technology. The company’s flagship NX One platform is an automated, benchtop system designed to make high-precision cell sorting more accessible and affordable for a wide range of laboratories, from academic institutions to biopharma firms. Unlike traditional, high-pressure sorters that can damage fragile cells, Nodexus utilizes a proprietary technology that operates at incredibly low pressures (under 1 psi), ensuring high cell viability during the sorting process. The system employs single-use, closed cartridges that maintain sterility, prevent cross-contamination, and support the sorting of diverse particle types, from small yeast cells and nuclei to large, delicate organoids up to 200 micrometers in size. This versatile and gentle approach has critical applications in cutting-edge research areas, including CRISPR gene editing, stem cell therapy development, cancer biology, and single-cell genomics. This technology can facilitate the gender selection as well as avoiding genetic diseases in the IVF treatment.

The Company has identified these intangible assets as indefinite life intangible assets as there are currently no legal, competitive, economic or other factors that materially limit the useful life of the Company’s intangible assets.

ASC 350-30-35, Intangibles - Goodwill and Other, provides for an option to first perform a qualitative assessment to determine whether it is more likely than not that an asset is impaired. If the qualitative assessment supports that it is more likely than not that the fair value of the asset exceeds its carrying value, a quantitative impairment test is not required. If the qualitative assessment does not support the fair value of the asset, then a quantitative assessment is performed. Our annual impairment assessment of our identifiable indefinite lived intangible assets is performed as of the fourth quarter of each year. An assessment is performed at other times if an event occurs or circumstances change that would more likely than not reduce the fair value of the asset below its carrying value. If the carrying value of the intangible assets exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

As of December 31, 2025, the Company performed a qualitative assessment, during the fourth quarter of 2025, to determine whether it was more likely than not that the carrying amounts of its intangible assets were impaired. This assessment considered a number of qualitative factors, including but not limited to:

-	Macroeconomic conditions,

-	Industry and market trends,

-	Cost factors,

-	Overall financial performance of the asset,

-	Legal and regulatory environment, and

-	Relevant internal reporting and management’s plans

Based on this qualitative assessment, management did not identify any events or changes in circumstances that would indicate that the carrying amounts of the Company’s intangible assets are not recoverable. The qualitative impairment assessment of the indefinite intangible assets indicated that the fair value of such assets exceeded their carrying value and therefore were not at risk of impairment. Accordingly, no quantitative impairment test was deemed necessary, and no impairment losses were recognized for the year ended December 31, 2025.

NOTE 8 — DIGITAL ASSETS, FAIR VALUE

During the year ended December 31, 2025, the Company began investing excess treasury balances in certain digital assets, comprising Solana (“SOL”), Bitcoin (“BTC”), Ethereum (“ETH”), and a cryptographic token native to the XRP Ledger (“XRP”), all of which are blockchain-based crypto assets, as part of its capital allocation strategy. The Company’s primary business remains the provision of in-vitro fertilization (“IVF”) services, and digital asset activities are not part of its core operating activities. The Company does not engage in mining, staking, lending, nor other yield-generating crypto asset activities.

Investments and dispositions in digital assets during the year ended December 31, 2025 are made in cash through a third-party trading platform. The Company did not receive digital assets from customers nor use digital assets as payment for goods or services.

Digital Asset Holdings as at December 31, 2025

The following table presents information about the Company’s crypto asset holdings at December 31, 2025:

Crypto asset	Units held	Cost basis (USD)	Fair value (USD)
Solana (SOL)	13,000.23	$2,906,222	$1,630,827
Bitcoin (BTC)	–	–	–
Ethereum (ETH)	–	–	–
XRP	–	–	–
Total		$2,906,222	$1,630,827

The fair value per unit of Solana as at December 31, 2025 was approximately $125, based on quoted prices in active markets.

Reconciliation of Digital Asset Activity

The following table summarizes activity in digital assets for the year ended December 31, 2025 (in units):

	SOL Units	BTC Units	ETH Units	XRP Units
Balance at January 1, 2025	–	–	–	–
Purchases during the year	46,118.55	8.77	8.95	146,432.14
Sales during the year	(33,118.32)	(8.77)	(8.95)	(146,432.14)

Balance at December 31, 2025	13,000.23	–	–	–

	SOL (USD)	BTC (USD)	ETH (USD)	XRP (USD)	Total (USD)
Realised gains (Losses)	919,720	12,569	223	10,849	942,915
Unrealized gains (losses)	(1,275,395)	–	–	–	(1,275,395)
Net Gain/Loss	(355,675)	12,569	223	10,849	(332,480)

The company recorded and presented the Net loss as a separate line item within other income (expense), net in the Consolidated Statements of Operations.

Only Solana remained held at year-end; all BTC, ETH, and XRP positions were fully liquidated prior to December 31, 2025.

As of December 31, 2025, the Company’s crypto assets were not subject to contractual sale restrictions, pledges, or lock-up arrangements.

Fair Value Measurement

Crypto assets are measured using Level 1 inputs within the fair value hierarchy under ASC 820, based on quoted prices for identical assets in active markets.

NOTE 9 — DEPOSIT WITH FUTURES BROKER, NET

During the year ended December 31, 2025, the Company engaged in trading of exchange-traded equity index futures through a margin account maintained with a regulated futures broker. These contracts were accounted for as derivative instruments under ASC 815, Derivatives and Hedging, and were not designated as hedging instruments for accounting purposes.

The margin deposit, which is denominated in US$, represents cash funds placed with the futures broker to support margin requirements and trading activities denominated in Japanese yen (“JPY) within the margin account. Realised gains and losses from futures transactions, along with brokerage fees, margin interest, and other associated charges, were accumulated within the margin account.

As of December 31, 2025, the Company had a margin deposit held with the broker of US$ 760,000, and a margin account of accumulated trading losses and margin-related charges of JPY 109,875,291 (US$700,631), which are presented as a net amount of US59,368.

Prior to the financial year end, the Company has ceased all derivative trading activities. Upon subsequent closure of the margin account in the near term, any remaining cash balances are expected to be remitted to the Company net of outstanding broker charges and financing costs.

All realised and unrealised gains and losses arising from futures trading activities during the year were recognized in earnings within other income (expense) in the consolidated statement of comprehensive income.

Fair Value Measurements

The futures contracts traded during the year were exchange-traded instruments valued using quoted prices in active markets and, when outstanding, would have been classified within Level 1 of the fair value hierarchy under ASC 820, Fair Value Measurement.

As of December 31, 2025, the Company held no derivative assets or liabilities subject to recurring fair value measurement.

NOTE 10 — ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

	December 31, 2025	December 31, 2024
Accrued expenses	$514,169	$201,455
Customer deposit	-	6,349
Withholding tax payable	1,889	4,361
Independent director fee payable	-	20,000
Compensation payable	105,446	100,802
Other payables	90,388	167,762
	$711,892	$500,729

Compensation payable represents a claim relating to an employee of the subsidiary.

NOTE 11 — CONTRACT LIABILITIES

Contract liabilities consist of the following:

	December 31, 2025	December 31, 2024
Balance at beginning of year	$63,489	$7,937
Advance billings to customers during the year	57,274	75,340
Recognized to revenue during the year	(8,782)	(19,788)
Balance at end of year	$111,981	$63,489

NOTE 12 — CONVERTIBLE NOTES AND DERIVATIVE LIABILITY AND WARRANTS

Convertible Notes

Convertible notes, at amortised cost are as follows:

	December 31, 2025	December 31, 2024

Convertible notes issued	$4,701,738	3,059,595
Less: Deferred debt issuance cost	$(348,316)	(648,232)
Convertible notes, net	$4,353,422	2,411,363

Presented as:
Current liability	$256,056	82,447
Non-current liability	4,097,366	2,328,916
Convertible notes, net	$4,353,422	2,411,363

As of December 31, 2025, the Company had the following outstanding convertible notes:

Note Holders	Principal Amount	Conversion Price	Coupon Rate	Issuance Date	Maturity Date	Fair Value at December 31, 2025	Fair Value level
JAK & affiliated holders	$3,150,000	1.7	10%	2025-06-03	2028-06-02	$2,831,611	Level 2
JAK & affiliated holders	1,475,000	0.63	14.75%	2025-07-16	2030-01-16	1,736,145	Level 2
Vanquish Funding Group Inc	257,000	25% discount of lowest traded price during 10 trading days immediately preceding the conversion date	10%	2025-10-15	2026-07-30	257,673	Level 2
Labrys Fund II, LP	250,000	15% discount of lowest traded price during 10 trading days immediately preceding the conversion date	USD 39,285.71 for 6 instalments	2025-11-12	2026-11-11	156,063	Level 2
Vanquish Funding Group Inc	157,000	25% discount of lowest traded price during 10 trading days immediately preceding the conversion date	10%	2025-11-04	2026-07-30	235,900	Level 2

During the year period ended December 31, 2025, a total of $7,200,000 of convertible promissory notes were issued with a discount of 7% to JAK. These Notes are to be settled by way of cash or may be converted to Class A ordinary shares. The conversion of these notes is subject to certain criterions as mentioned in the Convertible Note Agreements, which include a beneficiary cap of 9.9% of shareholdings in the Company by JAK.

On October 15, 2025, the Company entered into an additional Securities Purchase Agreement with Vanquish Funding Group Inc. (“Vanquish SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $257,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the parties may agree to additional tranches of funding up to $2,200,000 during the following twelve months. The first tranche of $257,000 was received on October 15, 2025. The second tranche of $157,000 was received on November 10, 2025. The third tranche of $107,000 was received on January 30, 2026.

On November 12, 2025, the Company entered into a Securities Purchase Agreement with Labrys Fund II, L.P. (“Labrys SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $250,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $250,000 was received on November 15, 2025.

During the year ended December 31, 2025, a total of $ 2,725,000 of convertible notes were converted into 58,424 ordinary shares by the note holder (adjusted by Reverse Stock Splits in 2025 and 2026 as of this report date), thereby increasing our shareholder equity by the same amount.

During the year ended December 31, 2024, a total of $5,800,000 of convertible promissory notes were issued with a discount of 7%. These Notes are to be settled by way of cash or may be converted to Class A ordinary shares. The conversion of these notes are subject to certain criterions as mentioned in the Convertible Note Agreements, which include a beneficiary cap of 9.99% of shareholdings in the Company by JAK.

During the year ended December 31, 2024, a total of $2,650,000 of convertible notes were converted into 117 (adjusted by four Reverse Stock Splits in 2025 and two Reverse Stock Splits on January 26, 2026 and March 16, 2026) ordinary shares by the note holder, thereby increasing our shareholder equity by the same amount.

Interest expense amounted to $504,136 and $765,177 for the period ended December 31, 2025 and December 31, 2024 respectively and has been calculated based on the effective interest rate for each convertible note.

The transaction costs incurred on issuance of the Notes are capitalized and amortised over the term of the Notes as follows:

	December 31, 2025	December 31, 2024
Balance at beginning of the year	$648,232	$-
Add: capitalized during the year	564,000	929,500
Less: charged to additional paid in capital for converted notes during the year	(777,836)	-
Less: amortized during the year	(86,080)	(281,268)
Ending balance	$348,316	$648,232

Derivative liability

Pursuant to ASC 815, a derivative liability had arisen from the issuance of convertible bonds which have the option of being converted to or exchanged for Class A ordinary shares at any time from date of issuance. The derivative liability is assessed to be a debt requiring to be bifurcated from the host contract and recorded at the fair value.

However, the conversion to ordinary shares is subject to certain terms and criteria as set within the Agreement, which includes restriction of conversion if the shareholdings by the note holder before and after the conversion exceeds 9.99%, for JAK & affiliated holders and Labrys Fund II, LP, as revised and 4.99% for Vanquish Funding Group Inc. As of December 31, 2025, the threshold has not been met, and accordingly the derivative is assessed to have a value of US$262,616 for the portions convertible to the extent of threshold, where relevant.

Free standing instruments – warrants

During the financial year ending December 31, 2025 and 2024, JAK & affiliated holders were issued with 2,142,940 and 3,555,678 warrants respectively to purchase additional Class A ordinary shares at an exercise price of $2.71 and $2.71, respectively (as adjusted for the effects of the reverse stock split in May 2025).

The exercise of these warrants is subject to a 9.99% beneficial cap, as revised, which restricts the holder from exceeding shareholdings in excess of the cap in the Company. As of December 31, 2025 and 2024, the derivative is assessed to have a nil value in view of the cap assessed to have been met with the exercise of the tab convertible notes above.

	December 31, 2025	December 31, 2024
Warrant units:
Balance at beginning of the year*	3,555,678	-
Warrants issued	2,142,940	3,555,678
Less: Exercised	(4,474,290)	-
Ending balance	1,224,328	3,555,678

*	Adjusted for the effects of the RSS in May 2025.

Public and Private – warrants

In connection with its initial public offering, the Company had issued 5,175,000 public warrants and 3,145,000 private warrants in a private placement transaction. Each warrant entitles the holder to purchase one ordinary share of the Company at an exercise price of $11.50 per share (subject to adjustment for share capital reorganisations and reverse stock splits).

The warrants may be exercised for cash or on a cashless basis at the holder’s option and are not redeemable by the Company. The warrants are exercisable commencing on the later of:

●	twelve months after the date of the IPO prospectus, and

●	the completion of the Company’s initial business combination.

The warrants expire five years after the completion of the business combination, or earlier upon liquidation of the Company.

As at 31 December 2025 and 2024, there were 5,175,000 public warrants and 3,145,000 private warrants outstanding.

During the periods since issuance, the Company completed multiple reverse stock splits. As a result, the number of ordinary shares issuable upon exercise of the warrants and the exercise price have been proportionately adjusted in accordance with the warrant agreement.

As at 31 December 2025, the market price of the Company’s ordinary shares was significantly below the adjusted exercise price of the warrants. Accordingly, the warrants were out of the money as at the reporting date. Management does not expect the warrants to be exercised unless the market price of the ordinary shares exceeds the exercise price prior to expiry.

NOTE 13 — LEASES

The Company has various operating leases for clinics and office spaces.

As of December 31, 2025 and December 31, 2024, the right-of-use assets totaled $504,192, and $98,570, respectively.

As of December 31, 2025 and December 31, 2024, lease liabilities consist of the following:

	2025	2024
Operating lease
Lease liabilities – current portion	$238,105	$108,526
Lease liabilities – non-current portion	272,359	10,231
Total	$510,464	$118,757

The following is a schedule of future minimum payments under operating leases as of December 31, 2025:

Not later than 1 year	$262,244
Between 1 to 2 years	184,041
Between 2 to 5 years	118,800
Total lease payments	565,085
Less: imputed interest	(54,621)
Total operating lease liabilities, net of interest	$510,464

Other lease information is as follows:

	2025	2024
	2.37 years	2.75 years
Weighted-average discount rate – operating leases	5%	5%
Short term lease cost	$207,787	$234,767

As of December 31, 2025 and December 31, 2024, there were $504,192 and $98,570 right of use (“ROU”) assets and $510,464 and $118,757 lease liabilities based on the present value of the future minimum rental payments of leases, respectively. The Company’s management believes that using an incremental borrowing rate of the minimum loan rate and the Hong Kong Dollar Best Lending Rate (“BLR”) minus 0.125% was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments; the rate used by the Company was 6.6% and 5.5% respectively.

NOTE 14 — EQUITY

Ordinary shares

As at December 31, 2025 and December 31, 2024, the Company is authorized to issue unlimited and 50,000,000 ordinary shares respectively. Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors of the Company. On July 4, 2025, the Board of Directors of the Company approved unlimited authorized ordinary share.

The equity of the Company as of December 31, 2025 and December 31, 2024 represents 240,622 and 380 ordinary shares with par value of $Nil. The number of shares as above have taken into consideration the reverse stock split effected on February 11, 2025, May 6, 2025 and August 4, 2025, December 1, 2025, January 26, 2026 and March 16, 2026 at an exchange ratio of one (1) share for twenty (20) shares, one (1) share for ten (10) shares and one (1) share for five (5) share, one (1) share for five (5) shares, one (1) share for three (3) and one (1) share for four (4) shares, respectively. Pursuant to ASC 505 the reverse stock split has been applied retrospectively.

Additional paid-in capital

Balance as at January 1,2023	$1,464,959
Issuance of shares as compensation for services (Note 1)	2,866,856
Balance as at December 31, 2023	4,331,815
Issuance of shares through Equity Line of Credit (Note 2)	1,936,236
Issuance of shares through conversion of convertible notes	2,650,000
Decrease in subscription receivable due to reduction of work by professionals (Note 1)	(2,766,856)
Business Combination (Note 3)	(6,028,690)
Balance as at December 31, 2024	$122,505
Issuance of shares for share-based compensation to consultant (Note 4)	20,250
Issuance of shares through Equity Line of Credit (Note 5)	12,620,494
Issuance of shares through conversion of convertible notes	4,860,427
Issuance of shares for business acquisition	257,500
Balance as at December 31, 2025	$17,881,176

*	the number of shares below have been amended to apply the reverse stock split in February 11, May 6, 2025 and August 4, 2025, December 1, 2025, January 26, 2026 and March 16, 2026 retrospectively.

Note 1: On January 10, 2023, the Company issued 1,365 ordinary shares (0.45 Ordinary Shares as adjusted by all Reverse Stock Splits done as of this report) to professional party for consulting service of 10 years, increasing the additional paid-in capital by $812,300. On December 4, 2023, the Company issued additional 3,450 shares (1.15 Ordinary Shares as adjusted by all Reverse Stock Splits done as of this report) to DoubleClick Services Limited for consulting service of 10 years, increasing the additional paid-in capital by $2,054,556. During 2024, the service scope and duration were reduced and the service value was adjusted accordingly pursuant to addendums to respective agreements

Note 2: On November 21, 2024, the Company entered into a Common Shares Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC (“White Lion”) and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, within 36 months from the Agreement effective date up to One Hundred Million Dollars ($100,000,000) in aggregate gross purchase price of newly issued Ordinary Shares, with an automatic increase to Three Hundred Million Dollars ($300,000,000) upon any substantial M&A or Material Transaction (as defined in the White Lion Purchase Agreement) and a further option to increase to Five Hundred Million Dollars ($500,000,000) after Two Hundred and Fifty Million Dollars ($250,000,000) has been issued and sold to White Lion under the White Lion Purchase Agreement, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. The White Lion Purchase Agreement was included as Exhibit 10.27 of the Form F-1 registration statement filed on December 5, 2024.

On December 10, 2024, 35,000 Class A Ordinary Shares (0.58 Ordinary Shares as adjusted by all reverse stock splits done as of this report) were issued to White Lion amounting $276,850, in consideration for White Lion’s commitment pursuant to the White Lion Purchase Agreement. In addition, on December 12, 2024, pursuant to this Agreement, the Company issued 9,500 (0.15 Ordinary Shares as adjusted by all reverse stock splits done as of this report) Class A Ordinary Shares for a purchase price of $1,572,186. On December 24, 2024, the Company issued 25,000 Class A Ordinary Shares (0.42 Ordinary Shares as adjusted by all reverse stock splits done as of this report) for a purchase price of $160,050. On December 31, 2024, the Company issued 30,000 Class A Ordinary Shares (0.5 Ordinary Shares as adjusted by all reverse stock splits done as of this report) for a purchase price of $204,000.

Note 3: Upon de-spac business combination, additional paid-in capital and capital reserve of Legacy NewGenIvf was combined with additional paid-in capital and accumulated net losses of the A SPAC I Acquisition Corp and added into the additional paid-in capital of NewGenIvf Group upon the reverse take-over.

Note 4: The Company had issued 50 Class A Ordinary Shares to A SPAC (Holdings) Group Corp, pursuant to a one year consulting services agreement commencing on February 3, 2025.

Note 5: During the year ended December 31, 2025, the Company had issued 141,661 shares after taking account of the reverse stock split on Feb 11, 2025 and May 6, 2025, August 3, 2025, December 1, 2025, January 26, 2026 and March 16, 2026 respectively.

Note 6: The Company had issued 125,000 Class A Ordinary Shares (42 Ordinary Shares as adjusted by all reverse stock splits done as of this report) valued at US$2.06 per share for acquiring of MicroSort Reproductive Technology on January 21, 2025.

NOTE 15 — EMPLOYEE BENEFIT PLANS

HK SAR

The Company has a defined contribution pension scheme for its qualifying employees. The scheme assets are held under a provident fund managed by an independent fund manager. The Company and its employees are each required to make contributions to the scheme calculated at 5% of the employees’ basic salaries on monthly basis.

Thailand

The Company is obliged to make social security payments within the first 15 days of the month over which it is accrued. During period ended December 31 2025, the Company and its employees are each required to make contributions to the scheme calculated at 5% of the employee’s salary with a cap of THB750 per month.

Cambodia

Every business employing one or more workers must register its business and workers with the National Social Security Fund (the “NSSF”) for the Occupational Risk Scheme (for work-related accidents and occupational diseases), the Health Care Scheme and the Pension Scheme.

Once registered, the business must pay to the NSSF:

●	A monthly contribution equivalent to 0.8% of each worker’s monthly average wages (between $0.40 and $2.40 per month per worker) for the Occupational Risk Scheme.

●	A monthly contribution equivalent to 2.6% of a worker’s monthly average wages (between $1.30 and $7.80 per month per worker) for the Health Care Scheme.

●	A monthly contribution to the compulsory Pension Scheme, which is jointly paid by the employer and the employee at the same rate of 2% (total of 4%) of the contributable wage for the first five years. The contributable wage for the Pension Scheme ranges from between KHR400,000 (approximately $100) up to KHR1,200,000 (approximately $300).

Kyrgyzstan

The Company has a defined contribution pension scheme for its qualifying employees. The scheme assets are held under a provident fund managed by an independent fund manager. The Company and its employees are each required to make contributions to the scheme calculated at 15% and 8%, respectively of the employees’ basic salaries on monthly basis.

NOTE 16 — PROVISION FOR INCOME TAXES

Cayman Islands

NewGenIvf Limited was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payment of dividends by these entities to the shareholders, no Cayman Islands withholding tax will be imposed.

HK SAR

Under the two-tiered profits tax rates regime, Hong Kong tax residents are subject to Hong Kong Profits Tax in respect of profits arising in or derived from Hong Kong at 8.25% for the first HK$2 million of profits of the qualifying group entity, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the HK SAR profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the remaining estimated assessable profits.

Thailand

The companies incorporated in Thailand are taxed on worldwide income. A company incorporated abroad is taxed on its profits arising from or in consequence of the business carried on in Thailand. The corporate income tax (CIT) rate is 20%. A foreign company not carrying on business in Thailand is subject to a final withholding tax (WHT) on certain types of assessable income (e.g. interest, dividends, royalties, rentals, and service fees) paid from or in Thailand. The rate of tax is generally 15%, except for dividends, which is 10%, while other rates may apply under the provisions of a double tax treaty (DTT).

Cambodia

The standard rate of corporate income tax (“CIT”) for companies and permanent establishments who are classified as medium and large taxpayers is 20%. For companies and permanent establishments who are classified as small taxpayers, the CIT rates are progressive rates from 0% to 20%. In view of the annual turnover of the company, the annual turnover ranges from KHR1 billion to KHR6 billion for service and commercial sectors, the company shall consider as the medium-sized company.

Kyrgyzstan

The company is subject to a corporate income tax on their aggregate annual income earned worldwide. Non-resident legal entities carrying out business activities through a permanent establishment in Kyrgyzstan are subject to profit tax on the income attributed to the activities of that permanent establishments. During the period ended June 30, 2025, no tax payable is accrued and reversed accordingly.

Profit tax is calculated at a rate of 10% of aggregate annual income less allowed deductions.

U.S.A.

NewGenIvf is subject to a corporate income tax on its aggregate annual income earned worldwide from its U.S. operations at a flat 21% on net income. In addition to federal obligations, there is a graduated state income tax rate that applies to corporate income, with a top rate of 6.6% on income over $60,000. Moreover, when the Company’s US operation pays a dividend to its offshore parent company, the payment is generally subject to a US federal withholding tax, typically at a statutory rate of 30% on the gross amount.

Significant components of the provisions for income taxes for the years ended December 31, 2024, and December 31, 2025 were as follows:

	December 30, 2025	December 31, 2024
Current tax provision Kyrgyzstan	$—	$—
Over provision of tax in prior year Kyrgyzstan	—	(486,706)
Current tax provision Cambodia	—	—
Total tax (income) expense	$—	$(486,706)

	December 31, 2025	December 31, 2024
Profit / (Loss) Income before taxes	$9,728,723	$(960,807)
Tax credit (expense) at the effective tax rates	1,705,862	(179,863)
Tax effect on non-taxable income	(3,682,167)	(81,323)
Tax effect on non-deductible expenses	1,975,290	129,814
Change in valuation allowance	—	131,991
Tax effect on utilization of tax losses	—	(127,521)
Tax losses unable to be utilized	1,015	126,902
Over provision of tax in prior year	—	(486,706)
Tax (income) expense	$—	$(486,706)

Deferred tax asset, net

Significant components of deferred tax assets, net were as follows:

	December 31, 2025	December 31, 2024
	USD	USD
Deferred tax assets:
– Net operating loss carry forward	—	160,432
Less: valuation allowance	—	(160,432)
Deferred tax assets, net	—	—

As of December 31, 2025 and December 31, 2024, the Company had net operating loss carry forward of Nil and $160,432. The Company believes it is less likely than not that its operations will be able to fully utilize its deferred tax assets related to the net operating loss carry forward. As a result, the Company provided 100% allowance on deferred tax assets on net operating loss.

NOTE 17 — DISAGGREGATED REVENUES

The Company’s main business operations are to provide: (i) IVF treatment service; and (ii) fertility referral services.

Revenue from external customers	December 31, 2025	December 31, 2024
IVF treatment service	$3,905,863	$5,433,375
Fertility referral services	820,570	—
Total revenues	$4,726,433	$5,433,375

Geographical information

Revenue from external customers originated from	December 31, 2025	December 31, 2024
China / HK SAR	41,555	$-
Kyrgyzstan	2,312,348	2,656,596
Cambodia	635,188	601,526
Thailand	1,691,862	2,175,253
US	45,480	-
Total revenues	4,726,433	$5,433,375

The revenue information above is based on the locations where the revenue originated.

Long-lived assets located at	December 31, 2025	December 31, 2024
HK SAR	$209,630	3,081
US	22,832,236	-
China	-	8,370
Cambodia	354,660	47,902
Thailand	311,845	312,313
	$23,708,371	371,666

The Company’s long-lived assets consist of plant and equipment, net, intangible assets, net and operating leases right-of-use assets, net.

NOTE 18 — RISKS

A. Credit risk

Accounts receivable

In order to minimize the credit risk, the management of the Company monitors and ensures that follow-up action is taken to recover overdue debts. The Company considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period. To assess whether there is a significant increase in credit risk, the Company compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition. It considers available reasonable and supportive forward-looking information, such as GDP growth rate and nominal GDP per capita. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for account receivables as of December 31, 2025 and December 31, 2024 to be $21 and $19 respectively.

Cash and cash equivalents

The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies. The Company is exposed to concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings.

Deposits, prepayments and other receivables

The Company assessed the impairment for deposits and other receivables, due from shareholders individually based on internal credit rating and ageing of these debtors which, in the opinion of the directors, have no significant increase in credit risk since initial recognition. Based on the impairment assessment performed by the Company, the management consider the loss allowance for deposits and other receivables, due from shareholders as of December 31, 2025 and December 31, 2024 is $5, and $4, respectively. The loss allowance for deposits and other receivables, due from shareholders as of December 30, 2025 and December 31, 2024 is $0, and $0, respectively.

Receivables from agents

The Company assessed the impairment for receivables from agents based on ageing of these debts and the recoverability of the deposits distributed by the agents to their sub-agents. Based on the assessment performed by the Company, the management have written off an amount of $818,780 during the year which were deemed not recoverable. The loss allowance for receivables from agents as of December 31, 2025 and December 31, 2024 were $nil.

B. Interest risk

Cash flow interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s variable-rates bank balances.

The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Sensitivity analysis

The sensitivity analysis below has been determined by assuming that a change in interest rates had occurred at the end of the reporting period and had been applied to the exposure to interest rates for financial instruments in existence at that date. 1% increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 1% higher or lower and all other variables were held constant, the Company’s net (loss) income for the period/years ended December 31, 2025 and December 31, 2024 would have increased or decreased by approximately $52,890 and $26,894, respectively.

Foreign currency risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect the Company’s financial position as a result of a change in foreign currency exchange rates.

The Company’s monetary assets and liabilities are mainly denominated in HK$, THB and RMB which are the same as the functional currencies of the relevant group entities. Hence, in the opinion of the directors of the Company, the currency risk of US$ is considered insignificant. The Company currently does not have a foreign currency hedging policy to eliminate currency exposures. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise.

Market Liquidity Risk

NewGenIvf is exposed to market liquidity risk with respect to certain assets held on our balance sheet. Market liquidity risk is the risk that we cannot realize the fair value of our assets when needed due to insufficient market depth, disruption, or the absence of willing buyers. As of December 31, 2025, we held Solana as treasury investment. These assets trade in markets that may experience periods of reduced liquidity, particularly during periods of economic stress or market disruption.

C. Economic and political risks

The Company’s operations are mainly conducted in Thailand, Cambodia and Kyrgyzstan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Thailand, Cambodia and Kyrgyzstan.

The Company’s operations in Thailand, Cambodia and Kyrgyzstan are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in Thailand, Cambodia and Kyrgyzstan, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things including natural disasters and wars.

The recent war involving the US, Israel, and Iran has severely disrupted international travel, beginning with the immediate closure of airspace over several Middle Eastern countries and the suspension of flights through critical hubs like Dubai and Doha, which has stranded hundreds of thousands of passengers. This has forced airlines to cancel thousands of flights or take longer, more expensive routes, leading to a surge in ticket prices and the imposition of new fuel surcharges that are affecting travelers globally. Governments have responded by issuing widespread “do not travel” warnings for the region and organizing evacuations, while embassies have halted routine visa services, further complicating international mobility. The compounded effect is a climate of uncertainty where even trips not destined for the Middle East face potential delays, higher costs, and complex rebooking challenges.

D. Inflation risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the Company’s consolidated financial statements; however, significant increases in the price of labor that cannot be passed to the Company’s customers could adversely impact the Company’s results of operations. Moreover, the recent escalation of the US-Israel-Iran conflict poses a significant threat to the global economy, primarily through the disruption of oil supplies, with cascading effects on the real estate sector in the UAE and a broad economic downturn across Asia, including Hong Kong and China. As the conflict intensifies around the Strait of Hormuz—through which nearly 20% of the world’s oil passes—global oil prices have surged past $100 per barrel, raising fears of an extended energy crisis. Such increase in oil prices might lead to domino effect on the overall costs of business operation for NewGenIvf and NewGenIvf might not be able to pass the cost pressure to its customers.

NOTE 19 — RELATED PARTY BALANCES AND TRANSACTIONS

The summary of amount due from and due to related parties as the following:

	Relationship	December 31, 2025	December 31, 2024
Due from shareholders consist of the following:
Mr. Siu Wing Fung, Alfred (“Mr. Siu”)	Shareholder and director	$—	$404,549
Harcourt Limited	A related party (note 1)	$110,232	—

Due to a related party consist of the following:
Mr. Siu Wing Fung, Alfred (“Mr. Siu”)	Shareholder and director	(116,653)	—
Ms. Fong Hei Yue, Tina (“Ms. Fong”)	Shareholder and director	—	(497,200)
Harcourt Limited	A related party (note 1)	$—	$(61,802)

Note:

(1)	The directors and shareholders of Harcourt Limited are Mr. Siu and Ms. Fong, Harcourt Limited therefore has the common ultimate beneficial owners with the Company.

The balance due from shareholders consist of the following:

	December 31, 2025	December 31, 2024
Due from/ (to) shareholders/ related party	$(6,421)	$(154,453)
Less: allowance for expected credit loss	—	—
	$(6,421)	$(154,453)

The movement of allowances for expected credit loss is as follow:

	December 31, 2025	December 31, 2024
Balance at beginning of the year	$—	$(17,818)
Reversal of Provision / (Provision)	—	(17,818)
Ending balance	$—	$—

In addition to the transactions and balances detailed elsewhere in these consolidated financial statements, the Company had the following transactions with related parties:

	December 31, 2025	December 31, 2024
Directors’ remuneration to Mr. Siu Wing Fung, Alfred	$325,000	$190,000
Directors’ remuneration to Ms. Fong Hei Yue, Tina	325,000	190,000
Director’s bonus of Mr. Siu Wing Fung, Alfred	750,000	—
Director’s welfare, accommodation and insurance to Mr. Siu Wing Fung, Alfred	393,103	—
Advisory services on fund raising project to Mr Siu, Daniel	219,045	—
Consulting services on fund raising project to Mr Siu, Jasper	65,000	—
Marketing service fee to Harcourt Limited	230,769	—

NOTE 20 — BUSINESS COMBINATIONS

Acquisition of MicroSort Lab Services, LLC

On February 28, 2025, NewGenIvf Group Limited (the “Company”) completed the acquisition of 100% of the outstanding equity interests of MicroSort Lab Services, LLC (“MicroSort”), a Delaware limited liability company established by Genetics & IVF Institute, Inc. (“Seller”). The Seller transferred to MicroSort a portfolio of assets including registered trademarks, domain names, customer contracts, and a consultant agreement. MicroSort technology is a form of pre-conception gender selection technology for humans and this Preimplantation Genetic Screening (“PGS”) is used in parallel with an IVF treatment cycle. Prior to the acquisition, the Company had been a licensee of the MicroSort® technology in Thailand and Cambodia. The company’s strategic acquisition of the MicroSort technology provide the company with the exclusive right to this technology for its continued use within its clinics as well as to licence it out to other clinics globally. In accordance with ASC 805, The acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations, as the Company obtained control of an integrated set of activities and assets that constitute a business.

The total purchase consideration amounted to US$5,000,000, consisting of cash consideration of US$750,000 and 2,500,000 Class A Ordinary Shares of the Company (42 shares, post–reverse stock splits) at a deemed share price of $1.7 per share. After the 2nd reverse stock split in February 2025, the Company issued 125,000 shares were when the share price was $2.06 per share. Accordingly, the share consideration was valued at US$257,500 at the acquisition date. The total fair value of the purchase consideration on acquisition date amounts to $1,007,500 measured in accordance with ASC 805-30-30-7. No contingent consideration or seller financing arrangements were included in the transaction.

The Company engaged an independent valuation firm, to determine the fair value of the acquired trademarks and technology. Using the income approach (discounted cash flow method), the fair value of the trademarks and technology were determined to be US$5,284,000 as of December 31, 2024. The acquired trademark was valued at $5,284,000, using an income approach, primarily applying a discounted cash flow methodology, which considered projected revenues attributable to the trademark, licensing income and expenses, and a risk-adjusted discount rate.

The company obtained control over the Company and its related business and assets on February 28, 2025. Accordingly, February 28, 2026 which been determined by management as the acquisition date. No liabilities were assumed as part of the transaction. As at acquisition date management had re-evaluated the fair value assessment of the trademarks and determined the fair value to be $3.5 million. As the fair value of net assets acquired exceeded the fair value of the purchase consideration, the Company recognized a bargain purchase gain of US$2.5 million, in accordance with ASC 805-30-25-2. In accordance with ASC 805-30-25-2, the Company reassessed the identification and measurement of all acquired assets and liabilities and the consideration transferred. Management concluded that the bargain purchase gain resulted primarily from the Seller’s decision to exit non-core operations, as well as a decline in the Company’s stock price between the signing date and the Acquisition Date.

The fair values of the identifiable assets and liabilities of MicroSort, as at the date of acquisition were as follows:

Fair value recognized on acquisition
Intangible Asset – intellectual property and trademark	3,495,335
Liabilities assumed	-
Total identifiable net assets at fair value	3,495,335

Cash consideration	(750,000)
Share consideration	(257,500)
Bargain purchase gain	2,487,835

MicroSort did not have any trade receivables outstanding as of the Acquisition Date. Accordingly, no receivables were recognized as part of the business combination.

Acquisition-related transaction costs were immaterial and were expensed as incurred within general and administrative expenses in the consolidated statements of operations

The intangible assets have been classified as indefinite-lived intangible assets acquired will be subject to annual impairment testing in accordance with ASC 350. The bargain purchase gain has been which has been recorded as a separate line item within Other income (expense), net in the Consolidated Statements of Operations for the year ended December 31, 2025.

The MicroSort business, while being established by the Seller in prior years, it had not generated significant revenue and earnings prior to the acquisition due to MicroSort not being the core business focus of the Seller Accordingly, the unaudited pro forma consolidated revenue and net income of the Company, as if the acquisition had occurred on January 1, 2024, would not have differed materially from the amounts reported in the Company’s consolidated financial statements.

Acquisition of Nodexus business.

On July 24, 2025, NewGenIvf Group Limited (the “Company”) acquired substantially all of the operating assets of Nodexus Inc (“Nodexus”) through an assignment for the benefit of creditors process administered by Sherwood Partners, Inc. The acquired assets included a patent portfolio and proprietary cell-sorting technology (five granted U.S. patents and one granted Japan patent), 18 Nodexus NX One units, partially constructed NX One units, cartridges, spare parts, and the Nodexus.com domain. Nodexus technology is a form of pre-conception gender selection technology for humans and this Preimplantation Genetic Screening (“PGS”) is used in parallel with an IVF treatment cycle. The company’s strategic acquisition of the Nodexus technology provide the company with the exclusive right to this technology for its continued use within its clinics as well as to license it out to other clinics globally. In accordance with ASC 805, The acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations, as the Company obtained control of an integrated set of activities and assets that constitute a business. Although Nodexus did not generate revenue and did not have outputs as of the acquisition date, management concluded that the acquired set met the definition of a business under ASC 805-10-55-5A through 55-9 because it included inputs and a substantive process that together are capable of producing outputs.

The Company engaged an independent valuation of the acquired patents. Using the relief-from-royalty method, the fair value of the patents was determined to be US$17,900,000 primarily applying a relief-from-royalty method, which estimates the present value of royalty payments avoided by owning the technology rather than licensing it. Key assumptions included estimated market-participant revenue projections, an indicative royalty rate, a discount rate reflective of early-stage technological risk. The Company also estimated the fair value of other acquired assets at US$1,566,000. No liabilities were assumed as part of the transaction. The aggregate fair value of net assets acquired was US$19,466,000. As the fair value of net assets acquired significantly exceeded the consideration transferred, the Company recognized a bargain purchase gain of US$19,166,000 in accordance with ASC 805-30-25-2. The gain reflects the distressed nature of the sale process, limited market participants, and the Seller’s inability to execute commercialization, rather than any measurement error.

The total cash consideration paid was US$300,000. The company obtained control over the Company and its related business and assets on July 29, 2025. Accordingly, July 29, 2025 has been determined by management as the acquisition date. No liabilities were assumed as part of the transaction. The Company also estimated the fair value of other acquired assets at US$1,566,000. No liabilities were assumed as part of the transaction. The aggregate fair value of net assets acquired was US$19.5 million. As the fair value of net assets acquired significantly exceeded the consideration transferred, the Company recognized a bargain purchase gain of US$19,166,000 in accordance with ASC 805-30-25-2. In accordance with ASC 805-30-25-2, the Company reassessed the identification and measurement of all acquired assets and liabilities and the consideration transferred. Management concluded that the gain represents a unique, non-recurring event arising from the acquisition of high-potential assets in a forced liquidation process at a price substantially below fair value.

The fair values of the identifiable assets and liabilities of Nodexus, as at the date of acquisition were as follows:

Fair value recognized on acquisition
Intangible assets - patented Technology	17,900,000
Nodexus NX One Unit	1,530,000
Catridges for Nodexus NX	16,000
Nodexus.com domain and hosting access	20,000
Liabilities assumed	-
Total identifiable net assets at fair value	19,466,000

Cash consideration	(300,000)
Bargain purchase gain	19,166,000

Nodexus did not have any trade receivables outstanding as of the Acquisition Date. Accordingly, no receivables were recognized as part of the business combination.

Acquisition-related transaction costs were immaterial and were expensed as incurred within general and administrative expenses in the consolidated statements of operations.

The tangible assets will be amortized on a straight-line basis over their estimated useful life of 5 years in accordance with ASC 360. The intangible assets have been classified as indefinite-lived intangible assets acquired will be subject to annual impairment testing in accordance with ASC 350. The bargain purchase gain has been which has been recorded as a separate line item within Other income (expense), net in the Consolidated Statements of Operations for the year ended December 31, 2025.

Nodexus was a development-stage entity and did not generate revenue or earnings prior to the acquisition. Accordingly, the unaudited pro forma consolidated revenue and net income of the Company, as if the acquisition had occurred on January 1, 2024, would not have differed materially from the amounts reported in the Company’s consolidated financial statements for the periods presented. While the Nodexus business had been established in prior years, it had not generated significant revenue and earnings prior to the acquisition due to it being used primarily for research and development purposes. Accordingly, the unaudited pro forma consolidated revenue and net income of the Company, as if the acquisition had occurred on January 1, 2024, would not have differed materially from the amounts reported in the Company’s consolidated financial statements.

NOTE 21 — DISPOSAL OF SUBSIDIARY

On July 29, 2025, the Company completed the sale of its Shenzhen Qianhai Fengtai Renhui Health Technology Co., Ltd. (“SZ QianHai”) to an unrelated third party for total consideration of US$ 0 (RMB 1), consisting of cash.

As part of the disposal, all the outstanding account payables and receivables as well as all outstanding balances were transferred to the Buyer. Any tax liabilities in People’s Republic of China (PRC) arising from the transfer of these balances shall be borne by the Buyer.

The following table summarizes the financial impact of the disposal:

●	Consideration received: Cash of US$ 0 (RMB 1)

●	Net assets disposed of $47,702 (RMB 352,826)

●	Loss on disposal of subsidiary of $47,702 (RMB 352,826)

The disposal was accounted for in accordance with ASC 810, Consolidation. As a result, the Company deconsolidated Shenzhen Qianhai Fengtai Renhui Health Technology Co. and recognized a loss on disposal of subsidiary (after netting against the cash consideration received) in the amount of US$47,702 in other income, net in the consolidated statements of operations for the year ended December 31, 2025.

The disposal did not represent a strategic shift and, therefore, was not classified as a discontinued operation under ASC 205-20.

NOTE 22 — COMMITMENTS & CONTINGENCIES

As of December 31, 2025 and December 31, 2024, the Company was not a party to any legal or administrative proceedings. As of December 31, 2025, the Company had commitment as described in Notes 12 and 13 to the financial statements.

The Company is also committed to honor its obligations pursuant to the convertible note agreements as described in Note 12.

NOTE 23 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Subsequent to December 31, 2025 and to the date of this report, $600,000 convertible notes outstanding as of December 31, 2025 had been converted to additional 190,319 Class A ordinary shares (adjusted by Reverse Stock Splits on December 2, 2025, January 26, 2026 and March 16, 2026).

On January 13, 2026, NewGenBiz Limited, a 100% directly owned subsidiary of NewGenIvf Group Limited, was incorporated in British Virgin Islands as an investment holding company for future business.

On January 22, 2026, the Company entered into a Securities Purchase Agreement with Vanquish Funding Group Inc., pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $107,000, convertible into Class A Ordinary Shares pursuant to its terms.

On January 22, 2026, the Company entered into a Securities Purchase Agreement with Boot Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $50,000, convertible into Class A Ordinary Shares pursuant to its terms.

On February 2, 2026, NewGenOman Limited, a 100% directly owned subsidiary of NewGenIvf Group Limited, was incorporated in British Virgin Islands as an investment holding company for future business.

 On February 27, 2026, NewGenBiz Limited, a 100% directly owned subsidiary of NewGenIvf Group Limited, was incorporated in Hong Kong as a foundation for charitable activities.

On March 17, 2026, the Company entered into a Securities Purchase Agreement with CFI Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $200,000, convertible into Class A Ordinary Shares pursuant to its terms.

On March 25, 2026, the Company entered into a Securities Purchase Agreement with Firstfire Global Opportunities Fund, LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $220,000, convertible into Class A Ordinary Shares pursuant to its terms.

Up to [●] Class A Ordinary Shares and Up to [●] Pre-Funded Warrants to Purchase Up to [●] Class A Ordinary Shares

Up to [●] Class A Ordinary Shares Underlying the Pre-Funded Warrants

NewGenIvf Group Limited

PROSPECTUS

                 , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Under our Memorandum and Articles of Association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since the closing of the Business Combination which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

On April 3, 2024, the Company issued to certain investors 295,000 Class A Ordinary Shares (equivalent to 295 Class A Ordinary Shares post Reverse Stock Splits) which were converted from the ordinary shares of Legacy NewGenIvf pursuant to the terms of the Securities Purchase Agreement by and between A SPAC I Mini Acquisition Corp. and certain investors named therein (the “February Buyers”) on February 29, 2024. Pursuant to this Securities Purchase Agreement, A SPAC I Mini Acquisition Corp agreed to issue and sell to the February Buyers, in a private placement, an aggregate of up to $3,500,000 principal amount of convertible notes, consisting of one or more tranches: (i) an initial tranche of an aggregate principal amount of promissory notes of up to $1,750,000 and including an original issue discount of up to aggregate $122,500, and (ii) subsequent tranches of an aggregate principal amount of promissory notes of up to $1,750,000 and including an original issue discount of up to aggregate $122,500. The closing of the Initial Tranche took place on April 3, 2024. The Company also closed on a subsequent tranche of the aforementioned promissory notes in the principal amount of $250,000 by issuing and selling to the February Buyers shortly after the closing of the Business Combination, resulting in an aggregate principal amount of notes of $2,000,000 sold to the February Buyers. The form of these promissory notes is included as Exhibit 4.2 of the Form 6-K filed on April 4, 2024. The aforementioned Securities Purchase Agreement is included as Exhibit 4.1 of the Form 6-K filed on April 4, 2024.

2024 Debt Financing

On August 7, 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain investors named therein (collectively, the “Buyers”), pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing (and such initial closing, the “Initial Closing”), (a) a senior convertible note (the “Initial Note”) in the aggregate original principal amount not exceeding $1,100,000, convertible into Class A Ordinary Shares pursuant to its terms, (b) a warrant to purchase 1,325,301 Class A Ordinary Shares (such warrant, the “Series A Warrant” and prior to any Reverse Stock Splits), and (c) a warrant to purchase 180,722 Class A Ordinary Shares (the “Series B Warrant” and prior to any Reverse Stock Splits); and (ii) the Company may require each Buyer (or each Buyer may require the Company, as applicable) to participate in the sale of (a) one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $9,500,000) (the “Additional Notes”) and (b) related Warrants.

The Securities Purchase Agreement is filed as Exhibit 4.1 of the Company’s current report on Form 6-K dated August 16, 2024 and is incorporated by reference herein. The Initial Note is filed as Exhibit 10.25 of this registration statement.

Additionally, in connection with the Securities Purchase Agreement, the Company entered into amendment and exchange agreements with certain holders of its convertible promissory notes (the “Existing Notes” and each of such amendment and exchange agreements, an “Amendment and Exchange Agreement”), pursuant to which the Company exchanged the Existing Notes by issuing, among other things, (i) senior convertible notes in the aggregate principal amount of $2,700,000 (the “Exchange Notes”, and, together with the Initial Note and the Additional Notes, the “Notes”) and (b) a series of warrants to initially acquire up to a certain number of Class A Ordinary Shares to the holders of the Existing Notes set forth therein (the “Exchange Warrants” and the Series A Warrants and the Series B Warrants, the “Warrants”). The Exchange Notes are in substantially similar form to the Initial Notes, which are discussed further below.

The Exchange Warrants expire nine years after the issuance date and are initially exercisable for an aggregate of 3,253,012 Class A Ordinary Shares (without reflecting any Reverse Stock Splits), subject to adjustment as provided therein. The Exchange Warrants may be exercised at any time after the exchange date, subject to the Maximum Percentage (as defined in the Exchange Warrants). The initial exercise price of the Exchange Warrants is $0.913 per share, subject to adjustment as provided therein. If at the time of exercise of the Exchange Warrants, there is no effective registration statement registering our Class A Ordinary Shares underlying such warrants, such warrants may be exercised on a cashless basis pursuant to their terms. The form of the Amendment and Exchange Agreement, the form of Exchange Notes, and the form of Exchange Warrants are filed as Exhibits 4.2, 4.3, and 4.4 to the Form 6-K dated August 16, 2024, and are incorporated herein by reference.

Initial Closing

On August 12, 2024, the Company and the Buyers consummated the Initial Closing. The Initial Note sold in connection with the Securities Purchase Agreement bears an interest rate of 14.75% per annum and is convertible into the Company’s Class A Ordinary Shares as follows: the Conversion Amount (as defined in the Initial Note) into validly issued, fully paid and non-assessable Class A Ordinary Shares at the Conversion Rate (as defined in the Initial Note); subject to adjustment as provided therein. No fractional Class A Ordinary Shares are issuable upon any such conversion. A holder may convert the Initial Notes at any time after the initial issuance date of such Initial Note, subject to the Maximum Percentage.

The form of the Initial Note is included as Exhibit A of the Securities Purchase Agreement filed as Exhibit 4.1 in the Form 6-K dated August 15, 2024.

At the Initial Closing, the Company also sold to the Buyers Series A Warrants to purchase an aggregate 1,325,301 Class A Ordinary Shares (without reflecting any Reverse Stock Splits) and Series B Warrants to purchase an aggregate 180,722 Class A Ordinary Shares (without reflecting any Reverse Stock Splits).

Series A Warrants.

The Series A Warrants expire nine years after the issuance date and are initially exercisable for an aggregate of 1,325,301 Class A Ordinary Shares (the “Series A Warrant Shares”), subject to adjustment as provided therein. The initial exercise price of the Series A Warrants is $0.913 per share, subject to adjustment as provided therein. If at the time of exercise of the Series A Warrants, there is no effective registration statement registering the shares of our Ordinary Shares underlying such warrants, such warrants may be exercised on a cashless basis pursuant to their terms.

Series B Warrants

The Series B Warrants expire nine years after the issuance date and are initially exercisable for an aggregate of 180,722 Ordinary Shares, subject to adjustment as provided therein. The Series B Warrants may be exercised at any time on or after February 12, 2025 (the “Initial Exercise Eligibility Date”), subject to the Maximum Percentage. The initial exercise price of the Series B Warrants was prepaid, except for a nominal exercise price of $0.001 per share, subject to adjustment as provided therein.

The form of the Series A Warrant and form of the Series B Warrant are included as Exhibit B of the Securities Purchase Agreement included as Exhibit 4.1 in the Form 6-K filed on August 16, 2024, which is incorporated herein by reference.

Second Tranche

On August 28, 2024, the Company closed on the second tranche of the 2024 Debt Financing pursuant to the terms of the Securities Purchase Agreement. Under the second tranche, the Company sold the First Mandatory Additional Note in the aggregate principal amount of $500,000. The First Mandatory Additional Note is in substantially similar form to the Initial Note. Upon issuance of the First Mandatory Additional Note, the number of Class A Ordinary Shares issuable upon exercise of the Series A Warrant automatically increased to 2,236,446 (before any Reverse Stock Split adjustment). The First Mandatory Additional Note is included as Exhibit 4.1 in the Form 6-K filed on August 30, 2024, which is incorporated herein by reference.

Third Tranche

On November 11, 2024, the Company closed on the third tranche of the 2024 Debt Financing pursuant to the terms of the Securities Purchase Agreement. Under the third tranche, the Company sold the Second Mandatory Additional Note in the aggregate principal amount of $1,500,000. The Second Mandatory Additional Note is in substantially similar form to the Initial Note. Upon issuance of the First Mandatory Additional Note, the number of Class A Ordinary Shares issuable upon exercise of the Series A Warrant automatically increased to 5,874,383 (before any Reverse Stock Split adjustments). The Second Mandatory Additional Note is included as Exhibit 4.1 in the Form 6-K filed on November 15, 2024, which is incorporated herein by reference.

Fourth Tranche

On April 2, 2025, the Company closed on the fourth tranche of the 2024 Debt Financing pursuant to the terms of the Securities Purchase Agreement. Under the fourth tranche, the Company sold a senior convertible note (the “Fourth Tranche Note”) in the original principal amount of $2,000,000. The Fourth Tranche Note is in substantially similar form to the Initial Note. Upon issuance of the note, the number of Class A Ordinary Shares issuable upon exercise of the Series A Warrant automatically increased to approximately 159,223 (on a post Reverse Stock Splits basis). The Fourth Tranche Note is included as Exhibit 4.1 in the Form 6-K filed on April 3, 2025, which is incorporated herein by reference.

Fifth Tranche

On July 16, 2025, the Company consummated the fifth tranche of the 2024 Debt Financing under the terms of the Securities Purchase Agreement. At the closing of the fifth tranche, the Company sold to the Investor a senior convertible note (the “Fifth Tranche Note”) in the original principal amount of $2,000,000. The Note bears an interest rate of 14.75% per annum. The maximum number of Class A Ordinary Shares of the Company, no par value, which this note is issuable into is 6,923,990, based on a conversion price of $0.63 and assuming an interest rate of 14.75% through the fifty-four (54) month maturity of the Notes. Further the conversion price of the Note is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions, and full-ratchet adjustment in connection with a subsequent offering at a per share price less than the fixed conversion price then in effect. The holder of the Note may convert any portion of the outstanding portion of the Note into validly issued, fully paid and non-assessable Class A Shares at the conversion price. No fractional Class A Shares are issuable upon any such conversion. If the issuance would result in the issuance of a fraction of a Class A Share, the Company shall round such fraction of a Class A Share up to the nearest whole share. The Fourth Tranche Note is included as Exhibit 4.1 in the Form 6-K filed on July 16, 2025, which is incorporated herein by reference.

Between August 12, 2024 and the date of this prospectus, the Company received gross proceeds of $7,100,000 and issued an aggregate of 705,722 Class A Ordinary Shares (on a post Reverse Stock Splits basis) to the Buyers.

The Company may receive up to approximately $13,455,317 in additional net proceeds from the 2024 Debt Financing if all remaining Additional Notes in the aggregate principal amount of $3,500,000 (the “Remaining Additional Notes”) issuable pursuant to the Securities Purchase Agreement are sold and (ii) the Series A Warrants are increased by 3,997,855 assuming that (A) all Remaining Additional Notes are sold and (B) an Additional Share Price is equal to $1.66 and (iii) all of the Warrants are exercised in full, based on the following assumptions (x) approximately $8,951,571 in net proceeds are received from the exercise of the Series A Warrants, assuming that the Series A Warrants are exercised in full at an exercise price of $1.66 and the number of Ordinary Shares issuable upon exercise of the Series A Warrants equals 5,392,949, (y) approximately $1,485 in net proceeds are received from the exercise of the Series B Warrants, assuming that the Series B Warrants are exercised in full at an exercise price of $0.020 per share, and (z) approximately $1,002,261 in net proceeds are received from the exercise of the Exchange Warrants, assuming that the Exchange Warrants are exercised in full at an exercise price of $1.66. The foregoing is subject to adjustment as set forth in the respective Notes and Warrants, as applicable.

2025 Debt Financing

On April 1, 2025, the Company entered into a new Securities Purchase Agreement (“2025 Securities Purchase Agreement”) with certain investors named therein (collectively, the “Buyers”), pursuant to which, amongst other things: (i) the Company agreed to sell, at an initial closing (and such initial closing, the “Initial Closing”) a senior convertible note (the “New CB Initial Note”) in the aggregate original principal amount not exceeding $3,200,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the Company may require each Buyer (or each Buyer may require the Company, as applicable) to participate in the sale of one or more additional convertible notes (which aggregate original principal amount for all additional convertible notes shall not exceed $25,600,000) (the “New CB Additional Notes”).

The 2025 Securities Purchase Agreement is filed as Exhibit 4.1 of the Company’s current report on Form 6-K dated April 3, 2025 and is incorporated by reference herein. The first tranche of $3,200,000 was received on June 3, 2025.

On October 15, 2025, the Company entered into a Securities Purchase Agreement with Vanquish Funding Group Inc. (“First Vanquish SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $257,000, convertible into Class A Ordinary Shares pursuant to its terms; and (ii) the parties may agree to additional tranches of funding up to $2,200,000 during the following twelve months. The first tranche of $257,000 was received on October 15, 2025. The second tranche of $157,000 was received on November 10, 2025, pursuant to a second securities purchase agreement, which was on substantially the same terms as the First Vanquish SPA, except for the aggregate principal amount (“Second Vanquish SPA”). The third tranche of $107,000 was received on January 22, 2026, pursuant to a third securities purchase agreement, which was on substantially the same terms as the First Vanquish SPA, except for the aggregate principal amount (“Third Vanquish SPA”). As of the date of this prospectus, a total of 265,411 shares was issued to Vanquish. The First Vanquish SPA is filed as Exhibit 10.33, the Second Vanquish SPA is filed as Exhibit 10.34, and the Third Vanquish SPA is filed as Exhibit 10.35.

On November 12, 2025, the Company entered into a Securities Purchase Agreement with Labrys Fund II, L.P. (“Labrys SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $250,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $250,000 was received on November 15, 2025. The Labrys SPA is filed as Exhibit 10.36.

2026 Debt Financing

On January 22, 2026, the Company entered into a Securities Purchase Agreement with Boot Capital LLC (“Boot SPA”), pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $50,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $50,000 was received on February 2, 2026. The Boot SPA and convertible note are filed as Exhibits 10.37 and 10.38.

On March 18, 2026, the Company entered into a Securities Purchase Agreement with CFI Capital LLC (“CFI Capital SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $220,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $200,000 was received on March 23, 2026. The CFI Capital SPA and convertible note are filed as Exhibits 10.39 and 10.40.

On March 25, 2026, the Company entered into a Securities Purchase Agreement with FirstFire Global Opportunities Fund LLC (“FirstFire SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $220,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $220,000 was received on or about March 31, 2026. The FirstFire SPA and convertible note are filed as Exhibits 10.41 and 10.42.

On March 30, 2026, the Company entered into a Securities Purchase Agreement with Silvercrest Hybrid Capital LLC (“Silvercrest SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $200,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $220,000 was received on March 31, 2026. The Silvercrest SPA and convertible note are filed as Exhibits 10.43 and 10.44.

On April 14, 2026, the Company entered into a Securities Purchase Agreement with Pacific Pier Capital II, LP (“Pacific Pier SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $200,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $200,000 was received on April 18, 2026. The Pacific Pier SPA and convertible note are filed as Exhibits 10.45 and 10.46.

On April 20, 2026, the Company entered into an additional Securities Purchase Agreement with Labrys Fund II, L.P. (“Fourth Labrys SPA”), pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $250,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $250,000 was received on April 20, 2026. The Fourth Labrys SPA and convertible note are filed as Exhibits 10.47 and 10.48.

On April 27, 2026, the Company entered into a Securities Purchase Agreement with White Lion Capital LLC, (“White Lion SPA”) pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $200,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $200,000 was received on April 30, 2026. The White Lion SPA and convertible note are filed as Exhibits 10.49 and 10.50.

On May 26, 2026, the Company entered into a Securities Purchase Agreement with White Lion Capital LLC, pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $166,667, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $166,667 was received on May 26, 2026. The White Lion SPA and convertible note are filed as Exhibits XX and XX.

On June 2, 2026, the Company entered into a Securities Purchase Agreement with Vanquish Funding Group, Inc., pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $132,000, convertible into Class A Ordinary Shares pursuant to its terms and the funding of $132,000 was received on June 5, 2026. The Vanquish SPA and convertible note are filed as Exhibits XX and XX.

On June 15, 2026, the Company entered into a repurchase and forbearance agreement (“Repurchase and Forbearance Agreement”) with JAK Opportunities VI LLC (“JAK”), pursuant to which the Company agreed to repurchase certain outstanding convertible notes, and warrants previously issued to the Investor, and to make certain forbearance payments in scheduled instalments to JAK, in consideration for JAK’s forbearance from converting outstanding convertible notes, exercising outstanding warrants and effectuating additional closings under existing securities purchase agreements. The Repurchase and Forbearance Agreement was filed as Exhibit 10.1 of the Company’s current report on Form 6-K dated June 16, 2026 and is incorporated by reference herein.

On June 22, 2026, the Company entered into a Securities Purchase Agreement with White Lion Capital LLC, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $111,111, convertible into Class A Ordinary Shares pursuant to its terms. The White Lion SPA and convertible note are filed as Exhibits 10.63 and 10.64, respectively.

On August 10, 2026, the Company entered into a Securities Purchase Agreement with Vanquish Funding Group, pursuant to which, amongst other things, the Company agreed to sell a convertible note in the aggregate principal amount of $100,000, convertible into Class A Ordinary Shares pursuant to its terms. The Vanquish SPA and convertible note are filed as Exhibits 10.65 and 10.66, respectively.

On August 11, 2026, the Company entered into an Amendment and Exchange Agreement with JAK, pursuant to which, amongst other things, the Company agreed to the exchange of outstanding convertible notes, and warrants, and the termination of the Repurchase and Forbearance Agreement, in consideration for a new convertible note in the aggregate principal amount of $7,105,468.75, convertible into Class A Ordinary Shares pursuant to its terms. The Amendment and Exchange Agreement and the new convertible note are filed as Exhibits 10.67 and 10.68, respectively.

On August 17, 2026, the Company entered into a Securities Purchase Agreement with Hinterland Partners LLC, pursuant to which, amongst other things, (i) the Company agreed to sell a convertible note in the aggregate principal amount of $250,000, convertible into Class A Ordinary Shares pursuant to its terms. The Hinterland SPA and convertible note are filed as Exhibits 10.69 and 10.70.

White Lion Equity Line of Credit

On November 21, 2024, the Company entered into a Common Shares Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC (“White Lion”) and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to One Hundred Million Dollars ($100,000,000) in aggregate gross purchase price of newly issued Ordinary Shares, with an automatic increase to Three Hundred Million Dollars ($300,000,000) upon any substantial M&A or Material Transaction (as defined in the White Lion Purchase Agreement) and a further option to increase to Five Hundred Million Dollars ($500,000,000) after Two Hundred and Fifty Million Dollars ($250,000,000) has been issued and sold to White Lion under the White Lion Purchase Agreement, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. The White Lion Purchase Agreement was included as Exhibit 10.27 of the Form F-1 registration statement filed on December 5, 2024.

On December 10, 2024, 700,000 Class A Ordinary Shares (equivalent to 4 Class A Ordinary Shares post Reverse Stock Splits) were issued to White Lion, in consideration for White Lion’s commitment pursuant to the White Lion Purchase Agreement. Between December 12, 2024 and the date of this prospectus, the Company received gross proceeds of $15,550,143 and issued an aggregate of 93,103 Class A Ordinary Shares (on a post-Reverse Stock Splits basis) to White Lion.

MicroSort Acquisition

On January 21, 2025, the Company entered into a Purchase Agreement with Genetics & IVF Institute, Inc. (“Purchase Agreement”), pursuant to which the Company purchased all of the Assets (as defined in the Purchase Agreement) and IP Licenses (as defined in the Purchase Agreement) relating to the MicroSort Business (as defined in the Purchase Agreement) from Genetics & IVF Institute, Inc. for a cash consideration of $750,000 and a share consideration of 2,500,000 Class A Ordinary Shares (equivalent to 14 Class A Ordinary Shares post Sixth Reverse Stock Split) (“Share Consideration”). The Purchase Agreement is filed as Exhibit 10.30 in this registration statement. MicroSort Lab Services, LLC (“MicroSort”) was incorporated by Genetics & IVF Institute, Inc. in January 2025 to hold all of the Assets (as defined in the Purchase Agreement) to be transferred to the Company at closing. The Company’s acquisition of MicroSort was completed on February 28, 2025, and the Share Consideration was issued to GIVF on the same day.

ASPAC Consulting Services Agreement

On February 24, 2025, the Company entered into a Consulting Services Agreement with A SPAC (Holdings) Group Corp (“ASPAC”), pursuant to which the Company engaged ASPAC for the provision of certain consulting services. It was agreed that the Company would provide consideration in the form of cash and shares. On March 3, 2025, the Company issued the 150,000 Class A Ordinary Shares to ASPAC (equivalent to 17 Class A Ordinary Shares adjusted for Reverse Stock Splits).

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1*	Form of Placement Agency Agreement
3.1	Amended and Restated Memorandum and Articles of Association of the Company dated July 4, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Form 6-K filed with the SEC on July 7, 2025)
4.1	Specimen Class A Ordinary Share Certificate of the Company (incorporated by reference to Exhibit 2.1 of the report on Form 20-F filed with the Securities and Exchange Commission on April 9, 2024)
4.2	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 2.2 of the report on Form 20-F filed with the Securities and Exchange Commission on April 9, 2024)
4.3	Warrant Agreement, dated February 14, 2022, by and between ASCA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2022)
4.4	Form of Assumption of Warrant Agreement (incorporated by reference to Exhibit 4.7 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
4.6*	Form of Pre-Funded Warrant
5.1**	Opinion of Ogier
5.2**	Opinion of Han Kun Law Offices LLP
10.1	Merger Agreement, dated as of February 15, 2023, by and among ASCA, NewGenIvf Limited, certain shareholders of NewGenIvf Limited, A SPAC I Mini Acquisition Corp., and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2023)
10.2	First Amendment to the Merger Agreement, dated June 12, 2023, by and among ASCA, NewGenIvf Limited, Principal Shareholders, A SPAC I Mini Acquisition Corp. and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2023)
10.3	Second Amendment to the Merger Agreement, dated December 6, 2023, by and among ASCA, NewGenIvf Limited, Principal Shareholders, A SPAC I Mini Acquisition Corp. and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2023)
10.4	Third Amendment to the Merger Agreement, dated March 1, 2024, by and among ASCA, NewGenIvf Limited, Principal Shareholders, A SPAC I Mini Acquisition Corp. and A SPAC I Mini Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.5	Stock Escrow Agreement, dated February 14, 2022 by and between ASCA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.5 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2022)
10.6	Voting and Support Agreement, dated as of February 15, 2023, by and among A SPAC I Acquisition Corp., A SPAC I Mini Acquisition Corp., NewGenIvf Limited, and certain shareholders of NewGenIvf Limited (incorporated by reference to Exhibit 10.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2023)
10.7	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2023)
10.8	Form of Lock-Up Agreement (incorporated by reference to exhibit 4.8 of the Company’s report on Form 20-F filed with the SEC on April 9, 2024)
10.9	Securities Purchase Agreement, dated February 29, 2024, by and among ASCA, The Company, Legacy NewGenIvf, the Buyers and Merger Sub (incorporated by reference to Exhibit 10.1 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.10	Form of Note between The Company and the Buyers (incorporated by reference to Exhibit 10.2 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.11	Acknowledgement Agreement, dated March 1, 2024, by and among ASCA, Legacy NewGenIvf and Chardan (incorporated by reference to Exhibit 10.3 to ASCA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2024)
10.12	Power Generator Lease Contract, dated January 10, 2021, between BD & H TECH Co., LTD. and First Fertility Phnom Penh Ltd (English Translation) (incorporated by reference to Exhibit 10.19 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)

10.13	Property Lease Contract, dated June 22, 2020, between SOK HEANG and First Fertility Phnom Penh Ltd (English Translation) (incorporated by reference to Exhibit 10.20 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.14	MicroSort Lease and Services Agreement, dated March 29, 2019, between First Fertility Phnom Penh Ltd and MicroSort International (incorporated by reference to Exhibit 10.21 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.15	Management and Administrative Services Agreement, dated November 1, 2022, between First Fertility PGS Center Ltd and Med Holdings Ltd (incorporated by reference to Exhibit 10.22 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.16	MicroSort Lease and Services Agreement, dated April, 8, 2019, between First Fertility PGS Center Ltd. and MicroSort International (incorporated by reference to Exhibit 10.23 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.17	Medical Consulting Service Agreement, dated January 1, 2021, between First Fertility PGS Center Ltd and First Fertility Phnom Penh Ltd (incorporated by reference to Exhibit 10.24 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.18	Receivables Purchase Agreement, dated December, 28, 2022, between First Fertility PGS Center Ltd and Mr. Siu, Wing Fung Alfred (incorporated by reference to Exhibit 10.25 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.19	Master Services Agreement, dated December 21, 2022, between First Fertility PGS Center Ltd and First Fertility Phnom Penh Ltd (incorporated by reference to Exhibit 10.26 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.20	Form of Agreement for Storage of Embryos, Eggs, and Sperms Service between First Fertility PGS Center Ltd and Reproductive Expert Co Ltd (incorporated by reference to Exhibit 10.27 to the Company’s registration statement on Form F-4 (File No. 333-275208), filed with the Securities and Exchange Commission on October 27, 2023)
10.21	Form of NewGenIvf Group Limited 2024 Share Incentive Plan (incorporated by reference to exhibit 4.21 of the Company’s report on Form 20-F filed with the SEC on April 9, 2024)
10.22	Securities Purchase Agreement between A SPAC I Mini Acquisition Corp. and JAK Opportunities VI LLC dated February 29, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on April 4, 2024)
10.23	Form of Note between A SPAC I Mini Acquisition Corp. and JAK Opportunities VI LLC dated February 29, 2024 (incorporated by reference to Exhibit 4.2 of the Company’s current report on Form 6-K filed with the SEC on April 4, 2024)
10.24	Securities Purchase Agreement between the Company and certain buyers dated August 7, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on August 16, 2024)
10.25	Form of Note between the Company and JAK Opportunities VI LLC dated August 7, 2024 (incorporated by reference to Exhibit 10.25 of the Company’s registration statement on Form F-1 (File No. 333-281964), filed with the Securities and Exchange Commission on September 6, 2024
10.26	Form of Note between the Company and JAK Opportunities VI LLC dated August 28, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on August 30, 2024)
10.27	Common Stock Purchase Agreement between the Company and White Lion Capital, LLC dated November 21, 2024 (incorporated by reference to Exhibit 10.27 of the Company’s registration statement on Form F-1 (File No. 333-283421), filed with the Securities and Exchange Commission on November 22, 2024)
10.28	Registration Rights Agreement between the Company and White Lion Capital, LLC dated November 21, 2024 (incorporated by reference to Exhibit 10.28 of the Company’s registration statement on Form F-1 (File No. 333-283421), filed with the Securities and Exchange Commission on November 22, 2024)
10.29	Form of Note between the Company and JAK Opportunities VI LLC dated November 11, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on November 15, 2024)

10.30	Purchase Agreement between the Company and Genetics and IVF Institute, Inc. dated January 21, 2025 (incorporated by reference to Exhibit 10.30 of the Company’s registration statement on Form F-1 (File No. 333-285629, filed with the Securities and Exchange Commission on March 7, 2025)
10.31	Consulting Services Agreement between the Company and A SPAC (Holdings) Limited dated February 24, 2025 (incorporated by reference to Exhibit 10.31 of the Company’s registration statement on Form F-1 (File No. 333-285629, filed with the Securities and Exchange Commission on March 7, 2025)
10.32	Securities Purchase Agreement between the Company and certain buyers dated April 1, 2025 (incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 6-K filed with the SEC on April 3, 2025)
10.33*	Securities Purchase Agreement between the Company and Vanquish Funding Group Inc. dated October 15, 2025
10.34*	Securities Purchase Agreement between the Company and Vanquish Funding Group Inc. dated November 4, 2025
10.35*	Securities Purchase Agreement between the Company and Vanquish Funding Group Inc. dated January 22, 2026
10.36*	Securities Purchase Agreement between the Company and Labrys Fund II, L.P. dated November 12, 2025
10.37*	Securities Purchase Agreement between the Company and Boot Capital LLC dated January 22, 2025
10.38*	Form of Note between Company and Boot Capital LLC dated January 22, 2026
10.39	Securities Purchase Agreement between the Company and CFI Capital LLC, dated March 18, 2026
10.40	Form of Note between the Company and CFI Capital LLC, dated March 18, 2026
10.41	Securities Purchase Agreement between the Company and FirstFire Global Opportunities Fund LLC, dated March 25, 2026
10.42	Form of Note between the Company and FirstFire Global Opportunities Fund LLC, dated March 25, 2026
10.43*	Securities Purchase Agreement between the Company and Silvercrest Hybrid Capital LLC, dated March 30, 2026
10.44*	Form of Note between the Company and Silvercrest Hybrid Capital LLC, dated March 30, 2026
10.45*	Securities Purchase Agreement between the Company and Pacific Pier Capital II, LP, dated April 14, 2026
10.46*	Form of Note between the Company and Pacific Pier Capital II, LP, dated April 14, 2026
10.47*	Securities Purchase Agreement between the Company and Labrys Fund II, L.P., dated April 20, 2026
10.48*	Form of Note between the Company and Labrys Fund II, L.P, dated April 20, 2026
10.49*	Securities Purchase Agreement between the Company and White Lion Capital LLC, dated April 27, 2026
10.50*	Form of Note between the Company and White Lion Capital LLC, dated April 27, 2026
10.51*	Heads of Agreement between the Company and PredicXion Group Limited dated May 15, 2026
10.52	Share Purchase Agreement between the Company and PredicXion Group Limited dated May 28, 2026 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-k furnished to the SEC on May 28, 2026)
10.53	Exclusive Agency Agreement between the Company and PredicXion Group Limited dated May 28, 2026 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 6-k furnished to the SEC on May 28, 2026)

10.54	Share Purchase Agreement between the Company and PredicXion Group Limited dated June 2, 2026 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-k furnished to the SEC on June 4, 2026)
10.55*	Securities Purchase Agreement between the Company and Vanquish Funding Group Inc. dated June 2, 2026
10.56*	Convertible Promissory Note between the Company and Vanquish Funding Group Inc., dated June 2, 2026
10.57*	Repurchase and Forbearance Agreement between the Company and JAK Opportunities VI LLC, dated June 15, 2026
10.58*	Securities Purchase Agreement between the Company and White Lion Capital LLC, dated May 26, 2026
10.59*	Form of Note between the Company and White Lion Capital LLC, dated May 26, 2026
10.60*	Securities Purchase Agreement between the Company and White Lion Capital LLC, dated June 8, 2026
10.61*	Form of Note between the Company and White Lion Capital LLC, dated June 8, 2026
10.62	Share Purchase Agreement between the Company and PredicXion Group Limited dated June 18, 2026 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-k furnished to the SEC on June 18, 2026)
10.63*	Securities Purchase Agreement between the Company and White Lion Capital LLC, dated June 22, 2026
10.64*	Form of Note between the Company and White Lion Capital LLC, dated June 22, 2026
10.65*	Securities Purchase Agreement between the Company and Vanquish Funding Group Inc. dated August 10, 2026
10.66*	Convertible Promissory Note between the Company and Vanquish Funding Group Inc., dated August 10, 2026
10.67	Amendment and Exchange Agreement between the Company and an investor dated August 11, 2026 (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 6-K furnished to the SEC on August 17, 2026)
10.68	Form of Note between the Company and an investor dated August 14, 2026 (incorporated by reference to Exhibit 10.2 of the Company’s current report on Form 6-K furnished to the SEC on August 17, 2026)
10.69*	Securities Purchase Agreement between the Company and Hinterland Partners LLC, dated August 17, 2026
10.70*	Convertible Promissory Note between the Company and Hinterland Partners LLC, dated August 17, 2026
10.71*	Form of Lock-Up Agreement
21.1	List of Subsidiaries
23.1*	Consent Letter from J&S Associate PLT
23.2**	Consent of Ogier (included in Exhibit 5.1)
24.1*	Power of Attorney
97.1	Clawback Policy of the Company. (incorporated by reference to Exhibit 97.1 of the Company’s annual report on Form 20-F filed with the SEC on August 20, 2024)
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Fee Table

*	Filed herewith.
**	To be filed by amendment.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

i.	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective

ii.	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on August 20, 2026.

NEWGENIVF GROUP LIMITED

By:	/s/ Wing Fung Alfred Siu
Wing Fung Alfred Siu
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wing Fung Alfred Siu his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wing Fung Alfred Siu	Chief Executive Officer and Director,	August 20, 2026
Wing Fung Alfred Siu	(Principal Executive Officer)

/s/ Hei Yue Tina Fong	Director, Chief Marketing Officer	August 20, 2026
Hei Yue Tina Fong

/s/ Hok Man Jefferson Au	Independent Director	August 20, 2026
Hok Man Jefferson Au

/s/ Florianna Ann Chi Wan Chan	Independent Director	August 20, 2026
Florianna Ann Chi Wan Chan

/s/ Tam Chun Wa	Independent Director	August 20, 2026
Tam Chun Wa

/s/ Lee Sze Mun	Independent Director	August 20, 2026
Lee Sze Mun

Director
Kong Yiu Cheung

/s/ Lam Chun Tung Patrick	Independent Director	August 20, 2026
Lam Chun Tung Patrick

/s/ Lau Tsz Hin Vincent	Independent Director	August 20, 2026
Lau Tsz Hin Vincent

/s/ Ho Fai Chung	Chief Financial Officer	August 20, 2026
Ho Fai Chung

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of NewGenIvf Group Limited, has signed this registration statement in on August 20, 2026.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.